Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235232

PROSPECTUS

$750,000,000

MGM Growth Properties Operating Partnership LP

and

MGP Finance Co-Issuer, Inc.

OFFER TO EXCHANGE

$750,000,000 aggregate principal amount of 5.750% Senior Notes due 2027 for $750,000,000 aggregate principal amount of 5.750% Senior Notes due 2027 that have been registered under the Securities Act of 1933, as amended

MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, and MGP Finance Co-Issuer, Inc., a Delaware corporation (together, the “Issuers”, “we” or “us”) are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal $750,000,000 of their outstanding 5.750% Senior Notes due 2027, which were issued on January 25, 2019 (the “initial notes”), for a like aggregate amount of the Issuers’ registered 5.750% Senior Notes due 2027 (the “exchange notes”). The exchange notes will be issued under the indenture dated as of January 25, 2019 (the “Indenture”).

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on January 6, 2020, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, the Issuers will exchange all of the initial notes that are validly tendered and not withdrawn for the applicable exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that the Issuers will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights or rights to additional interest under circumstances relating to our registration obligations.

•	The exchange notes that the Issuers will issue you in exchange for your initial notes are new securities with no established market for trading.

•	We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated quotation system.

•	We will not receive any proceeds from the exchange offer.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 21.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Maryland Lottery and Gaming Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the New York State Gaming Commission, nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is December 5, 2019.

Page
BASIS OF PRESENTATION	1

ABOUT THIS PROSPECTUS	2

MARKET AND INDUSTRY DATA	3

FORWARD-LOOKING STATEMENTS	4

PROSPECTUS SUMMARY	7

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION	19

RISK FACTORS	21

USE OF PROCEEDS	27

THE EXCHANGE OFFER	28

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	37

DESCRIPTION OF THE EXCHANGE NOTES	39

PLAN OF DISTRIBUTION	102

LEGAL MATTERS	103

EXPERTS	103

WHERE YOU CAN FIND MORE INFORMATION	103

ANNEX A—COMBINED ANNUAL REPORT ON FORM 10-K OF MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP FOR THE YEAR ENDED DECEMBER 31, 2018 (excluding Item 6, Item  7 and the financial statements and financial statement schedule included in Item 8, which have been amended by the Combined Current Report on Form  8-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP, dated as of August 16, 2019, and included in Annex D attached hereto)

A-1

ANNEX B—COMBINED QUARTERLY REPORT ON FORM 10-Q OF MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP FOR THE PERIOD ENDED SEPTEMBER 30, 2019	B-1

ANNEX C—PROXY STATEMENT ON SCHEDULE 14A OF MGM GROWTH PROPERTIES LLC FILED ON MARCH 20, 2019	C-1

ANNEX D—COMBINED CURRENT REPORTS ON FORM 8-K OF MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP DATED AS OF (I) JANUARY 22, 2019, (II) JANUARY 25, 2019, (III) JANUARY 28, 2019, (IV)  JANUARY 29, 2019, (V) MARCH 7, 2019, (VI) APRIL 1, 2019, (VII) APRIL 30, 2019, (VIII) JUNE 17, 2019, (IX) AUGUST  16, 2019 (such Current Report and its exhibits including retrospective adjustments made to the consolidated financial statements and certain related information included in the 2018 Form  10-K for discontinued operations related to the Northfield OpCo Transaction (as discussed therein)), (X) NOVEMBER 19, 2019 AND (XI) NOVEMBER 22, 2019.

D-1

BASIS OF PRESENTATION

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to (i) “we,” “our,” “us,” “ourselves” and “Issuers” refer to (a) MGP Finance Co-Issuer, Inc. (the “Co-Issuer”) and (b) MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) and, unless the context requires otherwise, their consolidated subsidiaries, (ii) “the Company” and “our company” refer to the Operating Partnership, and unless the context requires otherwise, its consolidated subsidiaries, (iii) “MGP” refers to MGM Growth Properties LLC, a Delaware limited liability company, and unless the context requires otherwise, its consolidated subsidiaries (which will include the Operating Partnership so long as MGP, or a subsidiary of MGP, is the general partner of the Operating Partnership) and (iv) “MGM” refers to MGM Resorts International, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, including MGP.

Unless otherwise indicated, the information contained in this prospectus and the related annexes is as of the date set forth on the cover of this prospectus.

Some of the statements in this prospectus and the related annexes constitute forward-looking statements. See “Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of: (i) our and MGP’s Combined Annual Report on Form 10-K for the year ended December 31, 2018 (excluding Item 6, Item 7 and the financial statements and financial statement schedule included in Item 8, which have been amended by the Combined Current Report on Form 8-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP, dated as of August 16, 2019 and included in Annex D attached hereto) (the “2018 10-K”), (ii) our and MGP’s Combined Quarterly Report for the period ended September 30, 2019, (iii) MGP’s Proxy Statement for the 2018 Annual Meeting of Stockholders and (iv) each of our and MGP’s Combined Current Reports on Form 8-K, dated as of January 22, 2019, January 25, 2019, January 28, 2019, January 29, 2019, March 7, 2019, April 1, 2019, April 30, 2019, June 17, 2019, August 16, 2019 (such Current Report and its exhibits including retrospective adjustments made to the consolidated financial statements and certain related information included in the 2018 Form 10-K for discontinued operations related to the Northfield OpCo Transaction (as discussed therein)), November 19, 2019 and November 22, 2019, and filed with the SEC, are being incorporated into and delivered to you with this prospectus as Annex A, Annex B, Annex C and Annex D, respectively. We are submitting this prospectus to holders of outstanding initial notes so that they can consider exchanging their initial notes for exchange notes.

You should rely only on the information contained in this prospectus and the annexes hereto, in any applicable prospectus supplement and in the accompanying transmittal documents. We have not authorized any other person to provide you with different information. The information contained in this prospectus and the related annexes attached hereto and any applicable prospectus supplement are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should not assume that the information contained in this prospectus and the annexes attached hereto, including the information, exhibits and notes included in the periodic reports and other filings with the SEC included in Annex A, Annex B, Annex C and Annex D are accurate as of any date other than their respective date. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus or the annexes. Any statement contained in this prospectus or the annexes will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, and the related annexes attached hereto, and any exhibits included in or referred to in such annexes, provide additional information about us and the securities offered under this prospectus. The registration statement, including such annexes and exhibits, can be read on the website of the SEC or at the offices of the SEC mentioned under the heading “Where You Can Find More Information.”

This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

You may obtain copies of other documents filed with the SEC that are not included in or delivered with this prospectus, without charge, from the SEC’s web site at http://www.sec.gov. See “Where You Can Find Additional Information.” You may request a copy of any document included in this prospectus (including exhibits to those documents), at no cost by visiting our website at http://www.mgmgrowthproperties.com or by writing or calling us at the following address and telephone number:

MGM Growth Properties Operating Partnership LP

1980 Festival Plaza Drive, Suite #750

Las Vegas, Nevada 89135

Attn: Corporate Legal (702) 669-1480

Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

In order to obtain timely delivery, you must request the information no later than December 27, 2019, which is five business days before the expiration date of the exchange offer.

MARKET AND INDUSTRY DATA

Although we are responsible for all of the disclosures contained in this prospectus, this prospectus contains industry, market and competitive position data and estimates that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that the market position, market opportunity and market size information included in this prospectus is generally reliable, we have not independently verified such data. The industry forward-looking statements included in this prospectus may be materially different than our or the industry’s actual results.

FORWARD-LOOKING STATEMENTS

This prospectus, our and MGP’s Combined Annual Report on Form 10-K for the year ended December 31, 2018, our and MGP’s Combined Quarterly Report for the period ended September 30, 2019 and any other documents attached as annexes hereto or incorporated by reference herein may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources and the amount and frequency of future distributions contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the timing and amount of any future dividends and our ability to further grow our portfolio.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors (which are presented from the perspective of MGP, which has operating control of the Issuers through its ownership interests), among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties leased to MGM for substantially all of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease.

•

MGP’s sole material assets are Operating Partnership units representing 32.3% of the ownership interests in the Operating Partnership, as of September 30, 2019, over which we have operating control through our ownership of its general partner.

•	The Master Lease restricts our ability to sell our properties.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a significant number of our major gaming resorts are concentrated on the Las Vegas Strip, we are subject to greater risks than a company that is more geographically diversified.

•

Our pursuit of investments in, and acquisitions or development of, additional properties (including our rights of first offer with respect to MGM Springfield and with respect to any future gaming developments by MGM on the undeveloped land adjacent to Empire City (as defined herein)) may be unsuccessful or fail to meet our expectations.

•

We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of our Class A shares.

•	We are controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•

The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•

In the event of a bankruptcy of the Tenant (as defined below), a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•

If MGP fails to remain qualified to be taxed as a REIT, it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Legislative or other actions affecting REITs could have a negative effect on us.

•	The anticipated benefits of any future acquisitions may not be realized fully and may take longer to realize than expected.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus and in our 2018 Annual Report and our 2019 Third Quarter Quarterly Report that are included as Annex A and Annex B attached hereto, respectively.

Any forward-looking statement made by us in this prospectus or included or incorporated herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

PROSPECTUS SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” together with the more detailed information and consolidated financial statements and the notes to those statements included or attached as an annex to this prospectus.

The Issuers

The Operating Partnership and Co-Issuer are subsidiaries of MGP.

MGM Growth Properties LLC

MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure properties, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings.

MGP is a limited liability company that was formed in Delaware in October 2015. We conduct our operations through the Operating Partnership, a Delaware limited partnership formed in January 2016, which became a subsidiary of MGP in April 2016. We elected to be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

We generate all of our revenues by leasing our real estate properties through a wholly owned subsidiary of the Operating Partnership (the “Landlord”) to a subsidiary of MGM (the “Tenant”), which pursuant to the master lease agreement (the “Master Lease”), requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, ground lease rent, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent, each as described below. The Master Lease has an initial lease term of ten years (other than with respect to MGM National Harbor, whose initial lease term ends on August 31, 2024 as described further in the accompanying financial statements) with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Base rent and percentage rent that are known at the lease commencement date are recorded on a straight-line basis over 30 years, which represents the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as we have determined such renewal terms to be reasonably assured.

Additionally, we expect to grow our portfolio through acquisitions with third parties and with MGM. In pursuing external growth initiatives, we will generally seek to acquire properties that can generate stable rental revenue through long-term, triple-net leases with tenants with established operating histories, and we will consider various factors when evaluating acquisitions.

As of September 30, 2019, our portfolio consisted of eleven premier destination resorts in Las Vegas and elsewhere across the United States, MGM Northfield Park in Northfield, Ohio, Empire Resort Casino in Yonkers, New York, as well as a retail and entertainment district, The Park in Las Vegas.

On January 29, 2019, we acquired the developed real property associated with the Empire City Casino’s race track and casino (“Empire City”) from MGM upon its acquisition of Empire City (“Empire City Transaction”). Empire City was added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $50 million. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022. In addition, pursuant to the Master Lease, MGP has a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

On March 7, 2019, we completed the transaction relating to renovations undertaken by MGM regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Transaction”) for total consideration of $637.5 million. We funded the transaction with $605.6 million in cash and the issuance of approximately 1.0 million of Operating Partnership units to a subsidiary of MGM. As a result of the transaction, we recorded a lease incentive asset and the annual rent payment to us increased by $50 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022.

On April 1, 2019, we transferred the membership interests of Northfield Park Associates, LLC, (“Northfield”), the entity that formerly owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park, to a subsidiary of MGM and the Company retained the real estate assets. Our taxable REIT subsidiary (“TRS”) that owned Northfield liquidated immediately prior to the transfer. Subsequently, MGM rebranded the operations it acquired (“Northfield OpCo”) to MGM Northfield Park, which was then added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $60 million. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022. Northfield OpCo is presented as discontinued operations in our condensed consolidated statements of operations for all periods presented and the related operating assets and liabilities are presented as assets held for sale and liabilities related to assets held for sale in our condensed consolidated balance sheet as of December 31, 2018. See Annex D for the Form 8-K which reflects certain retrospective adjustments to the 2018 Form 10-K for discontinued operations associated with the Northfield OpCo Transaction.

Overview of the Master Lease

The Master Lease has an initial lease term of ten years beginning on April 25, 2016 (other than with respect to MGM National Harbor, whose initial lease term ends on August 31, 2024, as described further in the financial statements, which are included in the annexes to this prospectus supplement) with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the rent, ensuring that the cash flows associated with our Master Lease will remain relatively predictable for the duration of its term. Additionally, the Master Lease provides us with a right of first offer with respect to MGM Springfield, which we may exercise should MGM elect to sell the property in the future, and with respect to any future gaming development by MGM on the undeveloped land adjacent to Empire City.

Rent under the Master Lease consists of a “base rent” component (the “Base Rent”) and a “percentage rent” component (the “Percentage Rent”). The Base Rent represents approximately 90% of the annual rent amount under the Master Lease and the Percentage Rent represents approximately 10% of the annual rent amount under the Master Lease. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of our Tenant (such sublessees, collectively, the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs). The Percentage Rent is a fixed amount for approximately the first six lease years and will then be adjusted every five years based on the average annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five-calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs for the trailing five-calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosures to the Securities and Exchange Commission gives us insight into MGM’s financial condition on an ongoing basis. The Master

Lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

The annual rent payments under the Master Lease for the fourth lease year, which commenced on April 1, 2019, increased to $946.1 million from $770.3 million at the start of the third lease year. The increase was a result of the $50 million in additional rent for each of the Park MGM Transaction and Empire City Transaction in the beginning of 2019, the $60 million of additional rent for MGM Northfield Park, which entered the Master Lease on April 1, 2019, as well as the third 2.0% fixed annual rent escalator that went into effect on April 1, 2019.

Our Properties

The following table summarizes certain features of our properties, all as of December 31, 2018. Our properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Hotel Rooms		Approximate Acres		Approximate Casino Square Footage (1)	Approximate Convention Square Footage
REIT Properties
Las Vegas Strip
Mandalay Bay	Las Vegas, NV	4,750	(2)	124		152,000	2,121,000	(3)
The Mirage	Las Vegas, NV	3,044		77		94,000	170,000
New York—New York and The Park	Las Vegas, NV	2,024		23		81,000	31,000
Luxor	Las Vegas, NV	4,397		58		101,000	35,000
Park MGM	Las Vegas, NV	2,898	(4)	21		66,000	77,000
Excalibur	Las Vegas, NV	3,981		51		94,000	25,000

Subtotal		21,094		354		588,000	2,459,000
Regional
MGM Grand Detroit	Detroit, MI	400		24		127,000	30,000
Beau Rivage	Biloxi, MS	1,740		26	(5)	81,000	50,000
Gold Strike Tunica	Tunica, MS	1,133		24		48,000	17,000
Borgata	Atlantic City, NJ	2,767		37	(6)	160,000	106,000
MGM National Harbor	Prince George’s County, MD	308		23	(7)	146,000	50,000

Subtotal		6,348		134		562,000	253,000
TRS Properties
Hard Rock Rocksino Northfield Park (8)	Northfield, OH	—		113		65,000	—

Subtotal		—		113		65,000	—

Total (9)		27,442		601		1,215,000	2,712,000

(1)

Casino square footage is approximate and includes the gaming floor, race and sports, high limit areas and casino specific walkways, and excludes casino cage and other non-gaming space within the casino area.

(2)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.
(3)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.
(4)	Includes 293 rooms at NoMad which is located at our Park MGM property.
(5)	Ten of the 26 acres at Beau Rivage are subject to a tidelands lease. The ground lease rent is reimbursed or paid directly by Tenant pursuant to the Master Lease.
(6)	Eleven of the 37 acres at Borgata are subject to ground leases. The ground lease rent is reimbursed or paid directly by Tenant pursuant to the Master Lease.

(7)	All 23 acres at MGM National Harbor are subject to ground lease. The ground lease rent is reimbursed or paid directly by the Tenant pursuant to the Master Lease.
(8)

On April 1, 2019, we transferred the membership interests of Northfield, the entity that owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park (subsequently rebranded MGM Northfield Park) in Northfield, Ohio, to a subsidiary of MGM and we retained the real estate assets. Our TRS, which owned Northfield, liquidated immediately prior to the transfer.

(9)	Does not include the real property associated with the Empire City Transaction, which closed on January 29, 2019.

Other Information

Copies of our Annual Report on Form 10-K for the year ended December 31, 2018 (as amended by our Current Report on Form 8-K, dated as of August 16, 2019 with respect to retrospective adjustments made to the consolidated financial statements and certain related information included in the 2018 Form 10-K for discontinued operations related to the Northfield OpCo Transaction), Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, Proxy Statement on Schedule 14A, filed on March 20, 2019 and certain Current Reports on Form 8-K are being delivered to you with this prospectus as Annexes A, B, C and D, respectively. The information included in these annexes is incorporated into, and form part of, this prospectus, including, but not limited to, the following information:

Annual Report on Form 10-K (Annex A): (a) Item 1. Business, (b) Item 1A. Risk Factors, (c) Item 1B. Unresolved Staff Comments, (d) Item 2. Properties, (e) Item 3. Legal Proceedings, (f) Item 4. Mine Safety Disclosures, (g) Item 6. Selected Financial Data (as amended by our Current Report on Form 8-K, dated as of August 16, 2019 with respect to retrospective adjustments made to the consolidated financial statements and certain related information included in the 2018 Form 10-K for discontinued operations related to the Northfield OpCo Transaction), (h) Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations (as amended by our Current Report on Form 8-K, dated as of August 16, 2019 with respect to retrospective adjustments made to the consolidated financial statements and certain related information included in the 2018 Form 10-K for discontinued operations related to the Northfield OpCo Transaction), (i) Item 7A. Quantitative and Qualitative Disclosures About Market Risk, (j) Item 8. Financial Statements and Supplementary Data (as amended by our Current Report on Form 8-K, dated as of August 16, 2019 with respect to retrospective adjustments made to the consolidated financial statements and certain related information included in the 2018 Form 10-K for discontinued operations related to the Northfield OpCo Transaction), (k) Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure, (l) Item 9A. Controls and Procedures and (l) Item 9B. Other Information.

Quarterly Report on Form 10-Q (Annex B): in “Part I. Financial Information” (a) Item 1. Financial Statements (Unaudited), (b) Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, (c) Item 3. Quantitative and Qualitative Disclosure about Market Risk, (d) Item 4. Controls and Procedures Item, and in “Part II. Other Information” (a) Item 1. Legal Proceedings, and (b) Item 1A. Risk Factors.

Proxy Statement on Schedule 14A (Annex C): information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2018 provided in our Proxy Statement on Schedule 14A, filed on March 20, 2019.

Current Reports on Form 8-K (Annex D): the sections and referenced exhibits included in the following current reports dated as of (i) January 22, 2019, (ii) January 25, 2019, (iii) January 28, 2019, (iv) January 29, 2019, (v) March 7, 2019, (vi) April 1, 2019, (vii) April 30, 2019, (viii) June 17, 2019, (ix) August 16, 2019 (such Current Report and its exhibits including retrospective adjustments made to the consolidated financial statements and certain related information included in the 2018 Form 10-K for discontinued operations related to the Northfield OpCo Transaction (as discussed therein)), (x) November 19, 2019 and (xi) November 22, 2019, each as filed with the SEC.

Recent Developments

On November 22, 2019, MGP completed an offering of 30,000,000 Class A shares representing limited liability interests (the “shares”) of MGP in a registered public offering (the “Offering”). MGP issued and sold 18,000,000 shares directly to underwriters at the closing of the Offering for net proceeds of approximately $540.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. MGP also granted the underwriters a 30-day option to purchase up to an additional 4,500,000 shares, on the same terms and conditions. In addition, the underwriters purchased, at the request of MGP, 12,000,000 shares from certain institutions acting as forward purchasers under forward sale agreements. MGP received proceeds from its direct sale of 18,000,000 shares in the Offering, but it did not initially receive any proceeds from the sale of shares by the forward purchasers pursuant to the forward sale agreements.

MGP intends to use the net proceeds from the Offering and from any physical settlement of the forward sale agreements primarily to repay a portion of the borrowings outstanding under its senior secured term loan A facility and senior secured term loan B facility. Proceeds received in connection with the exercise by the underwriters of their overallotment option to purchase 4,500,000 additional shares will be used to repay a portion of the borrowings outstanding under the Company’s senior secured term loan A facility or for general corporate purposes.

In connection with the Offering, pursuant to the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, the Operating Partnership issued 18,000,000 units to MGP in a private placement in exchange for $540.8 million (representing the net proceeds from the Offering). In addition, in connection with the forward sales agreements, pursuant to the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, the Operating Partnership will, from time to time in connection with any issuance of shares by MGP under the forward sale agreements, issue Operating Partnership units to MGP on a one-to-one basis with the number of shares issued by MGP in such sales.

The exchange offer is not contingent on or related to the Offering or any future issuances of shares by MGP pursuant to the forward sales agreements. See “Summary of the Exchange Offer” for a summary of the terms of the Exchange Offer, including conditions applicable to the exchange offer. No shares of MGP or Operating Partnership units are being offered pursuant to this prospectus. For a further description of the Offering and the forward sales agreements please refer to our and MGP’s Combined Current Report on Form 8-K, dated November 22, 2019, which has been filed with the SEC and is being incorporated into and delivered to you with this prospectus as part of Annex D attached hereto.

Corporate information

MGP elected on its U.S. federal income tax return for its taxable year ended December 31, 2016 to be taxed as a REIT and intends to continue to qualify to do so. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay taxes at the regular corporate income tax rate to the extent that it annually distributes less than 100% of its taxable income. Commencing with our taxable year ended on December 31, 2016, MGP’s annual distribution has not been less than 90% of its REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. Our principal offices are located at 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135, and our main telephone number is (702) 669-1480. Our website is www.mgmgrowthproperties.com. The information on our website does not form a part of and is not incorporated by reference into this prospectus.

Summary of the Exchange Offer

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of the Exchange Notes.” In this subsection, “we”, “us”, and “our” refer only to MGM Growth Properties Operating Partnership LP and MGP Finance Co-Issuer, Inc., as the co-issuers of the notes, exclusive of their subsidiaries.

Exchange Offer	The Issuers are offering to exchange $750,000,000 of their outstanding initial notes for a like aggregate amount of the Issuers’ registered exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 6, 2020, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of initial notes in the exchange offer at any time before the expiration of the exchange offer. Any initial notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:

•	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;

•

no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•	all governmental approvals which we deem necessary for the consummation of the exchange offer shall have been obtained.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions.”

Procedures for Tendering Initial Notes	To tender initial notes held in book-entry form through The Depository Trust Company, or “DTC,” you must transfer your initial notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or “ATOP” system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the initial notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not engaged in and do not intend to engage in a distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act); and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, you will deliver or make available a prospectus in connection with any resale of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Acceptance of Initial Notes and Delivery of Exchange Notes
If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering.”

Federal Income Tax Consequences Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer
Any initial notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the initial notes and the indenture. Since the initial notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offer, we will have no further obligation to register, and currently we do not anticipate that we will register, the initial notes under the Securities Act except in limited circumstances with respect to specific types of holders of initial notes. Please refer to the section of this prospectus entitled “The Exchange Offer—Consequences of Failure to Tender.”

Transferability	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of initial notes, as set forth under “The Exchange Offer—Procedures for Tendering”). However, any holder of initial notes who:

•	is one of our “affiliates” (as defined in Rule 405 under the Securities Act);

•	does not acquire the exchange notes in the ordinary course of business;

•	distributes, intends to distribute, or has an arrangement or understanding with any person to distribute the exchange notes as part of the exchange offer; or

•	is a broker-dealer who purchased initial notes from us in the initial offering of the initial notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender initial notes in the exchange offer and, in the absence of any exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other,

unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for initial notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Dissenters’ Rights	Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the registration rights agreement. See “The Exchange Offer—Consequences of Failure to Tender.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contain a more detailed description of the terms and conditions of the exchange notes. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the “Description of the Exchange Notes” section of this prospectus.

The exchange notes will be identical in all material respects to the initial notes for which they have been exchanged, except:

•

the offer and sale of the exchange notes will have been registered under the Securities Act, and thus the exchange notes generally will not be subject to the restrictions on transfer applicable to the initial notes or bear restrictive legends;

•	the exchange notes will not be entitled to registration rights; and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuers	The exchange notes will be the joint and several obligations of the Operating Partnership and Co-Issuer (the “Issuers”).

Exchange Notes Offered	$750,000,000 in aggregate principal amount of 5.750% senior notes due 2027.

Maturity	The exchange notes will mature on February 1, 2027.

Interest	Interest on the exchange notes will accrue at a rate of 5.750% per annum. Interest on the exchange notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on February 1, 2020. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note, from the date of its original issue.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each existing and future direct and indirect wholly owned material domestic subsidiary of the Operating Partnership that guarantees the Credit Agreement or any other material capital markets indebtedness, other than certain excluded subsidiaries and the Co-Issuer. See “Description of the Exchange Notes—Brief Description of the Exchange Notes and the Exchange Note Guarantees.”

Ranking

The exchange notes and guarantees will be general senior unsecured obligations of the Issuers and each subsidiary guarantor, respectively, and will rank equally in right of payment with all existing and future senior indebtedness of the Issuers and each subsidiary guarantor, respectively, and effectively subordinated to the Issuers’ and the subsidiary guarantors’ existing and future secured obligations to the extent of the value of the assets securing such obligations. The notes will also be effectively junior to all indebtedness of the Issuers’

subsidiaries that do not guarantee the exchange notes. See “Description of the Exchange Notes—Brief Description of the Exchange Notes and the Exchange Note Guarantees.”

Optional Redemption	The Issuers may, at their option, redeem the exchange notes, in whole or in part, at any time and from time to time prior to November 1, 2026 (the date that is three months prior to their maturity date) at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding the redemption date.

In addition, the Issuers will have the right to redeem the exchange notes, in whole or in part from time to time, at their option, on or after November 1, 2026 (three months prior to their maturity date) at a redemption price equal to 100% of the aggregate principal amount of the exchange notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Special Gaming Redemption	The exchange notes will be subject to mandatory redemption requirements imposed by gaming laws and regulations. See “Description of the Exchange Notes—Gaming Redemption.”

Change of Control	If we experience certain kinds of changes of control, we may be required to make an offer to purchase the exchange notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

Covenants	The indenture will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and use our or their assets to secure our or their indebtedness;

•	create certain liens;

•	make certain restricted payments;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	issue guarantees;

•	make certain sales and other dispositions of assets;

•	engage in certain transactions with affiliates; or

•	merge, consolidate or transfer all or substantially all of our assets.

The indenture will also provide that the Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities, subject to certain exceptions. See “Description of the Exchange Notes—Restrictions on Activities of the Co-Issuer.”

These covenants are subject to a number of important and significant limitations, qualifications and exceptions. In addition, certain of these covenants will cease to apply to the notes in the event that the exchange notes have investment grade ratings from two rating agencies.

Absence of a Public Market for the Exchange Notes	The exchange notes generally are freely transferable, but are also new securities for which there will not initially be an active trading market. Accordingly, there can be no assurances to the development or liquidity of any trading market for the exchange notes.

No Listing of the Notes	We have not applied nor do we intend to list the exchange notes on any securities exchange or have the exchange notes quoted on any automated quotation system.

Governing Law	The Indenture and the initial notes are, and the exchange notes will be, governed by and construed in accordance with, the laws of the State of New York.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Risk Factors	See “Risk Factors” beginning on page 21 and other information contained in this prospectus for a discussion of factors that you should carefully consider before deciding to exchange your initial notes for exchange notes.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The summary historical condensed consolidated financial data at December 31, 2017 and 2018 and for the years ended December 31, 2016, 2017 and 2018 have been derived from and should be read in conjunction with MGP’s audited consolidated financial statements which are included in Annex A and Annex D, which reflects retrospective recasting for discontinued operations, attached hereto. The summary historical condensed consolidated financial data at September 30, 2019 and for the nine months ended September 30, 2018 and 2019 have been derived from and should be read in conjunction with MGP’s unaudited condensed consolidated financial statements which are included in Annex B attached hereto, and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods are not necessarily indicative of the results for the full fiscal year and our historical results presented below are not necessarily indicative of the result to be expected for any future period.

	Year Ended December 31,			Nine Months Ended September 30,
	2016	2017	2018	2018	2019
Statement of Operations Data:
Revenue
Rental revenue	$419,239	$675,089	$746,253	$559,690	$636,575
Tenant reimbursements and other	48,309	90,606	123,242	93,198	18,618

Total revenues	467,548	765,695	869,495	652,888	655,193

Expenses
Depreciation	220,667	260,455	266,662	199,933	233,062
Property transactions, net	4,684	34,022	20,319	18,851	11,344
Reimbursable expenses	68,063	88,254	119,531	90,435	17,760
Amortization of above market lease, net	286	686	686	514	—
Acquisition-related expenses	10,178	17,304	6,149	4,603	8,891
General and administrative	9,896	12,189	16,048	10,021	12,305

Total expenses	313,774	412,910	429,355	324,357	273,362

Other income (expense)
Interest income	774	3,907	2,501	2,473	2,189
Interest expense	(116,212)	(184,175)	(215,532)	(157,249)	(190,973)
Other	(726)	(1,621)	(7,191)	(6,409)	(806)

	(116,164)	(181,889)	(220,222)	(161,185)	(189,590)

Income from continuing operations before income taxes	37,610	170,896	219,918	167,346	192,241
Provision for income taxes	(2,264)	(4,906)	(5,779)	(5,144)	(5,771)
Income from continuing operations, net of tax	35,346	165,990	214,139	162,202	186,470
Income from discontinued operations, net of tax	—	—	30,563	13,949	16,216

Net income	$35,346	$165,990	$244,702	$176,151	$202,686

	December 31,		September 30,
	2017	2018	2019
Balance Sheet Data:
ASSETS
Real estate investments, net	$10,021,938	$10,506,129	$10,894,121
Lease incentive asset	—	—	532,186
Cash and cash equivalents	259,722	3,995	153,526
Tenant and other receivables, net	6,385	7,668	463
Prepaid expenses and other assets	18,487	34,813	27,413
Above market lease, asset	44,588	43,014	41,834
Operating lease right-of-use assets	—	—	280,020
Assets held for sale	—	355,688	—

Total assets	$10,351,120	$10,951,307	$11,929,563

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$3,934,628	$4,666,949	$4,847,408
Due to MGM Resorts International and affiliates	962	227	298
Accounts payable, accrued expenses and other liabilities	10,240	20,796	59,937
Above market lease, liability	47,069	46,181	—
Accrued interest	22,565	26,096	37,407
Distribution payable	111,733	119,055	138,730
Deferred revenue	127,640	163,926	95,306
Deferred income taxes, net	28,544	33,634	29,721
Operating lease liabilities	—	—	336,452
Liabilities related to assets held for sale	—	28,937	—

Total liabilities	4,283,381	5,105,801	5,545,259
Partners’ capital
General partner	—	—	—
Limited partners: 295,170,610, 266,045,289 and 266,030,918 Operating Partnership units issued and outstanding as of September 30, 2019, December 31, 2018 and December 31, 2017, respectively.	6,067,739	5,845,506	6,384,304

Total partners’ capital	6,067,739	5,845,506	6,384,304

Total liabilities and partners’ capital	$10,351,120	$10,951,307	$11,929,563

RISK FACTORS

Before you decide to tender your initial notes for exchange notes, you should be aware of various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cashflows. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to tender your initial notes for exchange notes. In addition, we identify other factors that could affect our business in Part 1, Item 1A. “Risk Factors” in our and MGP’s Combined Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2019, each of which are included in this prospectus and attached as Annex A and Annex B hereto, respectively.

Risks Related to the Exchange Notes

The exchange notes are unsecured. Therefore, our secured creditors would have a prior claim, ahead of the exchange notes, on our assets.

The exchange notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our or our subsidiaries’ secured debt will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the exchange notes. In addition, if we or our subsidiaries fail to meet payment or other obligations under such secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the exchange notes. As a result, you may lose a portion of or the entire value of your investment in the exchange notes.

As of September 30, 2019, out of our approximately $4.9 billion in principal amount of total indebtedness, $2.3 billion would have been secured indebtedness that is effectively senior to the exchange notes, and we would have also had an additional $1.4 billion available for borrowing under our revolving credit facility.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the exchange notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

Upon the occurrence of a change of control, a default could occur in respect of our Existing Notes or our Credit Agreement, and we will be required to make an offer to purchase all outstanding exchange notes. If such a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the exchange notes tendered by the holders or such other indebtedness. See “Description of the Exchange Notes—Repurchase of Notes upon a Change of Control.”

Our Existing Notes, Credit Agreement and exchange notes contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase exchange notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control occurs at a time when we are prohibited from purchasing the exchange notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the exchange notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the exchange notes. In that case, our failure to purchase tendered exchange notes would constitute a default under the terms of the indenture governing the exchange notes and any other indebtedness that we may enter into from time to time with similar provisions.

You may be required to sell your exchange notes if any gaming authority finds you unsuitable to hold them or otherwise requires us to redeem or repurchase the exchange notes from you.

In the event that any of the applicable regulatory agencies or authorities requires you, as a holder of the exchange notes, to be licensed, qualified or found suitable under the applicable gaming or racing laws, and you fail to do so, if required, we will have the right, at our option, to redeem or repurchase your exchange notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your exchange notes. See “Description of the Exchange Notes—Gaming Redemption.”

Illiquidity and an absence of a public market for the exchange notes could cause purchasers of the exchange notes to be unable to resell the exchange notes.

The exchange notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. An active trading market for the exchange notes may not develop or, if such market develops, it could be very illiquid.

Holders of the exchange notes may experience difficulty in reselling, or an inability to sell, the exchange notes. If no active trading market develops, the market price and liquidity of the exchange notes may be adversely affected, and you may not be able to resell your exchange notes at their fair market value, at the initial offering price or at all. If a market for the exchange notes develops, any such market may be discontinued at any time. If a trading market develops for the exchange notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects for companies in our industry.

Changes in our credit rating could adversely affect the market price or liquidity of the exchange notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the exchange notes. A negative change in our ratings could have an adverse effect on the price of the exchange notes.

Federal and state statutes allow courts, under specific circumstances, to avoid the exchange notes, the guarantees and certain other transfers, to require holders of the exchange notes to return payments or other value received from us and to otherwise cancel transfers, and to take other actions detrimental to the holders of the exchange notes.

Our creditors or the creditors of our subsidiary guarantors could challenge the issuance of the exchange notes or the subsidiary guarantors’ issuance of their guarantees as fraudulent conveyances or on other grounds. Under the U.S. federal bankruptcy law and similar provisions of state fraudulent transfer and conveyance laws, the issuance of the exchange notes or the delivery of the guarantees could be avoided if a court determined that we, at the time we issued the exchange notes:

•	issued the exchange notes with the intent of hindering, delaying or defrauding any present or future creditor; or

•

received less than reasonably equivalent value or fair consideration for issuing the exchange notes and (1) were insolvent or rendered insolvent by reason of such incurrence, (2) were engaged in a business or transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that we would incur, debts beyond our or such guarantor’s ability to pay such debts as they matured.

A court would likely find that we or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or the guarantee, as applicable, if we or such subsidiary guarantor, as applicable, did not substantially benefit directly or indirectly from the exchange notes or guarantee’s issuance. If the exchange notes or guarantees thereon were avoided or limited as a fraudulence conveyance, any claim you may make against us or the subsidiary guarantors for amounts payable on the exchange notes or guarantees would be unenforceable to the extent of such voidance or limitation.

The test for determining solvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the value of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court voided our and the subsidiary guarantors’ obligations under the exchange notes, holders of the exchange notes would cease to be our creditors and likely have no source from which to recover amounts due under the exchange notes.

Under certain circumstances, a court might direct you to repay amounts received on account of the exchange notes or the guarantees or otherwise take actions detrimental to the holders of the exchange notes on equitable or other grounds.

We may designate certain of our subsidiaries as unrestricted, in which case they would not be subject to the restrictive covenants in the indenture governing the exchange notes

We may designate certain subsidiaries as unrestricted in the future. Any such subsidiaries would not be subject to the restrictive covenants in the indenture governing the exchange notes. This means that these entities would be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture governing the exchange notes, such as incurring additional debt, securing assets, paying dividends, making investments and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the exchange notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the exchange notes. MGP Yonkers Realty Sub, LLC and YRL Associates, L.P. have been designated unrestricted subsidiaries under the indenture.

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.

In addition, some important corporate events, such as leveraged recapitalizations or sale of our company to a public company that does not have a majority shareholder, may not, under the indenture governing the exchange notes, constitute a “change of control” that would require us to repurchase the exchange notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the exchange notes. See “Description of the Exchange Notes—Repurchase of Notes upon a Change of Control.”

Many of the covenants contained in the indenture governing the exchange notes will no longer be applicable once the exchange notes are rated investment grade by Moody’s and S&P and no default or event of default has occurred and is continuing at that time.

Many of the covenants contained in the indenture governing the exchange notes will no longer apply to us during any period when the exchange notes are rated investment grade by Moody’s and S&P and no default or event of default has occurred and is continuing at that time under the indenture governing the exchange notes. These covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. We cannot predict whether the notes will ever be rated investment grade, or that if they are rated investment grade, whether the exchange notes will maintain such ratings. However, the lack of these covenants would allow us to engage in certain actions that would not have been permitted while these covenants were in force, and the effects of any such actions that we take after these covenants are not in force will be permitted to remain in place even if the exchange notes are subsequently downgraded below investment grade. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the exchange notes. See “Description of the Exchange Notes—Covenants.”

We and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments that govern our existing indebtedness, including the Credit Agreement, the Existing Notes and the exchange notes allow us, and the indenture governing the exchange notes will allow us, to issue and incur additional debt upon satisfaction of certain conditions. Subject to the terms of the instruments governing our indebtedness, including the indenture governing the exchange notes, we may recapitalize, incur additional indebtedness and take a number of other actions that could have the effect of diminishing our ability to make payments on the exchange notes when due. As of September 30, 2019, we had $1.4 billion available for borrowing under our revolving credit facility.

If a bankruptcy petition were filed by or against us, holders of exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the exchange notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the original issue price for the initial notes.

We may redeem your exchange notes at our option, which may adversely affect your return.

We may redeem the exchange notes, in whole or in part, at our option at any time or from time to time at the applicable redemption prices described in this prospectus. Prevailing interest rates at the time we redeem the exchange notes may be lower than the interest rate on the exchange notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the exchange notes. See “Description of the Exchange Notes—Optional Redemption” for a more detailed description of the conditions under which we may redeem the exchange notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

If there is any default under the agreements governing our indebtedness, including the Credit Agreement or the indentures governing the Existing Notes that is not waived by the required lenders or noteholders, the remedies sought by the holders of such indebtedness could result in us being unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, if any, the lenders under our credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If such waivers were not obtained, we would be in default under our credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The exchange notes will be structurally subordinated to liabilities of current and future subsidiaries that do not guarantee the exchange notes.

The exchange notes will be structurally subordinated to liabilities of current and future subsidiaries that do not guarantee the exchange notes, and the claims of creditors of those subsidiaries will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of these subsidiaries, holders of their liabilities will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for initial notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes. In addition, any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your initial notes only if you properly tender the initial notes before expiration of the exchange offer. If you fail to properly tender your initial notes before the expiration of the exchange offer, you may not receive any exchange notes. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the initial notes for exchange. If you are the beneficial holder of initial notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your initial notes are held and instruct that person to tender on your behalf.

If you do not exchange your initial notes, they may be difficult to resell.

It may be difficult for you to sell initial notes that are not exchanged in the exchange offer, since any initial notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding initial notes. These restrictions on transfer exist because we issued the initial notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the initial notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, those initial notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See “The Exchange Offer—Consequences of Failure to Tender.”

The consummation of the exchange offer may be delayed, which may in turn delay your ability to transfer the exchange notes.

We will exchange any and all initial notes for exchange notes that are tendered in compliance with, and pursuant to, the terms and conditions of the exchange offer described in this prospectus. Although we do not currently intend to extend the expiration of the exchange offer, we expressly reserve the right, at any time or various times, to extend the expiration of the exchange offer. We may delay acceptance of any tendered notes by giving notice of such extension to holders at any time until the exchange offer expires or terminates. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time those holders of original notes will not be able to effect transfers of their original notes tendered in the exchange offer. We will notify the exchange agent of any delay in acceptance, extension or termination as promptly as practicable.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. As further described in this prospectus, in consideration for the initial notes we will receive in the exchange offer we will issue an equal principal amount of exchange notes. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled.

THE EXCHANGE OFFER

In connection with the issuance of the initial notes on January 25, 2019, we and the initial purchasers of the initial notes entered into a registration rights agreement (the “Registration Rights Agreement”), which provides for the exchange offer. The exchange offer will permit eligible holders of initial notes to exchange the initial notes they hold for exchange notes with substantially identical terms in all material respects with the initial notes, except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the initial notes;

•	the exchange notes will generally not be subject to transfer restrictions or be entitled to registration rights; and

•

the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions for an increase in the interest rate on the initial notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the initial notes. Holders of exchange notes will be entitled to the benefits of the Indenture.

General

We are making the exchange offer to comply with our contractual obligations under the Registration Rights Agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the initial notes will terminate.

We agreed, pursuant to the Registration Rights Agreement, to use our commercially reasonable efforts to file with the SEC a registration statement covering the offer to exchange by us of the exchange notes for the initial notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of initial notes who are able to make certain representations the opportunity to exchange their initial notes for exchange notes.

We will commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC and use our commercially reasonable efforts to complete the exchange offer not later than 60 days after the effective date.

We will keep the exchange offer open for 20 business days after the date notice of the exchange offer is mailed or delivered to the holders of the initial notes. For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note, from the date of its original issue.

In connection with the issuance of the initial notes, we arranged for the initial notes to be issued in the form of global notes through the facilities of DTC acting as depositary. The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the Registration Rights Agreement. See “—Consequences of Failure to Tender.”

We will be deemed to have accepted validly tendered initial notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted initial notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the initial notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters, including Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993). However, we have not sought our own no-action letter regarding the exchange offer described in this prospectus. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•

you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not, nor is any such person or entity, our affiliate (as such term is defined under Rule 405 under the Securities Act); and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of initial notes that each of these statements is true.

The Issuers have not entered into any arrangement or understanding with any person who will receive exchange notes in this exchange offer to distribute those securities following completion of the exchange offer. The Issuers are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. Any holder of initial notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes and must be identified as an underwriter in the prospectus, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes in exchange for initial notes acquired for its own account through market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the exchange notes received in exchange for the initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any exchange notes by such broker-dealers.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on January 6, 2020, or the expiration date, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered initial notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give written notice of such delay, extension, termination or amendment to the exchange agent.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days, at our discretion and in compliance with relevant securities laws.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we delay accepting any initial notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any initial notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any initial notes, and may terminate or amend the exchange offer before the acceptance of the initial notes, if:

•

we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for those initial notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). In any such event, we must use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

In addition, we will not be obligated to accept for exchange the initial notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. A holder need not submit a letter of transmittal if the holder tenders initial notes in accordance with the procedures mandated by DTC’s ATOP. To tender initial notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of initial notes may tender initial notes in the exchange offer. To tender in the exchange offer, a holder must comply with all applicable procedures of DTC and either:

•

complete, sign and date the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•

in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the initial notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive the initial notes along with the letter of transmittal; or

•

with respect to the initial notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of initial notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below.

For initial notes to be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before expiration of the exchange offer.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of initial notes may tender the initial notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the initial notes held by such holder, such tendering holder should fill in the applicable box of the letter of transmittal. The amount of initial notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of initial notes and the letter of transmittal and all other required documents delivered to the exchange agent are delivered at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender their initial notes should contact the registered holder promptly and instruct it to tender on such owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its initial notes, either:

•	make appropriate arrangements to register ownership of the initial notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of initial notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the letter of transmittal is signed by the record holder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the initial notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any initial notes, the initial notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the initial notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered initial notes. Our determination will be final and binding. We reserve the absolute right to reject any initial notes not properly tendered or any initial notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of initial notes will not be deemed made until those defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for initial notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	the initial notes or a timely book-entry confirmation that the initial notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

•

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain copies of the letter of transmittal for the initial notes from the information agent at its offices listed under “—Exchange Agent.”

By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of initial notes will, among other things, make the representations in the letter of transmittal described under “—Eligibility; Transferability.”

DTC Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within three business days after the date of this prospectus.

With respect to the initial notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC ATOP procedures to tender initial notes.

With respect to the initial notes, any participant in DTC may make book-entry delivery of initial notes by causing DTC to transfer the initial notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the initial notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of initial notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering initial notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of initial notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written notice of withdrawal, which may be by facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent.”

Any notice of withdrawal must:

•	specify the name of the person having tendered the initial notes to be withdrawn;

•

identify the initial notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name of the account at DTC; and

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the initial notes register the transfer of such initial notes into the name of the person withdrawing the tender.

If initial notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn initial notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any initial notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any initial notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those initial notes will be credited to an account maintained with DTC, for initial notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn initial notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under “—Exchange Agent.”

Exchange Agent

We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and or related materials should also be directed to the exchange agent at the address below:

By overnight courier or mail to:	By certified or registered mail to:
U.S. Bank National Association	U.S. Bank National Association
60 Livingston Avenue	60 Livingston Avenue
St. Paul, Minnesota 55107	St. Paul, Minnesota 55107
Attn: Specialized Finance	Attn: Specialized Finance

By Facsimile Transmission	By hand:
(For Eligible Institutions Only):	U.S. Bank National Association
(651) 466-7372	60 Livingston Avenue
Confirm by Telephone:	1st Floor—Bond Drop Window
(800) 934-6802	St. Paul, Minnesota 55107

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of initial notes for exchange notes in the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the initial notes so exchanged;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes for exchange notes in the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Tender

All untendered initial notes will remain subject to the restrictions on transfer provided for in the initial notes and in the Indenture. Generally, the initial notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such initial notes may be resold only in accordance with the Securities Act and any applicable securities laws of any state of the United States and only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to a registration statement which has become effective under the Securities Act;

•	to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act,

•	in an offshore transaction in compliance with Rule 904 of regulations under the Securities Act,

•

to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a “qualified institutional buyer” and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of securities of $250,000, or

•	pursuant to an exemption from registration provided by Rule 144 under the securities act or any other available exemption from the registration requirements of the Securities Act.

Upon completion of the exchange offer, due to the restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for initial notes will be relatively less liquid than the market for exchange notes. Consequently, holders of initial notes who do not participate in the exchange offer could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes. The holders of initial notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of initial notes.

Governing Law

The Indenture and the initial notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding the Registration Rights Agreements

As noted above, we are effecting the exchange offer to comply with the Registration Rights Agreement. The Registration Rights Agreement requires us to, with respect to the initial notes:

•	use commercially reasonable efforts to file a registration statement on an appropriate registration form with respect to registered offers to exchange the initial notes for exchange notes;

•	use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act; and

•

under certain circumstances, use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the initial notes and to keep that shelf registration statement effective until the second anniversary of the issue date, or such shorter period that will terminate when all initial notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

The requirements described in the first two bullets above under the Registration Rights Agreement will be satisfied when we complete the exchange offer.

In the event that (1) we have not exchanged exchange notes for all initial notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required by the Registration Rights Agreement and is not declared effective, within 365 days of the issue date of the initial notes or (2) if applicable, a shelf registration statement covering resales of the initial notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, then additional interest shall accrue on the principal amount of the initial notes that are “registrable securities” at a rate of 0.25% per annum for the first 90-day period and increasing to 1.00% on the 91st day, to but excluding the day on which the registration default has been cured.

Under the Registration Rights Agreement, we have also agreed to keep the registration statement for the exchange offer effective for 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed or delivered to holders.

Our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the Registration Rights Agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the initial notes.

This summary includes only the material terms of the Registration Rights Agreement. For a full description, you should refer to the complete copy of the Registration Rights Agreement, which has been filed as an exhibit to the registration statement relating to the exchange offer and the exchange notes. See “Where You Can Find More Information.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of initial notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. For the purposes of this “Certain U.S. Federal Income Tax Considerations” section, references to the exchange of or relationship between “initial notes” and “exchange notes” shall refer to, respectively and collectively, the exchange of or relationship between the initial notes and the exchange notes.

This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the U.S. Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This discussion only applies to holders that are beneficial owners of initial notes that purchased initial notes in the initial offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that hold such initial notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations that may be relevant to subsequent purchasers of initial notes or exchange notes. This discussion does not purport to address all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status or that may be relevant to holders subject to special rules under the U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market tax treatment, insurance companies, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, United States expatriates, tax-exempt organizations, persons liable for the alternative minimum tax, U.S. holders that have a functional currency other than the United States dollar, “controlled foreign corporations,” “passive foreign investment companies” or persons who hold initial notes as part of a straddle, hedge, conversion or other risk reduction transaction or integrated investment). This discussion does not address the consequences of the alternative minimum tax or the Medicare tax on net investment income nor any state, local or foreign income tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds initial notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding initial notes should consult their tax advisors regarding the tax consequences to them of exchanging initial notes for exchange notes in the exchange offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE INITIAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE INITIAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

The exchange of initial notes for exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, your basis in the exchange notes received in the exchange offer will be the same as your basis in the initial notes surrendered in exchange therefor immediately before the exchange, and your holding period in the exchange notes will include your holding period in the initial notes surrendered in exchange.

DESCRIPTION OF THE EXCHANGE NOTES

In this description of the exchange notes, “Company” refers only to MGM Growth Properties Operating Partnership LP, and not to any of its Subsidiaries nor to Holdings or any of its Subsidiaries; “MGM GP” refers to MGM Growth Properties OP GP LLC, the general partner of the Company; and “Holdings” refers to MGM Growth Properties LLC, the 100% owner of MGM GP, and not to any of its Subsidiaries; “Co-Issuer” refers to MGP Finance Co-Issuer, Inc., a Delaware corporation and a Subsidiary of the Company; and “Issuers” refers to the Company and the Co-Issuer. The Issuers issued the initial notes, and will issue the exchange notes (together with the initial notes, for purposes of this “Description of the Exchange Notes,” the “notes”) described in this prospectus under the indenture, dated as of January 25, 2019 (the “indenture”), between the Issuers and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The terms of the exchange notes are identical in all material respects to the initial notes, except that (1) the exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the initial notes and (2) holders of the exchange notes will not be entitled to certain rights of holders of initial notes under the notes Registration Rights Agreement (for purposes of this “Description of the Exchange Notes,” the “registration rights agreement”).

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Exchange Notes and the Exchange Note Guarantees

The notes. The notes will be:

•	senior unsecured obligations of the Company and the Co-Issuer;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of the Company and the Co-Issuer;

•	senior in right of payment to any future subordinated Indebtedness of the Company and the Co-Issuer, if any;

•

effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company and the Co-Issuer, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated in right of payment to all Indebtedness and other liabilities, including trade payables, of the Company’s non-guarantor Subsidiaries (excluding the Co-Issuer), if any; and

•	fully and unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis.

The Note Guarantees. The notes will be guaranteed on a joint and several basis by all of the Company’s existing domestic Wholly Owned Subsidiaries (other than Excluded Subsidiaries) that guarantee the Credit Facilities or any Capital Markets Indebtedness of the Issuers or any Subsidiary Guarantor, and all of the Company’s future domestic Wholly Owned Subsidiaries (other than Excluded Subsidiaries) that are or become required to issue Note Guarantees pursuant to the covenant described below under the caption “—Covenants—Limitation on Issuances of Guarantees by Subsidiary Guarantors.” The notes will not be guaranteed by MGM GP or Holdings and neither MGM GP nor Holdings will be subject to the covenants or conditions contained in the indenture.

The Note Guarantee of each Subsidiary Guarantor will be:

•	a senior unsecured obligation of such Subsidiary Guarantor;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of such Subsidiary Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of such Subsidiary Guarantor, if any; and

•

effectively subordinated in right of payment to all existing and future secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s Guarantee, if any, of the Company’s obligations under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

Not all of the Company’s Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. On the Issue Date, the Subsidiary Guarantors consisted of all of the Company’s Subsidiaries except for the Co-Issuer. On the issue date of the exchange notes, the Subsidiary Guarantors will consist of MGP Lessor Holdings, LLC and MGP Lessor, LLC.

As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries” and all of our “Restricted Subsidiaries” were 100% owned. On January 29, 2019, Holdings acquired MGP Yonkers Realty Sub, LLC and YRL Associates, L.P., both of which became Restricted Subsidiaries and Subsidiary Guarantors under the indenture. Subsequently, MGP Yonkers Realty Sub, LLC and YRL Associates, L.P. were designated as unrestricted subsidiaries under the indenture and the Credit Agreement. Under the circumstances described in the definition of “Unrestricted Subsidiaries,” we will be permitted to designate certain other of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are and will not be subject to any of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries do not and will not guarantee the notes.

Each Note Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Subsidiary Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to this Offering and the Notes—Federal and state statutes allow courts, under specific circumstances, to avoid the notes, the guarantees and certain other transfers, to require holders of the notes to return payments or other value received from us and to otherwise cancel transfers, and to take other actions detrimental to the holders of the notes.”

Each Subsidiary Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released upon:

(1)

a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor, or the Capital Stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Restricted Subsidiary, in a transaction that does not violate the provisions of the indenture described below under the caption “—Covenants—Limitation on Asset Sales”;

(2)	the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor;

(3)	the designation in accordance with the indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;

(4)	at such time as such Subsidiary Guarantor is no longer a Subsidiary Guarantor or other obligor with respect to any Credit Facilities or Capital Markets Indebtedness of the Company; or

(5)

defeasance or discharge of the notes, as provided under the provisions of the indenture described below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Principal, Maturity and Interest

The Issuers will issue $750.0 million in aggregate principal amount of notes in this offering. The Issuers may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants—Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on February 1, 2027.

Interest on the notes will accrue at the rate of 5.750% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2020. The Issuers will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Co-Issuer

The Co-Issuer is a Wholly Owned Subsidiary of the Company that was created for the purpose of acting as a co-issuer in connection with the previous issuances of notes by the Company. The Co-Issuer does not have and will not have any substantial operations or assets and does not have and will not have any revenues. As a result, prospective purchasers of the notes should not expect the Co-Issuer to participate in servicing the interest and principal obligations on the notes.

Restrictions on Activities of the Co-Issuer

The Co-Issuer does not and will not hold any material assets, and will not become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may issue Equity Interests to the Company and may be a co-obligor or guarantor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries (other than the Co-Issuer), and may engage in activities related thereto or necessary in connection therewith.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the paying agent, the paying agent will pay all principal of, premium on, if any, or interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuers or any of the Company’s Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Issuers may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to November 1, 2026 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of notes on any relevant record date to receive interest due on the applicable interest payment date).

At any time on or after November 1, 2026 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

The Issuers or their affiliates may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such affiliates may determine.

Gaming Redemption

In addition to the foregoing, if any Gaming Authority requires that a holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or Beneficial Owner:

(1)

fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(2)	is denied such license or qualification or not found suitable,

or if any Gaming Authority otherwise requires that notes from any holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws, the Issuers will have the right, at their option:

(A)

to require any such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(B)	to call for the redemption of the notes of such holder or Beneficial Owner at a redemption price equal to the least of:

(i)

the principal amount thereof, together with accrued and unpaid interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

(ii)

the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest to the earlier of the date of redemption or the date of denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

(iii)	such other lesser amount as may be required by any Gaming Authority.

The Issuers will notify the trustee in writing of any such redemption as soon as practicable. The holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-Entry; Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Except as otherwise provided above, notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address; provided that (a) redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture and (b) redemption notices may be sent or given less than 30 days or more than 60 days prior to a redemption if so required by any applicable Gaming Authority in connection with a redemption described above under the caption “—Gaming Redemption.” Any redemption may, at the Issuers’ option, be subject to the satisfaction of one or more conditions precedent. To the extent a redemption is subject to such condition(s) precedent, the Issuers will provide prompt written notice to the trustee at least three business days prior to the redemption date rescinding such redemption in the event that any such condition precedent shall not have been (or will not be) satisfied, and such redemption and notice of redemption will then be rescinded and of no force or effect. Upon receipt of such notice from the Issuers rescinding such redemption, the trustee will promptly send a copy of such notice to the holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Any redemption or purchase of the notes, including in connection with an Equity Offering or an Offer to Purchase upon a Change of Control, with the net cash proceeds of an Asset Sale or in connection with another transaction (or series of related transactions) or event, including any financing, may, at the Issuers’ option, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be, and notice of such redemption or purchase may be given prior to the completion or the occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the date of redemption or purchase may be delayed until such time (including more than 60 days after the date the notice of redemption or purchase was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the date of redemption or purchase, or by the date of redemption or purchase as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption or purchase price and performance of its obligations with respect to such redemption or purchase may be performed by another Person.

Mandatory Redemption; Sinking Fund

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Covenant Fall-Away

If, on any date following the Issue Date, (i) the notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been replaced in accordance with the definition of “Rating Agencies,” by each of the then-applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the indenture (such date, the “Fall-Away Date”), the Company and its Restricted Subsidiaries will no longer be subject to the covenants in the indenture described below under the following captions in this “Description of the Exchange Notes”:

(1)	“—Covenants—Limitation on Restricted Payments”;

(2)	“—Covenants—Limitation on Indebtedness”;

(3)	“—Covenants—Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries”;

(4)	“—Covenants—Limitation on Transactions with Affiliates”;

(5)	“—Covenants—Limitation on Asset Sales”;

(6)	“—Covenants—Limitation on Issuances of Guarantees by Subsidiary Guarantors”; and

(7)	clause (3) of “—Consolidation, Merger and Sale of Assets”;

provided, however, that the covenants described above in clauses (2) and (6), as applicable, will remain applicable to the Company and its Restricted Subsidiaries for so long as any of the Existing Notes are outstanding which contain a substantially similar covenant. The Issuers shall deliver promptly to the trustee an officers’ certificate notifying the trustee of the occurrence of the Fall-Away Date. The trustee shall not have any duty to monitor whether or not a Fall-Away Date has occurred, nor any duty to notify the noteholders of any of the foregoing.

There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Covenants

The indenture will contain, among others, the following covenants.

Limitation on Indebtedness

(1)

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 65% of Adjusted Total Assets as of any date of Incurrence.

(2)

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Subsidiary Indebtedness or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such

Subsidiary Indebtedness or Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Subsidiary Indebtedness and Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 45% of Adjusted Total Assets as of any date of Incurrence.

(3)

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis would be less than 2.0 to 1.0 (calculated on a Pro Forma Basis).

(4)	Notwithstanding paragraphs (1), (2) and (3) above, the Company or any of its Restricted Subsidiaries may Incur each and all of the following:

(A)

Indebtedness of the Company or any of the Subsidiary Guarantors outstanding under Facilities and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed the sum of (1) (x) $3,400.0 million plus (y) the aggregate principal amount of any outstanding Incremental Term Loans (provided that after giving pro forma effect to any such incurrences of Indebtedness pursuant to this clause (y), the Company and its Restricted Subsidiaries are in compliance with paragraphs (1) and (2) above) plus (2) in the case of any refinancing of any Indebtedness permitted under this clause (A) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing;

(B)	Indebtedness owed to:

(i)	the Company or a Subsidiary Guarantor evidenced by an unsubordinated promissory note; or

(ii)

any other Restricted Subsidiary; provided that if the Company or any Subsidiary Guarantor is an obligor, the Indebtedness is subordinated in right of payment to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor (except to the extent prohibited by applicable Gaming Law); and provided further that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any other Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B)(ii);

(C)	the notes to be issued on the Issue Date;

(D)	Indebtedness outstanding as of the Issue Date;

(E)

Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other outstanding Indebtedness (other than clauses (A), (B), (F), (J), (K) and M of this paragraph (4)) plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing (any such action, to “Refinance”), in an amount not to exceed the amount so Refinanced; provided that Indebtedness, the proceeds of which are used to Refinance Subordinated Indebtedness, will be permitted under this clause (E) only if:

(i)

such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the notes; and

(ii)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Subordinated Indebtedness to be

Refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Subordinated Indebtedness to be Refinanced; and

provided further that in no event may Indebtedness of the Company or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the notes or such Subsidiary Guarantor’s Note Guarantee, as applicable, be Refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (E);

(F)	Indebtedness:

(i)

constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, performance or surety bonds or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations, performance or surety bonds or completion guarantees; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(ii)

arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its Incurrence;

(iii)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary;

(G)

Finance Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations Incurred after the Issue Date in an aggregate principal amount at any one time outstanding, including Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (G), not to exceed the greater of (i) $125.0 million and (ii) an amount equal to 2.0% of Adjusted Total Assets as of any date of Incurrence;

(H)	Indebtedness of the Company, to the extent the net proceeds therefrom are promptly:

(i)	used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control; or

(ii)	deposited to defease or discharge the notes as described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(I)

Note Guarantees and Guarantees of other Indebtedness of the Company or any Subsidiary Guarantor by any of its Restricted Subsidiaries; provided that such Indebtedness was permitted to be Incurred pursuant to this covenant other than under this clause (I);

(J)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of financing of insurance premiums incurred in the ordinary course of business;

(K)	customer deposits and advance payments received in the ordinary course of business from customers in the ordinary course of business;

(L)

additional Indebtedness, Incurred after the Issue Date, of the Company and its Restricted Subsidiaries in an aggregate principal amount at any one time outstanding, including all Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (L), not to exceed the greater of (i) $200.0 million and (ii) an amount equal to 3.0% of Adjusted Total Assets as of any date of Incurrence;

(M)

Indebtedness constituting Interim Assumed Drop-Down Indebtedness; provided that (x) to the extent such Indebtedness remains outstanding after the date that is 15 days after the original Incurrence thereof, such Indebtedness shall no longer be permitted to be Incurred pursuant to this clause (M) and must otherwise be permitted under another provision of this covenant and (y) to the extent such Indebtedness is extended, refinanced, renewed or replaced such extension, refinancing, renewal or replacement, as applicable, shall not be permitted pursuant to this clause (M);

(N)

Indebtedness under Secured Cash Management Agreements in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreements, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and its Subsidiaries;

(O)

any Guarantee issued by the Company pursuant to the matters described in any indemnity agreements entered into for the benefit of a title company that has been engaged by the Company or any of its Restricted Subsidiaries;

(P)

Guarantees issued by the Company or any of its Restricted Subsidiaries of any Indebtedness of joint ventures or Unrestricted Subsidiaries (and each such Guarantee will reduce amounts available pursuant to clause (3), (18) or (19) of the definition of “Permitted Investments,” as applicable, on a dollar-for-dollar basis by the full amount of such Guarantee to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of such Guarantee), if (i) both before and after giving effect to the incurrence of each such Guarantee, no Event of Default has occurred or is continuing, and (ii) to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of such Guarantee incurred pursuant to this clause (P), the applicable dollar limitations set forth in clause (3), (18) or (19) of the definition of “Permitted Investments,” as applicable, would not be exceeded after giving effect to the full amount of any Guarantees that have become payable by the Company or any of its Restricted Subsidiaries if the full amount of such Guarantees were being incurred as Investments thereunder;

(Q)

Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued under any Credit Facilities in an aggregate principal amount not to exceed the stated amount of such letter of credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);

(R)

contractual indemnity obligations entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the normal course of operation of its casinos and other property;

(S)	obligations (contingent or otherwise) existing or arising under any Hedging Obligations or Swap Contracts (including Secured Hedge Agreements) incurred in the ordinary course of business;

(T)

Indebtedness of a Restricted Subsidiary that is a non-Subsidiary Guarantor in an amount not to exceed the greater of (i) $25.0 million and (ii) an amount equal to 0.5% of Adjusted Total Assets as of any date of Incurrence in the aggregate for all such Restricted Subsidiaries at any time and, without duplication, Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (T);

(U)	Indebtedness incurred in connection with any Sale and Leaseback Transaction (including any Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (U)); and

(V)	Indebtedness (x) of a Person that becomes a Restricted Subsidiary after the date hereof, that existed at the time such Person became a Restricted Subsidiary and was not created (but may have been amended) in anticipation or contemplation thereof and (y) assumed in connection with any Investment permitted under the Indenture and not created (but may have been amended) in anticipation or contemplation thereof, in each case under this clause (V), as long as immediately after giving effect thereto, after giving pro forma effect to such transaction, either (a) the Interest Coverage Ratio immediately following such transaction and related incurrence or assumption (including a pro forma application of the net proceeds therefrom) would be at least 2.0 to 1.0 or (b) the pro forma Interest Coverage Ratio would be greater than the actual Interest Coverage Ratio immediately prior to such acquisition, incurrence or assumption.

(5)

For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement.

(6)

For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

(7)

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or is Incurred in compliance with paragraphs (1), (2) and (3) of this covenant, as applicable, the Company, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such categories; provided that the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (4)(A) of this covenant.

(8)	The amount of any Indebtedness outstanding as of any date will be:

(A)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(C)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such assets at the date of determination; and

(ii)	the amount of the Indebtedness of the other Person.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) that secures Obligations upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien; provided that this covenant will not restrict the granting of Liens on securities issued by any gaming licensee until all required approvals of this covenant have been obtained under applicable Gaming Laws.

For purposes of determining compliance with this covenant, in the event that any Lien meets the criteria of more than one of the types of Liens described under the definition of “Permitted Liens,” the Company, in its sole discretion, may classify such Lien in one such type of Permitted Liens; provided that the Company may divide and classify a Lien in one or more of the types of Permitted Liens and may later reclassify all or a portion of such Lien, in any manner that complies within this covenant.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries, other than:

(A)	dividends or distributions payable solely in Equity Interests (other than Disqualified Stock); and

(B)	pro rata dividends or distributions on Common Stock of any Restricted Subsidiary;

(2)	purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company held by any Person other than the Company or any of its Restricted Subsidiaries;

(3)

make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than (A) with respect to intercompany Subordinated Indebtedness or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make an Investment, other than a Permitted Investment, in any Person.

(all such payments and any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	the Company could not Incur at least $1.00 of Indebtedness in compliance with both paragraphs (1) and (3) of the covenant described above under the caption “—Limitation on Indebtedness”;

(C)

the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof as determined by the Company) made on or after April 25, 2016 (other than those referred to in clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18), (19) and (20) of the third paragraph of this covenant) would exceed the sum of:

(i)

95% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) from the first day of the fiscal quarter during which April 25, 2016 occurred and ending on the last day of the most recent fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(ii)

100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Company after April 25, 2016 from (a) the issue or sale of Equity Interests of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions and any Permitted Warrant Transaction), (b) a contribution to the common equity capital of the Company (other than Excluded Contributions) or (c) the issue or sale of convertible Indebtedness of the Company upon the conversion of such Indebtedness into Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company; plus

(iii)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends,

repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds have already been included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in each case, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by Holdings (and make any corresponding distributions to the Company’s partners other than Holdings) so long as Holdings believes in good faith that Holdings qualifies as a real estate investment trust under the Code and the declaration or payment of such dividend, in each case, by Holdings, or the making of such distribution is necessary either to maintain Holdings’ status as a real estate investment trust under the Code for any calendar year or to enable Holdings to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by Holdings to its shareholders, with such distribution by Holdings to be made as and when determined by Holdings, whether during or after the end of, the relevant calendar year.

The foregoing provisions will not be violated by reason of:

(1)

the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration or notice thereof or call for redemption if, at such date of declaration or notice or call for redemption, such payment or redemption was permitted by the provisions of the first paragraph of this covenant (the declaration of such payment will be deemed a Restricted Payment under the first paragraph of this covenant as of the date of declaration and the payment itself will be deemed to have been made on the date of declaration and will not also be deemed a Restricted Payment under the first paragraph of this covenant); provided, however, that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (C) of the first paragraph of this covenant only once;

(2)

the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor including premium, if any, and accrued and unpaid interest and related transaction expenses, with the proceeds of, or in exchange for, other Subordinated Indebtedness Incurred under clause (4)(E) of the covenant described above under the caption “—Limitation on Indebtedness”;

(3)

the making of any Restricted Payment or Investment in an aggregate amount outstanding pursuant to this clause (3) not to exceed the amount of Excluded Contributions received by the Company after the Issue Date (with each such Investment being measured as of the date made and without giving effect to any subsequent changes in value);

(4)	the redemption of Common Units for Equity Interests of Holdings pursuant to the terms of the Partnership Agreement;

(5)

payments and distributions to dissenting holders of Common Units and stockholders of Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or such parent company) with the cash necessary to make such payments and distributions) pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or Holdings;

(6)

the payment of cash (A) in lieu of the issuance of fractional shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments) and (B) in lieu of the issuance of whole shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments);

(7)

the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interests of the Company in connection with the administration of their equity compensation programs in the ordinary course of business;

(8)

the redemption, repurchase or other acquisition or retirement of any Equity Interests of the Company or Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such redemptions, repurchases, acquisitions or retirements) from any director, officer or employee of the Company, Holdings (or any other direct or indirect parent company of the Company) or any Restricted Subsidiary of the Company, or from such person’s estate, in an aggregate amount under this clause (8) not to exceed $10.0 million in any consecutive four Fiscal Quarter period; provided that any amount not so used in any given consecutive four Fiscal Quarter period may be carried forward and used in the next succeeding consecutive four Fiscal Quarter period;

(9)

the declaration or payment of any cash dividend or other cash distribution in respect of Equity Interests of Holdings or any other direct or indirect parent company of the Company, the Company or any of its Restricted Subsidiaries constituting Preferred Stock (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such payments or distributions), so long as the Interest Coverage Ratio contemplated by paragraph (3) of the covenant described above under the caption “—Limitation on Indebtedness” would be greater than or equal to 2.0 to 1.0 after giving effect to such payment; provided that at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(10)

the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness or Disqualified Stock of the Company (A) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, Disqualified Stock of the Company, or (B) pursuant to a required Offer to Purchase arising from a Change of Control or Asset Sale, as the case may be; provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of the indenture;

(11)	Permitted Tax Payments;

(12)

the declaration and payment of dividends or distributions by the Company to, the making of loans to, or other payments to Holdings (or any other direct or indirect parent company of the Company) in amounts required for Holdings (or any other direct or indirect parent company of the Company) to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) customary salary, bonus and other benefits payable to officers, directors, employees, members of management, consultants and/or independent contractors of Holdings (or any other direct or indirect parent company of the Company) and any reasonable and customary indemnification claims made by current or former directors, officers, members of management, employees or consultants of such entity, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or such other direct or indirect parent company) being a public company; (c) general corporate operating and overhead costs and expenses (including corporate overhead, legal or similar expenses, audit and other accounting and reporting expenses) of Holdings (or any other direct or indirect parent company of the Company) to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or other direct or indirect parent company) being a public company; and (d) fees and expenses other than to Affiliates of the Company related to any successful or unsuccessful financing transaction or equity offering;

(13)

the declaration and payments of dividends on Disqualified Stock; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(14)

payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (4)(B) of the covenant described above under the caption “—Limitation on Indebtedness”; provided that no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(15)

the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; provided that the amount of dividends paid pursuant to this clause shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; and provided further that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(16)

payments in connection with, and the consummation of any transactions pursuant to or contemplated by (i) the MGM Agreements, (ii) the Northfield Agreements, (iii) the Empire City Agreements, (iv) the Park Agreements and (v) transactions pursuant to agreements generally described in the offering memorandum relating to the initial notes and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith;

(17)

the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of the indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(18)

any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Holdings’ common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;

(19)

other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (19), not to exceed the greater of (i) $200.0 million and (ii) an amount equal to 3.0% of Adjusted Total Assets; and

(20)	Restricted Payments with respect to any Interim Assumed Drop-Down Indebtedness.

For purposes of determining compliance with this covenant, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payment described in the above clauses, or is permitted to be made pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such categories; provided that the Company may divide and classify any Restricted Payment in one or more of the types of Restricted Payment and may later reclassify all or a portion of such Restricted Payment, in any manner that complies within this covenant.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries;

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3)	make loans or advances to the Company or any other Restricted Subsidiary; or

(4)	transfer its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions will not restrict any encumbrances or restrictions:

(1)

in the indenture and any other agreement, including the Credit Agreement, as the same are in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes when due (as determined in good faith by the Company);

(2)

imposed under any applicable documents or instruments pertaining to any current or future Secured Indebtedness permitted under the indenture (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3)

existing under or by reason of applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority, Gaming Laws and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority), the indenture, the notes and the Note Guarantees;

(4)

on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(5)

with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness of a Foreign Subsidiary that was Incurred by such Foreign Subsidiary in compliance with the terms of the indenture;

(6)	contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(7)	contained in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(8)

existing with respect to any Person or the property or assets of any Person acquired by the Company or any of its Restricted Subsidiaries or that otherwise becomes a Restricted Subsidiary, or with respect to any Person or the property or assets of any Person newly designated as a Restricted Subsidiary of the Company, existing at the time of such acquisition or designation and not incurred solely in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of the Person other than the Person or the property or assets of the Person so acquired or designated;

(9)	in the case of clause (4) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)

existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

(C)	existing under or by reason of Finance Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; or

(D)

arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(10)

with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary (including any restrictions on distributions or on the making of loans or advances by that Restricted Subsidiary pending its sale or other disposition);

(11)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A)	the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company), and

(B)	the encumbrances or restrictions do not impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(12)

existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited under the indenture;

(13)

restrictions applicable to any Unrestricted Subsidiary or any Joint Venture (or the Equity Interests thereof) or which exist under or by reason of customary provisions contained in joint venture agreements and customary provisions in leases, in each case entered into in the ordinary course of business;

(14)

which exist under the Loan Documents, the Existing Notes, the Existing Note Guarantees or by reason of Permitted Liens that limit the right of the debtor to transfer or otherwise dispose of the assets subject to such Liens;

(15)

which exist under or by reason of any Secured Hedge Agreement or any Secured Cash Management Agreement; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(16)

restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

(17)

which exist under or by reason of contractual obligations which (i) exist on the Issue Date and (ii) to the extent contractual obligations permitted by clause (i) are set forth in an agreement evidencing Indebtedness, any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the holders of the notes;

(18)

any other encumbrances or restrictions so long as such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(19)	in connection with and pursuant to permitted extensions, refinancings, renewals or replacements of restrictions imposed pursuant to clauses (1) through (18) of this paragraph; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced;

(20)	customary negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under the covenant described under the caption “Limitation on indebtedness”;

(21)	encumbrances or restrictions contained in the Master Leases; provided that such encumbrances or restrictions apply solely to the Property subject to the applicable Master Lease; and

(22)

customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person or provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of capital stock of a Person other than on a pro rata basis.

Nothing contained in this covenant will prevent the Company or any of its Restricted Subsidiaries from restricting the sale or other disposition of property or assets of the Company or its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on Issuances of Guarantees by Subsidiary Guarantors

The Company will not permit any Subsidiary Guarantor to Guarantee, directly or indirectly, any Indebtedness of the Company, or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless, if the Guaranteed Indebtedness:

(1)	ranks equally in right of payment with the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will rank equally with, or subordinate to, Note Guarantee; or

(2)

is subordinate in right of payment to the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the notes or such Note Guarantee.

Future Guarantors

If, after the Issue Date, any Wholly Owned Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Excluded Subsidiary) that is not then an Issuer or a Subsidiary Guarantor, Guarantees any Indebtedness of the Issuers or any other Subsidiary Guarantor under any Credit Facility or any Capital Markets Indebtedness of the Issuers or any other Subsidiary Guarantor, then, the Issuers will cause such Restricted Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor under the indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in the indenture and applicable to the other Subsidiary Guarantors; provided that this paragraph will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and that was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to enter into, renew or extend any transaction of any kind with any Affiliate of the Company or any of its Restricted Subsidiaries (other than transactions between or among the Company and the Restricted Subsidiaries), in each case, involving consideration in excess of $50.0 million (an “Affiliate Transaction”) for any transaction or series of related transactions, except upon terms (taken as a whole) that are not materially less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.

The foregoing limitation does not limit, and will not apply to:

(1)

transactions (A) approved by (i) a majority of the disinterested members of the Board of Directors of Holdings or (ii) a majority of the conflicts committee of Holdings constituted as set forth in the limited liability company agreement of Holdings (as in effect from time to time) or (B) for which the Company or any Restricted Subsidiary delivers to the trustee a written opinion of an independent qualified real estate appraisal firm or a nationally recognized investment banking, accounting or appraisal firm, stating that the transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely among the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries of the Company;

(3)

any payments or other transactions pursuant to any tax-sharing agreement between or among the Company, any Restricted Subsidiaries, Holdings or any direct or indirect parent thereof, and any transactions undertaken for the purpose of improving the consolidated tax efficiency of any direct or indirect parent entity of the Company (each, a “Parent Entity”), any Restricted Subsidiaries or Holdings (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith));

(4)

(i) any Restricted Payments or Investments not prohibited by the covenant described above under the caption “—Limitation on Restricted Payments,” (ii) the Incurrence of any Indebtedness permitted under clauses (4)(B), (I), (M), (P), (T) or (V) of the covenant described above under the caption “—Covenants— Limitation on Indebtedness,” (iii) any sales or other dispositions of assets that do not constitute “Asset Sales” or are excluded from the definition of “Asset Sales” pursuant to the first sentence of such definition or clauses (D), (F) and (T) of such definition and (iv) the Incurrence of any Liens constituting “Permitted Liens” pursuant to clauses (8), (11) through (42), (44) or (45) of such definition;

(5)

payments or other transactions (including the payment of any fees and expenses in connection therewith) pursuant to or in connection with (i) the Partnership Agreement, (ii) the MGM Agreements, (iii) the Northfield Agreements, (iii) the Empire City Agreements, (iv) the Park Agreements and (v) transactions pursuant to agreements generally described in the offering memorandum relating to the initial notes or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not, in the reasonable determination of the Company, materially less favorable to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6)

director’s fees and any employment, consulting, service, severance or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company (or any direct or indirect parent company thereof) or any of its Restricted Subsidiaries with officers, directors, employees and consultants of the Company (or any direct or indirect parent company thereof) or its Restricted Subsidiaries that are Affiliates of the Company or its Subsidiaries and the payment of compensation, customary fees, perquisites and fringe benefits and the issuance of securities to such officers, directors, employees and consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), or loans and advances to any officer, director or employee, in the ordinary course of business;

(7)

commission, payroll, reasonable out-of-pocket costs, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of the Company or any of its Subsidiaries to the extent attributable to the ownership, management or operation of the Company and its Subsidiaries;

(8)

the issuance, sale or transfer, and transactions related to the issuance, sale or transfer, of Equity Interests of the Company to Affiliates or any Parent Entity, including in connection with capital contributions by such Affiliates or Parent Entity to the Company or any Restricted Subsidiary;

(9)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(10)

any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(11)

(i) license or lease agreements with any Unrestricted Subsidiary or joint venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or joint venture, are commercially reasonable, (ii) other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, any Unrestricted Subsidiary or joint venture that are commercially reasonable or are materially consistent with the past practices of the Company, which shall include transactions with sub-tenants of Real Property and (iii) any agreement by an Unrestricted Subsidiary or joint venture to pay management, development or other similar fees to the Company or a Subsidiary Guarantor, directly or indirectly, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs;

(12)	transactions contemplated by each applicable Transfer Agreement;

(13)

agreements with joint ventures and Unrestricted Subsidiaries to facilitate arrangements related to (i) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held or (ii) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(14)

future leases and subleases between MGM or its Subsidiaries and the Company or its Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith));

(15)

leases or subleases not interfering in any material respect with the ordinary conduct of the business of the Company and the Subsidiary Guarantors (which, for the avoidance of doubt, includes operating subleases) and licenses or sublicenses of Intellectual Property made in the ordinary course of business, and termination of leases (other than the Master Lease) and Swap Contracts in the ordinary course of business; or

(16)

Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided, that (except to the extent prohibited by applicable Gaming Law) Indebtedness of the Company or any Subsidiary Guarantor owing to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be subordinated to the notes; and

(17)

(i) the exercise by the Company of rights under derivative securities linked to Equity Interests underlying Convertible Indebtedness or similar products purchased by the Company or Holdings in connection with the issuance of Convertible Indebtedness and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Indebtedness.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this covenant and not covered by clauses (2) through (18) of the immediately foregoing paragraph the aggregate amount of which exceeds $50.0 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and

(2)

at least 75% of the consideration received by the Company or such Restricted Subsidiary consists of cash or Cash Equivalents; provided that, with respect to the sale of one or more properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the properties sold; provided further that, for purposes of this clause (2), the amount of the following will be deemed to be cash:

(A)

any liabilities of the Company or any such Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets; and

(B)

any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the consummation of such Asset Sale; and

(C)

any Designated Non-cash Consideration received by the Issuers or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) an amount equal to 1% of Adjusted Total Assets, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company will or will cause such Net Cash Proceeds (or an amount equal to the amount of such Net Cash Proceeds) to be applied to:

(1)

permanently reduce Secured Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

(2)

make a capital expenditure or invest in property or assets (other than current assets) of a nature or type or that are used in the business of the Company or any of its Restricted Subsidiaries existing on the date of such capital expenditure or investment (or enter into a definitive agreement committing to make such capital expenditure or so invest within 12 months after the receipt of such Net Cash Proceeds).

Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding sentence and not applied as so required by the end of such period will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals more than $100.0 million, the Company must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders of the notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other pari passu Indebtedness plus, in each case, accrued interest, if any, to the Payment Date.

If the aggregate principal amount of notes and other pari passu Indebtedness with the notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the notes and such other pari passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds and may be applied to any other purpose not prohibited by the indenture.

Repurchase of Notes upon a Change of Control

Unless the Company has previously or concurrently sent a redemption notice with respect to all existing notes as described above under the caption “—Optional Redemption” and all conditions precedent applicable to such redemption notice have been satisfied, within 30 days following any Change of Control or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, the Company will be required to commence an Offer to Purchase for all notes then outstanding at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the Payment Date. The Offer to Purchase will, if sent prior to the date on which the Change of Control occurs, describe the transaction or transactions that constitute or may constitute the Change of Control, and state that the Offer to Purchase is conditioned on the Change of Control occurring on or prior to the applicable Payment Date.

There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Company or that might be outstanding at the time).

Subject to the following paragraph, the provisions described above that require the Company to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture shall not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, holders of notes may not be entitled to require the Company to purchase their notes in certain circumstances involving a significant change in the composition of the Company’s or Holdings’ Board of Directors.

The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Company and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

If holders of not less than 90.0% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer to Purchase and the Company, or any third party making an Offer to Purchase in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to Purchase described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including such purchase date.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of Change of

Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

If the terms of any Credit Facilities prohibit the Company from making an Offer to Purchase or from purchasing the notes pursuant thereto, prior to the sending of the notice to holders, but in any event within 30 days following any Change of Control, the Company covenants to:

(1)	repay in full all Indebtedness outstanding under such Credit Facilities or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2)	obtain the requisite consent under such Credit Facilities to permit the purchase of the notes as described above.

The Company must first comply with the covenants described in clauses (1) and (2) above before it will be required to purchase notes in the event of a Change of Control; provided, however, that the Company’s failure to comply with the covenant described in the preceding sentence or to make an Offer to Purchase because of any such failure shall constitute a default described in clause (4) under “—Events of Default” below (and not under clause (3) thereof); provided further, if the Company has instituted any liability management procedures or is otherwise engaged in obtaining the requisite consents under such Credit Facilities to permit the purchase of the notes (such engagement to be determined by the Company in its sole discretion), the Company shall have an additional 30 days following the initial 30 day period after the occurrence of a Change of Control to secure such consents and no default shall have occurred if such consents are obtained within such 30 day period.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the indenture governing the notes relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

SEC Reports and Reports to Holders

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the trustee and the holders of notes within fifteen (15) business days after filing, or in the event no such filing is made or required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

provided that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Company’s website within the applicable time period specified above (provided that if posted to a secure internet portal, the Company will separately electronically deliver such reports to the trustee). For the avoidance of doubt, the foregoing delivery requirements will be deemed satisfied by filings with the SEC that are made jointly by Holdings and the Company.

In addition, following the earlier of (x) the Issue Date or (y) the consummation of the exchange offer, whether or not required by the SEC, the Company will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) of the preceding paragraph with the SEC for public availability within the time periods specified in the SEC’s rules and regulations.

For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any provision of this reporting covenant for purposes of clause (4) set forth below under the caption “—Events of Default” as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due.

Delivery of reports, information and documents referred to above, to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

“Events of Default” under the indenture are defined as the following:

(1)	default in the payment of principal of, or premium, if any, on any note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any note when it is due and payable, and such default continues for a period of 30 days;

(3)

default in the performance or breach of the covenant described below under the caption “—Consolidation, Merger and Sale of Assets” or the failure by the Issuers or any of their Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with the covenants described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of Notes upon a Change of Control”;

(4)

the Issuers or the Company defaults in the performance of or breaches any other covenant or agreement of the Issuers or the Company in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days upon written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5)

there occurs with respect to any issue or issues of Indebtedness of the Issuers or the Company or any Significant Subsidiary having an outstanding principal amount of (i) $200.0 million or more in the aggregate, in the case of Recourse Indebtedness (other than the notes), or (ii) $300.0 million or more in the aggregate, in the case of Non-Recourse Indebtedness, in each case, for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date of the indenture;

(A)

an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(B)

the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)

other than in connection with any transaction not prohibited by “—Master Lease,” the Master Lease shall have terminated or the Master Lease Guaranty shall have terminated (other than in accordance with the terms of the Master Lease or the Master Lease Guaranty); provided that such termination shall not constitute an event of default (and neither the Trustee nor any holder of notes shall take any corresponding actions as if such termination constituted an Event of Default) if within 90 days after such termination the Company has entered into one or more Permitted Replacement Leases (or in the case of the Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Master Lease);

(7)	any final judgment or order (not covered by insurance) for the payment of money in excess of $200.0 million for all such final judgments or orders against the Company or any Significant Subsidiary:

(A)	is rendered against the Company or any Significant Subsidiary and is not paid or discharged; and

(B)

there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any Significant Subsidiary to exceed $200.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8)	a court having jurisdiction enters a decree or order for:

(A)	relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(B)

appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary; or

(C)	the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;

(9)	the Company or any Significant Subsidiary:

(A)

commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

(B)

consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary;

(C)	effects any general assignment for the benefit of its creditors; or

(10)

any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture) or any Subsidiary Guarantor notifies the trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to the Company or any Significant Subsidiary) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuers or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(X)

all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(Y)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity and security satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the provision of indemnity and security; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest, if any, on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuers to certify, on or before a date not more than 120 business days after the end of each fiscal year, that a review has been conducted of the activities of the Issuers and the Restricted Subsidiaries and of their performance under the indenture and that the Issuers and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. In addition, so long as any of the notes are outstanding, the indenture requires the Issuers to deliver to the trustee, within 30 business days upon becoming aware of any Event of Default, a statement specifying such Event of Default.

Master Lease

The Company will not enter into any amendment to the Master Lease unless (a) such amendment is approved by (i) a majority of the disinterested members of the Board of Directors of Holdings or (ii) a majority of the conflicts committee of Holdings constituted as set forth in the limited liability company agreement of Holdings (as in effect from time to time), (b) such amendment would not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company) or (c) such amendment is entered into in order to effectuate an acquisition of property or assets by the Company that are leased back to the tenant under the Master Lease; provided that amendments of the Master Lease (and any corresponding rent reduction) pursuant to the terms of the Master Lease in connection with a casualty event or an asset sale in each case made in accordance with the Master Lease shall not be deemed to materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes or to materially impair the rights and remedies of the holders of the notes.

Consolidation, Merger and Sale of Assets

The Company will not consolidate or merge with or into, or sell, convey, transfer or otherwise dispose (collectively, a “transfer”) of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

(1)

the Company is the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on the notes, the Note Guarantees and under the indenture and the registration rights agreement;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)

in the case of a transaction involving the Company, immediately after giving effect to such transaction on a Pro Forma Basis, the Company, or any Person becoming the successor obligor of the notes, as the case may be, (A) could Incur at least $1.00 of Indebtedness in compliance with both clause (1) and clause (3) of the covenant described under the caption “—Covenants—Limitation on Indebtedness” or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Company immediately before giving effect to the transaction and any related Incurrence of Indebtedness; provided that this clause (3) will not apply to (i) a consolidation or merger of one or more Restricted Subsidiaries with or into the Company or (ii) any merger effected solely to change the state of domicile of the Company; and

(4)

if the Company will not be the continuing Person, the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of the Company’s assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, will succeed to, be substituted for, and may exercise every one of the Company’s rights and powers under the indenture with the same effect as if such successor Person had been named therein as the Company and, except in the case of the lease or a sale or other transfer of less than all assets, the Company will be released from the obligations under the notes. For the avoidance of doubt, the foregoing restrictions will not apply to a merger of the Co-Issuer with the Company where the Company is the surviving entity.

Subsidiary Guarantors. No Subsidiary Guarantor will consolidate or merge with or into, or transfer all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company or another Subsidiary Guarantor), unless:

(1)

such Subsidiary Guarantor is the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired or leased such property and assets of such Subsidiary Guarantor is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Subsidiary Guarantor on the Note Guarantees and under the indenture and the registration rights agreement; and

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Note Guarantee by a Subsidiary Guarantor that is a Restricted Subsidiary of the Company will be automatically released as set forth under “—Brief Description of the Exchange Notes and the Exchange Note Guarantees—The Exchange Note Guarantees.” Additionally, notwithstanding the foregoing, this “Consolidation, Merger and Sale of Assets” section shall not apply to the lease of all or substantially all of the real estate assets of the Company or any of its respective Subsidiaries to MGM or its Subsidiaries or another operator pursuant to a Master Lease or other similar leases.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)

the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors released with respect to certain covenants (including their obligation to make an Offer to Purchase upon a Change of Control or Asset Sale, as the case may be) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events with respect to the Issuers) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Subsidiary Guarantors is a party or by which the Issuers or any of the Subsidiary Guarantors is bound; and

(6)

the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(A)

all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(B)

all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, as determined by the Issuers, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest, if any, on, the notes to the date of maturity or redemption;

(2)

in respect of clause (1)(B) of this paragraph, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);

(3)	the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)

the Issuers has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Subject to certain limited exceptions, modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past Default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the outstanding notes; provided that no such modification, waiver or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(5)	reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7)	voluntarily release a Subsidiary Guarantor of the notes other than in accordance with the indenture;

(8)

after the time an Offer to Purchase is required to have been made pursuant to the covenants described above under the captions “—Covenants—Limitation on Asset Sales” or “—Covenants—Repurchase of Notes upon a Change of Control,” reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or

(9)

reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may, without notice to or the consent of any noteholder be made:

(1)	to cure any ambiguity, defect, omission or inconsistency in the indenture or the notes;

(2)

to provide for the assumption of the Issuers’ or a Subsidiary Guarantor’s obligations to holders of the notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Subsidiary Guarantor’s assets to comply with the provisions under the caption “—Consolidation, Merger and Sale of Assets”;

(3)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of an appointment by a successor trustee;

(5)	to provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

(6)

to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7)

to add to the covenants of the Issuers or any Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor;

(8)	to provide for the issuance of additional notes in accordance with the terms of the indenture;

(9)

to conform the text of the indenture, the notes or the Note Guarantees to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision the indenture, the notes or the Note Guarantees;

(10)	to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the holders of the notes;

(11)	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any holder; or

(12)

to make any amendment to the provisions of the indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the indenture as so amended would not result in notes being transferred in violation of the U.S. Securities Act of 1933, as amended, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes.

No Personal Liability of Incorporators, Partners, Stockholders, Officers, Directors, or Employees

The indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any of the Subsidiary Guarantors in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person in their capacity as such of the Issuers, the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Governing Law

The indenture will provide that it and the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The indenture will provide that, except during the continuance of an Event of Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of the Issuers or the Subsidiary Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to MGM Growth Properties Operating Partnership LP, 1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definitions of other capitalized terms used in this description that are not defined below.

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Company or its Subsidiaries which (a) now exist, (b) are permitted to be entered into under the terms of any leases related to the Company’s Real Property and which in the aggregate do not materially burden or impair the Fair Market Value or use of such Company’s Real Property for the purposes for which it is or may reasonably be expected to be held or (c) similar arrangements which are permitted as to their form and substance pursuant to the terms of agreements governing any Secured Indebtedness permitted to be incurred hereunder.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary whether or not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition will not be Acquired Indebtedness.

“Adjusted Total Assets” means, as of any date of determination, Consolidated EBITDA for the Test Period most recently ended on or prior to such date of determination (determined, for any Fiscal Quarter (or portion thereof) ending prior to the closing of transactions contemplated by or related to (i) the Northfield Agreements, (ii) the Empire City Agreements and (iii) the Park Agreements, on a Pro Forma Basis to give effect to the effectiveness of such transactions throughout such period, as if each had occurred at the beginning of such four-quarter period) divided by 8.25% plus (1) in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete Fiscal Quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased under an Eligible Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (2) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased under an Eligible Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (3) an amount (but not less than zero) equal to all Unrestricted Cash and Cash Equivalents on hand of the Company and its Restricted Subsidiaries as of such date, plus (4) an amount (but not less than zero) equal to all earnest money deposits associated with potential acquisitions by the Company and its Restricted Subsidiaries as of such date, plus (5) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments (for the avoidance of doubt, other than Income Properties, Development Properties, Redevelopment Properties and unimproved land) held by the Company and its Restricted Subsidiaries as of such date (exclusive of goodwill and other intangible assets); provided that, (A) the Consolidated EBITDA attributable to any Income Property, Development Property or Redevelopment Property that is leased by the Company and its Restricted Subsidiaries pursuant to a lease that is not an Eligible Ground Lease shall be excluded, and (B) the Consolidated

EBITDA attributable to any Development Property, Redevelopment Property or undeveloped land (or former Development Property, Redevelopment Property or undeveloped land) the book value of which is included in Adjusted Total Assets under clause (1) or (2) above, shall be excluded.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date the greater of (1) 1.0% of the principal amount of such note and (2) the excess (if any) of (A) the present value at such redemption date of (i) the redemption price of such note at November 1, 2026 (the date that is three months prior to the scheduled Maturity Date) plus (ii) all required interest payments due on such note through November 1, 2026 (the date that is three months prior to the scheduled Maturity Date) (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the notes are deposited with the trustee) plus 50 basis points over (B) the principal amount of such note.

“Asset Acquisition” means:

(1)

an investment by the Company or its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; and

(2)

an acquisition by the Company or any of its Restricted Subsidiaries from any other Person of a Property or other assets that constitute substantially all of a division or line of business of any other Person.

“Asset Sale” means any sale, transfer or other disposition (each, a “disposition”), including by way of merger or consolidation, in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of any assets or properties consisting of:

(1)

all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all of the property or assets of an operating unit or line of business of the Company or any of its Restricted Subsidiaries; or

(3)

any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person that is not a Restricted Subsidiary) outside of the ordinary course of business;

provided that the term “Asset Sale” will not include:

(A)	dispositions of property or assets (including leases of real property) in the ordinary course of business;

(B)

dispositions of assets with a Fair Market Value, or involving net cash proceeds to the Company or a Restricted Subsidiary, not in excess of $50.0 million in any transaction or series of related transactions;

(C)	the disposition of cash or Cash Equivalents;

(D)

a disposition of all or substantially all the assets of the Company or any of the Restricted Subsidiaries in accordance with the covenant described above under the caption “—Consolidation, Merger and Sale of Assets”;

(E)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(F)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(G)

an exchange of assets; provided that (x) the Company has determined in good faith that the Fair Market Value of the assets disposed of in such exchange is at least equal to the Fair Market Value of the assets received in such exchange and (y) at least 75% of the consideration received by the Company and its Restricted Subsidiaries in such exchange constitutes assets or other property of a kind useful to or usable by the Company or any of its Restricted Subsidiaries in its business as conducted prior to the date of such exchange; provided, however, that any cash consideration will constitute Net Cash Proceeds subject to the provisions described above under the caption “—Covenants—Limitation on Asset Sales”;

(H)	the creation of a Lien not prohibited by the indenture and the disposition of assets resulting from the foreclosure upon a Lien;

(I)

the disposition of damaged, obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of Holdings, the Company or the Restricted Subsidiaries (including, for the avoidance of doubt, the Asset Sale of any operator; provided that Holdings, the Company or a Restricted Subsidiary, as applicable, enters into a binding agreement to sell or dispose of such operator within twelve months after the date of acquisition of such operator), and the termination or assignment of Contractual Obligations (other than the Master Lease or any Similar Leases) to the extent such termination or assignment does not have a material adverse effect;

(J)	any foreclosure on assets;

(K)	trade-ins or exchanges of equipment or other fixed assets in the ordinary course of business;

(L)	the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(M)

operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business (which for the avoidance of doubt, includes operating subleases) and leases or subleases not interfering in any material respect with the ordinary course of business of Holdings, the Company or the Restricted Subsidiaries (which for the avoidance of doubt, includes operating subleases);

(N)	licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(O)

(i) termination of leases (other than the Master Lease) and Swap Contracts in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights (other than under the Master Lease) or the settlement, release or surrender of contractual rights (other than under the Master Lease) or other litigation claims (including in tort) in the ordinary course of business;

(P)

sales of (x) assets hereafter acquired pursuant to an acquisition or Investment permitted under the indenture which assets are not used or useful to the principal business of Holdings, the Company or its Restricted Subsidiaries or (y) any existing assets of the Holdings, the Company or its Restricted Subsidiaries which are divested in connection with an acquisition or Investment as required by applicable regulatory authorities;

(Q)

any sale, transfer or other sale of any aircraft and any assets directly related to the operation thereof and any limited liability company or other special purpose vehicle that has been organized solely to own any aircraft and related assets;

(R)	any sale consisting of the grant of Acceptable Land Use Arrangements;

(S)

transactions involving sales of equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such transaction are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such transaction; provided that (i) any such transaction shall be for Fair Market Value (as determined by the Company in good faith), (ii) an Income Property may not be exchanged under this clause (S) for any property other than a replacement Income Property of similar or higher quality (as reasonably determined by the Company) (and if such Income Property is located on the “Las Vegas Strip,” the replacement Income Property must also be located on the “Las Vegas Strip”) and (iii) no transaction under this clause (S) shall be permitted if after giving effect thereto the aggregate amount of all transactions under this clause (S) shall exceed 20% of Adjusted Total Assets as of the last day of the most recently completed Fiscal Quarter ended prior to the date of such proposed transaction;

(T)	the sale of the Equity Interests of an Unrestricted Subsidiary;

(U)	any sale by Holdings, the Company or any Restricted Subsidiary to MGM or any of its Affiliates of any Reparceled Property;

(V)

any disposition of Designated Non-cash Consideration; provided that such disposition increases the amount of Net Cash Proceeds of the Asset Sale that resulted in such Designated Non-cash Consideration; and

(W)

Asset sales of the operations related to any Income Property acquired after the Issue Date; provided that the aggregate amount of all asset sales under this clause (W) shall not exceed the greater of (i) $200.0 million and (ii) an amount equal to 3.0% of Adjusted Total Assets.

For purposes of determining compliance with this definition, in the event that any transaction (or any portion thereof) meets the criteria of more than one of the categories of permitted Asset Sales described in clauses (A) through (V) above, the Company may, in its sole discretion, at the time of Asset Sale, divide or classify such Asset Sale (or any portion thereof) under any clause under which the assets subject to such Asset Sale would then be permitted to be disposed pursuant to, and at any future time may divide, classify or reclassify such Asset Sale (or any portion thereof) under any clause under which it would be permitted to be disposed of at such later time, and in each case will only be required to include the amount and type of such Asset Sale in one or more of the above clauses.

“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(A)	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(B)	the amount of such principal payment; by

(2)	the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-05 under the Exchange Act.

“Board of Directors” means:

(1)	with respect to the Company, its board of directors or, if the Company does not have a board of directors, the board of directors of its general partner;

(2)	with respect to Holdings, its board of directors;

(3)	with respect to MGM GP, the board of directors of its managing member; and

(4)

with respect to any other Person, (A) if the Person is a corporation, the board of directors of the corporation, (B) if the Person is a partnership, the board of directors of the general partner of the partnership, (C) if the Person is a member managed limited liability company, the board of directors of its managing member, and (D) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under the indenture, the place of payment.

“Capital Markets Indebtedness” means any Indebtedness having an aggregate outstanding principal amount in excess of $100.0 million, consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the Commission or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities or similar Indebtedness, Sale and Leaseback Transaction, Finance Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter.

“Cash Equivalents” means any of the following types of Investments:

(a)	Government Securities due within one year after the date of the making of the Investment;

(b)

readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;

(c)

time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)

certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250.0 million, or total assets of at least $5.0 billion, in each case due within one year after the date of the making of the Investment;

(e)

certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500.0 million, or total assets of at least $15.0 billion, in each case due within one year after the date of the making of the Investment;

(f)

repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $500.0 million, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g)

commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then-equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(h)

“money market preferred stock” issued by a corporation incorporated under the Laws of the United States or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clause (c) or (d) above;

(i)

a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) above, or a registered broker or dealer described in clause (f) above, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) above and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(j)

corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(k)

Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (c) and (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a lender or the administrative agent under any Credit Facilities, was a party to a Cash Management Agreement.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13 (d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (other than a Permitted Holder) including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;

(4)

Holdings consolidates with, or merges with or into, any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(5)	Holdings (or a Wholly Owned Subsidiary of Holdings) shall cease to be the sole general partner of the Company; or

(6)	The Landlord shall cease to be a Wholly Owned Subsidiary of the Issuers or the Initial Landlord shall cease to be the “Landlord” under the Master Lease.

Notwithstanding the foregoing: (A) any holding company, all or substantially all of the assets of which are comprised of the Company or any Parent Entity of the Company, shall not itself be considered a “person” or “group” for these purposes; (B) the transfer of assets between or among the Company’s Restricted Subsidiaries and the Company shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of the Company with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the Company’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Common Units” means the limited partnership units of the Company, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of Holdings are redeemable for cash or Common Stock of Holdings.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, plus, to the extent such amount was deducted in calculating Consolidated Net Income (without duplication):

(1)

any extraordinary loss reflected in such Consolidated Net Income and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus

(2)

any extraordinary gain reflected in such Consolidated Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus

(3)	all Consolidated Interest Expense; plus

(4)	all income tax expense, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes of the Company accrued during such period; plus

(5)	any depreciation and amortization expenses; plus

(6)	all unusual or non-recurring expenses and/or all non-cash items, expenses or charges; plus

(7)	expenses classified as “pre-opening and start-up expenses” on the financial statements of the Company and its Restricted Subsidiaries for that period, plus

(8)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(9)

(i) all transaction fees, costs and expenses incurred in connection with any Equity Offering, Permitted Investments, acquisition, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification, repayment or redemption of Indebtedness permitted to be incurred under the indenture (including any permitted refinancing in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions or any fees, costs and expenses related to entering into new leases or lease modification or restructuring (regardless of whether any such transaction described in this clause (i) is completed) and (ii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(10)	provisions for loan losses; plus

(11)	cash received in excess of the amount recognized in Consolidated Net Income pursuant to direct financing leases; minus

(12)	income recognized in Consolidated Net Income in excess of cash received pursuant to direct financing leases.

In addition, Consolidated EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from Currency Agreements).

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense in respect of Indebtedness of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, including (without duplication):

(1)	all interest expense that was capitalized during such period;

(2)	amortization of original issue discount and the interest portion of any deferred payment obligation;

(3)	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(4)	the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Company or any of its Restricted Subsidiaries;

(5)

whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company) on any series of Disqualified Stock of the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period; and

(6)	the interest portion of payments paid or payable (without duplication) on Finance Lease Obligations;

excluding, to the extent included in interest expense above:

(A)

the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded such calculation) as determined on a consolidated basis in accordance with GAAP;

(B)	any premiums, fees and expenses (and any amortization thereof) paid in connection with the Incurrence of any Indebtedness;

(C)	amortization of financing fees and debt issuance costs; and

(D)	any non-cash costs associated with Hedging Obligations and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, without any reduction in respect of dividends on Preferred Stock, and without giving effect to deductions for non-controlling or minority interests; provided that the following items will be excluded in computing Consolidated Net Income, without duplication:

(1)

the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income);

(2)

solely for purposes of determining amounts available for Restricted Payments under the definition of “Funds From Operations” pursuant to clause (C)(i) of the covenant described under “—Covenants— Limitation on Restricted Payments,” the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid (or that could have been paid) to the Company or any of its Restricted Subsidiaries by such Person during such period;

(3)	all after-tax gains or losses attributable to Asset Sales and other asset dispositions;

(4)

all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations;

(5)	all after-tax extraordinary gains and extraordinary losses;

(6)	all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles;

(7)

all impairment charges or asset write-offs or write-downs, including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8)	all non-cash gains and losses attributable to mark-to-market valuation of Hedging Obligations pursuant to Accounting Standards Codification 815; and

(9)	all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Convertible Indebtedness” means Indebtedness of the Company (which may be Guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of the indenture that is (1) either (a) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Holdings and/or cash (in an amount determined by reference to the price of such common stock) and (2) subordinated to the notes and all Obligations with respect to the notes on terms customary at the time for convertible subordinated debt securities.

“Corporate Services Agreement” means the corporate services agreement among the Company, Holdings and MGM, dated as of April 25, 2016, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Credit Agreement” means that certain Credit Agreement, dated as of April 25, 2016, among Holdings, the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, including any related notes, guarantees and collateral documents, as amended on October 26, 2016 and as further amended on May 1, 2017, March 23, 2018 and June 12, 2018, and as the same may be further amended, modified or supplemented from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Customary Non-Recourse Exclusions” means usual and customary exceptions and non-recourse carve-outs in nonrecourse debt financings of real property and other carve-outs appropriate in the good faith determination of the Company to the financing, including, without limitation, exceptions by reason of (a) any fraudulent misrepresentation made by the Issuers or any of their Restricted Subsidiaries in or pursuant to any document evidencing any Indebtedness, (b) any unlawful act on the part of the Issuers or any of their Restricted

Subsidiaries in respect of the Indebtedness or other liabilities of any Restricted Subsidiary of the Issuers, (c) any waste or misappropriation of funds by the Issuers or any of their Restricted Subsidiaries in contravention of the provisions of the Indebtedness or other liabilities of any Restricted Subsidiary, (d) customary environmental indemnities associated with the real property of any Restricted Subsidiary, (e) voluntary bankruptcy, (f) failure of the Issuers or any of their Restricted Subsidiaries to comply with applicable special purpose entity covenants, (g) any failure to maintain insurance required pursuant to any document evidencing any Indebtedness, or (h) any failure to comply with restrictions on the transfer of real property set forth in any document evidencing any Indebtedness, but excluding exceptions by reason of (i) non-payment of the debt incurred in such non-recourse financing (other than usual and customary exceptions in respect of the first debt service payment), or (ii) the failure of the relevant Restricted Subsidiary to comply with financial covenants.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock by the Company on the issuance date thereof, and the cash proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the covenant described above under “—Covenants—Limitation on Restricted Payments.”

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company, Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by an officer of the Company, less the amount of cash received in connection with a subsequent sale, redemption, payment or collection of, on or with respect to such Designated Non-cash Consideration.

“Development Property” means real property acquired for purposes of becoming, or currently under development into, an Income Property that is owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries. Each Development Property shall continue to be classified as a Development Property under the indenture until the Company reclassifies such Development Property as an Income Property for purposes of the indenture, upon and after which such Property shall be classified as an Income Property under the indenture.

“Disqualified Stock” means any class or series of Capital Stock (other than Common Units) of any Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock;

(2)

redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than as is customary for such instruments or the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants— Repurchase of Notes upon a Change of Control,” and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to, if applicable, the Issuers’ repurchase of the notes as are required to be repurchased pursuant to the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of Notes upon a Change of Control” or (B) customary put and call arrangements between joint venture partners with respect to their common equity investments in joint ventures will not, in any such case, be treated as Disqualified Stock solely as a result of the items referred to in this proviso.

“Drop-Down Transaction” means an acquisition of Property by the Company or any Restricted Subsidiary from any Person in one or a series of related transactions.

“Empire City Agreements” means the agreements described in the offering memorandum with respect to the transactions involving the acquisition of real property associated with Empire City Casino Race Track and Casino.

“Eligible Ground Lease” means each ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Company, or any Restricted Subsidiary that is a Wholly Owned Subsidiary, as lessee, that (1) has a remaining lease term (including extension or renewal rights exercisable at the sole option of the tenant thereunder) of at least twenty-five (25) years, calculated as of the date such property becomes included in the calculation of Adjusted Total Assets hereunder, (2) is free and clear of any Liens (other than Permitted Liens) and (3) contains customary financing provisions including, without limitation, notice and cure rights, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith; provided that the MGM National Harbor Hotel and Casino Ground Lease shall be considered an “Eligible Ground Lease” at the time the Company or one of its Restricted Subsidiaries acquires the hotel and casino with respect to the MGM National Harbor Hotel and Casino Ground Lease.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of (1) the Company or (2) Holdings; provided that the net proceeds of any such public or private offering by Holdings are (or are contemplated to be in the event unsuccessful) contributed by Holdings to the common equity capital of the Company.

“Existing Notes” means the Issuers’ (i) 5.625% Senior Notes due 2024, (ii) 4.500% Senior Notes due 2026 and (iii) 4.500% Senior Notes due 2028.

“Existing Notes Guarantees” means the guarantees of the Existing Notes.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means the Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as a contribution to the Company’s common equity after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case as determined in good faith by the Company and not previously included in the calculations set forth in clauses (C)(ii)(a) and (C)(ii)(b) of the first paragraph of the covenant described under “—Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary and any FSHCO, (iii) any Restricted Subsidiary of the Company acquired or formed after the Issue Date in an Investment permitted under the Indenture which, at the time of such acquisition or formation, is not a Wholly Owned Subsidiary, (iv) any Restricted Subsidiary that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof), (v) any Restricted Subsidiary that is a special purpose entity used for a securitization facility permitted under the Indenture, (vi) any Restricted Subsidiary prohibited from guaranteeing Obligations (x) by applicable law, rule or regulation existing on the Issue Date or (y) by applicable law, rule, regulation existing at the time of acquisition of such Restricted Subsidiary after the Issue Date, (vii) any Restricted Subsidiary acquired after the Issue Date that is prohibited by any agreement, instrument or other undertaking to which such Restricted Subsidiary is a party, or by which it or any of its property or assets is bound, from guaranteeing the Obligations shall not be required to be a Guarantor for so long as such prohibition exists (provided that any such agreement, instrument or other undertaking existed at the time of such acquisition or investment and was not entered into in connection with or in anticipation of such acquisition or investment), (viii) any Restricted Subsidiary which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received, (ix) any Restricted Subsidiary to the extent such guarantee would reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Company) and (x) any Restricted Subsidiary where the cost of providing such guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Company), it being understood and agreed that if a Subsidiary executes a Guarantee, such Subsidiary shall constitute a “Subsidiary Guarantor”.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the Chief Financial Officer of the Company.

“Finance Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of such Person as lessee is required to be classified and accounted for as a finance lease in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any Similar Lease entered into after the Issue Date by any Person may, in the sole discretion of the Company, be treated as an operating lease and not a Finance Lease; and provided further that any Master Lease will not be deemed to be a Finance Lease.

“Finance Lease Obligations” means the liability under a Finance Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Fiscal Quarter” means the fiscal quarter of the Company consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia, and any direct or indirect Subsidiary of such Foreign Subsidiary.

“FSHCO” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and substantially all of whose assets consists of the capital stock of one or more Foreign Subsidiaries.

“Funds From Operations” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):

(1)	all depreciation expense; plus

(2)	all amortization expense; plus

(3)	amortization of financing costs, including early write-off of financing costs; plus

(4)

after-tax losses (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(5)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(6)	all other unusual and non-recurring and/or non-cash charges, expenses or losses; less

(7)

gains (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions.

For purposes of determining Funds From Operations for any period that includes any period occurring prior to the Issue Date, Funds From Operations shall be determined as if the Master Lease has been in effect throughout such period, in each case, as reasonably determined by the Company in good faith.

“GAAP” means generally accepted accounting principles in the United States set forth in the FASB Accounting Standards Codification® and rules and interpretive releases of the Commission under authority of federal securities laws that are applicable to the circumstances as of the date of determination, consistently applied as in effect on the Issue Date.

“Gaming Approval” means any and all approvals, licenses, findings of suitability, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority: (1) necessary to enable the Company or its Restricted Subsidiaries to engage in the casino, gambling, racing or gaming business, or in the business of owning or leasing real property or vessels used in the casino, gambling, pai gow poker, racing or gaming business or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Issue Date, (2) required by any Gaming Law, or (3) required as is contemplated on the Issue Date, to accomplish the financing and other transactions contemplated hereby.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operating (or proposed gaming or racing operation) owned, leased, managed or operating by the Company or any of its Subsidiaries.

“Gaming Facility” means any casino, hotel, resort, race track, off-track wagering site, venue at which gaming or wagering is conducted, and all related or ancillary property and assets

“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari-mutual race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted or managed by the Company or any of their Subsidiaries or affiliates within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Swap Contract.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary of the Issuers that, as of the last day of the most recently ended Fiscal Quarter for which consolidated financial statements of the Company are available on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $50.0 million.

“Income Property” means any real property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property under the indenture until the Company reclassifies such Income Property as a Redevelopment Property for purposes of the indenture, upon and after which such property shall be classified as Redevelopment Property under the indenture.

“Incremental Term Loans” means any incremental term loans permitted under the Credit Agreement as in effect on the Issue Date.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that any premiums, interest (including post-petition interest and payment-in-kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted under the indenture will not be considered to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(3)

the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in item (1) or (2) above or item (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4)

all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

(5)	all Finance Lease Obligations;

(6)

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)

all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become unconditional obligations of such Person or any of its Restricted Subsidiaries);

(8)	to the extent not otherwise included in this definition, Hedging Obligations; and

(9)	Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company;

if, and to the extent, any of the preceding items (other than items (3), (6), (7) or (8)) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A)

the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP; and

(B)	Indebtedness will not include any liability for federal, state, local or other taxes.

“Intellectual Property” means patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period to (2) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the most recently ended Test Period; provided, however, for purposes of calculating the Interest Coverage Ratio, Consolidated Interest Expense related to any amortization of deferred financing costs and original issue discount shall be excluded. Notwithstanding the foregoing, for purposes of calculating the Interest Coverage Ratio for any Test Period, such Test Period shall be determined as if the transactions contemplated by or related to (i) the Northfield Agreements, (ii) the Empire City Agreements and (iii) the Park Agreements had been in effect throughout such period, as if each had occurred at the beginning of such fiscal period, in each case, as reasonably determined by the Company in good faith.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement or interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.

“Interim Assumed Drop-Down Indebtedness” means any short-term or interim Indebtedness assumed by the Company or any Restricted Subsidiary in connection with a Drop-Down Transaction that is intended to be replaced or refinanced within 15 days of its initial Incurrence by the Company or such Restricted Subsidiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to another Person or any payment for property or services solely for the account or use of another Person, or otherwise), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person and will include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the Fair Market Value of the Equity Interests (or any other Investment), held by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the provisions of the indenture described above under the caption “—Covenants—Limitation on Restricted Payments”:

(A)

“Investment” will include the portion (proportional to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(B)

the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

(C)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“IP License Agreement” means the intellectual property license agreement between MGM and Holdings.

“Issue Date” means the date the notes are originally issued.

“Landlord” means, with respect to the Master Lease, MGP Lessor, LLC, a Delaware limited liability company, in its capacity as landlord under the Master Lease, and its permitted successors or assigns in such capacity.

“Leverage Ratio” means, on any date, the ratio of (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date, determined, on a consolidated basis in accordance with GAAP, to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which financial statements are available, multiplied by four.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan Documents” means, collectively, (i) the Credit Agreement; (ii) the notes issued under the Credit Agreement; (iii) the guaranty made by the Company in favor of the secured parties under the Credit Agreement; (iv) the security agreement, pledge agreement, mortgages and other collateral documents creating or perfecting a Lien pursuant to the Credit Agreement, (v) any fee letters pursuant to the Credit Agreement and (vi) any letter of credit applications and any other document, agreement and instrument entered into by a letter of credit issuer and the Company relating to a letter of credit issued pursuant to the Credit Agreement.

“Master Contribution Agreement” means that certain Master Contribution Agreement, dated as of April 25, 2016, between Holdings, the Company and MGM.

“Master Lease” means the Master Lease between the Landlord and the Tenant entered into on April 25, 2016, as amended on August 1, 2016 and as further amended on October 5, 2017, and any similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries and any other Person (other than the Issuers or the Subsidiary Guarantors). The Master Lease shall be treated as an operating lease for all purposes under the indenture.

“Master Lease Guaranty” means the Guarantee of Master Lease by MGM in favor of the Landlord entered into on April 25, 2016.

“Master Transaction Agreement” means that certain Master Transaction Agreement, dated as of September 5, 2017, between Holdings, MGM, the Company, MGP Lessor, LLC, MGM National Harbor, LLC and MGM Lessee, LLC.

“Maturity Date” means February 1, 2027.

“MGM” means MGM Resorts International, a Delaware corporation.

“MGM Agreements” means, collectively, the Master Lease, the Master Lease Guaranty, the Master Contribution Agreement, the Master Transaction Agreement, the IP License Agreement and the Corporate Services Agreement.

“MGM National Harbor Hotel and Casino Ground Lease” means that certain Hotel and Casino Ground Lease, dated as of April 26, 2013 by and between National Harbor Beltway L.L.C., a Virginia limited liability company, as landlord, and MGM National Harbor, LLC, a Nevada limited liability company, as tenant, (i) as amended by the First Amendment to Hotel and Casino Ground Lease, dated as of July 23, 2014, (ii) as amended by the Second Amendment to Hotel and Casino Ground Lease, dated as of November 24, 2015, and (iii) as may be further amended from time to time; provided that any such amendment, taken as a whole, is not adverse to the holders of the notes in any material respect, as determined by the Company in good faith.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale or capital contribution, the proceeds received by the Company or any Restricted Subsidiary as a result of such Asset Sale or capital contribution in the form of cash or Cash Equivalents and including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, without duplication, net of: (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and title and recording taxes) related to such Asset Sale; (ii) provisions for all taxes actually paid or payable, as reasonably determined by the Company (and taking into account whether any such sale qualifies for non-recognition treatment under Section 1031 of the Code), as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole, including (without duplication) taxes that would have been payable as a result of such Asset Sale by the Company and its Restricted

Subsidiaries if the Company and each Restricted Subsidiary in which the Company owns less than 100% of the interests were taxable as a corporation or as a real estate investment trust, as such term is defined in the Code, for federal, state and local income tax purposes, whichever is greater, and, in each case, without taking into account any deductions, credits or other tax attributes that are not related to such Asset Sale, and at the highest rate that would be applicable to such entity at such time; (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (v) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary; and (vi) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP.

“Non-Recourse Indebtedness” means indebtedness for borrowed money of any Person other than the Issuers or a Restricted Subsidiary of the Company with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such indebtedness; provided, however, that such indebtedness may be recourse to (i) the Person or Persons that own the assets encumbered by the Lien securing such indebtedness so long as (x) such Person or Persons do not own any material assets that are not subject to such Lien (other than assets customarily excluded from an all-assets financing), and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, substantially all assets of such other Person (other than assets customarily excluded from an all-assets financing) are also encumbered by the Lien securing such financing and (ii) the Parent Entity of the Persons described in clause (i)(x) above so long as such Parent Entity does not own any material assets other than the Equity Interests in such Persons; provided, further, that personal recourse of a holder of indebtedness against any obligor with respect thereto for Customary Non-Recourse Exclusions shall not, by itself, prevent any indebtedness from being characterized as Non-Recourse Indebtedness.

“Northfield Agreements” means the agreements described in the offering memorandum related to the acquisition of the membership interest of Northfield Park Associates LLC which owns the assets and liabilities of the Hard Rock Rocksino Northfield Park by Holdings and agreements related to the sale of the operations of the Hard Rock Rocksino Northfield Park to MGM.

“Note Guarantee” means a Guarantee of the notes by the Subsidiary Guarantors.

“Obligations” means any principal, interest, Applicable Premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer by the Issuers to purchase notes from the holders commenced by mailing a notice to the trustee and each holder stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which will be a business day no earlier than 30 days nor later than 60 days from the date such notice is sent) (“Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuers default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

(5)

that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6)

that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7)

that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000 thereof.

In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuers’ discretion, the Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Payment Date, or by the Payment Date as so delayed.

On the Payment Date, the Issuers will:

(A)	accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

(B)	deposit with the Paying Agent money sufficient, as determined by the Issuers, to pay the purchase price of all notes or portions thereof so accepted; and

(C)

promptly thereafter deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an officers’ certificate specifying the notes or portions thereof accepted for payment by the Issuers.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee will promptly authenticate and deliver to such holders a new note equal in principal amount to any unpurchased portion of any note surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

“Partnership Agreement” means the agreement of limited partnership of the Company, dated as of April 25, 2016, as such agreement may be amended, restated or replaced from time to time.

“Payment Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Park Agreements” means the agreements described in the offering memorandum related to the initial notes with respect to the transactions involving the Park MGM improvements.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings’ common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holders” means MGM and its controlled Affiliates (or any successors thereto) and any Person acting in the capacity of an underwriter in connection with a bona fide public or private offering of Holdings’ Capital Stock.

“Permitted Investment” means:

(1)

an Investment in the Company, a Restricted Subsidiary or in a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or any of its Restricted Subsidiaries and any Investment of such Person that becomes a Restricted Subsidiary which existed at the time such Person became a Restricted Subsidiary and was not created in anticipation or contemplation thereof;

(2)	cash or Cash Equivalents;

(3)

one or more Investments in Permitted Joint Ventures in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (3), does not exceed the greater of (x) $150.0 million and (y) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment in made (with the amount of each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(4)

receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(6)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7)

an Investment in any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)

an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(9)

Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(10)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(11)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(12)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption

“—Covenants—Limitation on Asset Sales” or any disposition of assets or rights not constituting an Asset Sale by reason of one or more of the exclusions contained in the definition thereof;

(13)

stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;

(14)

any Investment of the Company or any of its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the date of the indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment, or commitment, as in effect on the Issue Date;

(15)

Guarantees of Indebtedness permitted to be Incurred by the Company or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption “—Covenants—Limitation on Indebtedness”;

(16)	Investments in respect of Hedging Obligations;

(17)

entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (17));

(18)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken with all other Investments made pursuant to this clause (18) does not exceed the greater of (i) $300.0 million and (ii) an amount equal to 4.5% of Adjusted Total Assets as of the date any such Investment is made;

(19)

Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are outstanding at the time of such Investment, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (i) $200.0 million and (ii) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment is made;

(20)

Investments consisting of (i) loans and other extensions of credit to tenants in the ordinary course of business so long as the proceeds thereof are primarily used for tenant improvements, (ii) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery and tools by such contractors and (iii) loans and other extensions of credit to owners and lessors of Property, in each case so long as the proceeds thereof are used to develop such Property and the Company or a Restricted Subsidiary has entered into a binding agreement to acquire such Property and such Property is intended to be acquired by the Company or a Restricted Subsidiary (or the Company or such Restricted Subsidiary has entered into a binding agreement to acquire such property);

(21)	Investments arising as a result of a Sale and Leaseback Transaction;

(22)	Permitted Bond Hedge Transactions which constitute Investments and Investments in Swap Contracts permitted under clause (4)(S) of the covenant described under the caption “Limitation on Indebtedness”;

(23)

guarantees by the Issuers or any of their Restricted Subsidiaries of operating leases (other than Finance Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuers or any such Restricted Subsidiary in the ordinary course of business;

(24)	operating leases and subleases of any real or personal property in the ordinary course of business;

(25)	Investments in or constituting Income Properties and other Property ancillary or reasonably related to such Income Properties;

(26)

Investments made by the Company or any Restricted Subsidiary pursuant to or in connection with (i) the MGM Agreements, (ii) the Northfield Agreements, (iii) the Empire City Agreements and (iv) the Park Agreements and any amendment, modification or extension thereto and similar agreements entered into after the Issue Date to the extent such similar agreement or amendment, modification or extension, taken as a whole, is not (i) adverse to the Company in any material respect or (ii) more disadvantageous to the Company than the relevant transaction in existence on the Issue Date in any material respect;

(27)

Investments in Redevelopment Property, Development Property, Qualified Mortgage Notes and undeveloped land (including, without duplication, Investments with respect to Indebtedness secured by any such property or utilized in the redevelopment or development of such property) to be owned or leased by the Company or a Restricted Subsidiary and Investments of the type described in clause (iii) of clause (20) above; provided that the aggregate book value of all such Investments outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 30.0% of Adjusted Total Assets calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including after giving effect to such Investment (as if it had been made during such Test Period)); provided, further, that (A) the aggregate book value of all Investments in undeveloped land made pursuant to this clause (27) outstanding at the time any such Investment in undeveloped land is made (after giving effect to such Investment) does not exceed 10.0% of Adjusted Total Assets calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period)) and (B) the aggregate book value of all Investments in Qualified Mortgage Notes made pursuant to this clause (27) outstanding at the time any such Investment in Qualified Mortgage Notes is made (after giving effect to such Investment) does not exceed 15.0% of Adjusted Total Assets calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period)). For the avoidance of doubt, Investments in Redevelopment Property, Development Property, Qualified Mortgage Notes and undeveloped land shall cease to constitute Investments therein for purposes of this clause (27) at the time such assets cease to constitute Redevelopment Property, Development Property, Qualified Mortgage Notes or undeveloped land, as applicable;

(28)

(i) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or other advances (including letters of credit and cash collateral) arising from the grant of trade credit or similar arrangements with suppliers, distributors, tenants, licensors or licensees in the ordinary course of business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(29)	obligations of the Company or any Restricted Subsidiary with respect to indemnifications of title insurance companies issuing title insurance policies in relation to construction Liens;

(30)	Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(31)

Investments made substantially contemporaneously with the issuance by Holdings, the Company or any Restricted Subsidiaries of any Convertible Indebtedness in derivative securities or similar products purchased by Holdings, the Company or any Restricted Subsidiaries in connection therewith linked to Equity Interests underlying such Convertible Indebtedness.

“Permitted Joint Venture” means a Person owned 50% or more by the Company and/or any of its Restricted Subsidiaries if:

(1)	such Person is engaged in a business related to that of the Company or any of its Restricted Subsidiaries; and

(2)	the Company or any Restricted Subsidiary has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means:

(1)

(i) Liens in favor of the Issuers or the Subsidiary Guarantors, and (ii) Liens on any assets (including real or personal property) of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations (A) under any Credit Facilities that were permitted to be incurred under clause (4)(A) of the covenant described above under the caption “—Covenants— Limitation on Indebtedness”, (B) permitted to be incurred under both paragraphs (2) and (3) of the covenant described above under the caption “—Covenants—Limitation on Indebtedness” or (C) liens securing Obligations under Secured Cash Management Agreements and Secured Hedge Agreements;

(2)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with Company or such Restricted Subsidiary or acquired by Company or such Restricted Subsidiary;

(3)

Liens on (x) property acquired by the Company or any of its Restricted Subsidiaries after the date hereof that are in place at the time such property is so acquired and are not created (but may have been amended) in contemplation of such acquisition or (y) property of Persons that are acquired by the Company or any of its Restricted Subsidiaries after the date hereof that are in place at the time such Person is so acquired and are not created (but may have been amended) in contemplation of such acquisition;

(4)

Liens to secure Indebtedness incurred under clauses (4)(G) and (P) of the covenant described above under the caption “—Covenants—Limitation on Indebtedness”, provided that, in the case of said clause (P), the Indebtedness secured by such Liens not to exceed the greater of (i) $30.0 million and (ii) an amount equal to 0.5% of Adjusted Total Assets at any one time outstanding;

(5)

Liens existing on the Issue Date and Liens relating to any refinancing of the obligations secured by such Liens; provided, that such Liens do not encumber any Property other than the Property (including proceeds) subject thereto on the Issue Date;

(6)

Liens securing Indebtedness that is Refinanced constituting Secured Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(7)	Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(8)	Liens incurred with respect to obligations not to exceed the greater of (i) $100.0 million and (ii) an amount equal to 2.0% of Adjusted Total Assets at any one time outstanding;

(9)	Liens of cash or Cash Equivalents securing Interest Rate Agreements;

(10)	Liens on property or assets used to defease Indebtedness that was not incurred in violation of the indenture;

(11)

inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(12)

Liens for taxes or securing assessments or charges payable to a property owner association or similar entity, which taxes or assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(13)

minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(14)

easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(15)

easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(16)	rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;

(17)

rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(18)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(19)

statutory Liens, other than those described in clauses (11) or (12) hereof, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(20)

covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(21)	rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(22)

Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(23)

Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Company or a Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

(24)	Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(25)

Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(26)	Liens consisting of deposits of Property to secure statutory obligations of the Company or a Restricted Subsidiary of the Company;

(27)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or a Restricted Subsidiary is a party;

(28)

Liens created by or resulting from any litigation or legal proceeding involving the Company or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside by the Company or relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(29)

non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Company and the Restricted Subsidiaries, taken as a whole;

(30)	Liens arising under applicable Gaming Laws or laws involving the sale, distribution and possession of alcoholic beverages;

(31)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(32)

Liens arising from precautionary UCC financing statements filings regarding operating leases, consignment of goods or with respect to leases of gaming equipment entered into in the ordinary course of business;

(33)	Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;

(34)

Liens pursuant to operating leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing Gaming Facilities, hotels, nightclubs, restaurants and other assets used or useful in the business of the Company or its Restricted Subsidiaries, which Liens, operating leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (2) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(35)

licenses, leases or subleases granted to Persons other than the Company or a Restricted Subsidiary, not materially interfering with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Company or the Restricted Subsidiaries of the Company;

(36)	Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(37)

Liens on capital stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (2) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Subsidiaries that are not Wholly Owned Subsidiaries;

(38)	Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(39)	any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement that is permitted to be incurred pursuant to the indenture other than this clause (39);

(40)	Acceptable Land Use Arrangements, including Liens related thereto;

(41)	Liens for landlord financings (and refinancings thereof) secured by the fee estate of any Eligible Ground Lease;

(42)	Liens in favor of the Company or any Guarantor;

(43)	Liens securing assignments to a reverse Section 1031 exchange trust;

(44)

Liens securing Interim Assumed Drop-Down Indebtedness; provided that (x) such Liens secure only the Property acquired in connection with the Drop-Down Transaction, (y) to the extent such Liens remains outstanding after the date that is 15 days after the original Incurrence of such Indebtedness, such Liens shall no longer be permitted to be Incurred pursuant to this clause (44) and must otherwise be permitted pursuant to a different provision of the covenant described under the caption“—Covenants—Limitation on Liens” and (z) to the extent such Interim Assumed Drop-Down Indebtedness is extended, refinanced, renewed or replaced no Liens securing any replacement Indebtedness shall be permitted to be incurred pursuant to this clause (44);

(45)

Liens incurred to secure obligations in respect of letters of credit (to the extent such letter of credit is cash collateralized or backstopped by another letter credit) in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(46)

purchase money Liens securing Indebtedness and Finance Leases permitted under clause (4)(G) of the covenant described under the caption “Limitation on indebtedness”; provided, that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Finance Leases (or refinancings thereof and) directly related assets, including proceeds and replacements thereof;

(47)

Liens granted on the Equity Interests in a Person which is not a Restricted Subsidiary, including customary rights of first refusal, “tag-along” and “drag-along” rights, transfer restrictions and put and call arrangements with respect to the Equity Interests of any Joint Venture pursuant to any Joint Venture or similar agreement;

(48)	Liens in respect of Sale and Leaseback Transactions, limited to the Property subject to such Sale and Leaseback Transactions; and

(49)

Liens on property that the Company or its Restricted Subsidiaries are insured against by title insurance; provided that such Lien would not reasonably be expected to impair the ability to place mortgage financing on the real property encumbered by such Lien, which mortgage financing includes title insurance coverage against such Lien.

“Permitted Non-Recourse Guarantees” means customary indemnities or Guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Company or any Restricted Subsidiary of the Company except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).

“Permitted Replacement Lease” means (a) any lease entered into in accordance with and pursuant to the provisions of the Section 1.05 of the Master Lease (or any successor provision thereto in any Permitted

Replacement Lease), (b) a new lease entered into with a Person that has, in the reasonable judgment of the Company, sufficient experience (directly or through its subsidiaries) operating or managing casinos (and/or properties similar to those properties leased pursuant to such lease in the case of any non-gaming properties) or is owned, controlled or managed by a Person with such experience, to operate the properties subject to the contemplated Permitted Replacement Lease and, to the extent applicable, is licensed or certified by applicable authorities to operate the properties subject to the contemplated Permitted Replacement Lease or (c) any assignment of the Master Lease to a Person satisfying the requirements of the foregoing clause (b); provided that in the case of clauses (a), (b) and (c), such agreement is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Permitted Tax Payments” means, with respect to any year, any distributions to holders of Equity Interests of the Company, or a Restricted Subsidiary in which the Company owns less than 100% of the equity interests, sufficient to provide Holdings with a distribution equal to the amount of federal, state and local income taxes, as reasonably determined by the Company, that have been actually paid or are payable by Holdings.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Holdings’ common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means an individual, natural person, partnership, corporation, limited liability company, unincorporated organization, trust, association, company or joint venture, or a governmental agency, Governmental Authority or political subdivision thereof or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:

(1)

if the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, then the Consolidated Interest Expense will be calculated giving pro forma effect (determined in good faith by the Company’s chief financial officer) to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;

(2)

Asset Sales and Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, will be given pro forma effect (including giving pro forma effect to the receipt and application of the proceeds of any Asset Sale) (determined in good faith by the Company’s chief financial officer) as if they had occurred and such proceeds had been applied on the first day of such specified period;

(3)	Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;

(4)

the Consolidated EBITDA and Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded;

(5)

the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date;

(6)	any Person that is or will become a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the specified period;

(7)	any Person that is not, or will cease to be, a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the specified period; and

(8)

if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:

(1)

were attributable to an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the Transaction Date and that (a) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (b) the Company reasonably determines will actually be realized within 18 months of the Transaction Date; or

(2)

were actually implemented on or prior to the Transaction Date in connection with or as a result of an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.

“Property” means any real property or facility (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by the Company or any of its Restricted Subsidiaries or in which the Company or any of its Restricted Subsidiaries holds a leasehold interest.

“Qualified Mortgage Notes” means Investments in, or constituting, loans or advances secured by first priority security interests in real property (including a deed of trust, trust deed, deed to secure debt, mortgage, preferred ship mortgage, leasehold mortgage or leasehold deed of trust covering any real property or any loan secured by real property).

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) will cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical agency to substitute for S&P or Moody’s (or both).

“Real Property” means (i) each parcel of real property leased or operated by the Company or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Company or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Recourse Indebtedness” means, with respect to the Issuers or any Restricted Subsidiary, all Indebtedness for borrowed money of the Company or such Restricted Subsidiary other than Non-Recourse Indebtedness.

“Redevelopment Property” means any real property that operates or is intended to operate as an Income Property (1) that is designated by the Company as a “Redevelopment Property”, (2) (A) (i) that has been acquired by the Company or its Restricted Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (ii) that the Company or its Restricted Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Adjusted Total Assets consisting of or related to such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Consolidated EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and (B) with respect to which the Company or its Restricted Subsidiaries thereof have entered into a binding construction contract or construction has commenced and (3) that does not qualify as a “Development Property.” Each Redevelopment Property shall continue to be classified as a Redevelopment Property under the indenture until the Company reclassifies such Property as an Income Property for purposes of the indenture, upon and after which such property shall be classified as an Income Property under the indenture.

“Reparceled Property” means land (other than Income Property) included in any acquisition (in fee or in leasehold) of Real Property by Holdings, the Company or a Restricted Subsidiary, which (i) such entity did not intend to retain after such acquisition (as determined by the Company in good faith) and (ii) was subsequently reparcelized to constitute a separate parcel or parcels from the remainder of the Real Property so acquired.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Issuers or any Subsidiary Guarantor and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted by this indenture that is entered into by and between the Company or any Subsidiary Guarantor and any Hedge Bank.

“Secured Indebtedness” means the portion of outstanding Indebtedness secured by a Lien upon the properties or other assets of the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” of the Company means any Indebtedness of the Company that is expressly subordinated to and junior in right of payment to the notes. “Subordinated Indebtedness” of a Subsidiary Guarantor means any Indebtedness of such Subsidiary Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Subsidiary Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such

Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantor” means each of the Subsidiary Guarantors identified in the following sentence and thereafter any other Restricted Subsidiary of the Company that executes a Note Guarantee in compliance with the provisions described above under the caption “–Covenants–Limitation on Issuances of Guarantees by Subsidiary Guarantors,” but in each case excluding any Persons whose Note Guarantees have been released pursuant to the terms of the indenture. As of the issue date of the exchange notes, the Subsidiary Guarantors are: MGP Lessor Holdings, LLC and MGP Lessor, LLC.

“Subsidiary Indebtedness” means all Unsecured Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute a Swap Contract.

“Tenant” means (a) with respect to the Master Lease, MGM Lessee, LLC, a Delaware limited liability company, in its capacity as tenant under the Master Lease, and its permitted successors and assigns in such capacity and (b) with respect to any other Master Lease, the tenant thereunder.

“Test Period” means the most recently completed Fiscal Quarter of the Company for which financial statements have been or are required to have been delivered pursuant to the covenant described above under the caption “Commission reports and reports to holders” or (b) the three Fiscal Quarters immediately preceding such Fiscal Quarter, as applicable; provided that (i) the calculations of Consolidated EBITDA for any Fiscal Quarter shall be as set forth in the definition of “Consolidated EBITDA” and (ii) the calculations of Interest Coverage Ratio shall be as set forth in the definition of “Interest Coverage Ratio”.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and, with respect to any transaction described above under the caption “—Consolidation, Merger and Sale of Assets,” the date on which such transaction is to be consummated.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2026 (the date that is three months prior to the scheduled Maturity Date) (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the notes are deposited with the trustee); provided that if the period from the redemption date to November 1, 2026 (the date that is three months prior to the scheduled Maturity Date) is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or if such publication is unavailable, a similar nationally recognized publication as determined in the Company’s sole discretion) on the date two business days prior to such determination. Except as described under “—Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Unrestricted Cash” means, as of any date of determination, the greater of (a) (i) all cash and Cash Equivalents included in the balance sheets of Holdings, the Company and the Restricted Subsidiaries as of such date that, in each case, are free and clear of all Liens, other than Permitted Liens and (b) zero.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Company in the manner provided below;

(2)	any Subsidiary of an Unrestricted Subsidiary; and

(3)	unless and until redesignated as a Restricted Subsidiary, each of MGP Yonkers Realty Sub, LLC and YRL Associates, L.P.

The Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary; provided that:

(A)

any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or its Restricted Subsidiary at the time of such designation;

(B)

either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under “—Covenants—Limitation on Restricted Payments,” above; and

(C)

if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the provisions of the indenture described above under “—Covenants—Limitation on Indebtedness” and “—Covenants—Limitation on Restricted Payments.”

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(X)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(Y)

all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and will be deemed to have been Incurred) for all purposes of the indenture.

“Unsecured Indebtedness” means, as of any date, that portion of outstanding Indebtedness of the Company and the Subsidiary Guarantors that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, including the related annexes attached hereto and any exhibits referenced therein, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This exchange offer is being made by the Issuers based upon the Issuers’ understanding of interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, that the exchange notes issued in exchange for the initial notes pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (i) such holder is not an “affiliate”, as defined in Rule 405 under the Securities Act, of the Issuers; (ii) such exchange notes are acquired in the ordinary course of such holder’s business; and (iii) such holder is not engaged in, does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the exchange notes. However, the Issuers have not sought their own no-action letter and therefore the staff of the SEC has not considered this exchange offer in the context of a no-action letter. There can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in other circumstances. If a holder of initial notes is an affiliate of the Issuers, acquires the exchange notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Milbank LLP, New York, New York. Certain Delaware legal matters will be passed upon for us by Richards, Layton & Finger, P.A.

EXPERTS

The combined and consolidated financial statements and the related financial statement schedule of the Operating Partnership as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein within Annex D, which reflects the effects of retrospective revisions for discontinued operations. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined and consolidated financial statements and the related financial statement schedule of MGM Growth Properties LLC and subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, included herein within Annex D, which reflects the effects of retrospective revisions for discontinued operations, and the effectiveness of MGM Growth Properties LLC and subsidiaries’ internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are included in Annex D and Annex A, respectively. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC which are included as annexes to this prospectus. The historical and unaudited financial statements of MGM (which are not included or incorporated by reference into this prospectus), as the parent and guarantor of our significant lessee, have been filed with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.mgmgrowthproperties.com), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our web site and the information contained on our web site, or connected to our web site, are not incorporated into and are not a part of this prospectus. In addition, you may request copies of these filings at no cost through our Secretary: MGM Resorts International 6285 S. Rainbow Blvd., Suite 500 Las Vegas, Nevada 89118; telephone number: (702) 693-7120.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File No. 001-37733 (MGM Growth Properties LLC)

Commission File No. 333-215571 (MGM Growth Properties Operating Properties LP)

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of Registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC) DELAWARE (MGM Growth Properties Operating Partnership LP)	47-5513237 81-1162318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135

(Address of principal executive office)                     (Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Name of each exchange on which registered
MGM Growth Properties LLC	Class A Shares, No Par Value	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

MGM Growth Properties LLC    Yes  ☐    No  ☒

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP    Yes  ☒    No  ☐

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405) is not contained herein, and will not be contained, to the best of the Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

MGM Growth Properties LLC

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth	☐

MGM Growth Properties Operating Partnership LP

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act):

MGM Growth Properties LLC    Yes  ☐    No  ☒

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

The aggregate market value of the Registrant’s Class A shares held by non-affiliates of the Registrant as of June 30, 2018 (based on the closing price on the New York Stock Exchange Composite Tape on June 29, 2018) was $2.1 billion. As of February 22, 2019, 90,461,166 shares of the Registrant’s Class A shares, no par value, were outstanding.

There is no public trading market for the limited partnership units of MGM Growth Properties Operating Partnership LP. As a result, the aggregate market value of such units cannot be determined.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the MGM Growth Properties LLC’s definitive Proxy Statement for its 2019 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K.

EXPLANATORY NOTE

This report combines the Annual Reports on Form 10-K for the year ended December 31, 2018, of MGM Growth Properties LLC, a Delaware limited liability corporation, and MGM Growth Properties Operating Partnership LP, a Delaware limited partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “MGP” or “the Company” refer to MGM Growth Properties LLC together with its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP. Unless otherwise indicated or unless the context requires otherwise, all references to the “Operating Partnership” refer to MGM Growth Properties Operating Partnership LP together with its consolidated subsidiaries.

MGP is a real estate investment trust, or REIT, and the owner of the sole general partner of the Operating Partnership. As of December 31, 2018, MGP owned approximately 26.7% of the Operating Partnership units in the Operating Partnership. The remaining approximately 73.3% of the Operating Partnership units in the Operating Partnership are owned by subsidiaries of our parent, MGM Resorts International (“MGM”). As the owner of the sole general partner of the Operating Partnership, MGP has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control.

We believe combining the Annual Reports on Form 10-K of MGP and the Operating Partnership into this single report results in the following benefits:

•	enhances investors’ understanding of MGP and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•

eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure applies to both MGP and the Operating Partnership, which we believe will assist investors in getting all relevant information on their investment in one place rather than having to access and review largely duplicative reports; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

There are a few differences between MGP and the Operating Partnership, which are reflected in the disclosures in this report. We believe it is important to understand the differences between MGP and the Operating Partnership in the context of how we operate as an interrelated consolidated company. MGP is a REIT, whose only material assets consist of Operating Partnership units representing limited partner interests in the Operating Partnership and its ownership interest in the general partner of the Operating Partnership. As a result, MGP does not conduct business itself, other than acting as the owner of the sole general partner of the Operating Partnership, but it may from time to time issue additional public equity. The Operating Partnership holds all the assets of the Company. The Operating Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for the net proceeds from the offerings of Class A shares by MGP, which were contributed to the Operating Partnership in exchange for Operating Partnership units, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations and by the Operating Partnership’s issuance of indebtedness or through the issuance of Operating Partnership units.

The presentation of noncontrolling interest, shareholders’ equity and partners’ capital are the main areas of difference between the combined consolidated financial statements of MGP and those of the Operating Partnership. The Operating Partnership units held by subsidiaries of MGM are accounted for as limited partners’ capital in the Operating Partnership’s combined consolidated financial statements and as noncontrolling interest within equity in MGP’s combined consolidated financial statements. The Operating Partnership units held by MGP in the Operating Partnership are accounted for as partners’ capital in the Operating Partnership’s combined consolidated financial statements and within Class A shareholders’ equity in MGP’s combined consolidated financial statements. The differences in the presentations between shareholders’ equity and partners’ capital result from the differences in the equity issued at the MGP and Operating Partnership levels.

To help investors understand the significant differences between MGP and the Operating Partnership, this report presents the combined consolidated financial statements separately for MGP and the Operating Partnership.

As the sole beneficial owner of MGM Growth Properties OP GP LLC, which is the sole general partner with control of the Operating Partnership, MGP consolidates the Operating Partnership for financial reporting purposes, and it does not have any assets other than its investment in the Operating Partnership. Therefore, the assets and liabilities of MGP and the Operating Partnership are the same on their respective combined consolidated financial statements. The separate discussions of MGP and the Operating Partnership in this report should be read in conjunction with each other to understand the results of the Company on a combined consolidated basis and how management operates the Company.

In order to establish that the Chief Executive Officer and the Chief Financial Officer of each entity have made the requisite certifications and that the Company and the Operating Partnership are compliant with Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and 18 U.S.C. §1350, this report also includes separate “Item 9A. Controls and Procedures” sections and separate Exhibit 31 and 32 certifications for each of MGP and the Operating Partnership.

All other sections of this report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risk, are presented together for MGP and the Operating Partnership.

PART I

ITEM 1	BUSINESS

The Company

MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings.

MGP is a limited liability company that was formed in Delaware in October 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM in January 2016 and acquired by MGP on April 25, 2016 (the “IPO Date”). The Company has elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016.

MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which MGP owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership, which is owned by MGP and certain other subsidiaries of MGM and whose sole general partner is one of MGP’s subsidiaries. MGM holds a controlling interest in MGP through its ownership of MGP’s Class B share, but does not hold any of MGP’s Class A shares. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in the Operating Partnership. As further described below, MGM will no longer be entitled to the voting rights provided by the Class B share if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%.

MGP, through the Operating Partnership, leases the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Park MGM (which was branded as Monte Carlo prior to May 2018), Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”), as well as Borgata and MGM National Harbor, to a subsidiary of MGM.

As of December 31, 2018, our portfolio consisted of eleven premier destination resorts, as well as the Hard Rock Rocksino Northfield Park, in Northfield, Ohio, which include properties that we believe are among the world’s finest casino and resorts, and The Park in Las Vegas.

Business

We generate a substantial portion of our revenue by leasing our properties owned by a wholly owned subsidiary of the Operating Partnership (the “Landlord”) to a subsidiary of MGM (the “Tenant”) pursuant to a long-term triple-net master lease agreement (the “Master Lease”). Our portfolio consists of premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, the Hard Rock Rocksino Northfield Park in Northfield, Ohio, The Park in Las Vegas, and Empire City in Yonkers, New York. Our properties include six large-scale entertainment and gaming-related properties located on the Las Vegas Strip (the “Strip”): Mandalay Bay, The Mirage, Park MGM, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment district located between New York-New York and Park MGM. Outside of Las Vegas, we also own five market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, Borgata in Atlantic City, New Jersey, and MGM National Harbor in Prince George’s County, Maryland. We also own the Hard Rock Rocksino Northfield Park in Northfield, Ohio and Empire City in Yonkers, New York. In the future, we plan to explore opportunities to expand by acquiring similar properties as well as strategically targeting a broader universe of real estate assets within the entertainment, hospitality and leisure industries.

Northfield Transaction

On July 6, 2018, one of our wholly-owned taxable REIT subsidiaries (“TRS”) completed the acquisition of the membership interests of Northfield Park Associates, LLC (“Northfield”), an Ohio limited liability company that owns the real estate assets and operations of the Hard Rock Rocksino Northfield Park (the “Northfield Acquisition”) for approximately $1.1 billion. We funded the acquisition through a $200 million draw on the term loan A facility and a $655 million draw under the revolving credit facility, with the remainder of the purchase price paid with cash on hand. Simultaneously with the close of the transaction, we entered into a new agreement with an affiliate of Hard Rock Café International (STP), Inc. (“Hard Rock”) to continue to serve as the manager of the property.

On September 18, 2018, we entered into an agreement to sell the operations of Northfield (“Northfield OpCo”) to a subsidiary of MGM for approximately $275 million, subject to customary purchase price adjustments. The TRS will concurrently liquidate and the real estate assets of Northfield will be transferred to the Landlord. Northfield will be added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment will increase by $60 million, prorated for the remainder of the lease year. The transaction is expected to close in the first half of 2019, subject to customary closing conditions. Refer to Note 3 of the accompanying financial statements for additional information.

Empire City Transaction

Subsequent to year end, on January 29, 2019, we acquired the real property associated with the Empire City Casino’s race track and casino (“Empire City”) from MGM, upon its acquisition of Empire City, for fair value of consideration transferred of approximately $634 million, which included the assumption of approximately $246 million of debt by the Operating Partnership with the balance through the issuance of 12.9 million Operating Partnership units to MGM. Empire City was added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment increased by $50 million, prorated for the remainder of the lease year. Refer to Note 1 of the accompanying financial statements for additional information.

Park MGM Lease Transaction

On December 20, 2018, we entered into a definitive agreement whereby the Company will pay MGM consideration of $637.5 million for renovations undertaken by MGM regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Lease Transaction”). Additionally, at closing the parties will enter into an amendment to the Master Lease whereby the annual rent payment to the Company will increase by $50 million, prorated for the remainder of the lease year. The transaction is expected to close in the first quarter of 2019 and is subject to customary closing conditions. Refer to Note 1 of the accompanying financial statements for additional information.

Overview of MGM

The Tenant is a wholly owned subsidiary of MGM, and MGM guarantees the Tenant’s performance and payments under the Master Lease. MGM formed MGP in order to optimize MGM’s real estate holdings and establish a growth-oriented public real estate entity that will benefit from its relationship with MGM and is expected to generate reliable and growing quarterly cash distributions on a tax-efficient basis. MGM is a premier operator of a portfolio of well-known destination resort brands.

MGM has significant holdings in gaming, hospitality and entertainment with current ownership or operating interests in a high quality portfolio of casino resorts with approximately 49,000 hotel rooms, 31,500 slot machines and 2,000 table games on a combined basis as of December 31, 2018, which in addition to MGP’s properties include Bellagio, MGM Grand, MGM Springfield and MGM’s unconsolidated affiliates. MGM also owns an approximate 56% interest in MGM China Holdings Limited, a publicly traded company listed on the Hong Kong Stock Exchange, which owns the MGM Macau resort and casino and MGM Cotai, which opened in February 2018.

Overview of the Master Lease

The Master Lease has an initial lease term of ten years beginning on April 25, 2016 (other than with respect to MGM National Harbor, as described below) with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the rent, ensuring that the cash flows associated with our Master Lease will remain relatively predictable for the duration of its term. Additionally, the Master Lease provides us with a right of first offer with respect to MGM Springfield, which we may exercise should MGM elect to sell the property in the future, and with respect to any future gaming development by MGM on the undeveloped land adjacent to Empire City.

On August 1, 2016, the real estate assets of Borgata were acquired from MGM and added to the existing Master Lease between the Landlord and the Tenant (the “Borgata Transaction”). As a result, the initial annual rent amount under the Master Lease increased by $100 million to $650 million, prorated for the remainder of the first lease year after the Borgata Transaction.

On October 5, 2017, the real estate assets of MGM National Harbor were acquired from MGM and added to the existing Master Lease between the Landlord and the Tenant. As a result, the annual rent amount under the Master Lease increased to $756.7 million, prorated for the remainder of the 2017 lease year. In connection with this transaction, the Master Lease was amended to provide that the initial term with respect to MGM National Harbor ends on August 31, 2024. Thereafter, the initial term of the Master Lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial ten-year term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the Master Lease, the Tenant would also lose the right to renew the Master Lease with respect to the rest of the properties when the initial ten-year lease term ends related to the rest of the properties in 2026.

In April 2018, the second fixed annual rent escalator of 2% went into effect and the Base Rent increased to $695.8 million and the Percentage Rent remained at $74.5 million.

Rent under the Master Lease consists of a “base rent” component (the “Base Rent”) and a “percentage rent” component (the “Percentage Rent”). The Base Rent represents approximately 90% of the annual rent amount under the Master Lease and the Percentage Rent represents approximately 10% of the annual rent amount under the Master Lease. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of our Tenant (such sublessees, collectively, the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs). The Percentage Rent is a fixed amount for approximately the first six lease years and will then be adjusted every five years based on the average annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five-calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs for the trailing five-calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosures to the Securities and Exchange Commission (“SEC”) gives us insight into MGM’s financial condition on an ongoing basis. The Master Lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Overview of Management and Governance

We have a dedicated, experienced management team with extensive experience in the real estate and gaming, lodging and leisure industries. This leadership team is bolstered by a board of directors that includes independent directors.

Our operating agreement provides that whenever a potential conflict of interest exists or arises between MGM or any of its affiliates (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, any resolution or course of action by our board of directors in respect of such conflict of interest shall be conclusively deemed to be fair and reasonable to the Company if it is (i) approved by a majority of a conflicts committee which consists solely of independent directors (which we refer to as “Special Approval”) (such independence determined in accordance with the New York Stock Exchange’s listing standards, the standards established by the Securities Exchange Act of 1934 to serve on an audit committee of a board of directors and certain additional independence requirements in our operating agreement), (ii) determined by our board of directors to be fair and reasonable to the Company or (iii) approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates); provided, however, that our operating agreement provides that any transaction, individually or in the aggregate, over $25 million between MGM or any of its affiliates (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, shall be permitted only if (i) Special Approval is obtained or (ii) such transaction is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates).

Our Properties

The following table summarizes certain features of our properties, all as of December 31, 2018. Our properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Hotel Rooms		Approximate Acres		Approximate Casino Square Footage (1)	Approximate Convention Square Footage
REIT Properties
Las Vegas Strip
Mandalay Bay	Las Vegas, NV	4,750	(2)	124		152,000	2,121,000	(3)
The Mirage	Las Vegas, NV	3,044		77		94,000	170,000
New York — New York and The Park	Las Vegas, NV	2,024		23		81,000	31,000
Luxor	Las Vegas, NV	4,397		58		101,000	35,000
Park MGM	Las Vegas, NV	2,898	(4)	21		66,000	77,000
Excalibur	Las Vegas, NV	3,981		51		94,000	25,000

Subtotal		21,094		354		588,000	2,459,000
Regional
MGM Grand Detroit	Detroit, MI	400		24		127,000	30,000
Beau Rivage	Biloxi, MS	1,740		26	(5)	81,000	50,000
Gold Strike Tunica	Tunica, MS	1,133		24		48,000	17,000
Borgata	Atlantic City, NJ	2,767		37	(6)	160,000	106,000
MGM National Harbor	Prince George’s County, MD	308		23	(7)	146,000	50,000

Subtotal		6,348		134		562,000	253,000
TRS Properties
Hard Rock Rocksino Northfield Park	Northfield, OH	—		113		65,000	—

Subtotal		—		113		65,000	—

Total		27,442		601		1,215,000	2,712,000

(1)

Casino square footage is approximate and includes the gaming floor, race and sports, high limit areas and casino specific walkways, and excludes casino cage and other non-gaming space within the casino area.

(2)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.
(3)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.
(4)	Includes 293 rooms at NoMad which is located at our Park MGM property.
(5)	Ten of the 26 acres at Beau Rivage are subject to a tidelands lease. The ground lease rent is reimbursed or paid directly by Tenant pursuant to the Master Lease.
(6)	Eleven of the 37 acres at Borgata are subject to ground leases. The ground lease rent is reimbursed or paid directly by Tenant pursuant to the Master Lease.
(7)	All 23 acres at MGM National Harbor are subject to ground lease. The ground lease rent is reimbursed or paid directly by the Tenant pursuant to the Master Lease.

Competition

We compete with other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors. For further discussion of the potential impact of competitive conditions on our business, see “Item 1A. Risk Factors — Risks Related to Our Business and

Operations — Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.”

Environmental Regulations and Potential Liabilities

Government Regulation Relating to the Environment. Many laws and governmental regulations relating to the environment are applicable to our properties, and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently and may adversely affect us.

Costs related to environmental compliance. As an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. Although we do not operate or manage our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release. We are not aware of any environmental issues that are expected to have a material impact on the operations of any of our properties.

In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

Pursuant to the Master Lease, any liability arising from or relating to environmental liabilities arising from the businesses and operations located at MGM’s real property holdings prior to our initial public offering is retained by the Tenant and the Tenant has indemnified us (and our subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such environmental liabilities. There can be no assurance that the Tenant will be able to fully satisfy its indemnification obligations, or that MGM will be able to fully satisfy its obligations pursuant to its guarantee. Moreover, even if we ultimately succeed in receiving from the Tenant or MGM any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from the Tenant or MGM.

Regulation

The ownership, operation, and management of gaming facilities are subject to pervasive regulation. Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish procedures designed to prevent cheating and fraudulent practices;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

•	ensure that contracts and financial transactions are commercially reasonable, reflect fair market value and are arms-length transactions; and

•	establish programs to promote responsible gaming.

These regulations impact our business in three important ways: (1) our ownership and operation of the TRS; (2) our ownership of land and buildings in which gaming activities are operated by third party tenants pursuant to long-term leases; and (3) the operations of our gaming tenants. Our ownership and operation of the TRS subjects MGP, its subsidiaries and their officers, directors and limited liability company managers to the jurisdiction of the Ohio State Racing Commission and the Ohio Lottery Commission. Additionally, many gaming and racing regulatory agencies in the jurisdictions in which our gaming tenants operate require MGP and its affiliates to maintain a license as a principal entity, entity qualifier or supplier because of its status as landlord, including Maryland, Michigan, Mississippi, New Jersey, New York and Ohio.

Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, health care, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Intellectual Property

We have a royalty-free intellectual property rights license agreement (the “IP License Agreement”) with MGM pursuant to which we will have the right to use “MGM” in the corporate names of our company and our subsidiaries without royalties for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in our advertising materials without royalties for up to 50 years. We are reliant on MGM to maintain and protect its intellectual property rights and we could be adversely impacted by infringement, invalidation, unauthorized use or litigation affecting the licensed intellectual property or brand names used in the operation of the properties.

Corporate Information

MGP is a limited liability company that was formed in Delaware in October 2015. MGP elected on its 2016 U.S. federal income tax return for its taxable year ended December 31, 2016 to be taxed as a REIT and intends to continue to qualify to do so. The Operating Partnership is a Delaware limited partnership that was formed in January 2016. Our principal offices are located at 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135 and our main telephone number is (702) 669-1480.

Cautionary Statement Concerning Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources and the amount and frequency of future distributions contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the timing and amount of any future dividends and our ability to further grow our portfolio.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties leased to MGM for substantially all of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease.

•

MGP’s sole material assets are Operating Partnership units representing 26.7% of the ownership interests in the Operating Partnership, as of December 31, 2018, over which we have operating control through our ownership of its general partner, and our ownership interest in the general partner of the Operating Partnership.

•	The Master Lease restricts our ability to sell our properties subject thereto.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a significant number of our major gaming resorts are concentrated on the Strip, we are subject to greater risks than a company that is more geographically diversified.

•

Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of Northfield, the real property associated with Empire City, our rights of first offer with respect to MGM Springfield and with respect to any future gaming developments by MGM on the undeveloped land adjacent to Empire City) may be unsuccessful or fail to meet our expectations.

•

We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of our Class A shares.

•	MGP is controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	MGM’s historical results may not be a reliable indicator of its future results.

•	Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•

The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•

In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•

If MGP fails to remain qualified to be taxed as a REIT, it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Legislative or other actions affecting REITs could have a negative effect on us.

•	The anticipated benefits of our anticipated and future acquisitions may not be realized fully and may take longer to realize than expected.

•

Our ownership of the TRS, which we formed in connection with the Northfield Acquisition, will be subject to limitations, and a failure to comply with the limits could jeopardize our REIT qualification.

•	We may be unable to complete the Northfield OpCo Disposition or the Park MGM Lease Transaction or may not consummate the transactions on the terms described herein.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Any forward-looking statement made by us in this Annual Report on Form 10-K speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

Employees of the Registrants

We are managed by an executive management team. As of December 31, 2018, we employed 1,212 other employees aside from our executive management team and including our 1,209 employees at Northfield. MGM has agreed to provide MGP and its subsidiaries with financial, administrative and operational support services pursuant to a corporate services agreement (the “Corporate Services Agreement”), including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Corporate Services Agreement provides that the Operating Partnership will reimburse MGM for all costs MGM incurs directly related to providing such services.

The following table sets forth, as of February 27, 2019, the name, age and position of each of our executive officers. Executive officers are elected by and serve at the pleasure of the Board of Directors.

Name	Age	Position
James C. Stewart	53	Chief Executive Officer
Andy H. Chien	43	Chief Financial Officer and Treasurer

Mr. Stewart has been employed as the Chief Executive Officer of MGP and the Operating Partnership since our initial public offering in April 2016. Prior to joining MGP, Mr. Stewart served as a Managing Director of Greenhill & Co., Inc. from 2009 to 2016, during which time he founded their Los Angeles Office and was responsible for the Gaming, Lodging and Leisure sector. From 2006 to 2009, Mr. Stewart was a Managing Director of UBS Investment Bank, served as Co-Head of the Los Angeles Office and was responsible for the Gaming and Leisure sector. Mr. Stewart worked in Morgan Stanley’s New York and Los Angeles offices from 1992 to 2005, advising on a number of significant gaming industry, real estate and other transactions and rising from Associate to Managing Director. Mr. Stewart started his career as a financial analyst at Salomon Brothers Inc. from 1988 to 1990. Mr. Stewart earned his Master of Business Administration with distinction from the Tuck School of Business at Dartmouth College, where he was named an Amos Tuck Scholar, and his Bachelor of Commerce from the University of Calgary.

Mr. Chien has been employed as the Chief Financial Officer and Treasurer of MGP and the Operating Partnership since our initial public offering in April 2016. Prior to joining MGP, Mr. Chien worked at Greenhill & Co., Inc. from 2009 to 2016, most recently serving as a Managing Director responsible for the firm’s REIT, gaming, lodging and leisure clients. Prior to that, Mr. Chien served as a Director at UBS Investment Bank in Los Angeles, where he worked from 2004 to 2009 and was focused on the real estate, gaming, lodging and leisure industries. Mr. Chien’s previous experience also includes various roles as a member of the real estate group at Citigroup/Salomon Smith Barney as well as various positions at Commerce One and Intel Corporation. Mr. Chien earned his Master of Business Administration from the Anderson School at UCLA, and his Bachelor of Science in Engineering, summa cum laude, from the University of Michigan.

Available Information

We maintain a website at www.mgmgrowthproperties.com that includes financial and other information for investors. We provide access to our the Securities and Exchange Commission (“SEC”) filings, including filings made by the Operating Partnership and our joint Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (including related filings in XBRL format), filed and furnished current reports on Form 8-K, and amendments to those reports on our website, free of charge, through a link to the SEC’s EDGAR database. Through that link, our filings are available as soon as reasonably practicable after we file or furnish the documents with the SEC. These filings are also available on the SEC’s website at www.sec.gov.

Reference in this document to our website address does not incorporate by reference the information contained on the website into this Annual Report on Form 10-K.

ITEM 1A.	RISK FACTORS

You should be aware that the occurrence of any of the events described in this section and elsewhere in this report or in any other of our filings with the SEC could have a material adverse effect on our business, financial position, results of operations and cash flows. In evaluating us, you should consider carefully, among other things, the risks described below. Please refer to the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to Our Business and Operations

•

We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations. A subsidiary of MGM is the Tenant and lessee of all of the properties pursuant to the Master Lease, which accounts for a substantial portion of our revenues. Additionally, because the Master Lease is a triple-net lease, we depend on the Tenant to pay all insurance, taxes, utilities, maintenance and repair expenses in connection with these properties and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that the Tenant will have sufficient assets, income or liquidity to satisfy its payment obligations under the Master Lease, including any payment obligations that may arise in connection with the indemnities under the Master Lease, or that MGM will be able to satisfy its guarantee of the Tenant’s obligations under the Master Lease. Furthermore, there can be no assurance that we will have the right to seek reimbursement against an insurer or have any recourse against the Tenant or MGM in connection with such liabilities. The Tenant and MGM rely on the properties they own and/or operate for income to satisfy their obligations, including their debt service requirements and lease payments due to us under the Master Lease. If income from these properties were to decline for any reason, or if the Tenant’s or MGM’s debt service requirements were to increase, whether due to an increase in interest rates or otherwise, the Tenant may become unable or unwilling to satisfy its payment obligations under the Master Lease and MGM may become unable or unwilling to make payments under its guarantee of the Master Lease. If the Tenant were unable or unwilling to meet its rent obligations and other obligations for one or more of the properties, there can be no assurances that we would be able to contract with other lessees on similar terms as the Master Lease or at all. The inability or unwillingness of the Tenant to meet its rent obligations and other obligations under the Master Lease could materially adversely affect our business, financial position or results of operations, including our ability to pay distributions to our shareholders as required to maintain our status as a REIT. For these reasons, if the Tenant or MGM were to experience a material adverse effect on their respective business, financial positions or results of operations, our business, financial position or results of operations could also be materially adversely affected.

Due to our dependence on rental payments from the Tenant or from MGM (pursuant to its guarantee) as a significant source of revenues, we may be limited in our ability to enforce our rights under the Master Lease or to terminate the Master Lease. In addition, we may be limited in our ability to enforce our rights under the Master Lease because it is a unitary lease and does not provide for termination with respect to individual properties by reason of the default of the Tenant. While we believe that the Tenant will have an interest in complying with the terms of the Master Lease as a result of MGM’s continuing economic interest in our Operating Partnership subsidiary, failure by the Tenant to comply with the terms of the Master Lease or to comply with the gaming regulations to which the properties under the Master Lease are subject could require us to find another lessee for all of the properties under the Master Lease. During this period, there could be a decrease or cessation of rental payments by the Tenant. In such event, we may be unable to locate a suitable lessee at similar rental rates in a timely manner or at all, which could have the effect of reducing our rental revenues.

•	We depend on the properties leased to MGM for substantially all of our anticipated cash flows. Unless and until we acquire additional properties, we will depend on properties operated by subsidiaries of MGM, for substantially all of our anticipated cash flows. We may not immediately acquire other properties to further diversify and increase our sources of cash flow and reduce our portfolio concentration. Any default with regard to any property under the Master Lease will cause a default with regard to the entire portfolio covered by the Master Lease. Consequently, the impairment or loss of any one or more of our properties could materially and disproportionately reduce our ability to collect rent under the Master Lease and, as a result, have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our shareholders.

•

We may not be able to re-lease our properties following the expiration or termination of the Master Lease. When the Master Lease expires, the properties subject thereto, together or individually, may not be relet in a timely manner or at all, or the terms of reletting, including the cost of allowances and concessions to future tenants, including MGM or its subsidiaries, may be less favorable than the current lease terms. The loss of the Tenant, or future tenants on acquired properties, through lease expiration or other circumstances may require us to spend (in addition to other reletting expenses) significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs in the form of ongoing expenses for property maintenance, taxes, insurance and other expenses.

The Master Lease allows the Tenant to cease operations at any of the properties at any time as long as the Tenant and the Operating Subtenants collectively would have maintained an EBITDAR to rent ratio (as described in the Master Lease) of at least 1.90:1.00 for the preceding twelve month period, after giving effect to the cessation of operations at the applicable property on a pro forma basis. If the Tenant were to cease operations at a property, whether due to market or economic conditions or for any other reason, the value of such property may be impaired and we will not have the right to re-lease the property as a result of Tenant’s continuing rights to such property.

The Master Lease is especially suited to MGM, the parent of the Tenant under the Master Lease. Because the properties have been designed or physically modified for a particular tenant, if the Master Lease is terminated or not renewed, we may be required to renovate such properties at substantial costs, decrease the rent we charge or provide other concessions to re-lease such properties. In addition, if we are required to sell a property, we may have difficulty selling it to a party other than to a gaming operator due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. To the extent that we are not able to re-lease our properties or that we incur significant capital expenditures as a result of property vacancies, our business, results of operations and financial condition could be materially adversely affected.

Further, if we were unable to re-lease our properties following the expiration or termination of the Master Lease, our cash flow, liquidity and dividend yield on our Class A shares may be adversely affected.

•

We may have assumed, and in the future may assume, unknown liabilities in connection with acquisitions. Our properties may be subject to unknown existing liabilities. These liabilities might include liabilities for clean-up or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons dealing with the properties, tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While the Master Lease will allocate responsibility for many of these liabilities to the Tenant under the Master Lease, if the Tenant fails to discharge these liabilities, we could be required to do so. Additionally, while in some instances we may have the right to seek reimbursement against an insurer, any recourse against third parties, including the prior investors in our assets, for certain of these liabilities will be limited. There can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

•	MGP’s sole material assets are Operating Partnership units representing 26.7% of the ownership interests in the Operating Partnership, as of December 31, 2018, over which MGP has operating control through its ownership of the Operating Partnership’s general partner. Because MGP’s interest in the Operating Partnership represents its only cash-generating asset, its cash flows and distributions depend entirely on the performance of the Operating Partnership and its ability to distribute cash to MGP. MGP is a holding company whose sole material assets are Operating Partnership units representing 26.7% of the ownership interests in the Operating Partnership, as of December 31, 2018, and its ownership interest in the general partner of the Operating Partnership. The source of MGP’s earnings and operating cash flow consists exclusively of cash distributions from the Operating Partnership. Therefore, MGP’s ability to make distributions to its Class A shareholders is completely dependent on the performance of the Operating Partnership and its ability to distribute funds to MGP. The Operating Partnership’s partnership agreement requires it to distribute to MGP all or such portion of its available cash each quarter as determined by the general partner. The general partner, MGP’s wholly owned subsidiary, intends to cause the Operating Partnership to make such distributions and retain such cash reserves to provide for the proper conduct of its business, to enable it to make distributions to MGP so that MGP can make distributions to its Class A shareholders, or to comply with applicable law or any of the Operating Partnership’s debt or other agreements.

To the extent that MGP needs funds, and the Operating Partnership is restricted from making such distributions pursuant to the terms of the agreements governing its debt or under applicable law or regulation, or is otherwise unable to provide such funds, it could materially and adversely affect MGP’s liquidity and financial condition. The earnings from, or other available assets of, the Operating Partnership may not be sufficient to make distributions or loans to MGP to enable MGP to make distributions on its Class A shares, taxes and other expenses.

•

The Master Lease restricts our ability to sell the properties subject thereto. Our ability to sell or dispose of the properties may be hindered by the fact that such properties are subject to the Master Lease, as the terms of the Master Lease may make such properties less attractive to a potential buyer than alternative properties that may be for sale. In addition, the Master Lease provides that we may not sell the properties to certain competitors of MGM, limiting the number of potential purchasers of our properties for as long as the properties are subject to the Master Lease.

•

If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives. Our success depends in large part upon the leadership and performance of our executive management team, particularly James C. Stewart, our Chief Executive Officer, and Andy H. Chien, our Chief Financial Officer. The appointment of certain key members of our executive management team will be subject to regulatory approvals based upon suitability determinations by gaming regulatory authorities in the jurisdictions where our properties are located. If Messrs. Stewart or Chien are found unsuitable by any such gaming regulatory authorities, or if we otherwise lose their services, we would have to find alternative candidates and may not be able to successfully manage our business or achieve our business objectives.

•

We may face extensive regulation from certain gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption. The ownership, operation and management of gaming facilities are subject to pervasive regulation. Certain gaming authorities in the jurisdictions in which MGM operates may require us and our affiliates to maintain a license as a key business entity or supplier because of our status as landlord. Gaming authorities also retain great discretion to require us to be found suitable as a landlord, and certain of our shareholders, officers and directors may be required to be found suitable as well.

Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. If the gaming authorities were to find us unsuitable as a landlord, MGM may be required to sever its relationship with us and we could be compelled to sell the properties.

Gaming authorities may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards. If we are required to be found suitable and are found suitable as a landlord, we will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a shareholder or to have any other relationship with us, we:

•	pay that person any distribution or interest upon any of our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

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fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including if necessary, the immediate purchase of the voting securities for cash at fair market value.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities, typically 5%, of registered public companies or companies that have been found suitable and, in some jurisdictions, non-voting securities to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a public company’s voting securities for investment purposes only. In addition, to the extent a person or institution also holds shares in MGM, such shares may be aggregated with the shares they hold in us in connection with calculating such person’s or institution’s beneficial ownership for purposes of complying with any regulatory requirements in an applicable jurisdiction.

Further, our directors, officers, key employees and investors in our shares must meet approval standards of certain gaming regulatory authorities. If such gaming regulatory authorities were to find such a person or investor unsuitable, we may be required to sever our relationship with that person or the investor may be required to dispose of his, her or its interest in us. Our operating agreement provides that all of our shares held by investors who are found to be unsuitable by regulatory authorities are subject to redemption upon our receipt of notice of such finding. Gaming regulatory agencies may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards.

Additionally, if we are registered as a public company with the gaming authorities neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control.

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We will have future capital needs and may not be able to obtain additional financing on acceptable terms. As of December 31, 2018, we had outstanding indebtedness in principal amount of $4.7 billion. We may also incur additional indebtedness in the future to refinance our existing indebtedness or to finance newly acquired properties or for general corporate or other purposes. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay distributions, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels.

Increased future debt service obligations may limit the Operating Partnership’s and MGP’s operational flexibility, including our ability to acquire properties, finance or refinance our properties, contribute properties to joint ventures or sell properties as needed. Further, to the extent we were required to incur indebtedness, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to develop new or enhance our existing properties, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may raise additional funds in the future through the issuance of equity securities and, as a result, our shareholders may experience significant dilution, which may make it more difficult for our shareholders to sell our Class A shares at a time and price that they deem appropriate and could impair our future ability to raise capital through an offering of our equity securities.

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Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt. We have a significant amount of indebtedness. As of December 31, 2018, we and our subsidiaries on a consolidated basis had $4.7 billion principal amount of debt and $800 million available for borrowing under our revolving credit facility. Our substantial indebtedness could have important consequences to our financial health. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

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require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

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result in an event of default if we fail to satisfy our obligations under the notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indentures or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

Further, the terms of our existing debt agreements do not, and any future debt may not, fully prohibit us from incurring additional debt. If new debt is added to our current debt levels, the related risks that we now face could intensify.

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Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations. The agreements governing our indebtedness contain customary covenants, including restrictions on the Operating Partnership’s ability to grant liens on the Operating Partnership’s assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain distributions and other restricted payments. In addition, the Operating Partnership is required to comply with certain financial covenants. These restrictions may limit our operational flexibility. Covenants that limit our operational flexibility as well as defaults under the Operating Partnership’s debt instruments could have a material adverse effect on our business, financial position or results of operations.

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The Master Lease requires us to pay for certain capital improvements or to purchase certain personal property from the Tenant in certain circumstances, and we may be required to obtain additional financing. The Master Lease provides that, if MGM were required to cease consolidating us within its financial statements prepared in accordance with U.S. GAAP at any time in the future (a “deconsolidation event”), we may be required to pay the Tenant, should the Tenant so elect, an amount equal to the fair market value of certain capital improvements made by or at the direction of the Tenant or the Operating Subtenants from the start of the term of the Master Lease until the deconsolidation event, subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. Rent under the Master Lease will increase by a factor applied to such amount paid by us to the Tenant. If such a deconsolidation event were to occur and we do not elect to pay in equity, we may not have sufficient liquidity to fund these payments in respect of capital improvements, and may be required to obtain additional financing, which could adversely affect funds for future acquisitions and have a material adverse effect on our business, financial position or results of operations. Alternatively, we may elect to make payments in respect of the capital improvements in the form of equity, which could be dilutive to existing shareholders.

In addition, the Master Lease provides that, under certain circumstances in connection with the expiration of the Master Lease, we may be required to purchase certain tangible personal property of the Tenant or Operating Subtenants at the properties then subject to the Master Lease, including gaming equipment and hotel furniture, fixtures and equipment, for fair market value. If we were required to purchase these assets (subject to applicable gaming laws), we may not have sufficient liquidity to fund these purchases, and may be required to obtain additional financing, which could adversely affect funds for future acquisitions and have a material adverse effect on our business, financial position or results of operations.

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Rising expenses could reduce cash flow and funds available for future acquisitions and distributions. Our properties will be subject to increases in tax rates and tax assessments, utility costs, insurance costs, repairs, maintenance and administrative expenses, and other operating expenses. We may also incur significant expenditures as a result of deferred maintenance for the properties and other properties we may acquire in the future. While the properties under the Master Lease are leased on a triple-net basis, if the Tenant or future tenants fail to pay required tax, utility and other impositions and other operating expenses, or if the Tenant or future tenants fail to maintain leased properties in the condition required by the Master Lease, and if we are required to incur a high level of capital expenditures, we could be required to pay those costs which may require that we obtain additional financing and could adversely affect funds available for future acquisitions or cash available for distributions.

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We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations. As the owner of properties associated with gaming facilities, we will be impacted by the risks associated with the gaming industry. Therefore, our success is to some degree dependent on the gaming industry, which could be adversely affected by economic conditions in general, changes in consumer trends, reductions in discretionary consumer spending and corporate spending on conventions and business development and preferences and other factors over which we and MGM have no control. Economic contraction, economic uncertainty or the perception by our customers of weak or weakening economic conditions may cause a decline in demand for hotels, casino resorts, trade shows and conventions, and for the type of luxury amenities offered at our properties. In addition, changes in discretionary consumer spending or consumer preferences could be driven by factors such as the increased cost of travel, an unstable job market, perceived or actual disposable consumer income and wealth, outbreaks of contagious diseases or fears of war and future acts of terrorism. Because a component of the rent under the Master Lease is based, over time, on the actual net revenues (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue) of the Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease, a decrease in the gaming business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

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Because a significant number of our major gaming resorts are concentrated on the Strip, we are subject to greater risks than a company that is more geographically diversified. Given that a significant number of our major resorts are concentrated on the Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect the business of the Tenant. We cannot control the number or frequency of flights to or from Las Vegas, but the Tenant relies on air traffic for a significant portion of its visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our properties. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of the customers that frequent our properties reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities. Moreover, due to the concentration of our major resorts that operate on the Strip, we may be disproportionately affected by general risks such as acts of terrorism, natural disasters, including major fires, floods and earthquakes, and severe or inclement weather, should such developments occur in or nearby Las Vegas.

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Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of Northfield, the real property associated with Empire City, our rights of first offer with respect to MGM Springfield and with respect to any future gaming developments by MGM on the undeveloped land adjacent to Empire City) may be unsuccessful or fail to meet our expectations. We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives, particularly if the properties or assets we are seeking to acquire are owned or operated by competitors of MGM. Additionally, although our Master Lease provides us with a right of first offer with respect to MGM Springfield and any future gaming development by MGM on the undeveloped land adjacent to Empire City, there can be no assurance that MGM will sell these properties in the future, or we may be unable to reach an agreement with MGM on the terms of the purchase of such properties if MGM were to elect to sell them in the future. Accordingly, there can be no assurance that we will be able to acquire any additional properties in the future.

If we cannot identify and purchase a sufficient quantity of gaming properties and other properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially adversely affected. Additionally, the fact that we must distribute at least 90% of our net taxable income (determined without regard to the dividends-paid deduction and excluding any net capital gains) in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Investments in and acquisitions of gaming properties and other properties we might seek to acquire entail risks associated with real estate investments generally, including that the investments’ performance will fail to meet expectations, that the cost estimates for necessary property improvements will prove inaccurate or that the tenant, operator or manager will underperform. Real estate development projects present other risks, including construction delays or cost overruns that increase expenses, the inability to obtain required zoning, occupancy and other governmental approvals and permits on a timely basis, and the incurrence of significant development costs prior to completion of the project.

Further, even if we were able to acquire additional properties in the future, there is no guarantee that such properties would be able to maintain their historical performance, or that we would be able to realize the same margins from those properties as the previous owners. In addition, our financing of these acquisitions could negatively impact our cash flows and liquidity, require us to incur substantial debt or involve the issuance of substantial new equity, which would be dilutive to existing shareholders. In addition, we cannot assure you that we will be successful in implementing our growth strategy or that any expansion will improve operating results. The failure to identify and acquire new properties effectively, or the failure of any acquired properties to perform as expected, could have a material adverse effect on us and our ability to make distributions to our shareholders.

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Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties. MGM (and any future tenants of our gaming properties) will be required to be licensed under applicable law in order to operate any of our gaming properties as gaming facilities. If the Master Lease or any future lease agreements we may enter into are terminated (which could be required by a regulatory agency) or expire, any new tenant must be licensed and receive other regulatory approvals to operate the properties as gaming facilities. Any delay in or inability of the new tenant to receive required licenses and other regulatory approvals from the applicable state and county government agencies may prolong the period during which we are unable to collect the applicable rent. Further, in the event that the Master Lease or future agreements are terminated or expire and a new tenant is not licensed or fails to receive other regulatory approvals, the gaming properties may not be operated as gaming facilities and we will not be able to collect the applicable rent. Moreover, we may be unable to transfer or sell the affected properties as gaming properties, which would adversely impact our financial condition and results of operation.

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Our operating agreement restricts the ownership and transfer of MGP’s outstanding Class A shares, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company. In order for MGP to qualify to be taxed as a REIT, not more than 50% in value of its outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year after the first year for which it elects to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own MGP’s shares during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Also, subject to limited exceptions, neither we nor an actual or constructive owner of 10% or more (by value) of our shares may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Any tenant that exceeds such ownership limits is referred to as a related party tenant, and rent from a related party tenant generally will not qualify under the REIT income tests.

MGP’s operating agreement, with certain exceptions, authorizes the board of directors to take such actions as are necessary and desirable to preserve MGP’s qualification as a REIT. MGP’s operating agreement also provides, subject to certain exceptions, that no person may beneficially or constructively own more than 9.8% in value or in number, whichever is more restrictive, of any class of MGP’s shares (other than the Class B share) or 9.8% of the value of the aggregate outstanding shares of all classes and series of MGP’s shares. The constructive ownership rules are complex and may cause shares owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders. The acquisition of less than 9.8% of our shares by an individual or entity could cause that individual or entity to own beneficially or constructively in excess of 9.8% in value of our outstanding shares, and thus violate our operating agreement’s ownership limit.

Any attempt to own or transfer MGP’s shares in violation of these restrictions may result in the transfer being automatically void. MGP’s operating agreement also provides that shares acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of one or more designated charitable beneficiaries to be subsequently sold by the trust, and that any person who acquires our shares in violation of the ownership limit will not be entitled to any distributions on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the market price on the day the shares were transferred to the trust or the amount realized from the sale. We or our designee will have the right to purchase the shares from the trustee at this calculated price as well.

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Any mechanic’s liens incurred by the Tenant or the Operating Subtenants will attach to, and constitute liens on, our interest in the properties. To the extent the Tenant or the Operating Subtenants make any improvements, these improvements could cause mechanic’s liens to attach to our properties. To the extent that mechanic’s liens, or similar claims, are recorded against any of the properties or any properties we may acquire in the future, the holders of such mechanic’s liens or claims may enforce them by court action and courts may cause the applicable properties or future properties to be sold to satisfy such liens or claims, which could negatively impact our revenues, results of operations and our distributions to shareholders. Further, holders of such liens or claims could have priority over MGP’s Class A shareholders in the event of bankruptcy or liquidation, and as a result, a trustee in bankruptcy may have difficulty realizing or foreclosing on such properties in any such bankruptcy or liquidation, and the amount of distributions MGP’s Class A shareholders could receive in such bankruptcy or liquidation could be reduced.

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Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders. All of our rental revenue is generated from the Master Lease, which is a triple-net lease, and provides greater flexibility to the Tenant related to the use of leased property than would be the case with ordinary property leases, such as the right to freely sublease portions of each leased property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our shareholders could be lower than they would otherwise be if we did not enter into a net lease.

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The Tenant may assign its responsibilities under the Master Lease to unaffiliated third parties. The Tenant may assign its obligations under the Master Lease (including with respect to one or more individual properties) to a third party assignee without our consent if such assignee meets certain conditions under the Master Lease regarding its experience operating large-scale casinos (or in the case of any of our non-gaming properties, experience operating similar properties), licensing status and economic condition, among other requirements. Despite these assignment requirements, there can be no assurances that any future assignee of the Tenant’s obligations under the Master Lease would be as creditworthy as the Tenant or MGM, or would be able to operate the properties with the same operational expertise as the Tenant and MGM, which could have a material adverse effect on our business, financial condition, results of operations.

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We may be unable to realize the anticipated benefit of the rent escalators in our Master Lease. Although the Master Lease provides that the base rent will be escalated annually by 2.0% for the second through the sixth lease years (as defined in the Master Lease), thereafter this rent escalation is subject to the Tenant and, without duplication, the Operating Subtenants collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). If the rent escalation were not to apply in any particular year, no arrears would accrue or be payable in future lease years. Therefore, there can be no assurance that we will ever realize the benefit of the rent escalators in the Master Lease after the sixth lease year, which could have a material adverse effect on anticipated future cash flows and our ability to increase our distributions to shareholders.

Even if we were able to receive rent escalators under the Master Lease, the rent escalators may lag behind inflation rates. These annual escalators under the Master Lease are based on fixed percentage increases, subject to certain conditions. If these annual escalations lag behind inflation, it could adversely impact our financial condition, results of operations, cash flow, trading price of our Class A shares, our ability to satisfy our debt obligations and our ability to pay distributions to our shareholders.

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Our dividend yield could be reduced if we were to sell any of our properties in the future. If we elect to sell one or more of the properties in the future, our results of operations could decrease, which could result in a lower level of distributions to our unitholders and shareholders than we made prior to such sale or sales. If our distributions were to decrease, the effective dividend yield of MGP’s Class A shares (i.e., the yield as a percentage of the then-market price of MGP’s Class A shares) could subsequently decrease as well, which could have a material adverse effect on the market price of MGP’s Class A shares.

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An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of MGP’s Class A shares. If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations. This increased cost could make the financing of any acquisition more costly, as well as lower future period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

Further, the dividend yield on MGP’s Class A shares, as a percentage of the price of such shares, will influence the price of such shares. Thus, an increase in market interest rates may lead prospective purchasers of MGP’s Class A shares to expect a higher dividend yield, which would adversely affect the market price of MGP’s Class A shares.

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The Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease at each renewal term. The Master Lease generally has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter (other than with respect to MGM National Harbor, as described below), solely at the option of the Tenant. The initial term of the Master Lease with respect to MGM National Harbor ends on August 31, 2024. Thereafter, the initial term of the Master Lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the

Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial ten-year term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the Master Lease, the Tenant would also lose the right to renew the Master Lease with respect to the rest of the properties when the initial ten-year lease term related to the rest of the properties ends in 2026. At the expiration of any additional renewal term thereafter, the Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease. If the Master Lease expires without renewal, or the terms of the Master Lease are modified in a way which is adverse to us, our results of operations and our ability to maintain previous levels of distributions to unitholders and shareholders may be adversely affected.

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We may be required to contribute insurance proceeds with respect to casualty events at our properties to the lenders under our debt financing agreements. In the event that we were to receive insurance proceeds with respect to a casualty event at any of our properties, we may be required under the terms of our debt financing agreements to contribute all or a portion of those proceeds to the repayment of such debt, which may prevent us from restoring such properties to their prior state. If the remainder of the proceeds (after any such required repayment) were insufficient to make the repairs necessary to restore the damaged properties to a condition substantially equivalent to its state immediately prior to the casualty, we may not have sufficient liquidity to otherwise fund these repairs and may be required to obtain additional financing, which could have a material adverse effect on our business, financial position or results of operations.

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There can be no assurance that we will be able to make distributions to our unitholders and Class A shareholders or maintain our anticipated level of distributions over time. We will determine future distributions based on a number of factors, including, among other things, our operating results, our financial condition, especially in relation to our anticipated future capital needs, our then-current expansion plans, the distribution requirements for REITs under the Code, and other factors our board deems relevant. For example, if the Tenant were unable to make rental payments under the Master Lease and MGM were unable to fulfill its obligations under its guarantee, our ability to make distributions would be materially impaired. Our ability to make distributions to our unitholders and Class A shareholders, to maintain our anticipated level of distributions over time, and the timing, amount and composition of any future distributions will be at the sole discretion of our board in light of conditions then existing. Consequently, there can be no assurance that we will ever be able to make distributions at the anticipated distribution rate or be able to maintain our anticipated distribution rate over time, and any change in our distribution policy could have a material adverse effect on the market price of our Class A shares.

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Delaware law and provisions in our operating agreement may delay or prevent takeover attempts by third parties and therefore inhibit our shareholders from realizing a premium on their shares. Our operating agreement and Delaware law both contain provisions that are intended to prevent coercive takeover practices and inadequate takeover bids and to require prospective acquirers to negotiate with our board of directors.

MGP’s operating agreement does, among other things:

•	provide majority voting rights to the holder of MGP’s outstanding Class B share;

•	provide that any merger, consolidation, conversion, sale or other disposition of our assets requires approval of our board of directors;

•	require advance notice for our shareholders to nominate candidates for election to our board of directors or to propose business to be considered by our shareholders at a meeting of our shareholders;

•	allow us to issue additional securities, including, but not limited to, preferred shares, without approval by our shareholders;

•	allow the board of directors to amend the operating agreement without the approval of the shareholders except under certain specified circumstances;

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require that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class of MGP’s shares (other than MGP’s Class B share) or more than 9.8% in value of the aggregate outstanding shares of all classes and series of MGP’s shares; and

•	limit the ability of our shareholders to call special meetings of our shareholders or to act by written consent.

In addition, our operating agreement does not limit or impair the ability of our board of directors to adopt a “poison pill” or shareholder or other similar rights plan, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan.

Our board of directors believes these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors. These provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

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The bankruptcy or insolvency of the Tenant could result in the termination of the Master Lease and material losses to us. Although the Tenant’s performance and payments under the Master Lease are guaranteed by MGM, a default by the Tenant with regard to any property under the Master Lease, or by MGM with regard to its guarantee, will cause a default with regard to the entire portfolio covered by the Master Lease. There can be no assurances that the Tenant or MGM would assume the Master Lease or guarantee, as applicable, in the event of a bankruptcy, and if the Master Lease or guarantee were rejected, the Tenant or MGM, as applicable, may not have sufficient funds to pay the damages that would be owed to us a result of the rejection. For these and other reasons, the bankruptcy of the Tenant or MGM could have a material adverse effect on our business, financial condition and results of operations.

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In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place. The Tenant, a subsidiary of MGM, leases all of the properties pursuant to the Master Lease. Bankruptcy laws afford certain protections to tenants that may also affect the Master Lease, which may be treated for purposes of bankruptcy laws as either a single lease for all the properties or as separate and severable leases for each property. Subject to certain restrictions, a tenant under a lease generally is required to assume or reject the lease as a whole, rather than making the decision on a property-by-property basis. This prevents the tenant from assuming only the better performing properties and terminating the lease with respect to the poorer performing properties. However, it is possible that a bankruptcy court could determine that a single “master lease” covering multiple properties is not a single indivisible lease but rather is multiple severable leases each of which can be assumed or rejected independently. Whether or not a bankruptcy court will require that the Master Lease must be assumed or rejected as a whole depends upon a “facts and circumstances” analysis considering a number of factors, including the parties’ intent, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each property included in the Master Lease, whether the Landlord or Tenant had the ability to dispose of its interest in any property included in the Master Lease, the provisions contained in the relevant documents and applicable state law. If a bankruptcy court in a bankruptcy of the Tenant were to determine that the Master Lease is not a single lease but rather multiple severable leases each of which can be assumed or rejected independently, certain underperforming leases related to properties we own could be rejected by the Tenant in bankruptcy while tenant-favorable leases are allowed to remain in place, thereby adversely affecting payments to us derived from the properties.

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A bankruptcy court may judicially recharacterize the Master Lease as a secured lending transaction, in which case we would not be treated as the owner of the properties and could lose certain rights as the owners in the bankruptcy proceedings. It is possible that, if we were to become subject to bankruptcy proceedings, a bankruptcy court could re-characterize the lease transactions set forth in the Master Lease as secured lending transactions depending on its interpretation of the terms of the Master Lease, including, among other factors, the length of the Master Lease relative to the useful life of the leased property. If the Master Lease were judicially recharacterized as a secured lending transaction, we would not be treated as the owner of the properties and could lose the legal as well as economic attributes of the owners of the properties, which could have a material adverse effect on our business, financial position or results of operations.

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We may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense. While the Master Lease requires, and any new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by the Tenant, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that are or will be subject to sublimits and may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

If we experience a loss that is uninsured or that exceeds the policy coverage limits of the insurance maintained by the Tenant, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties were subject to recourse indebtedness, we could continue to be liable for the indebtedness even if these properties were irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of our business caused by a casualty event may result in the loss of business or tenants. The business interruption insurance carried by the Tenant may not fully compensate us for the loss of business due to an interruption caused by a casualty event. Further, if the Tenant has insurance but is underinsured, it may be unable to satisfy its payment obligations under its lease with us.

A disruption in the financial markets may make it more difficult to evaluate the stability, net assets and capitalization of insurance companies and any insurer’s ability to meet its claim payment obligations. A failure of an insurance company to make payments to us or the Tenant upon an event of loss covered by an insurance policy could adversely affect our business, financial condition and results of operations.

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Changes in building and/or zoning laws may require us to update a property in the event of recapture or prevent us from fully restoring a property in the event of a substantial casualty loss and/or require us to meet additional or more stringent construction requirements. Due to changes, among other things, in applicable building and zoning laws, ordinances and codes that may affect certain of our properties that have come into effect after the initial construction of the properties, certain properties may not comply fully with current building and/or zoning laws, including electrical, fire, health and safety codes and regulations, use, lot coverage, parking and setback requirements, but may qualify as permitted non-conforming uses. Although the Master Lease requires the Tenant to pay for and ensure continued compliance with applicable law, there is no assurance that future leases will be negotiated on the same basis or that the Tenant or other future tenants will make the required changes as required by the terms of the Master Lease and/or any future leases we may enter into. In addition, such changes may limit the Tenant’s ability to restore the premises of a property to its previous condition in the event of a substantial casualty loss with respect to the property or the ability to refurbish, expand or renovate such property to remain compliant, or increase the cost of construction in order to comply with changes in building or zoning codes and regulations. If the Tenant is unable to restore a property to its prior use after a substantial casualty loss or is required to comply with more stringent building or zoning codes and regulations, we may be unable to re-lease the space at a comparable effective rent or sell the property at an acceptable price, which may materially and adversely affect us.

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Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments. As an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. Although we will not operate or manage most of our property, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release.

In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

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Certain properties are subject to restrictions pursuant to reciprocal easement agreements, operating agreements, or similar agreements. Many of the properties are, and properties that we acquire in the future may be, subject to use restrictions and/or operational requirements imposed pursuant to ground leases, restrictive covenants or conditions, reciprocal easement agreements or operating agreements that could adversely affect our ability to lease space to third parties. Such restrictions could include, for example, limitations on alterations, changes, expansions, or reconfiguration of properties; limitations on use of properties; limitations affecting parking requirements; or restrictions on exterior or interior signage or facades. In certain cases, consent of the other party or parties to such agreements may be required when altering, reconfiguring, expanding or redeveloping. Failure to secure such consents when necessary may harm our ability to execute leasing strategies, which could adversely affect our business, financial condition or results of operations.

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Our properties are subject to risks from natural disasters such as earthquakes, hurricanes and severe weather. Our properties are located in areas that may be subject to natural disasters, such as earthquakes, and extreme weather conditions, including, but not limited to, hurricanes. Such natural disasters or extreme weather conditions may interrupt operations at the casino resorts, damage our properties, and reduce the number of customers who visit our facilities in such areas. A severe earthquake in Las Vegas could damage or destroy a number of our properties. In addition, our operations could be adversely impacted by a drought or other cause of water shortage. A severe drought of extensive duration experienced in Las Vegas or in the other regions in which we expect to operate could adversely affect the business and results of operations at our properties. Although the Tenant is required to maintain both property and business interruption insurance coverage for certain extreme weather conditions, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we or the Tenant will be able to fully insure such losses or fully collect, if at all, on claims resulting from such natural disasters or extreme weather conditions.

In addition, the Master Lease allows the Tenant to elect to remove a property from the Master Lease following certain casualty or condemnation events. If the insurance proceeds received in such a casualty event are insufficient to restore the affected property, responsibility for the shortfall of insurance proceeds will be allocated between the Landlord and the Tenant as set forth in the Master Lease. If the condemnation award received in such a condemnation event is insufficient to restore the affected property, the shortfall in the condemnation award will be borne entirely by the Landlord. In either event, there can be no assurance that we would have access to sufficient funds to restore the affected property. Even if we are able to restore the affected property, we could be limited to selling or leasing such property to a new tenant in order to obtain an alternate source of revenue, which may not happen on comparable terms or at all. Any such removal also could lead to a reduction in the amount of rent we would receive under the Master Lease and negatively impact our revenues.

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Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations. Terrorist attacks or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by the Tenant and the value of our properties and might adversely affect the value of an investment in our securities. Such a resulting decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that the Tenant is affected by future attacks, its business similarly could be adversely affected, including its ability to continue to meet obligations under the Master Lease. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our new or redeveloped properties, and limit our access to capital or increase our cost of raising capital.

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The operation of our properties will require, and the operation of properties acquired in the future will likely require, the use of certain brand names. The operation of our properties requires the use of certain brand names, and the terms of the Master Lease do not require the Tenant, MGM or any of its subsidiaries to transfer any intellectual property rights associated with any casino resort to us or to potential new tenants. If the Tenant or another subsidiary of MGM were to cease being the tenant of the properties, we or a successor tenant may be required to rebrand and/or renovate such properties at substantial cost. If we are unable to successfully manage the transition of our business to new brands in order to accommodate future tenants, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have a royalty-free IP License Agreement with MGM pursuant to which we will have the right to use “MGM” in the corporate names of our company and our subsidiaries without royalties for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in our advertising materials without royalties for up to 50 years. We are reliant on MGM to maintain and protect its intellectual property rights and we could be adversely impacted by infringement, invalidation, unauthorized use or litigation affecting the licensed intellectual property or brand names used in the operation of the properties. When our right to use the MGM brand name and logo expires under the terms of the IP License Agreement, or if such agreement is terminated earlier due to a breach or otherwise, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to our new brand, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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We have engaged and may engage in hedging transactions that may limit gains or result in losses. We have used derivatives to hedge certain of our liabilities and we currently have interest rate swap agreements in place. As of December 31, 2018, we have interest rate swap agreements to mitigate the interest rate risk inherent in our senior secured term loan B facility with a total $1.2 billion of notional amount. In December 2018, we entered into additional interest rate swaps on a total notional amount of $400 million, which are effective December 31, 2019. The counterparties of these arrangements are major financial institutions; however, we are exposed to credit risk in the event of non-performance by the counterparties. This has certain risks, including losses on a hedge position, which may reduce the return on our investments. Such losses may exceed the amount invested in such instruments. In addition, counterparties to a hedging arrangement could default on their obligations. We may have to pay certain costs, such as transaction fees or breakage costs, related to hedging transactions.

Risks Related to Our Affiliation with MGM

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We are controlled by MGM, whose interests in our business may conflict with ours or yours. MGP’s Class B share, representing a majority of the voting power of its shares, is owned by MGM, whose interests may differ from or conflict with the interests of MGP’s other shareholders. MGM has the ability to exercise control over MGP’s affairs, including control over the outcome of all matters submitted to MGP’s shareholders for approval, including the election of directors and significant transactions. MGM will also have the power to prevent or cause a change in control as a result of its beneficial ownership of MGP’s Class B share, which could, among other things, discourage a potential acquirer from attempting to obtain control of MGP in a manner that provides a control premium to any shareholders other than MGM. Moreover, in such a change of control, shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law. As a result, unless and until MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, MGM will be able to effectively control us.

It is possible that MGM’s interests may, in some circumstances, conflict with your interests as a shareholder. For example, MGM may prevent us from selling properties if such sales would result in unfavorable tax allocations to MGM under Section 704(c) of the Code, which would require allocations to be made to MGM upon a transfer of any properties contributed by it to the Operating Partnership on account of the difference between the fair market value of those properties and their adjusted tax basis on the date that MGM contributed such properties, even if such a sale would be advantageous to MGP. In addition, because of our dual class structure, MGM will continue to be able to elect MGP’s board of directors and control all matters submitted to MGP’s shareholders for approval even though it does not own any Class A shares. This concentrated control will limit the ability of shareholders to influence corporate matters and, as a result, we may take actions that our shareholders do not view as beneficial, which could adversely affect the market price of MGP’s Class A shares.

Various conflicts of interest between MGM and us could arise. Some of MGP’s directors may own more stock in MGM than in our company. Ownership interests of officers and directors of MGM in MGP’s shares, or a person’s service as either an officer or director of both companies, could create or appear to create potential conflicts of interest when those officers and directors are faced with decisions that could have different implications for MGM and us. Potential conflicts of interest could also arise if we enter into any new commercial arrangements with MGM while it maintains control through the Class B share. Furthermore, our ability to lease our properties to or acquire properties from companies other than MGM or its affiliates in the future could be limited. In particular, we are prevented from selling or leasing our properties or interests in the Operating Partnership or the Landlord to competitors of MGM. Our operating agreement provides that MGM has no duty to refrain from engaging in the same or similar business activities or lines of business, doing business with any of our customers or employing or otherwise engaging any of our directors, officers or employees, and MGM is not obligated to identify, acquire, or sell us any properties in the future.

Pursuant to the terms of MGP’s operating agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to, among others, MGM and its affiliates and our directors or executive officers or any of their affiliates. Some of MGP’s executive officers and directors may also serve as officers and directors of MGM. No such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any shareholder for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, MGM and its affiliates may compete with us for investment opportunities and may own an interest in entities that compete with us on an operations basis.

We have various agreements that govern our relationship with MGM. These agreements include, in addition to the Master Lease, Master Contribution Agreement (“MCA”), Corporate Services Agreement, IP License Agreement and Registration Rights Agreement. Related agreements and other transactions with MGM were determined by MGM and thus may not be representative of what we have achieved on a stand-alone basis or from an unaffiliated third party.

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We are dependent on MGM for the provision of administration services to our operations and assets. The operation of our business depends on the administration services provided by MGM, including, among others, accounting, financial reporting, human resources, information systems, tax and legal services. MGM’s personnel and support staff that provide services to us are not required to act exclusively for us, and no specific individuals are required to be provided to us by MGM. Any failure to effectively manage our operations or to implement our strategy could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If MGM were to default in the performance of its obligations to provide us with services, we may be unable to contract with a substitute service provider on similar terms or at all. The costs of substituting service providers may be substantial. In addition, in light of MGM’s familiarity with our properties, a substitute service provider may not be able to provide the same level of service due to lack of pre-existing synergies. If we cannot locate a service provider that is able to provide us with substantially similar services as MGM does under our current agreements on similar terms, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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MGP’s operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of its directors, officers and others. MGP’s operating agreement provides that its board of directors, in exercising its rights in its capacity as members of the board of directors, is entitled to consider only such interests and factors as they desire, including MGM’s interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and is not subject to any different standards imposed by our operating agreement, the Limited Liability Company Act of Delaware or under any other law, rule or regulation or in equity. Similarly, MGP’s operating agreement provides that its officers, MGM and its affiliates and any other person eligible for indemnification under the terms of our operating agreement do not have any duties or liabilities, including fiduciary duties, to the fullest extent permitted by law, to us, any shareholder or any other person.

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MGM has no obligation to fund our future capital needs. MGM has no obligation to fund our business and operations, and does not guarantee or otherwise provide credit support for our indebtedness. We cannot assure our unitholders and shareholders that adequate sources of funding will be available to us on favorable terms or at all. As a result, we may not be able to fund our future capital needs, which could have an adverse effect on our business, financial condition and results of operations.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered. Our operating agreement provides that:

•	the doctrine of corporate opportunity, or any analogous doctrine, does not apply to, among others, MGM and its affiliates and our directors or executive officers or any of their affiliates;

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no such persons or entities will have any duty to communicate or offer any opportunity, of which such person becomes aware, relating to a potential transaction, agreement, arrangement or other matter that may be an opportunity for such other persons;

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no such persons or entities will be liable to such other persons for breach of any fiduciary duty or other duty by reason of the fact that such person pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to such other persons or entities; and

•	MGM and its affiliates may compete with us for investment opportunities and may own an interest in entities that compete with us on an operations basis.

If MGM were to engage in a business in direct competition with us, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction. We have various agreements that govern our relationship with MGM. These agreements include the MCA, Corporate Services Agreement, IP License Agreement, Registration Rights Agreement and a sublease agreement. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements are not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under our agreements with MGM because of our desire to maintain our ongoing relationship with MGM and its affiliates.

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MGM may undergo a change of control without the consent of us or of our unitholders and shareholders. MGM is not required to seek our consent or the consent of our shareholders in connection with a change of control involving MGM, and accordingly, MGM’s controlling interest in us may become controlled by a new owner of MGM in the event of such change of control. If a new owner were to acquire MGM and thereby acquire MGM’s interest in us, and appoint new directors or officers of its own choosing, it would be able to exercise substantial influence over our policies and procedures and exercise substantial influence over our management and the types of acquisitions that we make. Such changes could result in our capital being used to make acquisitions that are substantially different from our targeted acquisitions. Additionally, we cannot predict with any certainty the effect that any change of control of MGM and transfer in MGM’s interest in us would have on the trading price of our shares or on our ability to raise capital or make investments in the future, because such matters would depend to a large extent on the identity of the new owner and the new owner’s intentions with regard to us. As a result, our future would be uncertain, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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We are a “controlled company” within the meaning of applicable stock market rules and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. MGM owns more than 50% of the voting power of our outstanding shares entitled to vote generally in the election of directors, and we are a “controlled company” under applicable stock exchange corporate governance standards. As a controlled company, we intend to rely on exemptions from certain stock exchange corporate governance standards, including the requirements that:

•	the majority of our board of directors consists of independent directors;

•	we have a nominating and governance committee composed entirely of independent directors with a written operating agreement addressing the committee’s purpose and responsibilities; and

•	we have a compensation committee composed entirely of independent directors with a written operating agreement addressing the committee’s purpose and responsibilities.

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We intend to rely on these exemptions, and, as a result, you will not have the same protections afforded to shareholders of companies that are subject to all of the stock exchange corporate governance requirements.

Risks Related to MGP’s REIT Election and Status as a REIT

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If MGP fails to remain qualified to be taxed as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations. We intend to continue to operate in a manner that will allow MGP to continue to qualify to be taxed as a REIT for U.S. federal income tax purposes. We received opinions of Weil, Gotshal & Manges LLP (“REIT Tax Counsel”) that, commencing with our taxable year ended December 31, 2016, MGP was organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and MGP’s proposed method of operations will enable it to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ended December 31, 2018 and subsequent taxable years. You should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. The opinion of REIT Tax Counsel represents only the view of REIT Tax Counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by MGM and us, including representations relating to the values of our assets and the sources of our income. The opinion was expressed as of the date issued. REIT Tax Counsel will have no obligation to advise MGM, us or the holders of our shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of REIT Tax Counsel and our qualification to be taxed as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by REIT Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Any failure to qualify to be taxed as a REIT, or failure to remain to be qualified to be taxed as a REIT, would have an adverse effect on our business, financial condition and results of operations.

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Qualifying to be taxed as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and violations of these provisions could jeopardize our REIT qualification. Qualification to be taxed as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize MGP’s REIT qualification. MGP’s qualification to be taxed as a REIT will depend on its satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, MGP’s ability to satisfy the requirements to qualify to be taxed as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

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The ownership limits that apply to REITs, as prescribed by the Code and by our operating agreement, may inhibit market activity in our shares and restrict our business combination opportunities. In order for MGP to qualify to be taxed as a REIT, not more than 50% in value of its outstanding shares may be owned, beneficially or constructively, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of each taxable year after the first year for which MGP elects to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own MGP’s shares during at least 335 days of a taxable year (other than the first taxable year for which it elects to be taxed as a REIT). Also, subject to limited exceptions, neither MGP nor an actual or constructive owner of 10% or more (by value) of its shares may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Any tenant that exceeds such ownership limits is referred to as a related party tenant, and rent from a related party tenant generally will not qualify under the REIT income tests. Subject to certain exceptions, MGP’s operating agreement authorizes its board of directors to take such actions as are necessary and desirable to preserve its qualification to be taxed as a REIT. MGP’s operating agreement also provides that, unless exempted by the board of directors in its sole discretion, no person may own more than 9.8% in value or in number, whichever is more restrictive, of any class of its shares (other than its Class B share) or 9.8% in value of the aggregate outstanding shares of all classes and series of its shares, including if repurchases by us cause a person’s holdings to exceed such limitations. The constructive ownership rules are complex and may cause Class A shares owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of us that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

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Distributions payable by REITs qualify for a less favorable tax rate than the reduced tax rates available for some dividends. While distributions payable by REITs for tax years beginning after December 31, 2017 are eligible for a new 20% pass-through deduction pursuant to the Tax Act (as defined herein), the resultant net tax rate will generally be higher than the more favorable tax rates applicable to regular corporate qualified dividends. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including MGP’s Class A shares.

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REIT distribution requirements could adversely affect our ability to execute our business plan. To maintain REIT status, MGP must meet a number of organizational and operational requirements, including a requirement that it annually distributes to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends-paid deduction and including any net capital gains, MGP will be subject to U.S. federal corporate income tax on its undistributed net taxable income. In addition, MGP will be subject to a nondeductible 4% excise tax if the amount that we actually distribute to Class A shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to Class A shareholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce the value of our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of MGP’s Class A shares.

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To fund our growth strategy and refinance our indebtedness, we may depend on external sources of capital, which may not be available to us on commercially reasonable terms or at all. To maintain REIT status, MGP must meet a number of organizational and operational requirements, including a requirement that it annually distributes to its shareholders at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. As a result of these requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, solely from operating cash flows. Consequently, we intend to rely on third-party capital market sources for debt or equity financing to fund our business strategy. In addition, we will likely need third-party capital market sources to refinance our indebtedness at maturity. Continued or increased turbulence in the United States or international financial markets and economies could adversely affect our ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity requirements and may result in adverse effects on our business, financial condition and results of operations. As such, we may not be able to obtain the financing on favorable terms or at all. Our access to third-party sources of capital also depends, in part, on:

•	the market’s perception of our growth potential;

•	our then-current levels of indebtedness;

•	our historical and expected future earnings, cash flows and cash distributions; and

•	the market price of MGP’s Class A shares.

In addition, our ability to access additional capital may be limited by the terms of the indebtedness we have previously incurred, which may restrict our incurrence of additional debt. If we cannot obtain capital when needed, we may not be able to acquire or develop properties when strategic opportunities arise or refinance our debt, which could have a material adverse effect on our business, financial condition and results of operations.

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Even if MGP remains qualified to be taxed as a REIT, we may face other tax liabilities that reduce our cash flow. Even if MGP remains qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, we currently have a TRS that holds the assets and conducts the business of our Northfield operations and such entity is subject to federal, state and local corporate-level income taxes as a regular C corporation. We may in the future own one or more other TRSs similarly subject to taxation as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distribution to our shareholders.

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Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities. To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing MGP’s REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our unitholders and shareholders.

In addition to the asset tests set forth above, to qualify to be taxed as a REIT MGP must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to Class A shareholders and the ownership of MGP’s Class A shares. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying to be taxed as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

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Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities. The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into primarily to manage risk of currency fluctuations or to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise choose to bear. In addition, losses in a TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

•

If MGP fails to meet the REIT income tests as a result of receiving non-qualifying income, we would be required to pay a penalty tax in order to retain MGP’s REIT status, or MGP may fail to qualify as a REIT. Certain income we receive could be treated as non-qualifying income for purposes of the REIT requirements. For example, rents we receive or accrue from the Tenant will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, MGP may fail to qualify to be taxed as a REIT. Even if MGP has reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying income, we would nonetheless be required to pay a penalty tax in order to retain MGP’s REIT status.

•

Legislative or other actions affecting REITs could have a negative effect on us. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect our investors, our business plans or us. For instance, it is possible that future legislation could result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed, for federal income tax purposes, as a corporation. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect MGP’s ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

•

We may be unable to complete the Northfield OpCo Disposition or the Park MGM Lease Transaction or may not consummate the transactions on the terms described herein. On September 18, 2018, MGP entered into an agreement to sell Northfield OpCo to a subsidiary of MGM (such sale, the “Northfield OpCo Disposition”). In addition, on December 20, 2018, MGP entered into a definitive agreement with MGM whereby MGP will pay MGM consideration of $637.5 million for renovations undertaken by MGM regarding Park MGM and the annual rent under the Master Lease will be increased by $50 million. Although the Northfield OpCo Disposition and Park MGM Lease Transaction are expected to close in the first half of 2019, the consummation of each transaction is subject to certain customary closing conditions, which makes its completion and timing uncertain. Accordingly, there can be no assurance that the Northfield OpCo Disposition or Park MGM Lease Transaction will be consummated on the anticipated schedule or at all. If we are unable to complete the Northfield OpCo Disposition, we may be required to identify a new purchaser and renegotiate the sale of the Northfield OpCo, and any such new sale would also be subject to new regulatory and other conditions. Such renegotiation and conditions and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the sale of Northfield OpCo or imposing additional costs or limitations on us following completion of the sale of Northfield OpCo.

A delay or failure to sell Northfield OpCo to MGM or any other potential purchaser or to consummate the Park MGM Lease Transaction could have a material adverse effect on our business, financial position or results of operations.

•

Our ownership of the TRS, which we formed in connection with the Northfield Acquisition, will be subject to limitations, and a failure to comply with the limits could jeopardize our REIT qualification. We acquired Northfield using a TRS. This TRS will earn income that would not be qualifying income if earned directly by us. No more than 20% of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and us that are not conducted on an arm’s-length basis.

Our TRS will pay U.S. federal, state and local income tax at regular corporate rates on its taxable income, including any gains that may result from selling the operating assets, and its after-tax net income would be available for distribution to us but will not be required to be distributed to us by such TRS. We will monitor the value of our interests in the TRSs (and any other TRSs that we may form in the future) to ensure compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with our TRSs (and any other TRSs that we may form in the future) to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.

Risks Related to MGP’s Class A Shares

•

The market price and trading volume of our shares may be volatile. The market price of MGP’s Class A shares may be volatile. In addition, the trading volume in MGP’s Class A shares may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of MGP’s Class A shares will not fluctuate or decline significantly in the future.

Some of these factors, many of which are beyond our control, could negatively affect the market price of MGP’s Class A shares or result in fluctuations in the price or trading volume of MGP’s Class A shares include:

•	actual or anticipated variations in our quarterly results of operations or distributions;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate or gaming industries;

•	changes in market interest rates that may cause purchasers of our shares to demand a different yield;

•	changes in market valuations of similar companies;

•	market reaction to any additional debt we may incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community about our company or industry or the economy in general;

•	the occurrence of any of the other risk factors presented in our periodic reports;

•	general market and economic conditions; and

•	enactment of legislation that could materially reduce or eliminate the tax advantages of REITs.

•

Our cash available for distribution to shareholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions, make such distributions in the form of shares or may not be able to make such distributions in full. Distributions that we make are authorized and determined by MGP’s board of directors in its sole discretion out of funds legally available therefor. While we anticipate maintaining relatively stable distribution(s) during each year, the amount, timing and frequency of distributions are at the sole discretion of MGP’s board of directors and will be declared based upon various factors, including, but not limited to: future taxable income, limitations contained in debt instruments, debt service requirements, operating cash inflows and outflows including capital expenditures and acquisitions, limitations on our ability to use cash generated in the TRSs, if any, to fund distributions and applicable law.

For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, MGP’s taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions, and we may need to increase our borrowings in order to fund our intended distributions, or we may distribute a portion of our distributions in the form of MGP’s Class A shares, which could result in significant shareholder dilution, or in the form of our debt instruments. While the IRS has issued a revenue procedure treating certain distributions that are paid partly in cash and partly in stock as taxable dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes, no assurances can be provided that we would be able to structure such distributions in a manner that would meet the requirements of the revenue procedure. Therefore, it is unclear whether and to what extent we will be able to make taxable dividends payable in-kind. In addition, to the extent we were to make distributions that include MGP’s Class A shares or debt instruments, a Class A shareholder will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such Class A shareholder.

•

Future offerings of debt and/or preferred equity securities, which may be senior to our shares for purposes of distributions or upon liquidation, could adversely affect the market price of MGP’s Class A shares. In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred shares. If a liquidation event were to occur, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of MGP’s Class A shares, or both. Holders of MGP’s Class A shares are not entitled to preemptive rights or other protections against dilution. MGP’s preferred shares, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of MGP’s Class A shares. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of MGP’s Class A shares and diluting their shareholdings in us.

•

Our earnings and cash distributions could affect the market price of MGP’s Class A shares. MGP’s Class A shares may trade at prices that are higher or lower than the net asset value per share. To the extent that we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flows to shareholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of MGP’s Class A shares. Our failure to meet market expectations with regard to future earnings and cash distributions could adversely affect the market price of MGP’s Class A shares.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Our portfolio consists of eleven premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, Hard Rock Rocksino Northfield Park in Northfield, Ohio, Empire City in Yonkers, New York as well a retail and entertainment district, The Park in Las Vegas. As of December 31, 2018, all of the Company’s properties, except for Northfield, were leased to the Tenant under the Master Lease, a triple-net operating lease.

The land and substantially all of the assets of our properties, other than MGM National Harbor and Empire City, secure approximately $2.8 billion in aggregate principal amount of the Operating Partnership’s senior secured credit facility as of December 31, 2018.

Please see “Item 1. Business” for further information pertaining to the Company’s properties.

ITEM 3.	LEGAL PROCEEDINGS

In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities with respect to MGP

Market Information

Our Class A shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “MGP.” Our shares have been publicly traded since April 20, 2016.

Holders

There were 12 record holders of our Class A shares as of February 22, 2019. A nominee of DTC is one of the record holders for the Class A shares, which holds on behalf of brokers, dealers, banks and other direct participants in the DTC system. Such direct participants may hold securities for their own accounts or for the accounts of their customers.

Distribution Policy

MGP has declared cash dividends each quarter. While we plan to continue to make quarterly dividends, the amount, declaration and payment of any future dividends will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefore and are dependent upon a number of factors, including restrictions under applicable law. If we have underestimated our cash available for distribution, we may need to increase the borrowings made by the Operating Partnership in order to fund our intended dividends. We expect that our dividends may exceed our net income under U.S. GAAP because of non-cash expenses included in net income. Notwithstanding the forgoing, the Operating Partnership’s credit agreement and the indentures governing the Operating Partnership’s senior notes restrict the Operating Partnership’s ability to make restricted payments, including to make distributions and pay dividends on or redeem or repurchase Operating Partnership units. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities with respect to the Operating Partnership

Market Information

There is currently no established public trading market for Operating Partnership units.

Holders

There were 14 record holders of our Operating Partnership units as of February 22, 2019 consisting entirely of MGP and other subsidiaries of MGM.

Distribution Policy

The Operating Partnership has made distributions quarterly. While the Operating Partnership plans to continue to make quarterly distributions, no assurances can be made as to the frequency of any future distributions. Distributions made by the Operating Partnership are authorized and determined by the Operating Partnership’s general partner in its sole discretion out of funds legally available therefor, and are dependent upon a number of factors, including restrictions under applicable law. If the Operating Partnership has underestimated its cash available for distribution, it may need to increase its borrowings in order to fund its intended distributions. We expect that its distributions may exceed its net income under U.S. GAAP because of non-cash expenses included in net income. Notwithstanding the forgoing, the Operating Partnership’s credit agreement and the indentures governing its senior notes restrict its ability to make restricted payments, including to make distributions on or redeem or repurchase Operating Partnership units. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Recent Sales of Unregistered Securities

The Operating Partnership issued 158.0 million Operating Partnership units to subsidiaries of MGM on the IPO Date pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership units were issued as part of the consideration for the transfer of newly formed subsidiaries holding the real estate assets related to the IPO Properties from subsidiaries of MGM to the Operating Partnership.

The Operating Partnership issued 27.4 million Operating Partnership units to a subsidiary of MGM on August 1, 2016 pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership units were issued as part of the consideration for the transfer of the real estate assets related to Borgata from a subsidiary of MGM to the Landlord.

In connection with the registered offering of 13.2 million Class A shares by the Company on September 11, 2017, the Operating Partnership issued 13.2 million Operating Partnership units to the Company pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Operating Partnership issued 9.8 million Operating Partnership units to a subsidiary of MGM on October 5, 2017 pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership units were issued as part of the consideration for the transfer of the real estate assets related to MGM National Harbor from a subsidiary of MGM to the Landlord.

Subsequent to year end, the Operating Partnership issued 12.9 million Operating Partnership units to a subsidiary of MGM on January 29, 2019 pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership units were issued as part of the consideration relating to the acquisition of the real property associated with Empire City from MGM.

Subsequent to year end, in connection with the registered offering of 19.6 million Class A shares by the Company on January 31, 2019, the Operating Partnership issued 19.6 million Operating Partnership units to the Company pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

PERFORMANCE GRAPH

The graph below matches our cumulative 32-month total shareholder return on common stock with the cumulative total returns of the S&P 500 index and the FTSE NAREIT Equity REITs index. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends as required by the SEC) from April 20, 2016 to December 31, 2018. The return shown on the graph is not necessarily indicative of future performance.

The following performance graph shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN

Among MGM Growth Properties, the S&P 500 Index, and the FTSE NAREIT Equity REITs Index

Index	4/20/16	6/16	9/16	12/16	3/17	6/17	9/17	12/17	3/18	6/18	9/18	12/18
MGM Growth Properties	100.00	122.49	121.43	119.73	129.84	141.99	148.87	145.73	134.78	156.87	154.13	140.35
S&P 500	100.00	102.46	106.40	110.47	117.17	120.79	126.20	134.59	133.57	138.15	148.81	128.69
FTSE NAREIT Equity REITs	100.00	106.96	105.42	102.37	103.56	105.14	106.13	107.72	98.89	108.82	110.16	102.74

ITEM 6.	Selected Financial Data

[Please see Annex D]

ITEM 7.	Management’s discussion and analysis of Financial Condition and Results of Operations

[Please see Annex D]

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Our primary market risk exposure is interest rate risk with respect to our existing variable-rate long-term indebtedness. As of December 31, 2018, we have incurred indebtedness in principal amount of $4.7 billion. An increase in interest rates could make the financing of any acquisition by us more costly as well as increase the costs of our variable rate debt obligations. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness.

The Operating Partnership’s term loan B facility bears interest at LIBOR plus 2.00%, with a LIBOR floor of 0%. To manage our exposure to changes in LIBOR rates, as of December 31, 2018, we have interest rate swap agreements where the Operating Partnership pays a weighted average 1.844% on a total notional amount of $1.2 billion and the variable rate received will reset monthly to the one-month LIBOR, with no minimum floor.

In December 2018, the Operating Partnership entered into additional interest rate swap agreements, in which it will pay a weighted average 2.735% on a total notional amount of $400 million with a 0% floor. These swaps will be effective December 31, 2019, at which point the Operating Partnership will pay a combined weighted average 2.066%. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness.

We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. As of December 31, 2018, long-term variable rate borrowings including impact from our swap agreements, represented approximately 34.3% of our total borrowings. Assuming a 100 basis-point increase in LIBOR, our annual interest cost would increase by approximately $16 million based on gross amounts outstanding at December 31, 2018 and taking into account the interest rate swap agreements currently effective. The following table provides information about the maturities of our long-term debt subject to changes in interest rates. Average interest rates presented relate to the interest rate of the debt maturity in the period:

								Fair Value December 31, 2018
	Debt maturing in
	2019	2020	2021	2022	2023	Thereafter	Total
	(In millions)
Fixed-rate	$—	$—	$—	$—	$—	$1,900.0	$1,900.0	$1,797.0
Average interest rate						5.122%	5.122%
Variable rate	$24.4	$30.2	$30.2	$30.3	$997.4	$1,706.6	$2,819.1	$2,717.4
Average interest rate	4.522%	4.522%	4.522%	4.522%	4.471%	4.522%	4.504%

ITEM 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm on MGM Growth Properties LLC

Internal Control Over Financial Reporting	46

[Please see Annex D for the Financial Statements and Financial Statement Schedule]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of MGM Growth Properties LLC

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of MGM Growth Properties LLC and subsidiaries (the “Company”) as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets as of December 31, 2018 and 2017, the related combined and consolidated statements operations and comprehensive income, cash flows, and shareholders’ equity for each of the three years in the period ended December 31, 2018, and the related notes and the schedule listed in the Table of Contents at Item 15 (collectively referred to as the “financial statements”) of the Company, and our report dated February 27, 2019 expressed an unqualified opinion on those financial statements.

As described in Management’s Annual Report on Internal Control over Financial Reporting for the Company, management excluded from its assessment the internal control over financial reporting at Northfield Park Associates, LLC (“Northfield”), which was acquired on July 6, 2018 and whose financial statements constitute approximately 10% of total assets and approximately 13% of total revenues of the consolidated financial statement amounts as of and for the year ended December 31, 2018. Accordingly, our audit did not include the internal control over financial reporting at Northfield.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting for the Company. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

February 27, 2019

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Controls and Procedures with respect to MGP

Evaluation of Disclosure Controls and Procedures

We have established disclosure controls and procedures, as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officers as appropriate, to allow timely decisions regarding required disclosure. Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2018. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of December 31, 2018.

Management’s Annual Report on Internal Control over Financial Reporting

Management’s Responsibilities

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Sections 13a-15(f) and 15d-15(f) of the Exchange Act) for MGM Growth Properties LLC and subsidiaries (the “Company”).

Objective of Internal Control over Financial Reporting

In establishing adequate internal control over financial reporting, management has developed and maintained a system of internal control, policies and procedures designed to provide reasonable assurance that information contained in the accompanying consolidated financial statements and other information presented in this annual report is reliable, does not contain any untrue statement of a material fact or omit to state a material fact, and fairly presents in all material respects the financial condition, results of operations and cash flows of the Company as of and for the periods presented in this annual report. These include controls and procedures designed to ensure that this information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate for all timely decisions regarding required disclosure. Significant elements of the Company’s internal control over financial reporting include, for example:

•	Hiring skilled accounting personnel and training them appropriately;

•	Written accounting policies;

•	Written documentation of accounting systems and procedures;

•	Segregation of incompatible duties;

•	Internal audit function to monitor the effectiveness of the system of internal control; and

•	Oversight by an independent Audit Committee of the Board of Directors.

Management’s Evaluation

Management, with the participation of the Company’s principal executive officer and principal financial officer, has evaluated the Company’s internal control over financial reporting using the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In making its evaluation of the Company’s internal control over financial reporting, Management excluded Northfield from its evaluation because it was acquired in a business combination in the third quarter 2018. Northfield represented approximately 10% of the Company’s total assets at December 31, 2018 and approximately 13% of its total revenues for the year ended December 31, 2018.

Based on its evaluation as of December 31, 2018, management believes that the Company’s internal control over financial reporting is effective in achieving the objectives described above.

The Company’s independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting appears herein.

Changes in Internal Control over Financial Reporting

During the quarter ended December 31, 2018, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Controls and Procedures with respect to the Operating Partnership

In this “Controls and Procedures with respect to the Operating Partnership” section, the terms “we”, “our” and “us” refer to the Operating Partnership together with its consolidated subsidiaries, and “management”, “principal executive officer” and “principal financial officer” refers to the management, principal executive officer and principal financial officer of the Operating Partnership and of the Operating Partnership’s general partner.

Evaluation of Disclosure Controls and Procedures

The Operating Partnership established disclosure controls and procedures, as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed by the Operating Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that it files or submits under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officers as appropriate, to allow timely decisions regarding required disclosure. The Operating Partnership’s management, with the participation of its principal executive officer and principal financial officer, evaluated the effectiveness of the Operating Partnership’s disclosure controls and procedures as of December 31, 2018. Based on this evaluation, the principal executive officer and principal financial officer concluded that its disclosure controls and procedures were effective as of December 31, 2018.

Management’s Annual Report on Internal Control over Financial Reporting

Management’s Responsibilities

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Sections 13a-15(f) and 15d-15(f) of the Exchange Act) for MGM Growth Properties Operating Partnership LP and subsidiaries (the “Partnership”).

Objective of Internal Control over Financial Reporting

In establishing adequate internal control over financial reporting, management has developed and maintained a system of internal control, policies and procedures designed to provide reasonable assurance that information contained in the accompanying consolidated financial statements and other information presented in this annual report is reliable, does not contain any untrue statement of a material fact or omit to state a material fact, and fairly presents in all material respects the financial condition, results of operations and cash flows of the Partnership as of and for the periods presented in this annual report. These include controls and procedures designed to ensure that this information is accumulated and communicated to the Partnership’s management, including its principal executive officer and principal financial officer, as appropriate for all timely decisions regarding required disclosure. Significant elements of the Partnership’s internal control over financial reporting include, for example:

•	Hiring skilled accounting personnel and training them appropriately;

•	Written accounting policies;

•	Written documentation of accounting systems and procedures;

•	Segregation of incompatible duties;

•	Internal audit function to monitor the effectiveness of the system of internal control; and

•	Oversight by an independent Audit Committee of the Board of Directors.

Management’s Evaluation

Management, with the participation of the Partnership’s principal executive officer and principal financial officer, has evaluated the Partnership’s internal control over financial reporting using the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In making its evaluation of the Company’s internal control over financial reporting, Management excluded Northfield from its evaluation because it was acquired in a business combination in the third quarter 2018. Northfield represented approximately 10% of the Company’s total assets at December 31, 2018 and approximately 13% of its total revenues for the year ended December 31, 2018.

Based on its evaluation as of December 31, 2018, management believes that the Partnership’s internal control over financial reporting is effective in achieving the objectives described above.

The Company’s independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting appears herein.

Changes in Internal Control over Financial Reporting

During the quarter ended December 31, 2018, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

We incorporate by reference the information appearing under “Executive Officers of the Registrant” in Item 1 of this Form 10-K and under “Election of Directors” and “Corporate Governance” in our definitive Proxy Statement for our 2019 Annual Meeting of Shareholders, which we expect to file with the SEC within 120 days after December 31, 2018 (the “Proxy Statement”).

ITEM 11.	EXECUTIVE COMPENSATION

We incorporate by reference the information appearing under “Director Compensation” and “Executive Compensation” and “Compensation Committee Report” in the Proxy Statement.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

We incorporate by reference the information appearing under “Principal Shareholders” and “Election of Directors” in the Proxy Statement.

Equity Compensation Plan Information

The following table includes information about our equity compensation plans at December 31, 2018:

	Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Securities available for future issuance under equity compensation plans
	(in thousands)
Equity compensation plans approved by shareholders (1)	352	N/A	1,962
Equity compensation plans not approved by shareholders	—	—	—

Total	352	N/A	1,962

(1)

As of December 31, 2018 we had restricted share units, performance share units and deferred share units outstanding. These awards do not have an exercise price. The amount included in the securities outstanding above for performance share units assumes that each target price is achieved.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We incorporate by reference the information appearing under “Transactions with Related Persons” and “Corporate Governance” in the Proxy Statement.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

We incorporate by reference the information appearing under “Selection of Independent Registered Public Accounting Firm” in the Proxy Statement.

PART IV

ITEM 15.	Exhibits, Financial Statement Schedules

Report of Independent Registered Public Accounting Firm on MGM Growth Properties LLC Internal Control Over Financial Reporting

[Please see Annex D for the Financial Statements and Financial Statement Schedule]

(a)(3). Exhibits.

Exhibit Number	Description
2.1	Master Contribution Agreement by and among MGM Resorts International, MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP, dated as of April 25, 2016 (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed on April 25, 2016)

2.2	Master Transaction Agreement by and among MGM National Harbor, LLC, MGM Growth Properties LLC, MGM Resorts International, MGM Growth Properties Operating Partnership LP, MGP Lessor, LLC and MGM Lessee, LLC, dated as of September 5, 2017 (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed on September 6, 2017)

Exhibit Number	Description

2.3	Membership Interest Purchase Agreement, dated as of April 4, 2018, among MGP OH, Inc., Milstein Entertainment LLC, Operating Partnership and Brock Milstein (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed on April 5, 2018)

3.1	Amended and Restated Limited Liability Company Agreement of MGM Growth Properties LLC, effective April 18, 2016 (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-8 (File No. 333-210832) filed on April 19, 2016)

3.2	Second Amended and Restated Limited Partnership Agreement of MGM Growth Properties Operating Partnership LP, dated as of February 2, 2017 (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q filed on May 8, 2017)

4.1	Indenture, dated as of April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of MGM Resorts International filed on April 21, 2016)

4.2	Supplemental Indenture, dated as of April 25, 2016, among MGM Growth Properties Operating Partnership LP, MGP Escrow Co-Issuer, Inc., MGP Lessor Holdings, LLC, MGP Lessor, LLC and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed on April 25, 2016)

4.3	Indenture, dated as of August 12, 2016, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on August 12, 2016)

4.4	Indenture, dated as of September 21, 2017, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on September 21, 2017)

4.5	Supplemental Indenture to the Indentures, dated as of June 15, 2018, among MGP OH, Inc., MGP Finance Co-Issuer, Inc. and MGM Growth Properties Operating Partnership LP, the Subsidiary Guarantors named therein, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed on August 7, 2018)

4.6	Second Supplemental Indenture to the Indentures, dated as of July 10, 2018, among Northfield Park Associates LLC, Cedar Downs OTB, LLC, MGP Finance Co-Issuer, Inc. and MGM Growth Properties Operating Partnership LP (incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed on November 5, 2018)

4.7	Indenture, dated as of January 25, 2019, among the MGM Growth Propertied Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on January 25, 2019)

10.1	Master Lease between MGP Lessor, LLC and MGM Lessee, LLC, dated April 25, 2016 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on April 25, 2016)

10.2	First Amendment to Master Lease, dated as of August 1, 2016, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of MGM Resorts International filed on August 1, 2016)

10.3	Second Amendment to Master Lease, dated as of October 5, 2017, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on October 6, 2017)

Exhibit Number	Description

10.4	Third Amendment to Master Lease, dated as of January 29, 2019, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on January 29, 2019)

10.5	Credit Agreement dated as of April 25, 2016, among MGM Growth Properties Operating Partnership LP, the financial institutions referred to as Lenders therein and the Administrative Agent (incorporated by reference to Exhibit 10.17 of our Current Report on Form 8-K filed on April 25, 2016)

10.6	First Amendment to Credit Agreement, dated October 26, 2016, among MGM Growth Properties Operating Partnership LP, the other loan parties and lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on October 26, 2016)

10.7	Second Amendment to Credit Agreement, dated May 1, 2017, among MGM Growth Properties Operating Partnership LP, the other loan parties and lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on May 1, 2017)

10.8	Third Amendment to Credit Agreement, dated March 23, 2018, among MGM Growth Properties Operating Partnership LP, the other loan parties and lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on March 26, 2018)

10.9	Fourth Amendment to Credit Agreement, dated June 14, 2018, among MGM Growth Properties Operating Partnership LP, the other loan parties and lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on June 18, 2018)

10.10	Corporate Services Agreement between MGM Growth Properties Operating Partnership LP and MGM Resorts International, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on April 25, 2016)

10.11	Amended and Restated Registration Rights Agreement between MGM Growth Properties LLC and MGM Resorts International, dated as of October 5, 2017 (incorporated by reference to Exhibit 10.8 of our Annual Report on Form 10-K filed on March 1, 2018)

10.12	IP License Agreement between MGM Growth Properties LLC and MGM Resorts International, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on April 25, 2016)

†10.13	Hotel and Casino Ground Lease between National Harbor Beltway L.C., as landlord, and MGM National Harbor, LLC, as tenant, dated as of April 26, 2013 (incorporated by reference to Exhibit 10.4(3) of the Annual Report on Form 10-K of MGM Resorts International filed on March 1, 2017)

†10.14	First Amendment to the Hotel and Casino Ground Lease, dated July 23, 2014 between National Harbor Beltway L.C. and MGM National Harbor, LLC (incorporated by reference to Exhibit 10.4(4) of the Annual Report on Form 10-K of MGM Resorts International filed on March 1, 2017)

†10.15	Second Amendment to the Hotel and Casino Ground Lease, dated November 24, 2015 between National Harbor Grand LLC and MGM National Harbor, LLC (incorporated by reference to Exhibit 10.4(5) of the Annual Report on Form 10-K of MGM Resorts International filed on March 1, 2017)

10.16	Third Amendment to the Hotel and Casino Ground Lease, dated August 21, 2017, between National Harbor Grand LLC and MGM National Harbor, LLC (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q of MGM Resorts International filed on November 9, 2017)

10.17*	Employment Agreement of James C. Stewart (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016)

Exhibit Number	Description

10.18*	Employment Agreement of Andy H. Chien (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016)

10.19*	2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 (File No. 333-210832) filed on April 19, 2016)

10.20*	Annual Performance-Based Incentive Plan (incorporated by reference to Exhibit 10.7 of our Current Report on Form 8-K of MGM Growth Properties LLC filed on April 25, 2016)

10.21*	Change of Control Policy for Executive Officers (incorporated by reference to Exhibit 10.8 of our Current Report on Form 8-K filed on April 25, 2016)

10.22*	MGM Growth Properties LLC Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.9 of our Current Report on Form 8-K filed on April 25, 2016)

10.23*	2016 Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.10 of our Current Report on Form 8-K filed on April 25, 2016)

10.24*	Form of 2016 Performance Share Units Agreement (incorporated by reference to Exhibit 10.11 of our Current Report on Form 8-K filed on April 25, 2016)

10.25*	Form of 2016 Performance Share Units Agreement (Bonus) (incorporated by reference to Exhibit 10.12 of our Current Report on Form 8-K filed on April 25, 2016)

10.26*	Form of 2016 Restricted Share Units Agreement (Non-Employee Directors) (incorporated by reference to Exhibit 10.13 of our Current Report on Form 8-K filed on April 25, 2016)

10.27*	Form of 2016 Restricted Share Units Agreement (Employees) (incorporated by reference to Exhibit 10.14 of our Current Report on Form 8-K filed on April 25, 2016)

10.28*	Form of 2016 Restricted Share Units Agreement (MGM Non-Employee Directors) (incorporated by reference to Exhibit 10.15 of our Current Report on Form 8-K filed on April 25, 2016)

10.29*	Form of 2016 Restricted Share Units Agreement (MGM Employees) (incorporated by reference to Exhibit 10.16 of our Current Report on Form 8-K filed on April 25, 2016)

10.30*	Form of Restricted Stock Unit Agreement (2018 Bonus RSUs) (incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed on May 4, 2018)

10.31*	Form of Restricted Stock Unit Agreement (Bonus RSUs) (incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q filed on May 4, 2018)

21.1	Subsidiaries of MGM Growth Properties LLC

21.2	Subsidiaries of MGM Growth Properties Operating Partnership LP

23.1	Consent of Deloitte & Touche LLP for MGM Growth Properties LLC

23.2	Consent of Deloitte & Touche LLP for MGM Growth Properties Operating Partnership LP

31.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

Exhibit Number	Description

32.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

32.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

32.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

32.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

101	The following information from each of the MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP’s Annual Report on Form 10-K for the year ended December 31, 2018 formatted in eXtensible Business Reporting Language: (i) Consolidated Balance Sheets at December 31, 2018 and December 31, 2017; (ii) Combined and Consolidated Statements of Operations for the years ended December 31, 2018, 2017 and 2016; (iii) Combined and Consolidated Statements of Comprehensive Income for the years ended December 31, 2018, 2017 and 2016; (iv) Combined and Consolidated Statements of Cash Flows for the years ended December 31, 2018, 2017 and 2016; (v) Consolidated Statements of Shareholders’ Equity (for MGM Growth Properties LLC) or of Partners’ Capital (for MGM Growth Properties Operating Partnership LP) for the years ended December 31, 2018, 2017 and 2016; (vi) Notes to the Combined and Consolidated Financial Statements; and (vii) Financial Statement Schedule

†	Portions of this Exhibit have been omitted pursuant to Rule 24b-2, are filed separately with the SEC and are subject to a confidential treatment request
*	Management contract or compensatory plan or arrangement.
**

Exhibits 32.1, 32.2, 32.3 and 32.4 shall not be deemed filed with the SEC, nor shall they be deemed incorporated by reference in any filing with the SEC under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

ITEM 16.	FORM 10-K SUMMARY

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

By:	/s/ JAMES C. STEWART
James C. Stewart
Chief Executive Officer
(Principal Executive Officer)

Dated: February 27, 2019

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES C. STEWART James C. Stewart	Chief Executive Officer (Principal Executive Officer)	February 27, 2019

/S/ ANDY H. CHIEN Andy H. Chien	Chief Financial Officer and Treasurer (Principal Financial Officer)	February 27, 2019

/S/ KNICKS LAU Knicks Lau	Controller	February 27, 2019

/S/ JAMES J. MURREN James J. Murren	Chairman of the Board	February 27, 2019

/S/ WILLIAM J. HORNBUCKLE William J. Hornbuckle	Director	February 27, 2019

/S/ JOHN M. MCMANUS John M. McManus	Director	February 27, 2019

/S/ MICHAEL RIETBROCK Michael Rietbrock	Director	February 27, 2019

/S/ THOMAS ROBERTS Thomas Roberts	Director	February 27, 2019

/S/ ROBERT SMITH Robert Smith	Director	February 27, 2019

/S/ DANIEL J. TAYLOR Daniel J. Taylor	Director	February 27, 2019

SIGNATURES

Pursuant to the requirements of Securities Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on February 27, 2019.

MGM Growth Properties Operating Partnership LP

By:	MGM Growth Properties OP GP LLC

By:	/s/ JAMES C. STEWART
Name: James C. Stewart
Title: Chief Executive Officer

Dated: February 27, 2019

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES C. STEWART James C. Stewart	Chief Executive Officer	February 27, 2019

/S/ ANDY H. CHIEN Andy H. Chien	Chief Financial Officer and Treasurer	February 27, 2019

/S/ KNICKS LAU Knicks Lau	Controller	February 27, 2019

/S/ JAMES J. MURREN James J. Murren	Manager	February 27, 2019

/S/ WILLIAM J. HORNBUCKLE William J. Hornbuckle	Manager	February 27, 2019

ANNEX B

UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2019

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File No. 001-37733 (MGM Growth Properties LLC)

Commission File No. 333-215571 (MGM Growth Properties Operating Properties LP)

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

Delaware	(MGM Growth Properties LLC)	47-5513237
Delaware	(MGM Growth Properties Operating Partnership LP)	81-1162318
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices)

(702) 669-1480

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares, no par value	MGP	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

MGM Growth Properties LLC     Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP     Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

MGM Growth Properties LLC

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

MGM Growth Properties Operating Partnership LP

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

MGM Growth Properties LLC    Yes  ☐    No  ☒

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

As of November 1, 2019, 95,806,597 shares of MGM Growth Properties LLC Class A shares, no par value, and 1 share of MGM Growth Properties LLC Class B share, no par value, were outstanding.

EXPLANATORY NOTE

This report combines the quarterly reports on Form 10-Q for the period ended September 30, 2019, of MGM Growth Properties LLC, a Delaware limited liability corporation, and MGM Growth Properties Operating Partnership LP, a Delaware limited partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “MGP” or “the Company” refer to MGM Growth Properties LLC together with its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP. Unless otherwise indicated or unless the context requires otherwise, all references to the “Operating Partnership” refer to MGM Growth Properties Operating Partnership LP together with its consolidated subsidiaries.

MGP is a real estate investment trust (“REIT”), and the owner of the sole general partner of the Operating Partnership. As of September 30, 2019, MGP owned approximately 32.3% of the Operating Partnership units, each such unit representing limited partnership interests in the Operating Partnership (“Operating Partnership units”). The remaining approximately 67.7% of the Operating Partnership’s units are owned by subsidiaries of our parent, MGM Resorts International (“MGM”). As the owner of the sole general partner of the Operating Partnership, MGP has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control.

We believe combining the quarterly reports on Form 10-Q of MGP and the Operating Partnership into this single report results in the following benefits:

•	enhances investors’ understanding of MGP and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•

eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure applies to both MGP and the Operating Partnership, which we believe will assist investors in getting all relevant information on their investment in one place rather than having to access and review largely duplicative reports; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

There are a few differences between MGP and the Operating Partnership, which are reflected in the disclosures in this report. We believe it is important to understand the differences between MGP and the Operating Partnership in the context of how we operate as an interrelated consolidated company. MGP is a REIT, whose only material assets consist of Operating Partnership units and sole beneficial ownership of the general partner of the Operating Partnership. As a result, MGP does not conduct business itself, other than acting as the owner of the sole general partner of the Operating Partnership, but it may from time to time issue additional public equity in the form of Class A shares. The Operating Partnership holds all the assets of the Company. The Operating Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for the net proceeds from certain offerings of Class A shares by MGP, which were contributed to the Operating Partnership in exchange for Operating Partnership units, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations, by the Operating Partnership’s issuance of indebtedness or through the issuance of Operating Partnership units.

The presentation of noncontrolling interest, shareholders’ equity and partners’ capital are the main areas of difference between the condensed consolidated financial statements of MGP and those of the Operating Partnership. The Operating Partnership units held by subsidiaries of MGM are accounted for as partners’ capital in the Operating Partnership’s condensed consolidated financial statements and as noncontrolling interest within equity in MGP’s condensed consolidated financial statements. The Operating Partnership units held by MGP in the Operating Partnership are accounted for as partners’ capital in the Operating Partnership’s condensed consolidated financial statements and within Class A shareholders’ equity in MGP’s condensed consolidated financial statements. These differences in the presentations between shareholders’ equity in MGP’s condensed consolidated financial statements and partners’ capital in the Operating Partnership’s condensed consolidated financial statements therefore result from the differences in the equity and limited partnership interests issued at the MGP and Operating Partnership levels, respectively.

To help investors understand the significant differences between MGP and the Operating Partnership, this report presents the condensed consolidated financial statements separately for MGP and the Operating Partnership.

As the sole beneficial owner of MGM Growth Properties OP GP LLC, which is the sole general partner with control of the Operating Partnership, MGP consolidates the Operating Partnership for financial reporting purposes, and it does not have any assets other than its investment in the Operating Partnership. Therefore, the assets and liabilities of MGP and the Operating Partnership are the same on their respective condensed consolidated financial statements. The separate discussions of MGP and the Operating Partnership in this report should be read in conjunction with each other to understand the results of the Company on a condensed consolidated basis and how management operates the Company.

In order to establish that the Chief Executive Officer and the Chief Financial Officer of each entity have made the requisite certifications and that the Company and the Operating Partnership are compliant with Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and 18 U.S.C. §1350, this report also includes separate “Item 4. Controls and Procedures” sections and separate Exhibit 31 and 32 certifications for each of the Company and the Operating Partnership.

All other sections of this report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risk, are presented together for MGP and the Operating Partnership.

MGM GROWTH PROPERTIES LLC

FORM 10-Q

Part I. FINANCIAL INFORMATION

Item 1.	Financial Statements

MGM GROWTH PROPERTIES LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Real estate investments, net	$10,894,121	$10,506,129
Lease incentive asset	532,186	—
Cash and cash equivalents	153,526	3,995
Tenant and other receivables, net	463	7,668
Prepaid expenses and other assets	27,413	34,813
Above market lease, asset	41,834	43,014
Operating lease right-of-use assets	280,020	—
Assets held for sale	—	355,688

Total assets	$11,929,563	$10,951,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Debt, net	$4,847,408	$4,666,949
Due to MGM Resorts International and affiliates	298	227
Accounts payable, accrued expenses and other liabilities	59,937	20,796
Above market lease, liability	—	46,181
Accrued interest	37,407	26,096
Dividend and distribution payable	138,730	119,055
Deferred revenue	95,306	163,926
Deferred income taxes, net	29,721	33,634
Operating lease liabilities	336,452	—
Liabilities related to assets held for sale	—	28,937

Total liabilities	5,545,259	5,105,801
Commitments and contingencies (Note 11)
Shareholders’ equity
Class A shares: no par value, 1,000,000,000 shares authorized, 95,468,067 and 70,911,166 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	2,307,463	1,712,671
Accumulated deficit	(216,824)	(150,908)
Accumulated other comprehensive income (loss)	(16,129)	4,208

Total Class A shareholders’ equity	2,074,510	1,565,971
Noncontrolling interest	4,309,794	4,279,535

Total shareholders’ equity	6,384,304	5,845,506

Total liabilities and shareholders’ equity	$11,929,563	$10,951,307

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Rental revenue	$219,847	$186,564	$636,575	$559,690
Tenant reimbursements and other	6,164	30,095	18,618	93,198

Total revenues	226,011	216,659	655,193	652,888

Expenses
Depreciation	71,957	63,468	223,062	199,933
Property transactions, net	9,921	339	11,344	18,851
Ground lease and other reimbursable expenses	5,920	29,168	17,760	90,435
Amortization of above market lease, net	—	171	—	514
Acquisition-related expenses	92	1,931	8,891	4,603
General and administrative	4,476	3,358	12,305	10,021

Total expenses	92,366	98,435	273,362	324,357

Other income (expense)
Interest income	241	163	2,189	2,473
Interest expense	(63,048)	(58,743)	(190,973)	(157,249)
Other	(306)	(1,020)	(806)	(6,409)

	(63,113)	(59,600)	(189,590)	(161,185)

Income from continuing operations before income taxes	70,532	58,624	192,241	167,346
Provision for income taxes	(1,979)	(2,650)	(5,771)	(5,144)

Income from continuing operations, net of tax	68,553	55,974	186,470	162,202
Income from discontinued operations, net of tax (Note 3)	—	13,949	16,216	13,949

Net income	68,553	69,923	202,686	176,151
Less: Net income attributable to noncontrolling interest	(46,038)	(50,439)	(138,358)	(127,691)

Net income attributable to Class A shareholders	$22,515	$19,484	$64,328	$48,460

Weighted average Class A shares outstanding:
Basic	93,165,443	71,005,052	89,440,552	70,991,129
Diluted	93,322,940	71,201,791	89,645,109	71,174,270
Income from continuing operations per Class A share (basic)	$0.24	$0.22	$0.67	$0.63
Income from discontinued operations per Class A share (basic)	—	0.05	0.05	0.05

Net income per Class A share (basic)	$0.24	$0.27	$0.72	$0.68

Income from continuing operations per Class A share (diluted)	$0.24	$0.22	$0.67	$0.63
Income from discontinued operations per Class A share (diluted)	—	0.05	0.05	0.05

Net income per Class A share (diluted)	$0.24	$0.27	$0.72	$0.68

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$68,553	$69,923	$202,686	$176,151
Other comprehensive income (loss)
Unrealized gain (loss) on cash flow hedges	(19,270)	4,736	(65,657)	27,372

Other comprehensive income (loss)	(19,270)	4,736	(65,657)	27,372

Comprehensive income	49,283	74,659	137,029	203,523
Less: Comprehensive income attributable to noncontrolling interests	(33,001)	(53,912)	(93,298)	(147,767)

Comprehensive income attributable to Class A shareholders	$16,282	$20,747	$43,731	$55,756

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$202,686	$176,151
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations, net	(16,216)	(13,949)
Depreciation	223,062	199,933
Property transactions, net	11,344	18,851
Amortization of deferred financing costs and debt discount	9,602	9,391
Loss on retirement of debt	—	2,736
Non-cash ground lease, net	778	514
Deemed contributions—tax sharing agreement	5,599	4,912
Straight-line rental revenues, excluding amortization of lease incentive asset	29,783	14,657
Amortization of lease incentive asset	11,355	—
Amortization of deferred revenue on non-normal tenant improvements	(1,636)	(2,762)
Share-based compensation	1,608	1,516
Deferred income taxes	(3,913)	2,848
Park MGM Transaction	(605,625)	—
Distributions received from discontinued operations and other	40,165	88
Changes in operating assets and liabilities:
Tenant and other receivables, net	(437)	550
Prepaid expenses and other assets	(222)	137
Due to MGM Resorts International and affiliates	71	(633)
Accounts payable, accrued expenses and other liabilities	(3,832)	67
Accrued interest	11,311	9,830

Net cash provided by (used in) operating activities — continuing operations	(84,517)	424,837

Cash flows from investing activities
Capital expenditures for property and equipment	—	(191)
Acquisition of Northfield	—	(1,068,337)
Proceeds from Northfield OpCo Transaction	3,779	—

Net cash provided by (used in) investing activities — continuing operations	3,779	(1,068,528)

Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	(566,813)	747,375
Proceeds from issuance of debt	750,000	—
Deferred financing costs	(9,983)	(17,490)
Repayment of assumed bridge facility	(245,950)	—
Proceeds from issuance of Class A shares, net	699,362	—
Dividends and distributions paid	(395,005)	(337,865)
Other	(1,342)	—

Net cash provided by financing activities — continuing operations	230,269	392,020

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	15,591	8,250
Cash flows provided by (used in) investing activities, net	(12)	33,199
Cash flows used in financing activities, net	(37,900)	—

Net cash provided by (used in) discontinued operations	(22,321)	41,449

Change in cash and cash equivalents classified as assets held for sale	(22,321)	41,449
Cash and cash equivalents
Net increase (decrease) for the period	149,531	(251,671)
Balance, beginning of period	3,995	259,722

Balance, end of period	$153,526	$8,051

Supplemental cash flow disclosures
Interest paid	$169,646	$137,623
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$—	$18,172
Accrual of dividend and distribution payable to Class A shareholders and Operating Partnership unit holders	$138,730	$116,395
Empire City Transaction assets acquired	$625,000	$—
Redemption of Operating Partnership units relating to Northfield OpCo Transaction	$301,373	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

(unaudited)

	Class A Shares
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Class A Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
Balance at January 1, 2019	70,911	$—	$1,712,671	$(150,908)	$4,208	$1,565,971	$4,279,535	$5,845,506
Net income	—	—	—	19,955	—	19,955	46,409	66,364
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	1,345	1,345
Dividends and distributions declared ($0.4650 per Class A share)	—	—	—	(42,064)	—	(42,064)	(97,215)	(139,279)
Issuance of Class A shares	19,550	—	471,647	—	774	472,421	75,970	548,391
Empire City Transaction	—	—	23,940	—	(195)	23,745	355,305	379,050
Park MGM Transaction	—	—	2,512	—	(16)	2,496	29,379	31,875
Share-based compensation	—	—	164	—	—	164	401	565
Other comprehensive income — cash flow hedges	—	—	—	—	(4,717)	(4,717)	(10,895)	(15,612)
Other	—	—	(389)	—	—	(389)	(899)	(1,288)

Balance at March 31, 2019	90,461	$—	$2,210,545	$(173,017)	$54	$2,037,582	$4,679,335	$6,716,917
Net income	—	—	—	21,858	—	21,858	45,911	67,769
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	2,275	2,275
Dividends and distributions declared ($0.4675 per Class A share)	—	—	—	(43,310)	—	(43,310)	(93,361)	(136,671)
Issuance of Class A shares	2,101	—	52,294	—	(105)	52,189	12,719	64,908
Northfield OpCo Transaction	—	—	(27,441)	—	2	(27,439)	(271,518)	(298,957)
Share-based compensation	77	—	164	—	—	164	360	524
Other comprehensive income — cash flow hedges	—	—	—	—	(9,647)	(9,647)	(21,128)	(30,775)
Other	—	—	1,823	—	—	1,823	(1,281)	542

Balance at June 30, 2019	92,639	$—	$2,237,385	$(194,469)	$(9,696)	$2,033,220	$4,353,312	$6,386,532
Net income	—	—	—	22,515	—	22,515	46,038	68,553
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	1,979	1,979
Dividends and distributions declared ($0.4700 per Class A share)	—	—	—	(44,870)	—	(44,870)	(93,860)	(138,730)
Issuance of Class A shares	2,829	—	70,338	—	(200)	70,138	15,925	86,063
Share-based compensation	—	—	166	—	—	166	353	519
Other comprehensive income — cash flow hedges	—	—	—	—	(6,233)	(6,233)	(13,037)	(19,270)
Other	—	—	(426)	—	—	(426)	(916)	(1,342)

Balance at September 30, 2019	95,468	$—	$2,307,463	$(216,824)	$(16,129)	$2,074,510	$4,309,794	$6,384,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

(unaudited)

	Class A
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Class A Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
Balance at January 1, 2018	70,897	$—	$1,716,490	$(94,948)	$3,108	$1,624,650	$4,443,089	$6,067,739
Net income	—	—	—	15,830	—	15,830	42,339	58,169
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	1,231	1,231
Dividends and distributions declared ($0.4200 per Class A share)	—	—	—	(29,777)	—	(29,777)	(81,956)	(111,733)
Share-based compensation	—	—	102	—	—	102	282	384
Other comprehensive income — cash flow hedges	—	—	—	—	4,358	4,358	11,997	16,355
Other	—	—	108	—	—	108	293	401

Balance at March 31, 2018	70,897	$—	$1,716,700	$(108,895)	$7,466	$1,615,271	$4,417,275	$6,032,546
Net income	—	—	—	13,146	—	13,146	34,913	48,059
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	1,263	1,263
Dividends and distributions declared ($0.4300 per Class A share)	—	—	—	(30,492)	—	(30,492)	(83,907)	(114,399)
Share-based compensation	—	—	149	—	—	149	407	556
Other comprehensive income — cash flow hedges	—	—	—	—	1,675	1,675	4,606	6,281
Other	14	—	237	—	—	237	(240)	(3)

Balance at June 30, 2018	70,911	$—	$1,717,086	$(126,241)	$9,141	$1,599,986	$4,374,317	$5,974,303
Net income	—	—	—	19,484	—	19,484	50,439	69,923
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	2,418	2,418
Dividends and distributions declared ($0.4375 per Class A share)	—	—	—	(31,024)	—	(31,024)	(85,371)	(116,395)
Share-based compensation	—	—	153	—	—	153	423	576
Other comprehensive income — cash flow hedges	—	—	—	—	1,263	1,263	3,473	4,736
Other	—	—	(5,426)	—	—	(5,426)	(14,932)	(20,358)

Balance at September 30, 2018	70,911	$—	$1,711,813	$(137,781)	$10,404	$1,584,436	$4,330,767	$5,915,203

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Real estate investments, net	$10,894,121	$10,506,129
Lease incentive asset	532,186	—
Cash and cash equivalents	153,526	3,995
Tenant and other receivables, net	463	7,668
Prepaid expenses and other assets	27,413	34,813
Above market lease, asset	41,834	43,014
Operating lease right-of-use assets	280,020	—
Assets held for sale	—	355,688

Total assets	$11,929,563	$10,951,307

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$4,847,408	$4,666,949
Due to MGM Resorts International and affiliates	298	227
Accounts payable, accrued expenses and other liabilities	59,937	20,796
Above market lease, liability	—	46,181
Accrued interest	37,407	26,096
Distribution payable	138,730	119,055
Deferred revenue	95,306	163,926
Deferred income taxes, net	29,721	33,634
Operating lease liabilities	336,452	—
Liabilities related to assets held for sale	—	28,937

Total liabilities	5,545,259	5,105,801
Commitments and contingencies (Note 11)
Partners’ capital
General partner	—	—
Limited partners: 295,170,610 and 266,045,289 Operating Partnership units issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	6,384,304	5,845,506

Total partners’ capital	6,384,304	5,845,506

Total liabilities and partners’ capital	$11,929,563	$10,951,307

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Rental revenue	$219,847	$186,564	$636,575	$559,690
Tenant reimbursements and other	6,164	30,095	18,618	93,198

Total revenues	226,011	216,659	655,193	652,888

Expenses
Depreciation	71,957	63,468	223,062	199,933
Property transactions, net	9,921	339	11,344	18,851
Ground lease and other reimbursable expenses	5,920	29,168	17,760	90,435
Amortization of above market lease, net	—	171	—	514
Acquisition-related expenses	92	1,931	8,891	4,603
General and administrative	4,476	3,358	12,305	10,021

Total expenses	92,366	98,435	273,362	324,357

Other income (expense)
Interest income	241	163	2,189	2,473
Interest expense	(63,048)	(58,743)	(190,973)	(157,249)
Other	(306)	(1,020)	(806)	(6,409)

	(63,113)	(59,600)	(189,590)	(161,185)

Income from continuing operations before income taxes	70,532	58,624	192,241	167,346
Provision for income taxes	(1,979)	(2,650)	(5,771)	(5,144)

Income from continuing operations, net of tax	68,553	55,974	186,470	162,202

Income from discontinued operations, net of tax (Note 3)	—	13,949	16,216	13,949

Net income	$68,553	$69,923	$202,686	$176,151

Weighted average Operating Partnership units outstanding:
Basic	292,867,986	266,139,175	290,661,305	266,125,252
Diluted	293,025,483	266,335,914	290,865,862	266,308,393
Income from continuing operations per Operating Partnership unit (basic)	$0.23	$0.21	$0.64	$0.61
Income from discontinued operations per Operating Partnership unit (basic)	—	0.05	0.06	0.05

Net income per Operating Partnership unit (basic)	$0.23	$0.26	$0.70	$0.66

Income from continuing operations per Operating Partnership unit (diluted)	$0.23	$0.21	$0.64	$0.61
Income from discontinued operations per Operating Partnership unit (diluted)	—	0.05	0.06	0.05

Net income per Operating Partnership unit (diluted)	$0.23	$0.26	$0.70	$0.66

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$68,553	$69,923	$202,686	$176,151
Unrealized gain (loss) on cash flow hedges	(19,270)	4,736	(65,657)	27,372

Comprehensive income	$49,283	$74,659	$137,029	$203,523

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$202,686	$176,151
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations, net	(16,216)	(13,949)
Depreciation	223,062	199,933
Property transactions, net	11,344	18,851
Amortization of deferred financing costs and debt discount	9,602	9,391
Loss on retirement of debt	—	2,736
Non-cash ground lease, net	778	514
Deemed contributions—tax sharing agreement	5,599	4,912
Straight-line rental revenues, excluding amortization of lease incentive asset	29,783	14,657
Amortization of lease incentive asset	11,355	—
Amortization of deferred revenue on non-normal tenant improvements	(1,636)	(2,762)
Share-based compensation	1,608	1,516
Deferred income taxes	(3,913)	2,848
Park MGM Transaction	(605,625)	—
Distributions received from discontinued operations and other	40,165	88
Changes in operating assets and liabilities:
Tenant and other receivables, net	(437)	550
Prepaid expenses and other assets	(222)	137
Due to MGM Resorts International and affiliates	71	(633)
Accounts payable, accrued expenses and other liabilities	(3,832)	67
Accrued interest	11,311	9,830

Net cash provided by (used in) operating activities — continuing operations	(84,517)	424,837

Cash flows from investing activities
Capital expenditures for property and equipment	—	(191)
Acquisition of Northfield	—	(1,068,337)
Proceeds from Northfield OpCo Transaction	3,779	—

Net cash provided by (used in) investing activities — continuing operations	3,779	(1,068,528)

Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	(566,813)	747,375
Proceeds from issuance of debt	750,000	—
Deferred financing costs	(9,983)	(17,490)
Repayment of assumed bridge facility	(245,950)	—
Issuance of Operating Partnership units	699,362	—
Distributions paid	(395,005)	(337,865)
Other	(1,342)	—

Net cash provided by financing activities — continuing operations	230,269	392,020

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	15,591	8,250
Cash flows provided by (used in) investing activities, net	(12)	33,199
Cash flows used in financing activities, net	(37,900)	—

Net cash provided by (used in) discontinued operations	(22,321)	41,449

Change in cash and cash equivalents classified as assets held for sale	(22,321)	41,449
Cash and cash equivalents
Net increase (decrease) for the period	149,531	(251,671)
Balance, beginning of period	3,995	259,722

Balance, end of period	$153,526	$8,051

Supplemental cash flow disclosures
Interest paid	$169,646	$137,623
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$—	$18,172
Accrual of distribution payable to Operating Partnership unit holders	$138,730	$116,395
Empire City Transaction assets acquired	$625,000	$—
Redemption of Operating Partnership units relating to Northfield OpCo Transaction	$301,373	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

(unaudited)

	General Partner	Limited Partners	Total Partners’ Capital
Balance at January 1, 2019	$—	$5,845,506	$5,845,506
Net income	—	66,364	66,364
Deemed contribution — tax sharing agreement	—	1,345	1,345
Distributions declared ($0.4650 per unit)	—	(139,279)	(139,279)
Issuance of Operating Partnership units	—	548,391	548,391
Empire City Transaction	—	379,050	379,050
Park MGM Transaction	—	31,875	31,875
Share-based compensation	—	565	565
Other comprehensive income — cash flow hedges	—	(15,612)	(15,612)
Other	—	(1,288)	(1,288)

Balance at March 31, 2019	$—	$6,716,917	$6,716,917
Net income	—	67,769	67,769
Deemed contribution — tax sharing agreement	—	2,275	2,275
Distributions declared ($0.4675 per unit)	—	(136,671)	(136,671)
Issuance of Operating Partnership units	—	64,908	64,908
Northfield OpCo Transaction	—	(298,957)	(298,957)
Share-based compensation	—	524	524
Other comprehensive income — cash flow hedges	—	(30,775)	(30,775)
Other	—	542	542

Balance at June 30, 2019	$—	$6,386,532	$6,386,532
Net income	—	68,553	68,553
Deemed contribution — tax sharing agreement	—	1,979	1,979
Distributions declared ($0.4700 per unit)	—	(138,730)	(138,730)
Issuance of Operating Partnership units	—	86,063	86,063
Share-based compensation	—	519	519
Other comprehensive income — cash flow hedges	—	(19,270)	(19,270)
Other	—	(1,342)	(1,342)

Balance at September 30, 2019	$—	$6,384,304	$6,384,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

(unaudited)

	General Partner	Limited Partners	Total Partners’ Capital
Balance at January 1, 2018	$—	$6,067,739	$6,067,739
Net income	—	58,169	58,169
Deemed contribution — tax sharing agreement	—	1,231	1,231
Distributions declared ($0.4200 per unit)	—	(111,733)	(111,733)
Share-based compensation	—	384	384
Other comprehensive income — cash flow hedges	—	16,355	16,355
Other	—	401	401

Balance at March 31, 2018	$—	$6,032,546	$6,032,546

Net income	—	48,059	48,059
Deemed contribution — tax sharing agreement	—	1,263	1,263
Distributions declared ($0.4300 per unit)	—	(114,399)	(114,399)
Share-based compensation	—	556	556
Other comprehensive income — cash flow hedges	—	6,281	6,281
Other	—	(3)	(3)

Balance at June 30, 2018	$—	$5,974,303	$5,974,303

Net income	—	69,923	69,923
Deemed contribution — tax sharing agreement	—	2,418	2,418
Distributions declared ($0.4375 per unit)	—	(116,395)	(116,395)
Share-based compensation	—	576	576
Other comprehensive income — cash flow hedges	—	4,736	4,736
Other	—	(20,358)	(20,358)

Balance at September 30, 2018	$—	$5,915,203	$5,915,203

The accompanying notes are an integral part of these condensed consolidated financial statements.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP CONDENSED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 — BUSINESS

Organization. MGM Growth Properties LLC (“MGP” or the “Company”) is a limited liability company that was organized in Delaware in October 2015. MGP conducts its operations through MGM Growth Properties Operating Partnership LP (the “Operating Partnership” and, together with the Company, the “Registrants”), a Delaware limited partnership that was formed in January 2016 and acquired by MGP in April 2016. The Company elected to be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

MGP is a publicly traded REIT primarily engaged through its investment in the Operating Partnership in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure properties, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. A wholly owned subsidiary of the Operating Partnership (the “Landlord”) leases all of its real estate properties to a wholly owned subsidiary (the “Tenant”) of MGM Resorts International (“MGM”) under a master lease agreement (the “Master Lease”).

As of September 30, 2019, there were approximately 295.2 million Operating Partnership units outstanding in the Operating Partnership, of which MGM owned approximately 199.7 million, or 67.7%, and MGP owned the remaining 32.3%. MGM’s Operating Partnership units are exchangeable for Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. MGP’s independent conflicts committee determines the settlement method for any such exchanges. MGM’s indirect ownership of these Operating Partnership units is recognized as a noncontrolling interest in MGP’s financial statements. A wholly owned subsidiary of MGP is the general partner of the Operating Partnership and operates and controls all of its business affairs. As a result, MGP consolidates the Operating Partnership and its subsidiaries. MGM also has ownership of MGP’s outstanding Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights and is consolidated by MGM.

Empire City Transaction

On January 29, 2019, the Company acquired the developed real property associated with Empire City Casino (“Empire City”) from MGM upon its acquisition of Empire City (“Empire City Transaction”) and Empire City was added to the existing Master Lease between the Landlord and Tenant. Refer to Note 3 for additional details on the Empire City Transaction and Note 5 for further discussion on the Master Lease.

Park MGM Transaction

On March 7, 2019, the Company completed the transaction relating to renovations undertaken by MGM Resorts regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Transaction”). Refer to Note 5 for further discussion on the Master Lease.

Northfield OpCo Transaction

On April 1, 2019, the Company transferred the membership interests of Northfield Park Associates, LLC (“Northfield”), the entity that formerly owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park in Northfield, Ohio, to a subsidiary of MGM and the Company retained the real estate assets. The Company’s taxable REIT subsidiary (“TRS”) that owned Northfield liquidated immediately prior to the transfer.

Subsequently, MGM rebranded the operations it acquired (“Northfield OpCo”) to MGM Northfield Park, which was added to the existing Master Lease between the Landlord and Tenant. Refer to Note 3 for additional details on the Northfield OpCo Transaction and Note 5 for further discussion on the Master Lease.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. All adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim period have been included. Certain reclassifications have been made to conform the prior period presentation.

The accompanying condensed consolidated financial statements and related notes should be read in conjunction with the audited financial statements and notes thereto included in the Company’s most recent Annual Report on Form 10-K.

Variable Interest Entities. The condensed consolidated financial statements of MGP include the accounts of the Operating Partnership, a variable interest entity (“VIE”) of which the Company is the primary beneficiary, as well as its wholly owned and majority-owned subsidiaries, which represents all of MGP’s assets and liabilities. As MGP holds what is deemed a majority voting interest in the Operating Partnership through its ownership of the Operating Partnership’s sole general partner, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs. The condensed consolidated financial statements of the Operating Partnership include the accounts of its wholly owned subsidiary, the Landlord, which owns the real estate, a VIE of which the Operating Partnership is the primary beneficiary. As of September 30, 2019, on a consolidated basis, the Landlord had total assets of $11.8 billion primarily related to its real estate assets, and total liabilities of $462.5 million primarily related to its deferred revenue and operating lease liabilities.

Noncontrolling interest. The Company presents noncontrolling interest and classifies such interest as a component of consolidated shareholders’ equity, separate from the Company’s Class A shareholders’ equity. Noncontrolling interest in the Company represents Operating Partnership units currently held by subsidiaries of MGM. Net income or loss of the Operating Partnership is allocated to its noncontrolling interest based on the noncontrolling interest’s ownership percentage in the Operating Partnership except for income tax expenses. Ownership percentage is calculated by dividing the number of Operating Partnership units held by the noncontrolling interest by the total Operating Partnership units held by the noncontrolling interest and the Company. Issuance of additional Class A shares and Operating Partnership units changes the ownership interests of both the noncontrolling interest and the Company. Such transactions and the related proceeds are treated as capital transactions.

MGM may tender its Operating Partnership units for redemption by the Operating Partnership in exchange for cash equal to the market price of MGP’s Class A shares at the time of redemption or for unregistered Class A shares on a one-for-one basis. Such election to pay cash or issue Class A shares to satisfy an Operating Partnership unitholder’s redemption request is solely within the control of MGP’s independent conflicts committee.

Fair value measurements. Fair value measurements are utilized in the accounting and impairment assessments of its long-lived assets, assets acquired and liabilities assumed in a business combination, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs. The Company used the following inputs in its fair value measurements:

•	Level 2 inputs for its long-term debt fair value disclosures. See Note 6; and

•	Level 2 inputs when measuring the fair value of its interest rate swaps. See Note 7.

Real estate investments. Real estate investments consist of land, buildings, improvements and integral equipment related to the Landlord. The majority of the Company’s real property was contributed or acquired by the Operating Partnership from MGM as transactions between entities under common control, and as a result, such real estate was initially recorded by the Company at MGM’s historical cost basis, less accumulated depreciation (i.e., there was no change in the basis of the contributed assets), as of the contribution or acquisition dates. For real property acquired from third parties, such assets were recognized at fair value at the acquisition date. Costs of maintenance and repairs to real estate investments are the responsibility of the Tenant under the Master Lease.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, the Company will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP (“Non-Normal Tenant Improvements”), subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. The Company will be entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Company is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties, as well as equipment that would be a necessary improvement at any of the properties, including initial installation of elevators, air conditioning systems or electrical wiring. Non-Normal Tenant Improvements were $48.4 million at September 30, 2019.

Lease incentive asset. The Company’s lease incentive asset consists of the consideration paid to MGM as part of the Park MGM Transaction, net of the deferred revenue balance associated with Non-Normal Tenant Improvements related to Park MGM, which was derecognized. The Company amortizes the lease incentive asset as a reduction of rental income over the remaining term of the Master Lease.

Deferred revenue. The Company received nonmonetary consideration related to Non-Normal Tenant Improvements as they became MGP’s property pursuant to the Master Lease and recognized the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. The Company depreciates the real estate investments over their estimated useful lives and amortizes the deferred revenue as additional rental revenue over the remaining term of the Master Lease once the related real estate assets were placed in service.

Ground lease and other reimbursable expenses. Ground lease and other reimbursable expenses arise from costs which upon adoption of ASC 842, includes ground lease rent paid directly by the Tenant to the third-party lessor on behalf of the Company. Prior to the adoption of ASC 842 on January 1, 2019, as further described below, reimbursable expenses also included property taxes paid for by the Tenant on behalf of the Company pursuant to the triple-net lease terms of the Master Lease.

Revenue recognition. Rental revenue under the Master Lease is recognized on a straight-line basis over the non-cancelable term and reasonably assured renewal periods, which includes the initial lease term of ten years and all four additional five-year terms under the Master Lease, for all contractual revenues that are determined to be fixed and measurable. The difference between such rental revenue earned and the cash paid under the provisions of the Master Lease is recorded as deferred rent receivable and included as a component of tenant and other receivables, net or as deferred revenue if cash rent due exceeds rental revenue earned.

Tenant reimbursement revenue and other reflects the amortization of deferred revenue relating to Non-Normal Tenant Improvements as well as the non-cash ground lease reimbursement revenue from the Tenant. Prior to the adoption of ASC 842 in 2019, the Company also reflected within this amount the revenue that arises from costs for which the Company is the primary obligor that are required to be paid by the Tenant or reimbursed to the Company pursuant to the Master Lease such as property taxes. This revenue is recognized in the same periods as the expense is incurred.

Lessee leases. The Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified asset means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.

For leases with terms greater than twelve months, the operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The initial measurement of the operating lease ROU assets also includes any prepaid lease payments and are reduced by any previously accrued deferred rent. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company uses its incremental borrowing rate to discount the lease payments based on the information available at commencement date. Certain of the Company’s leases include fixed rental escalation clauses that are factored into the determination of lease payments. Lease terms include options to extend or terminate the lease when it is reasonably certain that such option will be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the expected lease term.

Reportable segment. In connection with the Northfield OpCo Transaction on April 1, 2019, the Company transferred the Northfield Operations to a subsidiary of MGM, the Company retained the real estate, and the Company’s TRS that owned Northfield was liquidated immediately prior to the transfer. Consequently, the Company now solely generates revenue from its real estate properties. The Company’s real estate properties are similar to one another in that they consist of large-scale destination entertainment and leisure resorts and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail, are held by a subsidiary of the Operating Partnership, have similar economic characteristics and are governed under a single Master Lease. As such, the properties are reported as one reportable segment.

Income tax provision. For interim income tax reporting, the Company estimates its annual effective tax rate and applies it to its year-to-date ordinary income. The tax effects of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are reported in the interim period in which they occur. The Company’s effective income tax rate on income from continuing operations was 2.8% and 3.0% for the three and nine months ended September 30, 2019, respectively, and 4.5% and 3.1% for the three and nine months ended September 30, 2018, respectively.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Company is required to record New Jersey state income taxes in the accompanying financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. The Company and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return and, accordingly, the related income tax balances related to such taxes is reflected within noncontrolling interest within the accompanying financial statements. No amounts were due to MGM under the tax sharing agreement as of September 30, 2019 and December 31, 2018.

Prior to April 1, 2019, the Company’s TRS owned the real estate assets and operations of Northfield and the Company recorded a tax provision on the income from the TRS operations. In connection with the Northfield OpCo Transaction, the TRS was liquidated on April 1, 2019 and the Company transferred the Northfield operations to a subsidiary of MGM and the Company retained the real estate. Consequently, the Company does not provide a tax provision on TRS operations after April 1, 2019.

Recently issued accounting standards. In February 2016, the FASB issued ASC 842 “Leases (Topic 842)”, which replaces the existing guidance in Topic 840, “Leases”, (“ASC 842”). ASC 842 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. ASC 842 requires a dual approach for lessee accounting under which a lessee would classify and account for its lease agreements as either finance or operating. Both finance and operating leases will result in the lessee recognizing a ROU asset and a corresponding lease liability. For finance leases, the lessee will recognize interest expense associated with the lease liability and depreciation expense associated with the ROU asset; and for operating leases, the lessee will recognize straight-line rent expense. The Company adopted ASC 842 on January 1, 2019 utilizing the simplified transition method and accordingly did not recast comparative period financial information. The Company elected the package of practical expedients available under ASC 842, which includes that the Company need not reassess the lease classification for existing contracts. Accordingly, the Master Lease continues to be classified as an operating lease as of January 1, 2019. ASC 842 requires lessors to exclude from variable payments, and therefore from revenue, lessor costs paid by lessees directly to third parties. Under the Master Lease, the lessee pays property tax directly to third parties; accordingly, the Company no longer reflect such costs as “Tenant reimbursements and other” within revenues or “Ground lease and other reimbursable expenses” within expenses as of January 1, 2019.

The Company is also a lessee in lease arrangements, primarily for land underlying certain of its properties. As a result of adoption, the Company recognized approximately $279.9 million of operating ROU assets and approximately $333.5 million of operating lease liabilities as of January 1, 2019.

NOTE 3 — ACQUISITIONS AND DISPOSITIONS

Empire City Acquisition

As discussed in Note 1, on January 29, 2019, the Company acquired the developed real property associated with Empire City from MGM for fair value consideration of approximately $634.4 million. The Company funded the acquisition of the developed real property from MGM through the assumption of approximately $246.0 million of indebtedness, which was repaid with borrowings under its senior secured credit facility, and the issuance of approximately 12.9 million Operating Partnership units to MGM. Empire City was added to the existing Master Lease between the Landlord and Tenant, as further discussed in Note 5.

The Empire City Transaction was accounted for as a transaction between entities under common control and, therefore, the Company recorded the Empire City real estate assets at the carryover value of $625.0 million from MGM with the difference between the purchase price and carrying value of assets, which was approximately $9.4 million, recorded as a reduction to additional paid-in-capital.

Northfield Acquisition and Northfield OpCo Transaction

On July 6, 2018 the TRS completed its acquisition of 100% of the membership interests of Northfield for a purchase price of approximately $1.1 billion. The Company recognized 100% of the assets and liabilities of Northfield at fair value at the date of the acquisition.

On April 1, 2019, the Company transferred Northfield OpCo to a subsidiary of MGM for fair value consideration of approximately $305.2 million consisting primarily of approximately 9.4 million Operating Partnership units that were ultimately redeemed by the Operating Partnership and the Company retained the real estate assets. The Company’s TRS that owned Northfield liquidated immediately prior to the transfer. Subsequently, MGM rebranded Northfield OpCo to MGM Northfield Park, which was then added to the existing Master Lease between the Landlord and Tenant. Refer to Note 5 for further discussion on the Master Lease.

The Northfield OpCo Transaction was accounted for as a transaction between entities under common control and, therefore, the Company had carried the Northfield OpCo operating assets and liabilities as held and used until the close of the transaction on April 1, 2019. As a transaction between entities under common control, the Company recorded the difference between the purchase price of $305.2 million and the carrying value of net assets transferred of $292.3 million to additional paid-in-capital.

The Company’s results for Northfield OpCo for the three and nine months ended September 30, 2018 and the nine months ended September 30, 2019 are reflected in discontinued operations on the consolidated statement of operations and the related assets and liabilities have been reclassified as assets held for sale and liabilities related to assets held for sale on the consolidated balance sheet on a retrospective basis. The retained MGM Northfield Park real estate assets have been retrospectively reclassified into real estate investments, net. The major classes of assets and liabilities of the Northfield OpCo presented as assets and liabilities related to assets held for sale as of December 31, 2018 were as follows:

December 31, 2018
(in thousands)
Assets held for sale
Property and equipment, used in operations, net	$20,391
Cash and cash equivalents	55,822
Tenant and other receivables, net	7,322
Prepaid expenses and other assets	3,024
Goodwill	17,915
Other intangible assets, net	251,214

Assets held for sale	$355,688

Liabilities related to assets held for sale
Due to MGM Resorts International and affiliates	$80
Accounts payable, accrued expenses and other liabilities	28,806
Deferred revenue	51

Liabilities related to assets held for sale	$28,937

The results of the Northfield OpCo discontinued operations are summarized as follows:

	Nine Months Ended September 30,	Three and Nine Months Ended September 30,
	2019 (1)	2018 (2)
Total revenues	$67,841	$65,562
Total expenses	(48,735)	(48,997)

Income from discontinued operations before income taxes	19,106	16,565
Provision for income taxes	(2,890)	(2,616)

Income from discontinued operations, net of tax	16,216	13,949
Less: Income attributable to noncontrolling interests — discontinued operations	(11,434)	(10,231)

Income from discontinued operations attributable to Class A shareholders	$4,782	$3,718

(1)	There was no income from discontinued operations for the three months ended September 30, 2019.
(2)	As Northfield was acquired on July 6, 2018, the results of the Northfield OpCo discontinued operations are the same for both the three and nine months ended September 30, 2018.

NOTE 4 — REAL ESTATE INVESTMENTS

The carrying value of real estate investments is as follows:

	September 30, 2019	December 31, 2018
	(in thousands)
Land	$4,631,013	$4,536,013
Buildings, building improvements, land improvements and integral equipment	9,281,926	8,782,321

	13,912,939	13,318,334
Less: Accumulated depreciation	(3,018,818)	(2,812,205)

	$10,894,121	$10,506,129

NOTE 5 — LEASES

Master Lease. Pursuant to the Master Lease, the Tenant has leased the Company’s real estate properties. The Master Lease is accounted for as an operating lease and has an initial lease term of ten years that began on April 25, 2016 (other than with respect to MGM National Harbor, as described below) with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. With respect to MGM National Harbor, the initial lease term ends on August 31, 2024. Thereafter, the initial term of the Master Lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial ten-year term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the Master Lease, the Tenant would also lose the right to renew the Master Lease with respect to the rest of the properties when the initial ten-year lease term ends related to the rest of the properties in 2026.

On January 29, 2019, Empire City was added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $50 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2%

per year until 2022. In addition, pursuant to the Master Lease, MGP has a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

On March 7, 2019, the Company completed the Park MGM Transaction and amended the existing Master Lease between the Landlord and Tenant concurrent with which the Company paid $637.5 million, of which $605.6 million was cash and the remainder was the issuance of approximately 1.0 million of Operating Partnership units, to a subsidiary of MGM and, as a result, the annual rent payment to the Company increased by $50 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022. The Company recorded a lease incentive asset which represents the consideration paid, less the existing deferred revenue balance of $94.0 million relating to the non-normal tenant improvements recorded for Park MGM, which was derecognized. The Company was required to reassess the lease classification of the Master Lease and concluded that the Master Lease continued to be an operating lease.

On April 1, 2019, MGM Northfield Park was added to the existing Master Lease and the annual rent payment increased by $60 million. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022.

The annual rent payments under the Master Lease for the fourth lease year, which commenced on April 1, 2019, increased to $946.1 million from $770.3 million at the start of the third lease year. The increase was a result of the $50 million in additional rent for each of the Park MGM Transaction and Empire City in the beginning of 2019, the $60 million of additional rent for MGM Northfield Park on April 1, 2019, as well as the third 2.0% fixed annual rent escalator that went into effect on April 1, 2019.

Straight-line rental revenues from the Master Lease, which includes the lease incentive asset amortization, were $219.8 million and $636.6 million for the three and nine months ended September 30, 2019, respectively, and were $186.6 million and $559.7 million for the three and nine months ended September 30, 2018, respectively. The Company also recognized revenue related to tenant reimbursements and other of $6.2 million and $18.6 million for the three and nine months ended September 30, 2019, respectively, and $30.1 million and $93.2 million for the three and nine months ended September 30, 2018, respectively.

Under the Master Lease, future non-cancelable minimum rental cash payments, which are the payments under the initial 10-year term through April 30, 2026 and do not include the four five-year renewal options and, with respect to National Harbor, through August 31, 2024, are as follows as of September 30, 2019:

Year ending December 31,	(in thousands)
2019	$236,515
2020	958,894
2021	976,262
2022	912,751
2023	890,126
Thereafter	1,922,713

$5,897,261

Lessee Leases. The Company is a lessee of land underlying Borgata, MGM National Harbor, and Beau Rivage, and also a lessee, to a lesser extent, of certain real estate under operating lease arrangements. The Company is obligated to make lease payments through the non-cancelable term of the ground leases, which is through 2066 for Beau Rivage, through 2070 for Borgata, and through 2082 for MGM National Harbor. These ground leases will be paid by the Tenant pursuant to the Master Lease through 2046 (including renewal periods). Components of lease expense for the three and nine months ended September 30, 2019 include operating lease cost of $5.9 million and $17.9 million, respectively. Other information related to the Company’s operating leases was as follows (in thousands, except for lease term and discount rate information):

Supplemental balance sheet information	Balance at September 30, 2019
Operating lease right-of-use assets	$280,020
Operating lease liabilities	336,452
Weighted-average remaining lease term (years)	59
Weighted-average discount rate (%)	7%

Maturities of operating lease liabilities were as follows:

Year ending December 31,	(in thousands)
2019 (excluding the nine months ended September 30, 2019)	$4,541
2020	21,113
2021	24,996
2022	25,015
2023	24,875
Thereafter	1,357,650

Total future minimum lease payments	1,458,190
Less: Amount of lease payments representing interest	(1,121,738)

Total	$336,452

NOTE 6 — DEBT

Debt consists of the following:

	September 30,	December 31,
	2019	2018
	(in thousands)
Senior secured credit facility:
Senior secured term loan A facility	$467,063	$470,000
Senior secured term loan B facility	1,785,250	1,799,125
Senior secured revolving credit facility	—	550,000
$1,050 million 5.625% senior notes, due 2024	1,050,000	1,050,000
$500 million 4.50% senior notes, due 2026	500,000	500,000
$750 million 5.75% senior notes, due 2027	750,000	—
$350 million 4.50% senior notes, due 2028	350,000	350,000

	4,902,313	4,719,125
Less: Unamortized discount and debt issuance costs	(54,905)	(52,176)

	$4,847,408	$4,666,949

Operating Partnership credit agreement. At September 30, 2019, the Operating Partnership senior credit facility consisted of a $467 million term loan A facility, a $1.8 billion term loan B facility, and a $1.4 billion revolving credit facility. At September 30, 2019, no amounts were drawn on the revolving credit facility. At September 30, 2019, the interest rate on each of the term loan A facility and the term loan B facility was 4.04%. The Operating Partnership was in compliance with its financial covenants at September 30, 2019.

Refer to Note 7 for further discussion of the Company’s interest rate swap agreements.

Bridge Facility. In connection with the Empire City Transaction, the Operating Partnership assumed $246.0 million of indebtedness under a bridge facility from MGM. The Operating Partnership repaid the bridge facility with a combination of cash on hand and a draw on its revolving credit facility.

Operating Partnership senior notes. In January 2019, the Operating Partnership issued $750 million in aggregate principal amount of 5.75% senior notes due 2027. The senior notes mature on February 1, 2027. Interest on the senior notes is payable on February 1 and August 1 of each year, commencing on August 1, 2019.

Fair value of long-term debt. The estimated fair value of the Company’s long-term debt was $5.1 billion at September 30, 2019 and $4.5 billion at December 31, 2018. Fair value was estimated using quoted prices for identical or similar liabilities in markets that are not active (level 2 inputs).

Deferred financing costs. The Company recognized non-cash interest expense related to the amortization of deferred financing costs of $3.2 million and $9.6 million during the three and nine months ended September 30, 2019, respectively. The Company recognized non-cash interest expense related to the amortization of deferred financing costs of $3.3 million and $9.4 million during the three and nine months ended September 30, 2018, respectively.

NOTE 7 — DERIVATIVES AND HEDGING ACTIVITIES

The Company uses derivative instruments to mitigate the effects of interest rate volatility inherent in its variable rate debt, which could unfavorably impact our future earnings and forecasted cash flows. The Company does not use derivative instruments for speculative or trading purposes.

The Operating Partnership is party to interest rate swaps, summarized in the table below, to mitigate the interest rate risk inherent in its senior credit facility. As of September 30, 2019, the Operating Partnership pays a weighted average fixed rate of 1.707% on a total notional amount of $1.5 billion.

Notional Amount	Weighted Average Fixed Rate	Fair Value Asset (Liability)	Effective Date	Maturity Date
(in thousands, except percentages)
$300,000	1.158%	$3,393	September 6, 2019	December 31, 2024
$1,200,000	1.844%	$(9,926)	May 3, 2017	November 30, 2021
400,000	2.252%	(31,370)	October 1, 2019	December 31, 2029
900,000	1.801%	(13,274)	November 30, 2021	December 31, 2024

		$(54,570)

In June 2019, the Operating Partnership entered into interest rate swap agreements, effective November 30, 2021, that will mature in December 2024 with a combined notional amount of $900 million. The weighted average fixed rate paid under the swap agreements is 1.801% and the variable rate received resets monthly to the one-month LIBOR with no minimum floor.

In September 2019, the Operating Partnership entered into an interest rate swap agreement, effective September 6, 2019, that will mature in December 2024 with a notional amount of $300 million. The fixed rate paid under the swap agreement is 1.158% and the variable rate received resets monthly to the one-month LIBOR with no minimum floor.

In September 2019, the Operating Partnership modified and extended certain of its existing interest rate swaps with a combined notional amount of $400 million, effective October 1, 2019. The weighted average fixed rate paid under the modified swap agreements is 2.252% and the variable rate received resets monthly to the one-month LIBOR with no minimum floor. The maturity date was extended to December 2029.

As of September 30, 2019, and December 31, 2018, all of the Company’s derivative financial instruments have been designated as cash flow hedges and qualify for hedge accounting. The Company expects to have variable rate debt outstanding for the duration and amount of its interest rate swap agreements. As of September 30, 2019, the fair values of the Company’s interest rate swaps were $3.4 million recorded as an asset within prepaid expenses and other assets, and $54.6 million recorded as a liability within accounts payable, accrued expenses, and other liabilities. As of December 31, 2018, the fair values of the Company’s interest rate swaps were $20.5 million, recorded as an asset within prepaid expenses and other assets, and $5.6 million, recorded as a liability within accounts payable, accrued expenses and other liabilities.

NOTE 8 — SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

MGP shareholders. On January 31, 2019, the Company completed an offering of 19.6 million Class A shares representing limited liability company interests in a registered public offering, including 2.6 million Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $548.4 million.

On April 30, 2019, the Company entered into an “at-the-market-offering” (“ATM”) program where the Company can offer and sell up to an aggregate sales price of $300 million of MGP’s Class A shares through its sales agents at prevailing market prices or agreed-upon prices. During the three months ended September 30, 2019, the Company issued 2.8 million Class A shares under the program for net proceeds of approximately $86.1 million. During the nine months ended September 30, 2019, the Company issued 4.9 million Class A shares under the program for net proceeds of approximately $151.0 million.

Operating Partnership capital. On January 29, 2019, in connection with the Empire City Transaction, the Operating Partnership issued 12.9 million Operating Partnership units to a subsidiary of MGM and MGP’s indirect ownership percentage in the Operating Partnership decreased from 26.7% to 25.4%.

On January 31, 2019, in connection with the Company’s registered offering of Class A shares, the Operating Partnership issued 19.6 million Operating Partnership units to the Company and MGP’s indirect ownership percentage in the Operating Partnership increased from 25.4% to 30.3%.

On March 7, 2019, in connection with the Park MGM Transaction, the Operating Partnership issued 1.0 million Operating Partnership units to a subsidiary of MGM and MGP’s indirect ownership percentage in the Operating Partnership decreased from 30.3% to 30.2%.

On April 1, 2019, in connection with the Northfield OpCo Transaction, 9.4 million Operating Partnership units were redeemed by the Operating Partnership and MGP’s indirect ownership percentage in the Operating Partnership increased from 30.2% to 31.2%.

During the three and nine months ended September 30, 2019, in connection with the Company’s issuance of Class A shares under the ATM program, the Operating Partnership issued 2.8 million and 4.9 million Operating Partnership units to the Company, respectively. MGP’s indirect ownership percentage in the Operating Partnership as of September 30, 2019 was 32.3%.

Accumulated Other Comprehensive Income (Loss). Comprehensive income (loss) includes net income (loss) and all other non-shareholder changes in equity, or other comprehensive income (loss). Elements of the Company’s accumulated other comprehensive income (loss) are reported in the accompanying condensed consolidated statement of shareholders’ equity. The following table summarizes the changes in accumulated other comprehensive income (loss) by component for the nine months ended September 30, 2019:

	Cash Flow Hedges	Other	Total
	(in thousands)
Balance at January 1, 2019	$4,208	$—	$4,208

Other comprehensive loss before reclassifications	(13,765)	—	(13,765)
Amounts reclassified from accumulated other comprehensive income to interest expense	(1,847)	—	(1,847)
Empire City Transaction	—	(195)	(195)
Class A share issuances	—	774	774
Park MGM Transaction	—	(16)	(16)

Other comprehensive income (loss)	(15,612)	563	(15,049)
Less: Other comprehensive loss attributable to noncontrolling interest	10,895	—	10,895

Balance at March 31, 2019	(509)	563	54
Other comprehensive loss before reclassifications	(29,008)	—	(29,008)
Amounts reclassified from accumulated other comprehensive income to interest expense	(1,767)	—	(1,767)
Class A share issuances	—	(105)	(105)
Northfield OpCo Transaction	—	2	2

Other comprehensive loss	(30,775)	(103)	(30,878)
Less: Other comprehensive loss attributable to noncontrolling interest	21,128	—	21,128

Balance at June 30, 2019	(10,156)	460	(9,696)
Other comprehensive loss before reclassifications	(17,989)	—	(17,989)
Amounts reclassified from accumulated other comprehensive loss to interest expense	(1,281)	—	(1,281)
Class A share issuances	—	(200)	(200)

Other comprehensive loss	(19,270)	(200)	(19,470)
Less: Other comprehensive loss attributable to noncontrolling interest	13,037	—	13,037

Balance at September 30, 2019	$(16,389)	$260	$(16,129)

MGP dividends and Operating Partnership distributions. On October 15, 2019, the Company paid a dividend of $0.4700 per Class A share upon receipt of its share of the Operating Partnership’s distribution of $0.4700 per unit made the same day. Dividends with respect to MGP’s Class A shares are characterized for federal income tax purposes as taxable ordinary dividends, capital gains dividends, non-dividend distributions or a combination thereof.

NOTE 9 — NET INCOME PER CLASS A SHARE

The table below provides net income and the number of Class A shares used in the computations of “basic” net income per share, which utilizes the weighted-average number of Class A shares outstanding without regard to dilutive potential Class A shares, and “diluted” net income per share, which includes all such shares. Net income per share has not been presented for the Class B shareholder as the Class B share is not entitled to any economic rights in the Company.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except share amounts)
Numerator:
Income from continuing operations	$68,553	$55,974	$186,470	$162,202
Income from continuing operations attributable to noncontrolling interest	(46,038)	(40,208)	(126,924)	(117,460)

Income from continuing operations attributable to Class A shares—basic and diluted	22,515	15,766	59,546	44,742

Income from discontinued operations	—	13,949	16,216	13,949
Income from discontinued operations attributable to noncontrolling interest	—	(10,231)	(11,434)	(10,231)

Income from discontinued operations attributable to Class A shares—basic and diluted	—	3,718	4,782	3,718

Net income attributable to Class A shares—basic and diluted	$22,515	$19,484	$64,328	$48,460

Denominator:
Weighted average Class A shares outstanding (1)—basic	93,165,443	71,005,052	89,440,552	70,991,129
Effect of dilutive shares for diluted net income per Class A share (2)(3)	157,497	196,739	204,557	183,141

Weighted average Class A shares outstanding (1)—diluted	93,322,940	71,201,791	89,645,109	71,174,270

(1)	Includes weighted average deferred share units granted to certain members of the board of directors.
(2)	No shares related to outstanding share-based compensation awards were excluded due to being antidilutive.
(3)	Diluted net income per Class A share does not assume conversion of the Operating Partnership units held by MGM as such conversion would be antidilutive.

NOTE 10 — NET INCOME PER OPERATING PARTNERSHIP UNIT

The table below provides net income and the number of Operating Partnership units used in the computations of “basic” net income per Operating Partnership unit, which utilizes the weighted-average number of Operating Partnership units outstanding without regard to dilutive potential Operating Partnership units, and “diluted” net income per Operating Partnership units, which includes all such Operating Partnership units.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except share amounts)
Numerator:
Income from continuing operations	$68,553	$55,974	$186,470	$162,202
Income from discontinued operations	—	13,949	16,216	13,949

Net income—basic and diluted	$68,553	$69,923	$202,686	$176,151

Denominator:
Weighted average Operating Partnership units outstanding (1)—basic	292,867,986	266,139,175	290,661,305	266,125,252
Effect of dilutive shares for diluted net income per Operating Partnership unit (2)	157,497	196,739	204,557	183,141

Weighted average Operating Partnership units outstanding (1)—diluted	293,025,483	266,335,914	290,865,862	266,308,393

(1)	Includes weighted average deferred share units granted to certain members of the Board of Directors.
(2)	No shares related to outstanding share-based compensation awards were excluded due to being antidilutive.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Litigation. In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

NOTE 12 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Operating Partnership’s senior notes were co-issued by MGP Finance Co-Issuer, Inc., a 100% owned finance subsidiary of the Operating Partnership. Obligations to pay principal and interest on the senior notes are currently guaranteed by all of the Operating Partnership’s subsidiaries, other than MGP Finance Co-Issuer, Inc., each of which is directly or indirectly 100% owned by the Operating Partnership. Such guarantees are full and unconditional, and joint and several and are subject to release in accordance with the events described below. Separate condensed financial information for the subsidiary guarantors as of September 30, 2019 and December 31, 2018 and for the three and nine months ended September 30, 2019 and September 30, 2018 are presented below.

The guarantee of a subsidiary guarantor will be automatically released upon (i) a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor, or the capital stock of the subsidiary guarantor; (ii) the sale or disposition of all or substantially all of the assets of the subsidiary guarantor; (iii) the designation in accordance with the indenture of a subsidiary guarantor as an unrestricted subsidiary; (iv) at such time as such subsidiary guarantor is no longer a subsidiary guarantor or other obligor with respect to any credit facilities or capital markets indebtedness of the Operating Partnership; or (v) defeasance or discharge of the notes.

CONSOLIDATING BALANCE SHEET INFORMATION

	September 30, 2019
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$507	$—	$10,893,614	$—	$10,894,121
Lease incentive asset	—	—	532,186	—	532,186
Cash and cash equivalents	153,526	—	—	—	153,526
Tenant and other receivables, net	463	—	—	—	463
Intercompany	1,169,999	—	—	(1,169,999)	—
Prepaid expenses and other assets	15,730	—	11,683	—	27,413
Investments in subsidiaries	10,126,379	—	—	(10,126,379)	—
Above market lease, asset	—	—	41,834	—	41,834
Operating lease right-of-use assets	477	—	279,543	—	280,020

Total assets	$11,467,081	$—	$11,758,860	$(11,296,378)	$11,929,563

Debt, net	4,847,408	—	—	—	4,847,408
Due to MGM Resorts International and affiliates	298	—	—	—	298
Intercompany	—	—	1,169,999	(1,169,999)	—
Accounts payable, accrued expenses and other liabilities	58,457	—	1,480	—	59,937
Accrued interest	37,407	—	—	—	37,407
Dividend and distribution payable	138,730	—	—	—	138,730
Deferred revenue	—	—	95,306	—	95,306
Deferred income taxes, net	—	—	29,721	—	29,721
Operating lease liabilities	477	—	335,975	—	336,452

Total liabilities	5,082,777	—	1,632,481	(1,169,999)	5,545,259

General partner	—	—	—	—	—
Limited partners	6,384,304	—	10,126,379	(10,126,379)	6,384,304

Total partners’ capital	6,384,304	—	10,126,379	(10,126,379)	6,384,304

Total liabilities and partners’ capital	$11,467,081	$—	$11,758,860	$(11,296,378)	$11,929,563

CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2018
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$572	$—	$10,505,557	$—	$10,506,129
Cash and cash equivalents	3,995	—	—	—	3,995
Tenant and other receivables, net	26	—	7,642	—	7,668
Intercompany	841,179	—	—	(841,179)	—
Prepaid expenses and other assets	34,813	—	—	—	34,813
Investments in subsidiaries	9,790,350	—	—	(9,790,350)	—
Above market lease, asset	—	—	43,014	—	43,014
Assets held for sale	—	—	355,688	—	355,688

Total assets	$10,670,935	$—	$10,911,901	$(10,631,529)	$10,951,307

Debt, net	4,666,949	—	—	—	4,666,949
Due to MGM Resorts International and affiliates	227	—	—	—	227
Intercompany	—	—	841,179	(841,179)	—
Accounts payable, accrued expenses and other liabilities	13,102	—	7,694	—	20,796
Above market lease, liability	—	—	46,181	—	46,181
Accrued interest	26,096	—	—	—	26,096
Dividend and distribution payable	119,055	—	—	—	119,055
Deferred revenue	—	—	163,926	—	163,926
Deferred income taxes, net	—	—	33,634	—	33,634
Liabilities related to assets held for sale	—	—	28,937	—	28,937

Total liabilities	4,825,429	—	1,121,551	(841,179)	5,105,801

General partner	—	—	—	—	—
Limited partners	5,845,506	—	9,790,350	(9,790,350)	5,845,506

Total partners’ capital	5,845,506	—	9,790,350	(9,790,350)	5,845,506

Total liabilities and partners’ capital	$10,670,935	$—	$10,911,901	$(10,631,529)	$10,951,307

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Three Months Ended September 30, 2019
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$219,847	$—	$219,847
Tenant reimbursements and other	—	—	6,164	—	6,164

Total revenues	—	—	226,011	—	226,011

Expenses
Depreciation	22	—	71,935	—	71,957
Property transactions, net	—	—	9,921	—	9,921
Ground lease and other reimbursable expenses	—	—	5,920	—	5,920
Acquisition-related expenses	92	—	—	—	92
General and administrative	4,476	—	—	—	4,476

Total expenses	4,590	—	87,776	—	92,366

Equity in earnings of subsidiaries	136,256	—	—	(136,256)	—
Other income (expense)
Interest income	241	—	—	—	241
Interest expense	(63,048)	—	—	—	(63,048)
Other	(306)	—	—	—	(306)

	(63,113)	—	—	—	(63,113)

Income before income taxes	68,553	—	138,235	(136,256)	70,532
Provision for income taxes	—	—	(1,979)	—	(1,979)

Net income	$68,553	$—	$136,256	$(136,256)	$68,553

Other comprehensive income
Net income	$68,553	$—	$136,256	$(136,256)	$68,553
Unrealized loss on cash flow hedges, net	(19,270)	—	—	—	(19,270)

Comprehensive income	$49,283	$—	$136,256	$(136,256)	$49,283

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Three Months Ended September 30, 2018
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$186,564	$—	$186,564
Tenant reimbursements and other	—	—	30,095	—	30,095

Total revenues	—	—	216,659	—	216,659

Expenses
Depreciation	45	—	63,423	—	63,468
Property transactions, net	—	—	339	—	339
Ground lease and other reimbursable expenses	—	—	29,168	—	29,168
Amortization of above market lease, net	—	—	171	—	171
Acquisition-related expenses	1,931	—	—	—	1,931
General and administrative	3,358	—	—	—	3,358

Total expenses	5,334	—	93,101	—	98,435

Equity in earnings of subsidiaries	129,568	—	—	(129,568)	—
Other income (expense)
Interest income	5,452	—	—	(5,289)	163
Interest expense	(58,743)	—	(5,289)	5,289	(58,743)
Other	(1,020)	—	—	—	(1,020)

	(54,311)	—	(5,289)	—	(59,600)

Income from continuing operations before income taxes	69,923	—	118,269	(129,568)	58,624
Provision for income taxes	—	—	(2,650)	—	(2,650)

Income from continuing operations, net of tax	69,923	—	115,619	(129,568)	55,974
Income from discontinued operations, net of tax	—	—	13,949	—	13,949

Net income	$69,923	$—	$129,568	$(129,568)	$69,923

Other comprehensive income
Net income	$69,923	$—	$129,568	$(129,568)	$69,923
Unrealized gain on cash flow hedges, net	4,736	—	—	—	4,736

Comprehensive income	$74,659	$—	$129,568	$(129,568)	$74,659

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Nine Months Ended September 30, 2019
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$636,575	$—	$636,575
Tenant reimbursements and other	—	—	18,618	—	18,618

Total revenues	—	—	655,193	—	655,193

Expenses
Depreciation	65	—	222,997	—	223,062
Property transactions, net	—	—	11,344	—	11,344
Ground lease and other reimbursable expenses	—	—	17,760	—	17,760
Acquisition-related expenses	8,891	—	—	—	8,891
General and administrative	12,305	—	—	—	12,305

Total expenses	21,261	—	252,101	—	273,362

Equity in earnings of subsidiaries	409,665	—	—	(409,665)	—
Other income (expense)
Interest income	7,806	—	—	(5,617)	2,189
Interest expense	(190,973)	—	(5,617)	5,617	(190,973)
Other	(806)	—	—	—	(806)

	(183,973)	—	(5,617)	—	(189,590)

Income from continuing operations before income taxes	204,431	—	397,475	(409,665)	192,241
Provision for income taxes	(1,745)	—	(4,026)	—	(5,771)

Income from continuing operations, net of tax	202,686	—	393,449	(409,665)	186,470
Income from discontinued operations, net of tax	—	—	16,216	—	16,216

Net income	$202,686	$—	$409,665	$(409,665)	$202,686

Other comprehensive income
Net income	$202,686	$—	$409,665	$(409,665)	$202,686
Unrealized loss on cash flow hedges, net	(65,657)	—	—	—	(65,657)

Comprehensive income	$137,029	$—	$409,665	$(409,665)	$137,029

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Nine Months Ended September 30, 2018
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$559,690	$—	$559,690
Tenant reimbursements and other	—	—	93,198	—	93,198

Total revenues	—	—	652,888	—	652,888

Expenses
Depreciation	87	—	199,846	—	199,933
Property transactions, net	—	—	18,851	—	18,851
Ground lease and other reimbursable expenses	—	—	90,435	—	90,435
Amortization of above market lease, net	—	—	514	—	514
Acquisition-related expenses	4,603	—	—	—	4,603
General and administrative	10,021	—	—	—	10,021

Total expenses	14,711	—	309,646	—	324,357

Equity in earnings of subsidiaries	346,758	—	—	(346,758)	—
Other income (expense)
Interest income	7,762	—	—	(5,289)	2,473
Interest expense	(157,249)	—	(5,289)	5,289	(157,249)
Other	(6,409)	—	—	—	(6,409)

	(155,896)	—	(5,289)	—	(161,185)

Income from continuing operations before income taxes	176,151	—	337,953	(346,758)	167,346
Provision for income taxes	—	—	(5,144)	—	(5,144)

Income from continuing operations, net of tax	176,151	—	332,809	(346,758)	162,202
Income from discontinued operations, net of tax	—	—	13,949	—	13,949

Net income	$176,151	$—	$346,758	$(346,758)	$176,151

Other comprehensive income
Net income	$176,151	$—	$346,758	$(346,758)	$176,151
Unrealized gain on cash flow hedges, net	27,372	—	—	—	27,372

Comprehensive income	$203,523	$—	$346,758	$(346,758)	$203,523

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Nine Months Ended September 30, 2019
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(762,230)	$—	$677,713	$—	$(84,517)

Cash flows from investing activities
Proceeds from Northfield OpCo Transaction	3,779	—	—	—	3,779

Net cash provided by investing activities	3,779	—	—	—	3,779

Cash flows from financing activities
Net repayments under bank credit facility	(566,813)	—	—	—	(566,813)
Proceeds from issuance of debt	750,000	—	—	—	750,000
Deferred financing costs	(9,983)	—	—	—	(9,983)
Repayment of assumed bridge facility	(245,950)	—	—	—	(245,950)
Issuance of Operating Partnership units	699,362	—	—	—	699,362
Distributions paid	(395,005)	—	—	—	(395,005)
Cash received by Parent on behalf of Guarantor Subsidiaries, net	677,713	—	(677,713)	—	—
Other	(1,342)	—	—	—	(1,342)

Net cash provided by (used in) financing activities	907,982	—	(677,713)	—	230,269

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	—	—	15,591	—	15,591
Cash flows used in investing activities, net	—	—	(12)	—	(12)
Cash flows used in financing activities, net	—	—	(37,900)	—	(37,900)

Net cash used in discontinued operations	—	—	(22,321)	—	(22,321)
Change in cash and cash equivalents classified as assets held for sale	—	—	(22,321)	—	(22,321)
Cash and cash equivalents
Net increase for the period	149,531	—	—	—	149,531
Balance, beginning of period	3,995	—	—	—	3,995

Balance, end of period	$153,526	$—	$—	$—	$153,526

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Nine Months Ended September 30, 2018
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(149,511)	$—	$574,348	$—	$424,837

Cash flows from investing activities
Capital expenditures for property and equipment	(191)	—	—	—	(191)
Acquisition of Northfield	(1,068,337)	—	—		(1,068,337)

Net cash used in investing activities	(1,068,528)	—	—	—	(1,068,528)

Cash flows from financing activities
Net borrowings under bank credit facility	747,375	—	—	—	747,375
Deferred financing costs	(17,490)	—	—	—	(17,490)
Distributions paid	(337,865)	—	—	—	(337,865)
Cash received by Parent on behalf of Guarantor Subsidiaries	574,348	—	(574,348)	—	—

Net cash provided by (used in) financing activities	966,368	—	(574,348)	—	392,020

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	—	—	8,250	—	8,250
Cash flows provided by investing activities, net	—	—	33,199	—	33,199
Cash flows used in financing activities, net	—	—	—	—	—

Net cash provided by discontinued operations	—	—	41,449	—	41,449

Cash flows from discontinued operations, net
Change in cash and cash equivalents classified as assets held for sale	—	—	41,449	—	41,449
Cash and cash equivalents
Net decrease for the period	(251,671)	—	—	—	(251,671)
Balance, beginning of period	259,722	—	—	—	259,722

Balance, end of period	$8,051	$—	$—	$—	$8,051

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements.

This discussion should be read in conjunction with our historical financial statements and related notes thereto and the other disclosures contained elsewhere in this quarterly report on Form 10-Q, our quarterly report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 7, 2019, our quarterly report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the SEC on August 6, 2019, the audited consolidated financial statements and notes for the fiscal year ended December 31, 2018, which were included in our annual report on Form 10-K, filed with the SEC on February 27, 2019, and the audited and consolidated financial statements and notes for the fiscal year ended December 31, 2018, as retrospectively recasted for discontinued operations, which were filed on current report on Form 8-K filed with the SEC on August 16, 2019.

Executive Overview

MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure properties, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings.

MGP is a limited liability company that was formed in Delaware in October 2015. We conduct our operations through the Operating Partnership, a Delaware limited partnership formed in January 2016, which became a subsidiary of MGP in April 2016. We elected to be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

We generate all of our revenues by leasing our real estate properties through a wholly owned subsidiary of the Operating Partnership (the “Landlord”), to a subsidiary of MGM (the “Tenant”), which pursuant to the master lease agreement (“Master Lease”) requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, ground lease rent, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent, each as described below. The Master Lease has an initial lease term of ten years (other than with respect to MGM National Harbor, as described further in Note 5 of the accompanying financial statements) with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Base rent and percentage rent that are known at the lease commencement date will be recorded on a straight-line basis over 30 years, which represents the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as we have determined such renewal terms to be reasonably assured.

Additionally, we expect to grow our portfolio through acquisitions with third parties and with MGM. In pursuing external growth initiatives, we will generally seek to acquire properties that can generate stable rental revenue through long-term, triple-net leases with tenants with established operating histories, and we will consider various factors when evaluating acquisitions.

As of September 30, 2019, our portfolio consisted of eleven premier destination resorts in Las Vegas and elsewhere across the United States, MGM Northfield Park in Northfield, Ohio, Empire Resort Casino in Yonkers, New York, as well as a retail and entertainment district, The Park in Las Vegas.

On January 29, 2019, we acquired the developed real property associated with the Empire City Casino’s race track and casino (“Empire City”) from MGM upon its acquisition of Empire City (“Empire City Transaction”). Empire City was added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $50 million. Consistent with the Master Lease terms, 90%

of this rent is fixed and will contractually grow at 2% per year until 2022. In addition, pursuant to the Master Lease, MGP has a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

On March 7, 2019, we completed the transaction relating to renovations undertaken by MGM regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Transaction”) for total consideration of $637.5 million. We funded the transaction with $605.6 million in cash and the issuance of approximately 1.0 million of Operating Partnership units to a subsidiary of MGM. As a result of the transaction, we recorded a lease incentive asset and the annual rent payment to us increased by $50 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022.

On April 1, 2019, we transferred the membership interests of Northfield Park Associates, LLC, (“Northfield”), the entity that formerly owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park, to a subsidiary of MGM and the Company retained the real estate assets. Our taxable REIT subsidiary (“TRS”) that owned Northfield liquidated immediately prior to the transfer. Subsequently, MGM rebranded the operations it acquired (“Northfield OpCo”) to MGM Northfield Park, which was then added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $60 million. Consistent with the Master Lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022. Northfield OpCo is presented as discontinued operations in our condensed consolidated statements of operations for all periods presented and the related operating assets and liabilities are presented as assets held for sale and liabilities related to assets held for sale in our condensed consolidated balance sheet as of December 31, 2018. Refer to Note 3 of the accompanying financial statements for additional discussion.

Combined Results of Operations for MGP and the Operating Partnership

Overview

The following table summarizes our financial results for the three and nine months ended September 30, 2019 and September 30, 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Total revenues	$226,011	$216,659	$655,193	$652,888
Total expenses	92,366	98,435	273,362	324,357
Income from continuing operations, net of tax	68,553	55,974	186,470	162,202
Income from discontinued operations, net of tax	—	13,949	16,216	13,949
Net income	68,553	69,923	202,686	176,151
Net income attributable to Class A shareholders	22,515	19,484	64,328	48,460

Revenues

Rental revenue. Rental revenues, including tenant reimbursements and other, for the three months ended September 30, 2019 and September 30, 2018 were $226.0 million and $216.7 million, respectively. The $9.4 million, or 4.3%, increase was due primarily to an increase in rental revenues, excluding the lease incentive amortization, of $38.3 million for the three months ended September 30, 2019 as a result of the Empire City Transaction in January 2019, the Park MGM Transaction in March 2019 and the addition of MGM Northfield Park to the Master Lease in April 2019. The increase was offset by a $23.5 million decrease in reimbursed revenues as we no longer recognize reimbursed revenue for property taxes in accordance with the adoption of ASC 842 on January 1, 2019 and a $5.0 million decrease in current quarter revenues for the amortization of the lease incentive asset recorded as part of the Park MGM Transaction.

Rental revenues, including tenant reimbursements and other, for the nine months ended September 30, 2019 and September 30, 2018 were $655.2 million and $652.9 million, respectively. The $2.3 million, or 0.4%, increase is due primarily to an increase in rental revenues, excluding the lease incentive amortization, of $88.2 million for the nine months ended September 30, 2019 as a result of the Empire City Transaction in January 2019, the Park MGM Transaction in March 2019 and the addition of MGM Northfield Park to the Master Lease in April 2019. The increase was offset by a $73.2 million decrease in reimbursed revenues as we no longer recognize reimbursed revenue for property taxes in accordance with the adoption of ASC 842 on January 1, 2019 and a $11.4 million decrease in current year revenues for the amortization of the lease incentive asset recorded as part of the Park MGM Transaction.

Expenses

Depreciation. Depreciation expense for the three months ended September 30, 2019 and September 30, 2018 was $72.0 million and $63.5 million, respectively. The $8.5 million, or 13.4%, increase for the quarterly period primarily relates to the acquisition of Empire City in January 2019. Depreciation expense for the nine months ended September 30, 2019 and September 30, 2018 was $223.1 million and $199.9 million, respectively. The $23.1 million, or 11.6%, increase for the year-to-date period were both primarily due to the acquisitions of MGM Northfield Park in July 2018 and Empire City in January 2019.

Property transactions, net. Property transactions, net for the three months ended September 30, 2019 and September 30, 2018 were $9.9 million and $0.3 million, respectively. Property transactions, net for the nine months ended September 30, 2019 and September 30, 2018 were $11.3 million and $18.9 million, respectively. Property transactions, net in all periods relate to normal losses on the disposition of assets recognized during the quarters and fluctuate year over year based on the timing of our disposition of assets.

Ground lease and other reimbursable expenses. Ground lease and other reimbursable expenses for the three months ended September 30, 2019 and September 30, 2018 were $5.9 million and $29.2 million, respectively. The $23.2 million, or 79.7%, decrease is primarily due to a $23.5 million decrease reflecting the adoption of ASC 842 effective January 1, 2019, under which we no longer recognize the reimbursable expenses paid by the Tenant under the Master Lease.

Ground lease and other reimbursable expenses for the nine months ended September 30, 2019 and September 30, 2018 were $17.8 million and $90.4 million, respectively. The $72.7 million, or 80.4%, decrease is primarily due to a $73.2 million decrease reflecting the adoption of ASC 842 effective January 1, 2019, under which we no longer recognize the reimbursable expenses paid by the Tenant under the Master Lease.

Acquisition-related expenses. Acquisition-related expenses for the three months ended September 30, 2019 and September 30, 2018 were $0.1 million and $1.9 million, respectively. The $1.8 million, or 95.2%, decrease is primarily due to expenses incurred relating to the Northfield acquisition in 2018. Acquisition-related expenses for the nine months ended September 30, 2019 and September 30, 2018 were $8.9 million and $4.6 million, respectively. The $4.3 million, or 93.2%, increase primarily relates to expenses incurred in the current year to acquire the real estate assets of Empire City in January 2019 offset by expenses incurred in the prior year relating to the Northfield acquisition.

General and administrative expenses. General and administrative expenses for the three months ended September 30, 2019 and September 30, 2018 were $4.5 million and $3.4 million, respectively. General and administrative expenses for the nine months ended September 30, 2019 and September 30, 2018 were $12.3 million and $10.0 million, respectively. The $1.1 million, or 33.3%, increase for the three months ended September 30, 2019 as well as the $2.3 million, or 22.8%, increase for the nine months ended September 30, 2019 were primarily due to increased financial, administrative and operational support costs.

Other Expenses

Other expenses for the three months ended September 30, 2019 and September 30, 2018 were $63.1 million and $59.6 million, respectively, and for the nine months ended September 30, 2019 and September 30, 2018 were $189.6 million and $161.2 million, respectively. The $3.5 million, or 5.9%, increase for the quarterly period and the $28.4 million, or 17.6%, increase for the year-to-date period were both primarily related to an increase of interest expense on the senior notes, which primarily related to the $750 million 5.75% senior notes issued in January 2019.

Discontinued Operations

Income from discontinued operations, net of tax for the nine months ended September 30, 2019 was $16.2 million and is attributable to the Northfield OpCo. Income from discontinued operations, net of tax for the three and nine months ended September 30, 2018 was $13.9 million for both periods and is attributable to the Northfield OpCo. See Note 3 of the accompanying financial statements for additional discussion. There was no income from discontinued operations, net of tax for the three months ended September 30, 2019.

Provision for Income Taxes

Our effective tax rate on income from continuing operations was 2.8% and 3.0% for the three and nine months ended September 30, 2019, respectively, compared to 4.5% and 3.1% for the three and nine months ended September 30, 2018, respectively. The lower effective tax rate in 2019 is primarily due to additional operating income, not subject to federal or state income taxes, resulting from the Empire City Transaction, Park MGM Transaction and the addition of MGM Northfield Park to the Master Lease during the year, partially offset by the tax consequences of the liquidation of the TRS. Refer to Note 2 of the accompanying financial statements for additional discussion.

Non-GAAP Measures

Unless otherwise indicated, our non-GAAP measures discussed herein are related to our continuing operations and not our discontinued operations, assets held for sale, nor liabilities related to assets held for sale. Funds From Operations (“FFO”) is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus depreciation, as defined by the National Association of Real Estate Investment Trusts.

Adjusted Funds From Operations (“AFFO”) is FFO as adjusted for amortization of financing costs and cash flow hedges; non-cash compensation expense; straight-line rent (which is defined as the difference between contractual rent and cash rent payments, excluding lease incentive asset amortization); amortization of lease incentive asset and deferred revenue relating to non-normal tenant improvements; acquisition-related expenses; non-cash ground lease rent, net; other expenses; provision for income taxes related to the REIT and other, net—discontinued operations.

Adjusted EBITDA is net income (computed in accordance with U.S. GAAP) as adjusted for gains and losses from sales or disposals of property (presented as property transactions, net); real estate depreciation; amortization of financing costs and cash flow hedges; non-cash compensation expense; straight-line rent; amortization of lease incentive asset and deferred revenue relating to non-normal tenant improvements; acquisition-related expenses; non-cash ground lease rent, net; other expenses; other, net—discontinued operations; interest income; interest expense (including amortization of financing costs and cash flow hedges) and provision for income taxes.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts AFFO and Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following table provides a reconciliation of the Company’s consolidated net income to FFO, AFFO and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net income	$68,553	$69,923	$202,686	$176,151
Real estate depreciation	71,957	63,468	223,062	199,933
Property transactions, net	9,921	339	11,344	18,851

Funds From Operations	150,431	133,730	437,092	394,935
Amortization of financing costs and cash flow hedges	3,369	3,471	10,016	9,796
Non-cash compensation expense	519	576	1,608	1,516
Straight-line rental revenues, excluding lease incentive asset	11,664	5,096	29,783	11,895
Amortization of lease incentive asset and deferred revenue on non-normal tenant improvements	4,501	—	9,719	—
Acquisition-related expenses	92	1,931	8,891	4,603
Non-cash ground lease rent, net	259	171	778	514
Other expenses	306	1,020	806	6,409
Provision for income taxes—REIT	1,979	2,650	5,771	5,144
Other, net—discontinued operations	—	5,602	3,707	5,602

Adjusted Funds From Operations	173,120	154,247	508,171	440,414
Interest income	(241)	(163)	(2,189)	(2,473)
Interest expense	63,048	58,743	190,973	157,249
Amortization of financing costs and cash flow hedges	(3,369)	(3,471)	(10,016)	(9,796)
Provision for income taxes—discontinued operations	—	2,616	2,890	2,616

Adjusted EBITDA	$232,558	$211,972	$689,829	$588,010

Liquidity and Capital Resources

Rental revenue is our primary source of cash and is dependent on the Tenant’s ability to pay rent. All of our indebtedness is held by the Operating Partnership and MGP does not guarantee any of the Operating Partnership’s indebtedness. MGP’s principal funding requirement is the payment of distributions on its Class A shares, and its principal source of funding for these distributions is the distributions it receives from the Operating Partnership. MGP’s liquidity is therefore dependent upon the Operating Partnership’s ability to make sufficient distributions to it. The Operating Partnership’s primary uses of cash include payment of operating expenses, debt service and distributions to MGP and MGM. We believe that the Operating Partnership currently has sufficient liquidity to satisfy all of its commitments, including its distributions to MGP, and in turn, that we currently have sufficient liquidity to satisfy all our commitments in the form of $153.5 million in cash and cash equivalents held by the Operating Partnership as of September 30, 2019, expected cash flows from operations, and $1.4 billion of borrowing capacity under the Operating Partnership’s revolving credit facility as of September 30, 2019. See Note 6 to the accompanying financial statements for a description of our principal debt arrangements.

Summary of Cash Flows

Net cash used in operating activities for the nine months ended September 30, 2019 was $84.5 million and net cash provided by operating activities for the nine months ended September 30, 2018 was $424.8 million. The decrease in cash generated from operating activities was primarily due to the Park MGM Transaction in March 2019, for which we paid a cash lease incentive of $605.6 million to a subsidiary of MGM and amended the Master Lease, as further described in Note 5 within our accompanying financial statements, and an increase in cash paid for interest under our principal debt agreements. This decrease was partially offset with an increase in cash rental payments of $103.4 million as a result of the Empire City Transaction, the Park MGM Transaction, the Northfield real estate assets being added to the Master Lease, and the impact of the 2.0% fixed annual rent escalator that went into effect on April 1, 2019.

Net cash provided by investing activities for the nine months ended September 30, 2019 was $3.8 million related to proceeds from the Northfield OpCo Transaction. There was $1.07 billion net cash used in investing activities for the nine months ended September 30, 2018, primarily related to the acquisition of Northfield in July 2018.

Net cash provided by financing activities for the nine months ended September 30, 2019 was $230.3 million, which was primarily attributable to our issuance of $750 million in aggregate principal amount of 5.75% senior notes due 2027, our offering of 19.6 million Class A shares in a registered public offering for which we received net proceeds of $548.4 million, and our offering of 4.9 million Class A shares under our “at-the-market” (“ATM”) equity distribution program for which we received net proceeds of $151.0 million, partially offset by repayments of our bank credit facility of approximately of $566.8 million, net, our repayment of approximately $246.0 million of assumed indebtedness from the Empire City Transaction, and our $395.0 million of distributions and dividends. Net cash provided by financing activities for the nine months ended September 30, 2018 was $392.0 million which was primarily attributable to our net draws against our credit facilities to fund the acquisition of Northfield, partially offset by the payment of $337.9 million of distributions and dividends and costs related to amending our senior credit facilities.

Net cash used in operating, financing and investing activities for our discontinued operations for the nine months ended September 30, 2019 was $22.3 million and net cash provided by operating, financing and investing activities for our discontinued operations for the nine months ended September 30, 2018 was $41.4 million. Net cash activity for both periods was entirely due to the operations of the Northfield OpCo.

Dividends and Distributions

The following table presents the distributions declared and paid by the Operating Partnership and the dividends declared by MGP within the nine months ended September 30, 2019 and September 30, 2018. MGP pays its dividends with the receipt of its share of the Operating Partnership’s distributions.

Declaration Date	Record Date	Distribution/ Dividend Per Unit/ Share	Payment Date
(in thousands, except per unit and per share amount)
2019
March 15, 2019	March 29, 2019	$0.4650	April 15, 2019
June 14, 2019	June 28, 2019	$0.4675	July 15, 2019
September 13, 2019	September 30, 2019	$0.4700	October 15, 2019
2018
March 15, 2018	March 30, 2018	$0.4200	April 15, 2018
June 15, 2018	June 29, 2018	$0.4300	July 16, 2018
September 17, 2018	September 28, 2018	$0.4375	October 15, 2018

In accordance with our REIT status and the accompanying U.S. federal income tax laws that generally require that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay taxes at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income, our annual distribution will not be less than 90% of our REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains.

At-The-Market Program

Our ATM program allows us to offer and sell up to an aggregate sales price of $300 million of our Class A shares through our sales agents at prevailing market prices or agreed-upon prices. During the three and nine months ended September 30, 2019, we issued 2.8 million and 4.9 million Class A shares, respectively, for which we received net proceeds of approximately $86.1 million and $151.0 million, respectively. As of September 30, 2019, approximately $147 million remains available to be issued under the program.

Inflation

The Master Lease provides for certain increases in rent as a result of the fixed annual rent escalator or changes in the variable percentage rent. We expect that inflation will cause the variable percentage rent provisions to result in rent increases over time. However, we could be negatively affected if increases in rent are not sufficient to cover increases in our operating expenses due to inflation. In addition, inflation and increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue due to inflation.

Application of Critical Accounting Policies and Estimates

A complete discussion of our critical accounting policies and estimates is included in our Form 10-K for the fiscal year ended December 31, 2018. There have been no significant changes in our critical accounting policies and estimates since year end, other than discussed below.

Leases

The majority of our revenues are derived from rent. The lease accounting guidance under ASC 842 is complex and requires the use of judgments and assumptions by management to determine the proper accounting treatment of a lease. Upon entry into a lease agreement or amendment, we assess whether such agreements are accounted for as a separate or combined contract and/or a lease modification or a new lease. This further determines whether the extent to which we need to perform lease classification testing to determine if the agreement is a finance or operating lease. The lease classification test requires judgments which include, among other things, the fair value of the assets, the residual value of the assets at the end of the lease term, the estimated remaining economic life of the assets, and the likelihood of the tenant exercising renewal options.

Market Risk

Our primary market risk exposure is interest rate risk with respect to our existing variable-rate long-term indebtedness. An increase in interest rates could make the financing of any acquisition by us more costly as well as increase the costs of our variable rate debt obligations. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness.

To manage our exposure to changes in LIBOR rates, as of September 30, 2019, we have interest rate swap agreements where the Company pays a weighted average fixed rate of 1.707% on a total notional amount of $1.5 billion.

We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. As of September 30, 2019, long-term variable rate borrowings including impact from our swap agreements, represented approximately 15.3% of our total borrowings. Assuming a 100 basis-point increase in LIBOR, our annual interest cost would increase by approximately $8 million based on gross amounts outstanding at September 30, 2019 and taking into account the interest rate swap agreements currently effective. The following table provides information about the maturities of our long-term debt subject to changes in interest rates excluding the effect of the Operating Partnership interest rate swaps discussed above:

	Debt maturing in							Fair Value September 30,
	2019	2020	2021	2022	2023	Thereafter	Total	2019
	(in millions)
Fixed-rate	$—	$—	$—	$—	$—	$2,650.0	$2,650.0	$2,874.0
Average interest rate	N/A	N/A	N/A	N/A	N/A	5.300%	5.300%
Variable rate	$7.6	$30.2	$30.2	$30.3	$447.4	$1,706.6	$2,252.3	$2,253.4
Average interest rate	4.044%	4.044%	4.044%	4.044%	4.044%	4.044%	4.044%

Cautionary Statement Concerning Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources and the amount and frequency of future distributions contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the timing and amount of any future dividends and our ability to further grow our portfolio.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties leased to MGM for substantially all of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease.

•

MGP’s sole material assets are Operating Partnership units representing 32.3% of the ownership interests in the Operating Partnership, as of September 30, 2019, over which we have operating control through our ownership of its general partner.

•	The Master Lease restricts our ability to sell our properties.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a significant number of our major gaming resorts are concentrated on the Las Vegas Strip, we are subject to greater risks than a company that is more geographically diversified.

•

Our pursuit of investments in, and acquisitions or development of, additional properties (including our rights of first offer with respect to MGM Springfield and with respect to any future gaming developments by MGM on the undeveloped land adjacent to Empire City) may be unsuccessful or fail to meet our expectations.

•

We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of our Class A shares.

•	We are controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•

The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•

In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•

If MGP fails to remain qualified to be taxed as a REIT, it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Legislative or other actions affecting REITs could have a negative effect on us.

•	The anticipated benefits of any future acquisitions may not be realized fully and may take longer to realize than expected.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Any forward-looking statement made by us in this Form 10-Q speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

We incorporate by reference the information appearing under “Market Risk” in Part I, Item 2 of this Form 10-Q.

Item 4.	Controls and Procedures

Controls and Procedures with respect to MGP

Our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) have concluded that our disclosure controls and procedures (as such term is defined in Rules 13(a)-15(e) and 15d-15(e) under the Exchange Act) were effective as of September 30, 2019 to provide reasonable assurance that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and regulations and to provide that such information is accumulated and communicated to management to allow timely decisions regarding required disclosures. This conclusion is based on an evaluation as required by Rule 13a-15(b) under the Exchange Act conducted under the supervision and participation of the principal executive officer and principal financial officer along with company management.

Controls and Procedures with respect to the Operating Partnership

In this “Controls and Procedures with respect to the Operating Partnership” section, the terms “we,” “our” and “us” refer to the Operating Partnership together with its consolidated subsidiaries, and “management,” “principal executive officer” and “principal financial officer” refers to the management, principal executive officer and principal financial officer of the Operating Partnership and of the Operating Partnership’s general partner.

Our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) have concluded that our disclosure controls and procedures (as such term is defined in Rules 13(a)-15(e) and 15d-15(e) under the Exchange Act) were effective as of September 30, 2019 to provide reasonable assurance that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and regulations and to provide that such information is accumulated and communicated to management to allow timely decisions regarding required disclosures. This conclusion is based on an evaluation as required by Rule 13a-15(b) under the Exchange Act conducted under the supervision and participation of the principal executive officer and principal financial officer along with company management.

Part II. OTHER INFORMATION

Item 1.	Legal Proceedings

From time to time, we are a party to various claims and routine litigation arising in the ordinary course of business. As of September 30, 2019, we do not believe that the results of any such claims or litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position, results of operations or cash flows.

Item 1A. Risk Factors

A description of certain factors that may affect our future results and risk factors is set forth in our Annual Report on Form 10-K for the year ended December 31, 2018. There have been no material changes from the risk factors previously disclosed in our 2018 Annual Report on Form 10-K.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

In connection with the registered offerings of 2.8 million Class A shares under the Company’s ATM program for the three months ended September 30, 2019, the Operating Partnership issued 2.8 million Operating Partnership units to the Company pursuant to an applicable exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Item 6.	Exhibits

31.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101.INS	Inline XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	The cover page from the Registrants’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 has been formatted in Inline XBRL.

*

Exhibits 32.1, 32.2, 32.3 and 32.4 shall not be deemed filed with the SEC, nor shall they be deemed incorporated by reference in any filing with the SEC under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

† Denotes a management contract of compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Growth Properties LLC

Date: November 5, 2019	By:	/s/ JAMES C. STEWART
James C. Stewart
Chief Executive Officer (Principal Executive Officer)

Date: November 5, 2019		/s/ ANDY H. CHIEN
Andy H. Chien
Chief Financial Officer and Treasurer (Principal Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Growth Properties Operating Partnership LP
By: MGM Growth Properties OP GP LLC, its general partner

Date: November 5, 2019	By:	/s/ JAMES C. STEWART
James C. Stewart
Chief Executive Officer (Principal Executive Officer)

Date: November 5, 2019		/s/ ANDY H. CHIEN
Andy H. Chien
Chief Financial Officer and Treasurer (Principal Financial Officer)

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MGM Growth Properties LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MGM Growth Properties LLC 2019 Proxy Statement	C-1

PARK MGM
PARK MGM
EATALY
THE MIRAGE
Borgata
DELANO

# 2019

## PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

C-2	MGM Growth Properties LLC 2019 Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	OTHER BUSINESS
to elect a Board of Directors;	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2019	to approve, on an advisory basis, the compensation of our named executive officers	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING

Shareholders of record at the close of business on March 7, 2019 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such shareholders will be available for examination by any shareholder during ordinary business hours at our executive offices, located at 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135, for a period of 10 days prior to the date of the Annual Meeting. Shareholders are requested to arrive at the Annual Meeting on time and, with respect to shareholders whose shares are held in “street name” by a broker, provide recent evidence of share ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 1, 2019 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

By Order of the Board of Directors,

James C. Stewart

Chief Executive Officer

March 20, 2019

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE

INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

MGM Growth Properties LLC 2019 Proxy Statement	C-3

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Dear Fellow MGM Growth Properties LLC Shareholders:

2018 marked another successful year for MGM Growth Properties as we executed upon all aspects of our business strategy to drive growth and generate value for our shareholders. In 2018 alone, we announced approximately $2.3 billion of transactions, which are expected to grow our rental revenue by $160 million, a 21% increase from the prior lease year. Since our initial public offering in April 2016 we have announced over $4.7 billion in transactions, growing our rental revenue by approximately 69%.

The properties we have added to our portfolio are all leaders in their respective markets, including our most recent acquisitions of Hard Rock Rocksino Northfield Park in greater Cleveland (“Northfield Park”) and Empire City Casino in the New York City metropolitan area (“Empire City”).

The additions of Northfield Park and Empire City provide further geographic diversification, allow us access to key gaming markets and illustrate our continued strategy of acquiring high quality assets with a diverse array of entertainment offerings that have a proven history of strong financial performance. Northfield Park is the leading property in the thriving Cleveland gaming market and continues to produce the highest gross gaming revenue in the entire State of Ohio. Empire City is only 15 miles away from Times Square, sits on over 40 acres of developed land and provides an additional rental growth opportunity through a Right of First Offer on any sale of potential future gaming developments by our tenant, MGM Resorts International, on the approximately 57 acres of adjacent undeveloped land owned by MGM Resorts International.

The acquisition of the investments to reposition the former Monte Carlo into Park MGM and NoMad Las Vegas represents another example of the continued execution of our business strategy. Since our initial public offering, we have been focused on investing in asset improvements to further grow our rental revenue and we welcomed the opportunity to transact with MGM Resorts on the improvements to this iconic asset. This also highlights our tenant’s commitment to optimizing its portfolio of destination resorts and maintaining its position as a global resort and entertainment leader. These three transactions highlight the power of our business model and the strength of our relationship with our tenant.

In addition, our second annual base rent escalator of 2% went into effect on April 1, 2018, adding approximately $14 million of revenue and further illustrating the embedded growth in our business model.

Given the stability of our rental revenues and well-positioned balance sheet, our board approved three increases to the dividend from $1.68 per share at the beginning of the year to $1.79 per share at year’s end, a growth rate of 6.5% year over year on an annualized basis and 25% since our initial public offering in April 2016.

Our top priority remains to continue to sustainably grow our dividend and create long-term value for our shareholders. We are optimistic regarding the pipeline of potential opportunities as we look ahead to 2019 and beyond. We are proud of our accomplishments in 2018 and we thank our shareholders for their support.

March 20, 2019

Sincerely,
James C. Stewart Chief Executive Officer

Statements in this letter that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to the Company’s ability to receive, or delays in obtaining, any regulatory approvals required to own its properties, or other delays or impediments to completing the Company’s planned acquisitions or projects, including any acquisitions of properties from MGM Resorts International; the ultimate timing and outcome of any planned acquisitions or projects; the Company’s ability to maintain its status as a real estate investment trust (“REIT”); the availability of, and the ability to identify, suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the Company’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to the Company; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

C-4	MGM Growth Properties LLC 2019 Proxy Statement

MGM Growth Properties LLC 2019 Proxy Statement	C-5

2019 Annual Meeting of Shareholders

2019 ANNUAL MEETING OF SHAREHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Growth Properties LLC (the “Board”) in connection with the Annual Meeting of Shareholders of MGM Growth Properties LLC (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 1, 2019

10:00 a.m. Pacific Time

MGM Grand

MGM Grand Conference Center, 3rd Floor

4701 Koval Lane

Las Vegas, Nevada 89109

MGM Growth Properties LLC, together with its subsidiaries, is referred to herein as the “Company,” “MGP,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. On or about March 20, 2019, we will mail and/or make available this Proxy Statement and the enclosed proxy to each shareholder entitled to vote at the Annual Meeting. Shareholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Shareholders for the year ended December 31, 2018 accompanies this Proxy Statement.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 1, 2019. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

HOW TO VOTE - STOCKHOLDER OF RECORD

VOTING RIGHTS AND OUTSTANDING SHARES

Only record holders of our Class A shares and Class B share (collectively the “shares”) as of March 7, 2019 will be entitled to vote at the Annual Meeting. At the close of business on March 7, 2019, there were 90,461,166 Class A shares outstanding and entitled to vote, and one Class B share outstanding and entitled to vote. Class A shares and the Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the Company, including the election of directors. Each shareholder of record of our Class A shares is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting. MGM Resorts International (“MGM”), the owner of our Class B share, is entitled to an amount of votes representing a majority of the total voting power of our shares and, as a result, controls the Company through its majority voting rights. MGM has indicated that it intends to vote in accordance with the Board’s recommendations on the proposals submitted to vote at the Annual Meeting.

You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the internet or telephone. For shareholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 8:59 p.m., Pacific Time, on April 30, 2019. If you are a shareholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of shares held in “street

C-6	MGM Growth Properties LLC 2019 Proxy Statement

2019 Annual Meeting of Shareholders

name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

All shares represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a shareholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this Proxy Statement and on the Proxy Card.	C-25	✓

Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

	C-31	✓
Proposal No. 3 Advisory Vote to Approve Executive Compensation FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.	C-33	✓

By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority of votes cast in person or by proxy.

QUORUM AND VOTES REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the total voting power of the outstanding voting shares is necessary to constitute a quorum at the meeting. Generally, at all meetings of shareholders, all questions, except certain amendments to our operating agreement, the election of directors, and all such other questions, the manner of deciding of which is specially regulated by any applicable law or regulation, shall be determined by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares present in person or represented by proxy.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of shareholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2019 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1. Election of directors	Majority of votes cast	No
2. Ratification of Deloitte & Touche LLP	Majority of votes represented at meeting in person or by proxy and entitled to vote	Yes
3. Approval of executive compensation on an advisory basis	Majority of votes represented at meeting in person or by proxy and entitled to vote	No

Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as

MGM Growth Properties LLC 2019 Proxy Statement	C-7

2019 Annual Meeting of Shareholders

determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee. Abstentions do not count as votes “against” and have no effect with respect to the election of directors. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Governance Guidelines (as defined below). With respect to Proposal 2 and Proposal 3, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

ADJOURNMENT

In accordance with the Company’s Amended and Restated Limited Liability Company Agreement (our “LLC Agreement”), the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s shareholder meetings generally, please see our LLC Agreement, which was filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

HOW TO REVOKE OR CHANGE YOUR VOTE

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118; and they must be received by the Company Secretary no later than 5:00 p.m., Pacific Time, on April 30, 2019.

HOW THE VOTES WILL BE COUNTED AND WHO WILL CERTIFY THE RESULTS

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

COSTS OF AND PARTICIPANTS IN SOLICITATION

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, internet (including by email, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our shares. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

COPIES OF PROXY MATERIALS

As permitted by the SEC, we are furnishing to shareholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about March 20, 2019, we will mail to each of our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet, and how to access the Proxy Card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Shareholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders. If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

C-8	MGM Growth Properties LLC 2019 Proxy Statement

2019 Annual Meeting of Shareholders

DELIVERY TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS

Many shareholders hold our shares in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to shareholders who share the same address. Shareholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Shareholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Shareholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other shareholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

GOVERNANCE HIGHLIGHTS

We have elected to be treated as a “controlled company” under NYSE listing standards because MGM holds more than 50% of our voting power. Accordingly, we are exempt from certain requirements of the NYSE corporate governance rules, including the requirement that we have a majority of independent directors on our Board and the requirement of having independent compensation and nominating and corporate governance committees of the Board.

In keeping with good corporate governance practices, we maintain a comprehensive set of corporate governance initiatives that include the following:

✓	An Audit Committee comprised solely of independent directors	✓	Adopting stock ownership guidelines for our named executive officers and for compensated directors

✓	Maintaining a written charter for our Audit Committee	✓	Maintaining limits on the number of other public company boards and audit committees on which our directors may serve

✓	Annual director elections	✓	Conducting annual Board and Audit Committee evaluations

✓	Annual election of a Lead Independent Director by the Board	✓	Annual review of the Code of Business Conduct and Ethics and the Conflict of Interest Policy

✓	An independent Ad Hoc Conflicts Committee formed from time to time to evaluate related party transactions

MGM Growth Properties LLC 2019 Proxy Statement	C-9

Corporate Governance

CORPORATE GOVERNANCE

GOVERNANCE GUIDELINES

The Board has adopted governance guidelines (the “Governance Guidelines”) to assist the Board in the exercise of its responsibilities and to serve our interests and those of our shareholders. The Governance Guidelines set forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Governance Guidelines.” The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

Effective March 14, 2019, the Board approved a modification to its resignation policy in the Corporate Governance Guidelines. Under the new policy, directors are required to tender irrevocable letters of resignation in connection with their election to the Board, which will automatically become effective upon the director’s failure to receive the requisite vote at a shareholder meeting or a substantial change in the director’s principal occupation or business (including if the director ceases to be employed by or serve on the board of directors of MGM and which change must promptly be noticed to the Board) and, in either case, the determination by the Board (other than the resigning director) to accept the director’s resignation. Existing directors are also required to tender their irrevocable letters of resignation in accordance with the new policy. Previously, the Board required that the letters of resignation be tendered to the Board upon the failure to receive the requisite vote at a shareholder meeting or the occurrence of the substantial change and were also subject to the Board’s acceptance of the resignation.

CODE OF CONDUCT

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer, in accordance with applicable rules and regulations of the SEC and the NYSE. The Code of Conduct is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy/MGM Growth Properties LLC Securities Trading Policy.” Any waivers of the provisions of the Code of Conduct are required to be disclosed in accordance with applicable law or regulation.

The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any shareholder who requests it in writing to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications.

DIRECTOR INDEPENDENCE

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are permitted not to have a majority of independent directors. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards, to have a majority of independent directors who, in each case, the Board has determined does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet, and in some respects exceed the independence requirements established by the NYSE’s listing standards. These guidelines are set forth in Section II of our Corporate Governance Guidelines.

All members of the Audit Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board has determined that all members of the Audit Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committee.

C-10	MGM Growth Properties LLC 2019 Proxy Statement

Corporate Governance

DIRECTOR SHARE OWNERSHIP GUIDELINES

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established share ownership guidelines for all of our directors who receive compensation for their service on the Board. Under these guidelines, each of these directors is expected to accumulate, by the fifth year following his or her initial election to the Board, equity having a fair market value equal to three times such director’s annual base cash retainer. The guidelines provide that (i) 50% of net after-tax shares received upon restricted share unit (“RSU”) vesting are expected to be retained until the guideline is met and (ii) shares held in trust, retirement or deferred compensation accounts, and RSUs count toward the ownership guideline. Directors may accumulate RSUs as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. All current directors are in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted share ownership guidelines for executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis—Executive Summary.”

INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES

During 2018, the Board consisted of eight directors. In 2018, the Board met seven times and had eight Audit Committee meetings and ten Conflicts Committee meetings.

During 2018, each member of the Board attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the committees on which he or she served. Directors are expected to attend each annual meeting of shareholders, either in person or telephonically.

AUDIT COMMITTEE

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The charter is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Audit Committee Charter.” As of March 7, 2019, the Audit Committee was comprised of Messrs. Rietbrock, Roberts and Smith, with Mr. Roberts serving as the Chair. Mr. Roberts also serves as the Lead Independent Director.

The Audit Committee assists our Board in fulfilling its responsibility to oversee, among other matters, the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors.

The Audit Committee also reviews the report that is required to be included in the Proxy Statement. In addition, the Audit Committee appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management.

The Audit Committee meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board.

The Board has determined that all members of the Audit Committee qualify as “financially literate” and that all members qualify as “audit committee financial experts,” as defined in the NYSE’s listing standards and the SEC’s regulations. Our board has determined that Messrs. Rietbrock, Roberts and Smith meet the independence requirements applicable to audit committee members under the NYSE corporate governance standards and the applicable SEC rules.

CONFLICTS COMMITTEE

A majority of our Board may, but is not required to, from time to time, direct that a conflicts committee be formed to evaluate specific matters that the Board believes may involve conflicts of interest and determines to submit to a conflicts committee to review. Members of such conflicts committees must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement. In addition, the members of our conflicts committee may not own any interest in MGM or its affiliates (other than shares of MGM common stock with an aggregate value of up to 1% of such member’s net worth as of the date of determination (as determined by our Board in good faith)). Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and not a breach by our Board of any duties it may owe us or our shareholders.

Our Board directed on April 23, 2018, September 18, 2018 and December 13, 2018, respectively, that a temporary Conflicts Committee be formed with Messrs. Rietbrock, Roberts and Smith to evaluate matters related to (i) the acquisition by MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) of the real property improvements

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Corporate Governance

associated with the Empire City Casino in Yonkers, New York (the “Empire City Transaction”), (ii) the sale of the operations and assets associated with the Hard Rock Rocksino Northfield Park (“Northfield”) to a subsidiary of MGM (the “Northfield Transaction”), and (iii) the transaction related to the investments made to reposition the Park MGM and NoMad Las Vegas property. Our Board determined that Messrs. Rietbrock, Roberts and Smith meet the independence requirements applicable to audit committee members established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement.

COMPENSATION COMMITTEE AND NOMINATING/GOVERNANCE COMMITTEE

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are not required to have a compensation committee or a nominating and governance committee. Prior to our initial public offering, decisions regarding compensation of our executive officers were made by MGM’s Board of Directors. Currently, our Board performs the functions of a nominating and governance committee and a compensation committee. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards, to have both a compensation committee and a nominating and governance committee.

BOARD MEMBER CRITERIA AND ELECTION

The Board selects candidates for nomination to the Board and welcomes recommendations for Board candidates from shareholders.

In determining the criteria for Board membership, the Board considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities; financial acumen; general and special business experience and expertise; industry knowledge; other public company directorships; high ethical standards; independence; sound judgment; interpersonal skills; overall effectiveness; and ability to contribute to the diversity of backgrounds represented on the Board.

The Company has not adopted a mandatory retirement age or term limits for its Board members because it recognizes that each individual is different and such limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and political factors affecting our business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Board takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

The Board may receive recommendations for Board candidates from various sources, including our shareholders. Pursuant to our LLC Agreement, eligible shareholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Board may engage an independent search firm to assist in identifying qualified candidates. The Board will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from shareholders should be in writing and addressed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Shareholder nominations must be received in a timely manner and in accordance with our LLC Agreement, and must include the recommending shareholder’s name, address, number of shares beneficially owned, and the length of time such shares have been held. See “Notice Concerning Shareholder Proposals and Nominations” below.

BOARD LEADERSHIP STRUCTURE

Our Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer. Currently, Mr. Murren serves as Chairman of the Board, and Mr. Stewart serves as our Chief Executive Officer. The Board believes that separating the Chairman of the Board and Chief Executive Officer roles is appropriate. Mr. Murren is able to focus on managing the operations of the Board and providing his expertise in a manner that is consistent with the Board’s oversight role, while Mr. Stewart is able to manage the business and facilitate strong day-to-day executive leadership.

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Corporate Governance

Mr. Roberts is our Lead Independent Director. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for executive sessions of the independent directors, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with shareholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for shareholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Shareholder and Interested Parties Communications with Directors” below.

All of our directors are non-management directors. Our directors meet at least once a year in an executive session without the presence of management. The independent directors meet at least once every year in an independent director executive session without management or non-independent directors present. Executive sessions of the independent directors are chaired by the Lead Independent Director.

DIRECTOR CONTINUING EDUCATION

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each new Director receives background material on the Company, including copies of the Company’s guidelines and policies. These include the Governance Guidelines and the Code of Conduct; our LLC Agreement; recent SEC filings; a memorandum on federal securities laws applicable to Directors; and a summary of indemnification provisions and Directors and officers liability insurance; as well as other information deemed relevant. In addition, each Director is afforded the opportunity to meet with members of the senior management of the Company, visit the Company’s facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their responsibilities.

RISK OVERSIGHT

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee of the Board also shares in such responsibility. Furthermore, a majority of the Board may, from time to time, direct that a conflicts committee be formed to evaluate certain transactions and resolutions of conflicts of interest. As part of its delegated areas of responsibility, the Audit Committee reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to it by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Board reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Board has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

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Corporate Governance

BOARD DIVERSITY

The Board considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Governance Guidelines, which can be found under the caption “Governance Guidelines” at www.mgmgrowthproperties.com/governance-documents, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender.

	Leadership Experience	Financial Experience	Industry Experience	Public Company Directorship Experience

William J. Hornbuckle	✓	✓	✓	✓

John M. McManus	✓		✓	✓

James J. Murren	✓	✓	✓	✓

Michael Rietbrock	✓	✓	✓

Thomas Roberts	✓	✓

Robert Smith	✓	✓

Daniel J. Taylor	✓	✓	✓	✓

CONTROLLING SHAREHOLDER

MGM holds a controlling interest in us through its ownership of our Class B share. The Class B share is a non-economic interest in the Company that does not provide its holder any rights to profits or losses or any rights to receive distributions from our operations. Under our LLC Agreement, the Class A shares and Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the company, including the election of directors. Each record holder of our Class A shares is entitled to one vote per Class A share held by such holder. As the holder of our Class B share, MGM is entitled to a number of votes (rounded up to the nearest whole number) that is equal to the product of (x) the total number of votes held by the holders of Class A shares plus any other class of Shares (other than the Class B share), in each case, outstanding as of the record date and (y) 1.025. At the close of business on March 7, 2019, the record date, there were 90,461,166 votes held by the holders of outstanding Class A shares. Accordingly, MGM is entitled to 92,722,695 votes at the Annual Meeting.

Should the holder of the Class B share and its permitted transferees (other than the Company and its Subsidiaries) cease to own, in the aggregate, Class A shares and Operating Partnership Units representing at least 30% of the sum of (A) the Class A shares outstanding at such time and (B) the Operating Partnership Units outstanding at such time (other than Operating Partnership Units owned by the Company and its Subsidiaries), the holder of the Class B share will no longer have any voting rights in its capacity as a holder of the Class B share, and the Class  B share will cease to be entitled to any voting rights hereunder.

SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, the independent directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. All inquiries are reviewed by the Company Secretary, who forwards to the Board, the independent directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Company Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

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Corporate Governance

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our shares, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2018, except that a Form 4 for Mr. Stewart reporting the acquisition of dividend equivalent rights on his outstanding restricted stock unit awards was later amended to correct an entry to include the acquisition of 231.5017 RSUs paid in connection with the accrual of dividend equivalent rights. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS
We encourage you to view our corporate governance materials on our website, http://mgmgrowthproperties.com/governance-documents.
• Audit Committee Charter	• Governance Guidelines • Code of Business Conduct and Ethics and Conflicts of Interest Policy

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Director Compensation

DIRECTOR COMPENSATION

2018 DIRECTOR COMPENSATION

Director compensation is currently comprised of a cash component as well as an opportunity to participate in our future growth prospects through equity incentive awards. Board members who are employees of MGM do not receive compensation for their service on the Board. In general, Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, do not receive compensation for their service on the Board. For 2018, Daniel J. Taylor, who serves as a member of the board of MGM, received compensation for his role as a member of the Board. Each director is eligible to receive reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity. In connection with determining director compensation, the Board received a report from Frederic W. Cook & Co., Inc. (“F.W. Cook”) assessing levels of director compensation at peer companies (see page 33 of the “Executive Compensation—Compensation Discussion and Analysis” for a discussion of the Company’s peer group), and determined that the current level of director compensation should be increased in order for their compensation to be competitive with the median of the peer group. As a result, in 2018, F.W. Cook recommended that each of the annual cash retainer and the annual equity award be increased by $10,000.

DIRECTOR COMPENSATION STRUCTURE

The following table sets forth information regarding director compensation for 2018:

NAME	FEES EARNED OR PAID IN CASH		SHARE AWARDS(A)(B)	ALL OTHER COMPENSATION	TOTAL
Michael Rietbrock	$ 97,500		$115,000	$—	$212,500
Thomas Roberts	146,875	(C)	115,000	—	261,875
Robert Smith	97,500	(C)	115,000	—	212,500
Daniel J. Taylor	87,500		115,000	—	202,500

(A)

The amount reflected in this column is the grant date fair value of 2018 RSU awards, computed in accordance with FASB ASC 718. Each director listed in the table above received a grant of 4,091 RSUs in May 2018, which vest on May 1, 2019.

(B)

At December 31, 2018, each director listed in the table above held the following RSUs, which were granted in 2018, and as of December 31, 2018 were not fully vested, and deferred stock units and these grants’ associated dividend equivalent rights: Mr. Rietbrock, 11,783; Mr. Roberts, 27,682; Mr. Smith, 15,015; and Mr. Taylor, 21,438. All of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(C)	All or a portion of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

C-16	MGM Growth Properties LLC 2019 Proxy Statement

Director Compensation

For 2018, members of the Board who were determined to be eligible to receive compensation received the following, with cash retainers paid in equal quarterly installments. Annually, we expect that equity will be issued following the annual shareholder meeting:

Annual Board Cash Retainer	$90,000, effective May 2, 2018(A)
Committee Member Retainer	$10,000 for Audit Committee
Additional Annual Cash Retainer for Lead Independent Director	$30,000
Additional Annual Cash Retainer for Chair of Audit Committee	$20,000, effective May 2, 2018(B)
Annual Equity	$115,000 in RSUs, vesting at the earlier of the first anniversary of grant or the next annual meeting(C)
Deferred Compensation Plan	Cash retainers and RSU awards may be voluntarily deferred for later payment
Share Ownership Guidelines/Retention Requirements	Ownership guideline equal to 3x the annual board cash retainer, with a 5-year compliance period from initial election to the Board
Per-Meeting Compensation	None

(A)	Effective May 2, 2018, the Board approved an annual increase of $10,000 for directors that are eligible to receive compensation for their services on the MGP Board.

(B)	Effective May 2, 2018, the Board approved an increase of $2,500 for the annual cash retainer for Chair of the Audit Committee.

(C)	Effective May 2, 2018, the grant date fair value of the annual equity award was increased by $10,000.

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Principal Shareholders

PRINCIPAL SHAREHOLDERS

The table below shows the number of Class A shares beneficially owned as of the close of business on March 7, 2019 by each of our directors and named executive officers, as well as the number of shares beneficially owned by all of our directors and executive officers as a group, based on 90,461,166 shares of our Class A shares outstanding as of March 7, 2019.

NAME(A)	CLASS A SHARES(B)		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(C)(E)	TOTAL SHARES BENEFICIALLY OWNED(D)(E)	PERCENT OF CLASS	DEFERRED SHARE UNITS(E)(F)
Andy H. Chien	5,299		23,821	29,120	*	—
William J. Hornbuckle	39,213	(G)	—	39,213	*	—
John M. McManus	27,582		—	27,582	*	—
James J. Murren	262,705	(H)	—	262,705	*	—
Michael Rietbrock	8,947		4,280	13,227	*	7,680
Thomas Roberts	5,229		—	5,229	*	28,081
Robert Smith	6,819		—	6,819	*	15,232
James C. Stewart	10,602		47,643	58,245	*	—
Daniel J. Taylor	—		—	—	—	21,772
All directors and executive officers as a group (9 persons)	366,396		75,744	442,140	*	72,765

*	Less than 1%

(A)	The address for the persons listed in this column is 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135.

(B)	All Class A shares represent limited liability company interests.

(C)

RSUs are granted under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (the “MGP Omnibus Plan”). Each RSU represents the right to receive, following vesting, one share of Class A shares representing limited liability company interests of the Company. The RSUs held by Mr. Chien and Mr. Stewart will vest in four equal annual installments commencing on the first anniversary of the applicable grant date, in each case, subject to the terms of the MGP Omnibus Plan and applicable award agreement. The RSUs held by our directors will vest on May 1, 2019, subject to the terms of the MGP Omnibus Plan and applicable award agreement.

(D)

Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(E)

Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 15, 2019 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 15, 2019.

(F)

Represents deferred share units under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director.

(G)	Includes 7,541 shares held in trust.

(H)	Includes 159,000 shares held in trust and 66,000 shares held by IRA.

C-18	MGM Growth Properties LLC 2019 Proxy Statement

Principal Shareholders

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 7, 2019, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock were as follows based on 90,461,166 shares of our Common Stock outstanding as of March 7, 2019:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED(A)		PERCENT OF CLASS
MGM Resorts International 3600 Las Vegas Boulevard South Las Vegas, Nevada 89109	1	(B)	100%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	8,921,257	(C)(D)	9.86%
Brookfield Public Securities Group LLC 250 Vesey St., 15th Floor New York, NY 10281 Brookfield Asset Management Inc. / Partners Limited 181 Bay Street, Suite 330 Toronto, Ontario, Canada, M5J 2T3	5,933,400	(C)(H)	6.56%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	5,251,200	(C)(E)	5.80%
Vanguard Whitehall Funds — Vanguard Selected Value Fund – 23-2827110 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,946,310	(C)(F)	5.47%
The Vanguard Group, Inc. – 23-1945930 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,558,676	(C)(G)	5.04%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Class B share.

(C)	Class A shares.

(D)

Based upon a Schedule 13G/A filed by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) with the SEC on February 11, 2019. Reflects sole voting power of 3,106,115 shares and sole dispositive power of 8,921,257 shares. Reflects shared voting power of 5,815,142 and shared dispositive power of 0 shares. The right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock is held by certain clients of Barrow, none of which has such right or power with respect to five percent or more of the common stock. On November 15, 2018, the Board granted Barrow a waiver of the ownership limits imposed by Section 8.1 of the LLC Agreement.

(E)

Based upon a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 14, 2019. Reflects sole voting power of 5,251,200 shares and sole dispositive power of 5,251,200 shares. Reflects shared voting power and shared dispositive power of 0 shares. Capital Research Global Investors is a division of Capital Research and Management Company.

(F)

Based upon a Schedule 13G filed by Vanguard Whitehall Funds – Vanguard Selected Value Fund – 23-2827110 with the SEC on January 31, 2019. Reflects sole voting power of 4,946,310 shares and sole dispositive power of 0 shares. Reflects shared voting power and shared dispositive power of 0 shares.

(G)

Based upon a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2019. Reflects sole voting power of 7,027 shares and sole dispositive power of 4,554,376 shares. Reflects shared voting power of 4,300 shares and shared dispositive power of 4,300 shares.

(H)

Based upon a Schedule 13G/A jointly filed by Brookfield Public Securities Group LLC, Partners Limited and Brookfield Asset Management Inc. (“BAM”) with the SEC on February 14, 2019. Reflects sole voting power of 0 shares held by PSH, sole voting power of 0 shares held by Partners Limited, and sole voting power of 0 shares held by BAM. Reflects shared voting power of 4,800,030 and shared dispositive power of 5,933,400. BAM is the indirect owner of Brookfield Public Securities Group LLC BIM, which is the investment adviser to various funds or accounts that are the record owners of the shares of Common Stock reported on the Schedule 13G and, as a result, BAM may be deemed to beneficially own such shares. Partners Limited is the sole owner of BAM’s Class B Limited Voting Shares and therefore may be deemed to share beneficial ownership of the shares of Common Stock reported on the Schedule 13G/A.

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Principal Shareholders

SECURITY OWNERSHIP OF MANAGEMENT IN PARENT COMPANY

The table below shows the number of shares of MGM’s common stock beneficially owned as of the close of business on March 7, 2019 by each of our directors and named executive officers, as well as the number of MGM shares beneficially owned by all of our directors and executive officers as a group based on 536,917,386 shares of MGM Common Stock outstanding as of March 7, 2019.

NAME(A)	COMMON STOCK		OPTIONS/ SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Andy H. Chien	—		—	—	—	—
William J. Hornbuckle	237,280	(D)	—	237,280	*	—
John M. McManus	100,177		—	100,177	*	—
James J. Murren	1,375,203	(E)	—	1,375,203	*	—
Michael Rietbrock	—		—	—	—	—
Thomas Roberts	—		—	—	—	—
Robert Smith	1,200		—	1,200	*	—
James C. Stewart	454		—	454	*	—
Daniel J. Taylor	—		—	—	—	71,061
All directors and executive officers as a group (9 persons)	1,714,314		—	1,714,314	*	71,061

*	Less than 1%

(A)	The address for the persons listed in this column is 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135.

(B)

Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)

All deferred stock units previously held and RSUs to be deferred within 60 days by Non-Employee Directors, including deferral RSUs as of March 7, 2019. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board. Does not include dividend equivalents in respect of RSUs that were credited to holders account on March 15, 2019 with the number of additional RSUs based on the closing price of MGM’s shares on March 15, 2019.

(D)	Includes 200,884 shares held in trust.

(E)	Includes 481,960 shares held in grantor retained trust and 793,788 shares held by spousal limited access trusts.

C-20	MGM Growth Properties LLC 2019 Proxy Statement

Certain Relationships and Transactions with Related Persons

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

CONFLICTS OF INTEREST

Conflicts of interest may arise as a result of MGM’s ownership of our single outstanding Class B share, which represents a majority of the voting power of our shares. MGM’s interests may differ from or conflict with the interests of our other shareholders. MGM has the ability to exercise control over our affairs, including control over the outcome of all matters submitted to our shareholders for approval, including the election of directors and significant transactions. MGM also has the power to prevent or cause a change in control as a result of its beneficial ownership of our Class B share, which could, among other things, discourage a potential acquirer from attempting to obtain control of us in a manner that provides a control premium to any shareholders other than MGM. As a result, unless and until MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in the Company and Operating Partnership falls below 30%, MGM will effectively control us.

We have adopted the Governance Guidelines to assist our Board of Directors in the exercise of its responsibilities and to serve our interests and those of our shareholders.

NO FIDUCIARY DUTIES

Duties owed to us and our shareholders by our Board are prescribed by law and our LLC Agreement. The Delaware Limited Liability Company Act (the “LLC Act”), with the stated purpose of giving the maximum effect to the principle of freedom of contract and to the enforceability of limited liability company agreements, provides that Delaware limited liability companies may, in their operating agreements, limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement.

We have duties and obligations to our Operating Partnership and its limited partners under Delaware law as modified by the partnership agreement of our Operating Partnership in connection with the management of our Operating Partnership through our wholly owned subsidiary that serves as the sole general partner. Our duties and obligations to our Operating Partnership and its limited partners, as modified by the partnership agreement of our Operating Partnership, may come into conflict with the duties of our directors and officers to our company and our shareholders, as modified by our LLC Agreement. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of common units in our Operating Partnership, which would make those transactions less desirable to them.

Our LLC Agreement provides that our Board is entitled to consider only such interests and factors as they desire, including MGM’s interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and is not subject to any different standards imposed by the LLC Act or under any other law, rule or regulation or in equity. Similarly, our LLC Agreement provides that our officers, MGM and its affiliates and any other persons eligible for indemnification under the terms of our LLC Agreement do not have any duties or liabilities, including fiduciary duties, to the fullest extent permitted by law, to us, any shareholder or any other person.

MGM Growth Properties LLC 2019 Proxy Statement	C-21

Certain Relationships and Transactions with Related Persons

For 2018, we have the following related party transactions to report:

DISTRIBUTIONS UNDER OPERATING AGREEMENT

MGM owns, directly and indirectly through its subsidiaries, partnership units (“Operating Partnership Units”) of the Operating Partnership and is entitled to receive a pro rata share of any distributions made by the Operating Partnership. As of December 31, 2018, MGM owned 195,134,123 Operating Partnership Units, representing 73.3%, and we owned 70,911,166 Operating Partnership Units, representing 26.7%.

EMPIRE CITY TRANSACTION

In January 2019, we completed the purchase of the real property associated with the Empire City Casino’s race track and casino from MGM for fair value of consideration transferred of approximately $634 million, which included the assumption of $246 million of debt, with the balance through the issuance of 12.9 million Operating Partnership Units to a subsidiary of MGM, and subsequently leased back the real property to a subsidiary of MGM. The Master Lease was amended to increase the annual rent payment to MGP by $50 million.

NORTHFIELD TRANSACTION

In September 2018, we entered into an agreement to sell the operations of Northfield to a subsidiary of MGM. Northfield will be added to the existing Master Lease between the Landlord and Tenant (each as defined below) and the annual rent payment to MGP will increase by $60 million. In March 2019, we announced that MGM Growth Properties Operating Partnership LP will redeem $275 million of its Operating Partnership Units (subject to customary working capital and other adjustments) as consideration for the purchase of the assets by MGM in lieu of the originally contemplated cash consideration. The transaction is expected to close in April 2019, subject to regulatory approvals and other customary closing conditions.

PARK MGM LEASE TRANSACTION

In March 2019, we completed our previously announced transaction with MGM relating to the investments made by MGM to reposition the Park MGM and NoMad Las Vegas property. In connection with the transaction, we paid MGM total consideration of $637.5 million, with approximately $31.9 million paid through the issuance of Operating Partnership Units to MGM, and the remaining $605.6 million paid in cash. The Master Lease was amended to increase the annual rent payment to MGP by $50 million.

AGREEMENTS WITH AFFILIATES IN CONNECTION WITH OUR FORMATION TRANSACTIONS

In connection with our formation transactions and initial public offering, we entered into various documents and agreements with MGM and its affiliates. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements are not the result of arm’s-length negotiations, and consequently, there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. Because some of these agreements relate to formation transactions that, by their nature, would not occur in a third-party situation, it is not possible to determine what the differences would be.

Master Contribution Agreement

On April 25, 2016, we entered into a master contribution agreement (the “Master Contribution Agreement”) with MGM and the Operating Partnership, which provides for, among other things, the Company’s responsibility for liabilities relating to its business and the responsibility of MGM for liabilities unrelated to our business, our agreements with MGM and the Operating Partnership regarding the principal transactions necessary to effect the transfer by MGM of certain assets to us or our subsidiaries, the assumption by us or our subsidiaries of certain liabilities in connection with that transfer, the assumption by us or our subsidiaries of the bridge facilities entered into by MGM and certain of its subsidiaries in connection with our formation transactions and other agreements that govern various aspects of our relationship with MGM after the closing of the transactions contemplated by the Master Contribution Agreement. The Master Contribution Agreement also contains indemnification obligations and ongoing commitments of the Company, the Operating Partnership and MGM.

C-22	MGM Growth Properties LLC 2019 Proxy Statement

Certain Relationships and Transactions with Related Persons

Master Lease

On April 25, 2016, a subsidiary of the Company (the “Landlord”) entered into a long-term triple-net master lease agreement (the “Master Lease”) with a subsidiary of MGM (the “Tenant”) pursuant to which all of our real estate assets (each a “Property” and collectively the “Properties”) were leased to the Tenant. The Master Lease was amended on August 1, 2016 in connection with the Borgata transaction, October 5, 2017 in connection with the acquisition of the real estate of MGM National Harbor, and on January 29, 2019 in connection with the Empire City Transaction. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the Properties under the Master Lease at the time of the extension. The initial term of the Master Lease with respect to MGM National Harbor ends on August 31, 2024. Thereafter, the initial term of the Master Lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial ten-year term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the Master Lease, the Tenant would also lose the right to renew the Master Lease with respect to the rest of the properties when the initial ten-year lease term related to the rest of the properties ends in 2026.

The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent. Additionally, the Master Lease provides the Company with a right of first offer with respect to MGM Springfield, which the Company may exercise should MGM elect to sell this property in the future. In connection with the Empire City Transaction, the Company was also granted a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

In connection with the commencement of the third lease year on April 1, 2018, the base rent under the Master Lease increased to $695.8 million, resulting in total rent under the Master Lease of $770.3 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. As of December 31, 2018, the Base Rent represents approximately 90% of the rent payments due under the Master Lease, and the Percentage Rent represents approximately 10% of the rent payments due under the Master Lease. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subtenants, collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with accounting principles generally accepted in the United States, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the operating subtenants from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at Tenant’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements. The Master Lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Corporate Services Agreement

On April 25, 2016, the Operating Partnership entered into a corporate services agreement with MGM (the “Corporate Services Agreement”), pursuant to which MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Corporate Services Agreement provides that the Operating Partnership will reimburse MGM for all costs MGM incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement for the year ended December 31, 2018 of $1.9 million.

MGM Growth Properties LLC 2019 Proxy Statement	C-23

Certain Relationships and Transactions with Related Persons

IPO Registration Rights Agreement

On October 5, 2017, the Company entered into an amended and restated registration rights agreement (as amended, the “IPO Registration Rights Agreement”) with operating subsidiaries of MGM that hold Operating Partnership Units. Pursuant to the Registration Rights Agreement, MGM and certain of its subsidiaries have the right to require the Company to file and cause to become effective a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The IPO Registration Rights Agreement also provides for, among other things, demand registration rights and piggyback registration rights for the operating subsidiaries of MGM that hold Operating Partnership Units.

IP License Agreement

On April 25, 2016, we entered into a royalty-free intellectual property rights license agreement with MGM (the “IP License Agreement”), pursuant to which we will have the right to use “MGM” in the corporate names of the Company and our subsidiaries for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in the Company’s advertising materials without royalties for up to 50 years.

C-24	MGM Growth Properties LLC 2019 Proxy Statement

Proposals Requiring Your Vote

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders are being asked to elect directors, each of whom will serve until the next annual meeting of shareholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card currently serve on our Board. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, based on diverse experiences. The Board reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•

Leadership experience.  Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets.

•	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the gaming and real estate industries.

•

Public company directorship experience.  We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

MGM Growth Properties LLC 2019 Proxy Statement	C-25

Proposals Requiring Your Vote

The following sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also set forth below for each nominee.

WILLIAM J. HORNBUCKLE

Director Biography and Qualifications

•  President and Chief Operating Officer of MGM since March 2019, President since December 2012, Chief Customer Development Officer since December 2018.

•  Director of MGM China Holdings Limited (“MGM China”) since 2011 and director of CityCenter Holdings, LLC (“CityCenter”) since December 2018.

•  Chief Marketing Officer of MGM from August 2009 to August 2014.

•  President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas from April 2005 to August 2009.

•  Previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of MGM’s gaming operations in the United Kingdom.

•  Previously served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas.

•  Spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998.

•  Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas.

•  Selected to our Board because he brings extensive management experience and understanding of the gaming industry.

AGE: (61) DIRECTOR SINCE 2016 PRESIDENT AND CHIEF OPERATING OFFICER OF MGM

Director Qualifications

Leadership experience—President of MGM since 2012 and Chief Operating Officer since March 2019, where he also leads as the Chief Construction Design and Development Officer; served as President and Chief Operating Officer of Mandalay Bay Resort & Casino

Finance experience—served as Chief Operating Officer for many reputable gaming-industry companies

Industry experience—served in various roles at MGM and other casino companies for over three decades

Public company directorship experience—current director of MGM China, a Hong Kong Stock Exchange listed company

C-26	MGM Growth Properties LLC 2019 Proxy Statement

Proposals Requiring Your Vote

JOHN M. MCMANUS

Director Biography and Qualifications

•  Executive Vice President, General Counsel and Secretary of MGM since July 2010.

•  Director of MGM China since March 2019.

•  MGM’s Senior Vice President, Acting General Counsel and Secretary from December 2009 to July 2010, MGM’s Senior Vice President, Deputy General Counsel and Assistant Secretary from September 2009 to December 2009 and MGM’s Senior Vice President, Assistant General Counsel and Assistant Secretary from July 2008 to September 2009.

•  Counsel to various operating MGM subsidiaries from May 2008 to July 2011.

•  Current President of the International Association of Gaming Advisors, Board Member of the American Gaming Association and Member of the Southern Nevada Sporting Event Committee.

•  Bachelor of Arts degree from Vanderbilt University and a Juris Doctor degree from University of Miami.

•  Selected to our Board because of his substantial experience with and knowledge of gaming regulations.

AGE: (52) DIRECTOR SINCE 2016 EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF MGM

Director Qualifications

Leadership experience—Executive Vice President, General Counsel and Secretary of MGM since July 2010, current President of the International Association of Gaming Advisors

Industry experience—extensive experience with and knowledge of gaming regulations

Public company directorship experience—current director of MGM China, a Hong Kong Stock Exchange listed company

JAMES J. MURREN

Director Biography and Qualifications

•  MGP Chairman since March 2016.

•  Chairman and Chief Executive Officer of MGM since 2008.

•  Chairman of MGM China since 2013.

•  MGM’s President from December 1999 to December 2012, Chief Operating Officer from August 2007 through December 2008, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007.

•  Director of the Nevada Cancer Institute from 2002 to 2012.

•  Director of Delta Petroleum Corporation from February 2008 to November 2011.

•  Prior to joining MGM, Mr. Murren worked in the financial industry for over 10 years, as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank.

•  Serves on the Board of Trustees at the Brookings Institute, Trinity College and Howard University.

•  Selected to our Board because of his significant experience in the hotel and casino industry and experience in public company leadership positions.

AGE: (57) DIRECTOR SINCE 2016 CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF MGM AND CHAIRMAN OF THE COMPANY

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of MGM; has held key executive positions with MGM for over 10 years (including Chairman of the board of directors of CityCenter, a 50/50 venture with Infinity World Development Corp); co-founder, former director and board committee member of a non-profit organization providing cancer research and care

MGM Growth Properties LLC 2019 Proxy Statement	C-27

Proposals Requiring Your Vote

Finance experience—former Chief Financial Officer and Treasurer of MGM; served as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank; earned Chartered Financial Analyst certification

Industry experience—leader in the hotel and casino industry for over 20 years; former chairman of a gaming and resort industry advocacy group and former chairman of the American Gaming Association

Public company directorship experience—former director and board committee member of a public oil and gas company;

MICHAEL RIETBROCK

Director Biography and Qualifications

•  Chief Operating Officer and Director of Research at MoffettNathanson, LLC.

•  Managing Director and the Head of Global Equity Research and Co-Head of U.S. Equities at Nomura Securities from March 2010 to October 2015.

•  Managing Director and the Head of U.S. Equity Research at Bank of America Securities from May 2008 to March 2010, where he managed its acquisition of and integration with Merrill Lynch.

•  Prior to joining Bank of America, Mr. Rietbrock was a Portfolio Manager at Caxton Associates, where he managed a portfolio of real estate, gaming, and lodging securities.

•  Began his career at Citigroup, where he served for more than 15 years. During his time at Citigroup, Mr. Rietbrock was the #1-ranked Gaming & Lodging research analyst for a decade.

•  Serves on the Board of Trustees of the Ideal School of Manhattan.

•  Graduated from Harvard College with a degree in Economics.

•  Selected to our Board because of his extensive financial experience, particularly in the real estate, gaming and lodging sectors.

AGE: (50) DIRECTOR SINCE 2016 CHIEF OPERATING OFFICER AND DIRECTOR OF RESEARCH AT MOFFETTNATHANSON, LLC

Director Qualifications

Leadership experience—Chief Operating Officer and Director of Research of an independent sell-side research boutique; Managing Director and the Head of U.S. Equity Research at Bank of America Securities

Finance experience—served as the Co-Head of U.S. Equities at Nomura Securities; served as the Managing Director of Bank of America Securities, responsible for, among other things, managing its acquisition of and integration with Merrill Lynch

Industry experience—served as a gaming and lodging research analyst for a decade

C-28	MGM Growth Properties LLC 2019 Proxy Statement

Proposals Requiring Your Vote

THOMAS ROBERTS

Director Biography and Qualifications

•  Strategic advisor and corporate governance consultant and serves as an advisory director of M. Klein and Company, a leading global strategic advisory firm providing financial, transactional, strategic, reputational and global guidance to its clients, and is a member of the Board of Directors of America Media, which among other things publishes America magazine.

•  Senior Partner at Weil, Gotshal & Manges LLP from 1992 to December 2014, where he held numerous senior management and board-level positions, including as one of the leaders responsible for the firm’s strategic redirection and globalization and Chairman of the Corporate Department. Mr. Roberts’ practice primarily involved domestic and cross-border mergers, acquisitions, divestitures, contested takeovers, as well as advising boards generally and on strategic matters, including matters involving REITs.

•  Named “Dealmaker of the Year” by The American Lawyer in 2001 and 2012.

•  Bachelor of Arts and Juris Doctor from Georgetown University.

•  Selected to our Board because of his significant legal, corporate governance and financial experience, particularly in connection with complex financial transactions.

AGE: (72) DIRECTOR SINCE 2016 STRATEGIC ADVISOR AND CORPORATE GOVERNANCE CONSULTANT AND ADVISORY DIRECTOR OF M. KLEIN AND COMPANY

Director Qualifications

Leadership experience—Senior Partner at a leading global law firm; former Chairman of the firm’s Corporate Department; advisory director and corporate governance consultant of M. Klein and Company

Finance experience—served as an advisory director to a leading global strategic advisory firm that provided financial and strategic guidance to clients

ROBERT SMITH

Director Biography and Qualifications

•  Served in various roles at T. Rowe Price, including Vice President of T. Rowe Price Group, Inc., Vice President and Portfolio Manager at T. Rowe Price Associates, Inc. and Lead Portfolio Manager at T. Rowe Price International, Inc. from September 1992 to December 2016. Served as a Vice President at T. Rowe Price Trust Company.

•  Prior to joining T. Rowe Price, worked for five years as an Investment Analyst at MFS Investment Management covering multiple sectors including food & beverage, tobacco, electrical equipment, and telecommunications companies.

•  B.S. degree in Finance and Economics from the University of Delaware and an M.B.A. in General Management from the Darden Graduate School of Business at the University of Virginia.

•  Selected to our Board because of his significant financial experience, particularly with consumer-facing companies and his reputation within the investment community.

AGE: (58) DIRECTOR SINCE 2017

Director Qualifications

Leadership experience—served as Vice President of a large asset management firm

Finance experience—served as Vice President and Portfolio Manager of a regulated financial services institution; extensive experience in various fields regarding investment analytics

MGM Growth Properties LLC 2019 Proxy Statement	C-29

Proposals Requiring Your Vote

DANIEL J. TAYLOR

Director Biography and Qualifications

•  Employed as an executive of Tracinda since 2007.

•  Director of MGM Resorts International, Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market.

•  President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

•  Vice President—Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991.

•  Tax Manager specializing in entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.

•  Director of Inforte Corp. from October 2005 to 2007.

•  Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

AGE: (62) DIRECTOR SINCE 2016 EXECUTIVE OF TRACINDA

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company

Finance experience—former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm

Industry experience—former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—former director and board committee member of a public oil and gas company; current director of MGM

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

C-30	MGM Growth Properties LLC 2019 Proxy Statement

Proposals Requiring Your Vote

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019. For 2018, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the shareholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our LLC Agreement or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2018 and 2017 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2018	2017
Audit fees	$1,810,000	$1,504,000
Audit-related fees	—	—
Tax fees	25,000	8,000
All other fees	—	—
Total	$1,835,000	$1,512,000

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, assistance with SEC filings and fees related to debt and equity offerings. “Audit fees” for 2018 also includes the attestation report on our internal control over financial reporting. The category “Audit-related fees” includes fees for other assurance services not included in “Audit fees.” The category “Tax fees” includes tax consultation and tax compliance services.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee, in its discretion, may delegate to one or more of its members the authority to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting

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Proposals Requiring Your Vote

principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over financial reporting; and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

THOMAS A. ROBERTS, Chair

MICHAEL J. RIETBROCK

ROBERT SMITH

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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Proposals Requiring Your Vote

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core principles. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we ask our shareholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of MGM Growth Properties LLC approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the say-on-pay vote is not binding on the Board, the Board will review the results of the vote and consider the results in future determinations concerning our executive compensation program. At the 2017 Annual Meeting of Shareholders, the majority of our shareholders voted in favor of holding say-on-pay advisory votes on an annual basis and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually. Therefore, the next say-on-pay vote will occur at the 2020 Annual Meeting of Shareholders.

The Board recommends that you vote “FOR” the advisory vote on executive compensation.

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Executive Compensation

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PRACTICES AT A GLANCE

	What We Do		What We Do NOT Do

✓	DO provide a significant portion of named executive officer compensation in the form of performance-based compensation	✗	NO excessive perquisites

✓	DO use a peer group for market comparisons of compensation levels and practices that appropriately reflect our size and industry	✗	NO repricing underwater stock options without stockholder approval

✓	DO maintain a clawback provision in our incentive compensation programs	✗	NO excise tax gross-ups

✓	DO expect our named executive officers to hold significant ownership in us through meaningful stock ownership guidelines	✗	NO pledging or hedging of shares permitted by our directors or executive officers

✓	DO use an independent compensation consultant	✗	NO single trigger change of control agreements

This Compensation Discussion and Analysis reports on compensation policies applicable to our Named Executive Officers. It covers James C. Stewart, our Chief Executive Officer (“CEO”), and Andy H. Chien, our Chief Financial Officer and Treasurer (“CFO”), who were our only executive officers in 2018 (we sometimes refer to both individuals collectively as our “NEOs”).

The Company has no assets or operations outside of its ownership interest in the Operating Partnership and its ownership of the general partner in the Operating Partnership. Pursuant to this arrangement, our NEOs provide the majority of services to the Operating Partnership, but also provide a limited number of services directly to the Company. Our NEOs are parties to employment agreements with the Operating Partnership and serve in their respective positions of CEO and CFO for both the Operating Partnership and the Company. Likewise, at the time that a NEO recognizes taxable income in respect of equity awards granted by the Company, the Operating Partnership will reimburse the Company for the value of any Class A shares issued to our NEOs in respect of the vesting or settlement of such equity awards.

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Executive Compensation

EXECUTIVE SUMMARY

The primary focus of the Company with respect to executive compensation in 2018 was the continued refinement and implementation of the compensation program designed in connection with the Company’s 2016 initial public offering, with the intent that our programs continue to appropriately compensate and motivate the Company’s NEOs. This program largely reflects certain compensation design practices at MGM, which the Board believes exemplifies a successful executive compensation program, and, where appropriate, takes into account the compensation practices among publicly traded triple net lease REITs of a size similar to the Company. During 2018, the annual bonus program was updated to modify the structure of annual bonus payouts such that 33% of any annual bonus earned for 2018 in excess of the NEO’s base salary will be paid in the form of deferred restricted stock units (“Bonus Deferred RSUs”), with the remainder paid in cash, as described in more detail below.

The Company’s compensation program includes the following key characteristics:

Elements of our Executive Compensation Program

•	Base salaries of $800,000 and $400,000 for our CEO and CFO, respectively.

•	Annual Bonus Program for 2018:

•

Target bonus opportunities of 100% and 50% of base salary for our CEO and CFO, respectively, with 33% of any bonuses earned in excess of 100% of the NEO’s base salary paid in the form of Bonus Deferred RSUs (with the remainder paid in cash), as described in more detail below. Bonus Deferred RSUs are not subject to forfeiture in the case of termination and are not subject to the achievement of additional performance criteria following the date such Bonus Deferred RSUs are granted. The Board determined that this design feature was appropriate given that, by the time the Bonus Deferred RSUs are granted, the executive has already achieved the level of performance necessary in order to earn an annual bonus payout in an amount exceeding his base salary. The payout period for Bonus Deferred RSUs granted in 2019 with respect to 2018 performance was lengthened to four years, payable in annual installments of 25% (previously they had been paid 100% at the end of three years), based on the Board’s conclusion that this was a more appropriate payout period.

•	2018 bonus opportunity based on achievement of strategic objectives established for each of our NEOs;

•	Bonus payout of 150% of target reflects the Board’s conclusion that our NEOs exhibited strong performance with respect to achievement of the 2018 strategic objectives.

•	Long-Term Incentives pursuant to the Company’s 2016 Omnibus Incentive Plan (the “MGP Omnibus Plan”):

•	Delivered in two forms of equity, designed to both incentivize and retain our NEOs.

•

73% delivered in the form of performance share units (“PSUs”) to Mr. Stewart (71% for Mr. Chien), with the ultimate payout in the Company’s Class A shares based on the relative performance of the Company vs. the non-mortgage REITs in the National Association of Real Estate Investment Trusts (“NAREIT”) index measured over a three-year period.

•	27% delivered in RSUs to Mr. Stewart (29% for Mr. Chien) vesting over four years.

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Executive Compensation

Results from 2018 Say-on-Pay Vote

Our 2018 proposal to approve, on an advisory basis, the 2017 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by 99.86% of the total votes cast. Based on the positive results of the 2018 say-on-pay vote, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. Therefore, although the Board considered the results of the 2018 say-on-pay vote in connection with making certain compensation decisions, it did not make any significant changes to the executive compensation program and policies as a result of the 2018 say-on-pay vote. At the 2018 Annual Meeting of Shareholders, the majority of votes cast at the meeting were cast in favor of holding a say-on-pay advisory vote on an annual basis, and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually.

Executive Compensation “Best Practices”

In connection with the development of the Company’s executive compensation programs, policies, and overall philosophy, the Board has identified and implemented a number of “best practices” that are intended to closely align the Company’s executive compensation programs with shareholder interests:

•	No single trigger arrangements. No executive officer is entitled to so-called “single trigger” change of control benefits.

•

Clawback policy. Pursuant to the clawback policy, bonus and other incentive compensation paid to participants is subject to clawback (i.e., repayment to the Company or certain of its affiliates, as applicable) if (1) there is a restatement of our financial statements for a fiscal year with respect to which a bonus or other incentive compensation is paid within three years following such fiscal year, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Board determines that a participant received bonus or other incentive compensation for the applicable fiscal year in excess of that which would have been paid based on the restated financial results.

•

No golden parachute tax gross ups. In the event that there is a change in control that triggers any so-called “golden parachute” excise taxes under Section 280G of the Code, the Company is not obligated to provide tax gross up protection to any of our executive officers.

•

Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. The Company’s insider trading policy provides that certain executives (including our NEOs) may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, the Company’s insider trading policy prohibits pledging or hedging of the Company’s securities by NEOs, executive officers and directors.

•

Executive officer share ownership guidelines. We recognize the importance of aligning our executives’ interests with those of our shareholders. As a result, the Board has established share ownership guidelines for our NEOs. Under these guidelines, our NEOs are expected to accumulate Class A shares having a fair market value equal to the assigned multiples of their applicable base salaries (5x for Mr. Stewart and 2x for Mr.  Chien).

OBJECTIVES OF OUR COMPENSATION PROGRAM

The Board’s primary objectives in setting total compensation and providing certain elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our shareholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

EXECUTIVE COMPENSATION PROCESS

Roles in Establishing NEO Compensation

As discussed above, we have elected to avail ourselves of the “controlled company” exemption available under the listing rules of NYSE, and therefore are not required to have a compensation committee. For 2018, all of the Board members collectively remained responsible for establishing, implementing and reviewing the compensation program for our NEOs. In

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doing so, the Board obtains recommendations from management with respect to the elements of NEO compensation, performance targets and results, legal and regulatory guidance, and market and industry data, all of which may be relevant in determining compensation. In addition, the Board consults with our CEO regarding our performance goals, and our CEO periodically meets with the Board to discuss our CEO’s performance and that of our other NEO.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; and (ii) with respect to participation by our NEOs in recommending annual equity awards. Instead, the Board’s assessment of the individual performance of our NEOs is based primarily on the Board’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs, taking into account the Company’s overall performance.

Outside Consultants

The Board periodically engages outside consultants on various compensation-related matters. The Board has the authority to engage the services of independent legal counsel and consultants to assist in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2018, the Board received advice from F.W. Cook, an independent compensation consultant to the Board, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Board and does not provide any services to the Company other than on behalf of the Board.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Board periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the REIT industry. The peer group compensation data is reviewed by the Board to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Board makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Board in its compensation decisions with respect to NEOs, but the Board does not formally benchmark NEO compensation to any specific level with respect to peer group data.

The current peer group is comprised of 15 publicly traded triple-net lease REITs that were determined to be comparable in size to the Company. For this purpose, the size of the Operating Partnership, rather than the Company, was taken into account, insofar as our NEOs were responsible for the operations of the Operating Partnership. The following table lists these 15 peers and MGP’s relative percentile ranking with respect to them with respect to the key metrics of revenue, total assets, enterprise value, and market capitalization. This data is generally based on SEC filings reflecting results through December 31, 2018.

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Executive Compensation

Latest Available Four Quarters ($ Millions)				Market Capitalization as of 12/31/18 ($ Millions)		Enterprise Value as of 12/31/18 ($ Millions)
Revenues		Total Assets
Realty Income Corp.	$1,328	Realty Income Corp.	$15,260	Realty Income Corp.	$18,604	Realty Income Corp.	$25,418
VEREIT	$1,259	GPT Group	$14,778	W. P. Carey	$10,524	W. P. Carey	$15,221
Kimco Realty	$1,165	W. P. Carey	$14,183	GPT Group	$9,638	GPT Group	$13,228
Gaming & Leisure Props	$1,056	VEREIT	$13,963	National Retail Properties	$7,720	VEREIT	$13,004
Macerich	$1,030	Kimco Realty	$10,999	VEREIT	$6,934	Macerich	$11,519
MGP (OP)	$1,002	MGP (OP)	$10,951	Gaming & Leisure Props	$6,917	Gaming & Leisure Props	$11,204
W. P. Carey	$923	Macerich	$9,027	Kimco Realty	$6,173	Kimco Realty	$11,012
iStar	$793	Gaming & Leisure Props	$8,577	MGP (OP)[1]	$6,152	National Retail Properties	$10,893
GPT Group	$754	STORE Capital Corp.	$7,114	Macerich	$6,111	MGP (OP)	$10,800
Sabra Health Care REIT	$628	National Retail Properties	$7,103	STORE Capital Corp.	$6,016	STORE Capital Corp.	$8,947
EPR Properties	$624	Sabra Health Care REIT	$6,665	EPR Properties	$4,760	EPR Properties	$7,647
National Retail Properties	$623	EPR Properties	$6,131	Spirit Realty Capital	$3,024	Sabra Health Care REIT	$6,237
STORE Capital Corp.	$541	Spirit Realty Capital	$5,096	Sabra Health Care REIT	$2,938	Spirit Realty Capital	$5,247
Retail Properties of Amer.	$481	iStar	$5,014	Retail Properties of Amer.	$2,332	Retail Properties of Amer.	$3,856
Spirit Realty Capital	$408	Retail Properties of Amer.	$3,647	Lexington Realty Trust	$1,940	iStar	$3,701
Lexington Realty Trust	$395	Lexington Realty Trust	$2,954	MGP (MGP Only)	$1,873	Lexington Realty Trust	$3,578
				iStar	$623
75th Percentile	$1,056		$13,963		$7,720		$13,004
Median	$754		$7,114		$6,111		$10,893
25th Percentile	$541		$5,096		$2,938		$5,247
MGP (OP) % Rank	67P		69P		54P		50P
MGP (MGP Only) % Rank					12P

Source: Standard & Poor’s Capital IQ.

[1]	Calculated as the Company’s market cap plus the value of noncontrolling interests as reported in MGP’s most-recently filed balance sheet.

ELEMENTS OF COMPENSATION

In structuring our NEO compensation program, the Board considers how each component motivates performance and promotes retention and sound long-term decision-making. The Board also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following components, which are designed to achieve the following objectives.

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus	Motivate executives to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near-and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to increased corporate performance.
Long-term incentives	Align executives’ long-term interests with shareholders’ interests and drive decision making and goal achievement that will help us remain competitive and thrive in the competitive REIT industry; attract executives with an interest in creating long-term shareholder value; reward executives for building and sustaining shareholder value; and retain executives both through growth in their equity value and the vesting provisions of our share awards.
Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a competitive level of perquisites.

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Executive Compensation

Annual Base Salary

Our employment agreements with our CEO and CFO provide for base salaries of $800,000 and $400,000, respectively, and do not provide for any automatic salary increases.

Annual Incentive Bonus

The employment agreements for our CEO and CFO provide for target bonus opportunities of 100% and 50% of base salary, respectively. In March of 2018, the Board established and communicated the parameters of the 2018 annual bonus program, which are summarized below:

•	Mr. Stewart’s target bonus was $800,000 and Mr. Chien’s target bonus was $200,000;

•

The maximum bonus for each NEO was 175% of his target bonus; there was no minimum bonus amount required to be paid, and the Board retained discretion to pay no bonus in the event of poor performance by the NEO or the Company;

•

33% of any bonus amount earned in excess of 100% of the NEO’s base salary were to be paid in the form of Bonus Deferred RSUs that pay out in 25% installments over the four-year period following the grant date; and

•

Consistent with the prior year, the Board determined that it was in the best interests of the Company to continue to establish the performance goals for 2018 based on accomplishment of strategic goals as opposed to more formulaic financial goals. These goals consisted of: increased analyst coverage of the Company, development of a transaction pipeline, and long-term strategic planning in partnership with the senior management of MGM. No specific weightings were allocated among these strategic goals.

In December of 2018, the Board determined that each NEO had earned 150% of his target bonus based on the Board’s determination that both of our NEOs had exhibited strong performance, which resulted in significant accomplishments with respect to analyst coverage, transaction opportunities, strategic planning, the Northfield Transaction and the Empire City Transaction. The Board made this determination after reviewing each of Mr. Stewart’s and Mr. Chien’s individual contributions in connection with achieving the foregoing accomplishments.

Specifically, the Board considered:

•

Mr. Stewart’s and Mr. Chien’s business contributions in connection with the Company announcing acquisitions of over $1.7 billion, excluding the acquisitions of the improvements associated with the Park MGM and the Nomad Las Vegas property; and

•	Mr. Stewart’s and Mr. Chien’s assistance in the re-pricing and extension of the Operating Partnership’s Term Loan A and B facilities and upsized the revolving credit facility and Term Loan A facility.

As a result, the Board determined that Mr. Stewart’s 2018 annual bonus would be paid in the amount of $1,200,000, and that Mr. Chien’s 2018 annual bonus would be paid in the amount of $300,000. Mr. Stewart received $1,068,000 in cash with the remaining $132,000 in Bonus Deferred RSUs, as described below, and Mr. Chien received all of his 2018 annual bonus in cash. Such cash payments were made to our NEOs in a lump sum following the end of the 2018 fiscal year.

NEO	APPLICABLE BASE SALARY	2018 TARGET BONUS (% OF BASE SALARY)	2018 TARGET BONUS	2018 ACTUAL BONUS	ACTUAL BONUS AS % OF TARGET
Mr. Stewart	$800,000	100%	$800,000	$1,200,000	150%
Mr. Chien	400,000	50%	200,000	300,000	150%

Long-Term Equity Incentives

The Company adopted the MGP Omnibus Plan in April 2016, pursuant to which the Company may grant options, share appreciation rights, restricted shares, RSUs, performance shares, PSUs and other share-based awards to eligible participants. The MGP Omnibus Plan is designed to advance the interests of the Company and its shareholders by providing key management employees, nonemployee directors and other eligible participants of the Company and its affiliates with innovative financial incentives, through share and performance-based awards, in order to align participants’ interests with the long-term interests of the Company’s shareholders, among other things.

For 2018, the Company’s long-term incentive program consisted of three types of equity grants: PSUs, RSUs and Bonus Deferred RSUs (which were granted to Mr. Stewart in the first quarter of 2019 in connection with the Company’s 2018

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annual bonus program). RSUs granted in April 2018 vest over a four-year period and are not subject to the achievement of performance criteria. PSU awards granted in April 2018 cliff-vest after a three-year performance period and are based on the Company’s total shareholder return (“TSR”) measured against a select group of comparator companies at the end of the three-year performance period beginning in 2018 and ending in 2021. Bonus Deferred RSU awards, on the other hand, are granted in relation to the Company’s annual bonus program to the extent the participant’s annual bonus award is earned in excess of 100% of his base salary. Bonus Deferred RSUs are “vested” as of the grant date, meaning they are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination. For the Bonus Deferred RSU awards granted in 2019 payable in connection with 2018 performance, the Board determined to modify the payout period such that the awards pay out over a four-year period following the grant date (they had previously paid out 100% on the third anniversary of the grant date).

Based on review of competitive data and the overall roles held and contributions and efforts put forth by our NEOs, the Board determined that the long-term incentive opportunities of our CEO and the CFO should be $1.5 million and $0.7 million, respectively, and that approximately 73% of this value should be delivered in PSUs and approximately 27% in RSUs to Mr. Stewart (with the percentages for Mr. Chien totaling 71% and 29%, respectively). These long-term incentives were awarded in April 2018.

The Board does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

PSUs

The core PSU concept is that, while an executive is awarded a target number of shares (the “Target PSUs”) to be paid at the end of a three-year performance period (the “Performance Period”), (1) the actual number of shares earned and paid depends on our TSR over the Performance Period, relative to a comparator group of companies, and (2) 100% of the Target PSUs will only be earned and paid if the Company’s TSR is at the 50th percentile of the comparator companies. The comparator companies consisted of the non-mortgage REIT component companies of the NAREIT Index.

Each award of PSUs to our NEOs is eligible to vest on the earlier of the third anniversary of the date of grant or the date of a change of control (as defined in the applicable award agreement), in either case, based on the Company’s TSR over the Performance Period relative to the applicable comparator companies, subject to the NEO’s continued employment with the Operating Partnership or an affiliate through the last day of the Performance Period. Depending on the Company’s TSR relative to the comparator companies at the end of the Performance Period, anywhere from 0% to 160% of the Target PSUs will vest and be paid. No portion of the Target PSUs will vest unless the Company’s TSR relative to the comparator companies is at least at the 30th percentile of comparator companies. Target PSUs are granted together with dividend equivalent rights that are subject to the same vesting and forfeiture terms as the underlying PSUs to which such dividend equivalents relate. Vested PSU awards and associated dividend equivalent rights are paid in the form of Class A shares, less applicable withholding, within 30 days following the last day of the Performance Period. Any fractional shares are paid in cash.

The payout levels range from 50% to 160% of the Target PSUs, based on the following scale (payout is interpolated for results between the levels specified in the table).

PERFORMANCE LEVEL	RELATIVE TOTAL SHAREHOLDER RETURN PERCENTILE	VESTED % OF TARGET SHARES
Maximum	90th or greater	160%
	80th	145%
	70th	130%
	60th	115%
Target	50th	100%
	40th	75%
	30th	50%
Threshold	Below 30th	0%

In general, participants must be employed as of the last day of the Performance Period to receive Class A shares in respect of his or her PSU awards granted in respect of such Performance Period. However, upon termination of a participant’s

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employment by the Operating Partnership without “good cause” or by the participant with the participant’s “good cause” (in the case of our NEOs, each as defined in the NEO’s employment agreement), or due to the participant’s death or disability, then the participant will vest in a pro-rated portion of the PSUs that would have otherwise vested but for such termination, with such pro-ration being based on the number of days the participant was employed during the performance period, plus an additional 12 months (or, if shorter, through the end of the performance period), subject to the actual level of comparator TSR determined to be achieved at the end of the Performance Period.

RSUs

The Board believes that time-based RSUs should comprise a portion of long-term incentives because time-based vesting meaningfully supports retention. Each RSU entitles the holder to receive one Class A share at vesting. While the value of the RSUs fluctuates with the Company’s performance (as reflected in the price of our Class A shares), the RSUs retain some value even in situations where no PSUs are payable due to insufficient TSR over the Performance Period. This structure of providing long-term equity incentive awards in the form of both time-based RSUs and performance-based PSU awards encourages recipients to balance short-term performance considerations with the management of long-term risks and long-term performance. Each award of RSUs to our NEOs vests ratably over each of the first four anniversaries of the grant date, subject to the NEO’s continued employment with the Operating Partnership or an affiliate through each applicable vesting date. However, upon termination of employment by the Operating Partnership without “good cause” or by the participant with the participant’s “good cause” (in the case of our NEOs, each as defined in the NEO’s employment agreement), or due to the participant’s death or disability, then the participant will vest in the number of RSUs that would have become vested (but for such termination) during the 12 months from the date of termination of employment. Once vested, RSUs will be paid in the form of the Company’s Class A shares within 30 days of the applicable vesting date.

Bonus Deferred RSUs

33% of any bonus amount earned in excess of the NEO’s base salary are paid in Bonus Deferred RSUs that are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination. The Board considers this design appropriate given that the executive has already achieved the level of performance necessary in order to earn an annual bonus payout in an amount exceeding his or her base salary. As noted above, in March of 2018, the Board revised the payout provisions applicable to Bonus Deferred RSUs to be granted in respect of 2018 performance in order to revise the payout period from three years to four years following the grant date, and provide that such Bonus Deferred RSUs will be paid in equal installments on each of the first four anniversaries of the grant date (subject to earlier payment upon certain specified termination events).

Award Summary

The Board awarded equity-based compensation to our NEOs in 2018 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS(A)		GRANT DATE FAIR VALUE OF AWARDS($)
Mr. Stewart	RSU	4/23/2018	14,358		$ 400,000
	PSU	4/23/2018	36,953	(B)	1,100,000
Mr. Chien	RSU	4/23/2018	7,179		200,000
	PSU	4/23/2018	16,797	(B)	500,000

(A)	Number of units does not include dividend equivalent rights credited during 2018, because the grant date fair value of awards takes into account the value of quarterly dividends.

(B)	Vesting is subject to satisfaction of relative TSR achievement over the Performance Period, as described above.

Deferred Compensation Opportunities For Employees

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their annual bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon certain events set forth in the DCP, in all cases subject to certain conditions provided for under Section 409A of the Internal Revenue Code. Both of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2018. We believe that providing our NEOs with this deferral option is a cost-effective way to permit executives to receive the tax

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benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs.

Share Ownership Guidelines

The Board has adopted share ownership and retention guidelines for our NEOs pursuant to which such individuals are expected to attain minimum levels of share ownership and retain portions of their equity holdings for a certain period of time. Individuals subject to these guidelines have until the fifth anniversary of the guideline’s adoption date to attain the requisite level of ownership. The target ownership level of Company share is expressed as a multiple of base salary.

Specifically, target ownership level is set at 5x base salary for our CEO and 2x base salary for all other NEOs. Until the ownership threshold is achieved, individuals subject to the guidelines are expected to retain 50% of the net number of shares received after the sale or withholding of taxes in connection with the vesting or exercise of shares underlying such awards. All current NEOs are in compliance with these guidelines or on track to comply with these guidelines within the specified time period.

OTHER COMPENSATION MATTERS

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m) (generally, such company’s chief executive officer, its chief financial officer, its three other highest paid executive officers, and certain individuals who were covered employees in years other than the then-current taxable year).

Based on the following considerations, the Board has not historically designed its compensation programs with the intent that such amounts qualify for deduction under Section 162(m). Substantially all of the services rendered by our executive officers are performed on behalf of the Operating Partnership (or its subsidiaries), of which we are the sole general partner. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but believe it is reasonable to assume that the same conclusion would apply to us in connection with making certain compensation-related decisions. With this in mind, our Board has reserved its right to provide compensation opportunities that may not be deductible under Section 162(m) to the extent it determines it is appropriate to do so in order to maintain the flexibility it needs to develop the incentive compensation programs applicable to the Company’s executive officers. Because we qualify as a REIT under the Code and we generally distribute at least 100% of our REIT taxable income each year, we do not pay federal income tax on our REIT taxable income, other than income earned by our taxable REIT subsidiaries.

The Board will continue its policy of considering the tax treatment of compensation paid to our executive officers and, to the extent that it is determined that compensation paid to our executive officers is subject to Section 162(m), the Board will analyze the impact of this determination based on IRS guidance available at the time such determination is made.

C-42	MGM Growth Properties LLC 2019 Proxy Statement

Board of Directors Report

BOARD OF DIRECTORS REPORT

The Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Board’s review and discussion with management, the Board determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Murren, Chair

William J. Hornbuckle

John M. McManus

Michael Rietbrock

Thomas Roberts

Robert Smith

Daniel J. Taylor

The foregoing report of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

MGM Growth Properties LLC 2019 Proxy Statement	C-43

Compensation Tables

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for the years ended December 31, 2016, December 31, 2017, December 31, 2018.

NAME AND TITLE	YEAR	SALARY(A)	STOCK AWARDS(B)	NON-EQUITY INCENTIVE PLAN COMPENSATION(C)	ALL OTHER COMPENSATION(D)	TOTAL
James C. Stewart	2018	$800,000	$1,500,000	$1,200,000	$41,157	$3,541,157
Chief Executive Officer	2017	800,000	1,500,022	1,200,000	23,833	3,523,855
	2016	763,956	1,000,074	1,200,000	11,066	2,975,096
Andy H. Chien	2018	400,000	700,000	300,000	25,672	1,425,672
Chief Financial Officer and Treasurer	2017	400,000	699,998	300,000	22,830	1,422,828
	2016	381,978	500,037	300,000	13,851	1,195,866

(A)	See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Base Salary.”

(B)

For 2018, consists of RSUs and PSUs granted under the MGP Omnibus Plan. For RSU awards, reflects the grant date value of such awards as determined in accordance FASB ASC 718. For PSU awards, in order for the target number of shares to be paid (the “Target Shares”), MGP’s TSR over a three-year performance period must be at the 50th percentile of the select group of MGP’s peers over the same period. No Class A shares in respect of PSUs are issued unless the TSR is equal to or greater than the 30th percentile of the peer group, and the maximum payout is 160% of the Target Shares, if MGP’s TSR is equal to or greater than the 90th percentile of the peer group over the three-year performance period. The grant date fair value for PSU awards was computed in accordance with FASB ASC 718, using a Monte Carlo simulation model. Assuming the highest level of achievement of the TSR performance criteria that can be achieved, the grant date fair value of the PSU awards were $1.8 million and $0.8 million for Mr. Stewart and Mr. Chien, respectively. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives.” Mr. Stewart received a Bonus Deferred RSU award in 2018 with a grant date value of $0.4 million.

(C)

The amounts reflected in this column are the gross amounts of each NEOs’ annual bonus award earned in respect of the applicable fiscal year. For Mr. Stewart, the amounts shown include the amount earned in excess of his annual base salary for the applicable fiscal year that was paid in the form of Bonus PSUs in respect of 2016, and Bonus Deferred RSUs in respect of 2017 and 2018 performance. For 2016 and 2017 performance, 100% of any excess amount was paid in Bonus PSUs and Bonus Deferred RSUs, respectively. For 2018 performance, 33% of any excess amount was paid in Bonus Deferred RSUs (with the remainder paid in cash). See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for more details. The cash-portion of such amounts were each paid in a lump sum in the first quarter of the following fiscal year.

(D)	All other compensation for 2018 consists of life insurance premiums and benefits and 401K match contributions.

GRANTS OF PLAN-BASED AWARDS

The table below shows plan-based awards granted during 2018 to our NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

NAME	GRANT DATE		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Stewart	N/A		$—	$800,000	$1,400,000	—	—	—	$ —
	4/23/2018	(C)	—	—	—	—	14,358	—	400,000
	4/23/2018	(D)	—	—	—	18,477	36,953	59,125	1,100,000
Mr. Chien	N/A		—	200,000	350,000	—	—	—	—
	4/23/2018	(C)	—	—	—	—	7,179	—	200,000
	4/23/2018	(D)	—	—	—	8,399	16,797	26,875	500,000

(A)

Pursuant to the terms of the 2018 annual bonus program, 33% of the portion of any annual cash bonus earned by our NEOs in 2018 that was in excess of 100% of their base pay was granted in the form of Bonus Deferred RSUs, with the remainder paid in cash. Mr. Stewart received a Bonus Deferred RSU award in the first quarter of 2019 with a grant date value of $132,000. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives—Bonus Deferred RSUs.”

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Compensation Tables

(B)

See note (C) to the Summary Compensation Table above. Number of units shown does not include dividend equivalent rights credited during 2018, because the grant date fair value of awards takes into account the value of quarterly dividends.

(C)	RSU award granted under the MGP Omnibus Plan.

(D)	PSU award granted under the MGP Omnibus Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows outstanding equity awards held by our NEOs as of December 31, 2018.

	OPTION/SAR AWARDS				SHARE AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES THAT HAVE NOT VESTED (RSUs)			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (PSUs)
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE(H)
Mr. Stewart	—	—	—	—	10,962	(A)	$289,506	—		$—
	—	—	—	—	12,203	(B)	322,281	—		—
	—	—	—	—	14,793	(C)	390,683	—		—
	—	—	—	—	—		—	33,661	(D)	1,404,774
	—	—	—	—	—		—	19,241	(E)	490,090
	—	—	—	—	—		—	42,557	(F)	1,518,760
	—	—	—	—	—		—	38,072	(G)	1,005,482
Mr. Chien	—	—	—	—	5,481	(A)	144,753	—		—
	—	—	—	—	6,100	(B)	161,101	—		—
	—	—	—	—	7,396	(C)	195,328	—		—
	—	—	—	—	—		—	16,830	(D)	702,374
	—	—	—	—	—		—	19,343	(F)	690,305
	—	—	—	—	—		—	17,305	(G)	457,025

(A)	RSU award scheduled to vest in equal installments on each of 4/19/19, and 4/19/20.

(B)	RSU award scheduled to vest in equal installments on each of 4/3/19, 4/3/20, and 4/3/21.

(C)	RSU award scheduled to vest in equal installments on each of 4/23/19, 4/23/20, 4/23/21, and 4/23/22.

(D)	PSU award scheduled to vest on 4/19/19.

(E)	Bonus PSU award scheduled to vest on 3/6/20.

(F)	PSU award scheduled to vest on 4/3/20.

(G)	PSU award scheduled to vest on 4/23/21.

(H)	Amounts determined based on the closing price of all Class A Shares at 12/31/2018, which was $26.41. Number of PSUs shown assumes that 12/31/2018 was the end of the performance period.

STOCK VESTED

The following table shows RSU vesting for our NEOs during 2018.

	STOCK AWARDS (RSUs)
NAME	NUMBER OF SHARES ACQUIRED ON VESTING(#)	VALUE REALIZED ON VESTING(A)
James C. Stewart	24,881	$250,450
Andy H. Chien	4,597	125,251

(A)

The value realized on vesting of RSUs is equal to the closing market price of our common stock on the applicable date of vesting, times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements. For Mr. Stewart, the number of shares acquired on vesting includes 15,690 Bonus Deferred RSUs granted to him during 2018 that were fully vested on the grant date, but the settlement and receipt of shares has been deferred until the third anniversary of the grant date. Because no value was realized by Mr. Stewart upon vesting of these Deferred Bonus RSUs, no value is reflected for these awards in the table above. As of the grant date, the value of these awards was $400,000.

MGM Growth Properties LLC 2019 Proxy Statement	C-45

Compensation Tables

NONQUALIFIED DEFERRED COMPENSATION

None of our NEOs contributed to the Company’s Nonqualified Deferred Compensation Plan in respect of services performed during 2018. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities for Employees” for a narrative description of the DCP.

ESTIMATED BENEFITS UPON TERMINATION

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2018 under various termination scenarios, pursuant to the applicable employment agreements, policies and equity awards.

	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PSUs(B)(C)(D)	OTHER(F)	TOTAL
Death or Disability
Mr. Stewart	$ 200,000	$ 349,853	$3,359,317	$ —	$3,909,170
Mr. Chien	100,000	174,940	1,590,759	—	1,865,699
Company Terminates Without Good Cause
Mr. Stewart	1,600,000	349,853	3,359,317	59,085	5,368,255
Mr. Chien	600,000	174,940	1,590,759	34,469	2,400,168
NEO Terminates Without Good Cause/Company Terminates With Good Cause
Mr. Stewart	—	—	—	—	—
Mr. Chien	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Stewart	1,600,000	349,853	3,359,317	59,085	5,368,255
Mr. Chien	600,000	174,940	1,590,759	34,469	2,400,168
Change of Control(E)
Mr. Stewart	3,200,000	1,002,471	3,929,016	78,780	8,210,267
Mr. Chien	1,200,000	501,183	1,849,704	45,959	3,596,846

(A)	This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.

(B)

The value of outstanding RSUs and PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Class A shares on December 31, 2018, which was $26.41.

(C)

For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, (1) we have assumed that in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award, which may not be the case if an actual termination were to occur, and (2) we have treated continued vesting of awards in the same manner as accelerated vesting based on the Class A share price on December 31, 2018.

(D)	Assumes that December 31, 2018 was end of performance period for PSUs.

(E)

Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed by the acquirer as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of PSUs.”

(F)	Represents the estimated value of COBRA payments payable in connection with the applicable triggering event.

C-46	MGM Growth Properties LLC 2019 Proxy Statement

Compensation Tables

Employment Agreements with Named Executive Officers

Stewart Employment Agreement

On April 5, 2016, Mr. Stewart entered into an employment agreement with the Operating Partnership, pursuant to which he commenced employment as Chief Executive Officer of the Operating Partnership and of the Company. Mr. Stewart’s employment agreement provides for a three-year term of employment commencing on the date of the Company’s initial public offering on April 25, 2016.

Mr. Stewart’s employment agreement provides a minimum annual base salary of $800,000. Per Mr. Stewart’s employment agreement, his annual target bonus is equal to 100% of his base salary.

In the event of a termination of Mr. Stewart’s employment as the result of his death or a termination due to disability, the Operating Partnership would be obligated to pay Mr. Stewart three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership “without good cause” by the Operating Partnership or by Mr. Stewart for “good cause” prior to the end of the term of Mr. Stewart’s employment agreement, the Operating Partnership would be obligated to pay Mr. Stewart: (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid bonus due to him, payable in accordance with the applicable bonus program; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If Mr. Stewart’s employment is terminated for “no cause” after the end of the term of his employment agreement (at which time he would be treated as an at-will employee of the Company), Mr. Stewart will receive a lump sum payment equal to the greater of (i) 26 weeks’ base salary or (ii) two times the amount he would otherwise receive under the Operating Partnership’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. Stewart’s execution and non-revocation of a general release of claims.

Under the employment agreement, a “good cause” termination by Mr. Stewart is generally defined as: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving as a chief executive officer; (ii) any material and significant limitation on Mr. Stewart’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Operating Partnership to pay Mr. Stewart any compensation when due. A “good cause” termination by the Operating Partnership is generally defined as Mr. Stewart’s: (i) death or disability; (ii) failure to abide by the Operating Partnership’s policies and procedures; misconduct, insubordination, inattention to the Operating Partnership’s business; and failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements.

Mr. Stewart’s employment agreement also contains non-compete and non-solicit covenants generally prohibiting Mr. Stewart from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the employment agreement. In addition, the employment agreement mandates that Mr. Stewart’s confidentiality obligations continue even after his termination of employment.

Chien Employment Agreement

On April 5, 2016, Mr. Chien entered into an employment agreement with the Operating Partnership, pursuant to which he commenced employment as Chief Financial Officer of the Operating Partnership and of the Company. Mr. Chien’s employment agreement provides for a three-year term of employment commencing on the date of the Company’s initial public offering on April 25, 2016.

Mr. Chien’s employment agreement provides a minimum annual base salary of $400,000. Per Mr. Chien’s employment agreement, his annual target bonus is equal to 50% of his base salary.

In the event of a termination of Mr. Chien’s employment as the result of his death or a termination due to disability, the Operating Partnership would be obligated to pay Mr. Chien three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership without “good cause” by the Operating Partnership or by Mr. Chien for “good cause” prior to the end of the term of Mr. Chien’s employment agreement, the Operating Partnership would be obligated to pay Mr. Chien the same benefits described above for Mr. Stewart.

Under the employment agreement, a “good cause” termination by Mr. Chien is generally defined as: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or

MGM Growth Properties LLC 2019 Proxy Statement	C-47

Compensation Tables

are clearly inappropriate or demeaning and not customary for someone serving as a chief financial officer; (ii) any material and significant limitation on Mr. Chien’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Operating Partnership to pay Mr. Chien any compensation when due. A “good cause termination by the Operating Partnership is generally defined as Mr. Chien’s: (i) death or disability; (ii) failure to abide by the Operating Partnership’s policies and procedures; misconduct, insubordination, inattention to the Operating Partnership’s business; and failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements.

Mr. Chien’s employment agreement also contains non-compete and non-solicit covenants described for Mr. Stewart above.

Change of Control Benefits

The Operating Partnership sponsors a change of control policy in which the NEOs participate (the “Change of Control Policy”). The Change of Control Policy provides a uniform severance policy for the termination of an executive officer by us without “good cause,” or by an executive officer with “good cause” (each term as set forth in the Change of Control Policy), within six months prior to, on or within 12 months following, a “change of control” (as such term is defined in the Change of Control Policy) (a “Qualifying Termination”). The Board believes that that the Change of Control Policy serves as an effective retention tool.

The benefits available under the Change of Control Policy to a covered executive officer in connection with a Qualifying Termination are as follows, provided that the executive officer executes an effective general release of claims: (i) 2.0 times the sum of the executive’s base salary and target annual bonus (subject to a $10 million cap in the case of the chief executive officer, and a $4 million cap in the case of all other executive officers); and (ii) a lump-sum payment equal in value to 24 months of continued health and insurance benefits. In addition, any earned but unpaid prior-year annual bonus would remain payable in accordance with the terms of such bonus plan. Severance benefits are subject to forfeiture and clawback in the event the covered executive officer breaches any post-employment restrictive covenants, and may be cut back to the extent they would otherwise be subject to Section 280G or 4999 of the Code.

For purposes of the Change of Control Policy: (1) a “good cause” termination by the Operating Partnership is generally defined as: (i) participant’s failure to reasonably abide by Employer’s policies and procedures, misconduct, insubordination, failure to perform the duties required of participant up to reasonable standards; (ii) the participant’s failure to comply with certain of the Operating Partnership’s licensing requirements; (iii) the Operating Partnership has been directed by an applicable governmental authority to cease business with the participant; (iv) any of the Operating Partnership gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the participant’s employment by the Operating Partnership or as a result of the participant’s actions; and (2) a “good cause” termination by the participant is generally defined as (i) failure by the Operating Partnership to pay the participant any compensation when due; or (ii) a material reduction in the scope of duties or responsibilities of the participant; or (iii) any reduction in the participant’s annual base salary or target annual bonus.

C-48	MGM Growth Properties LLC 2019 Proxy Statement

CEO Pay Ratio Disclosure

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Stewart.

Last year, we determined that, as of December 31, 2017, our employee population consisted of 4 individuals, not including our CEO. Our entire employee population is located inside the U.S. and therefore we did not exclude any employees from our calculations in order to identify the median employee. To identify the median employee from this population, we calculated the total annual compensation for each employee by using W-2 compensation for the 2017 calendar year. We determined that W-2 compensation appropriately reflected the overall compensation profile of our employee population and was therefore a reasonable compensation measure to apply in order to identify the median employee. We did not annualize compensation or apply any cost of living adjustments.

Because there have not been any changes that we reasonably believe would significantly affect this year’s pay ratio as compared to last year’s, the applicable SEC rules permit us to use the same median employee identified last year in order to calculate this year’s pay ratio. Based on our internal review procedures, there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. We excluded from consideration 1,209 employees acquired in connection with the Northfield Transaction in accordance with the SEC’s rules.

We calculated all of the elements of the original median employee’s compensation for the 2018 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an estimated annual total compensation of $160,063. To calculate the annual total compensation of Mr. Stewart, we used the amount reported in the “Total” column of the 2018 Summary Compensation Table included in this Proxy Statement, which was $3,541,157, resulting in a ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees of 22 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402 of Regulation S-K.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

MGM Growth Properties LLC 2019 Proxy Statement	C-49

Notice Concerning Shareholder Proposals and Nominations

NOTICE CONCERNING SHAREHOLDER

PROPOSALS AND NOMINATIONS

We intend to hold our 2020 annual meeting of shareholders in May 2020. Therefore, proposals of shareholders intended to be presented at the 2020 annual meeting of shareholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act must be received by us on or before November 21, 2019 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

Our LLC Agreement requires that any shareholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2020 annual meeting of shareholders, must be received by us no earlier than January 2, 2020 and no later than February 1, 2020 and otherwise comply with the requirements in our LLC Agreement. All such shareholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our LLC Agreement, then it may not properly be brought before the 2020 annual meeting of shareholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

C-50	MGM Growth Properties LLC 2019 Proxy Statement

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On January 22, 2019, MGM Growth Properties LLC (the “Company”) and MGM Growth Properties Operating Partnership LP (the “Issuer”) issued a press release pursuant to Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), announcing that the Issuer and MGP Finance Co-Issuer, Inc., consolidated subsidiaries of the Company, priced $750 million in aggregate principal amount of senior notes due 2027 in an offering pursuant to exemptions from the registration requirements of the Securities Act. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: January 22, 2019

	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Secretary

MGM Growth Properties Operating Partnership LP

Date: January 22, 2019

	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2019, MGM Growth Properties Operating Partnership LP (the “Issuer”) and MGP Finance Co-Issuer, Inc. (the “Co-Issuer” and together with the Issuer, the “Issuers”), consolidated subsidiaries of MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), issued $750 million in aggregate principal amount of 5.750% senior notes due 2027 (the “notes”) under an indenture dated as of January 25, 2019 (the “Indenture”), among the Issuers, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. The notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Issuers intend to use the proceeds of the offering (i) to repay revolver draws, which were primarily related to payments for acquisitions completed in 2018 or expected to be completed in early 2019, (ii) for working capital and general corporate purposes, which may include additional acquisitions and (iii) to pay fees and expenses related to the offering.

The notes will mature on February 1, 2027. The Company will pay interest on the notes on February 1 and August 1 of each year, commencing on August 1, 2019. Interest on the notes will accrue at a rate of 5.750% per annum and be payable in cash.

The notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Issuer’s existing and future direct and indirect wholly owned material domestic subsidiaries that guarantees the Issuer’s senior credit agreement or any other material capital markets indebtedness, other than certain excluded subsidiaries. The notes will also not be guaranteed by or be the obligations of the Company, MGM Resorts International (“MGM”), MGM Growth Properties OP GP LLC, or MGM’s other subsidiaries.

The Issuers may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus, to the extent the Issuers are redeeming notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.

The Indenture contains customary covenants that will limit the Issuers’ ability and, in certain instances, the ability of the Issuers’ subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase stock, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of debt, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the Indenture. A copy of the Indenture is filed herewith as Exhibit 4.1.

Events of default under the Indenture include, among others, the following with respect to the notes: default for 30 days in the payment when due of interest on the notes; default in payment when due of the principal of, or premium, if any, on the notes; failure to comply with certain covenants in the Indenture for 60 days upon the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the notes of such series; acceleration or payment default of debt of the Issuers or a significant subsidiary thereof in excess of a specified amount that remains uncured for 30 days; certain events of bankruptcy or insolvency; and the master lease or the guaranty related thereto terminating or ceasing to be effective in certain circumstances. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuers, all notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the notes, the trustee or holders of 25% in aggregate principal amount of the notes may declare all the notes to be due and payable immediately.

The description set forth above is qualified in its entirety by the full text of the Indenture filed herewith as Exhibit 4.1. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Indenture is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

4.1	Indenture, dated as of January 25, 2019, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Growth Properties LLC

Date: January 25, 2019

	By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

MGM Growth Properties Operating Partnership LP

Date: January 25, 2019

	By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth in Item 8.01 under the heading “Private Placement of Operating Partnership Units” is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

Underwriting Agreement

On January 31, 2019, MGM Growth Properties LLC (the “Company”) completed an offering of 19,550,000 Class A shares representing limited liability company interests (the “Class A shares”) in a registered public offering (the “Offering”), including 2,550,000 Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $548.3 million after deducting underwriting discounts and commissions and estimated offering expenses.

The Offering was made pursuant to an effective registration statement on Form S-3 (File No. 333-218090) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 18, 2017, a base prospectus dated May 18, 2017, a preliminary prospectus supplement dated January 28, 2019 filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, and a prospectus supplement dated January 28, 2019 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act.

The Company plans to use the net proceeds of the Offering in part to repay revolver draws, with the balance for general corporate purposes, including the acquisition of real property associated with Empire City Casino’s race track and casino (the “Empire City Transaction”) from MGM Resorts International (“MGM”) and payment of consideration to MGM for renovations undertaken by MGM regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Lease Transaction”).

The Empire City Transaction closed on January 29, 2019 and the Park MGM Lease Transaction is expected to close in the first quarter of 2019, subject to regulatory approvals and other customary closing conditions.

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) among the Company, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), and J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the “Underwriters”). Pursuant to the terms of the Underwriting Agreement, the Company, its directors, executive officers and certain existing holders of operating partnership units agreed not to sell or transfer any Class A shares held by them for 45 days after January 28, 2019 without first obtaining the written consent of the Underwriters, subject to certain exceptions as described in the Prospectus Supplement.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto. The Underwriting Agreement is also incorporated by reference into the Company’s Registration Statement.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the Underwriting Agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Underwriting Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Underwriting Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent developments may not be fully reflected in the Company’s public disclosure.

Private Placement of Operating Partnership Units

In connection with the Offering, pursuant to the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, the Operating Partnership issued 19,550,000 units to the Company in a private placement in exchange for $548.3 million (representing the net proceeds from the Offering). The Operating Partnership units are exchangeable into the Company’s Class A shares on a one-to-one basis or cash at the fair value of a Class A share. The determination of settlement method is at the option of the Company’s independent conflicts committee.

The Operating Partnership units issued to the Company have not been registered under the Securities Act, or any state securities law and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership offered and sold the units to the Company in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder based on the Company’s status as an accredited investor, as defined in the Securities Act. The Operating Partnership is a subsidiary of the Company.

Opinion

The legal opinion of Milbank, Tweed, Hadley & McCloy LLP regarding the validity of the Class A shares sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 28, 2019, among MGM Growth Properties LLC, MGM Growth Properties Operating Partnership LP, and J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named therein

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP

23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: January 31, 2019	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Secretary

MGM Growth Properties Operating Partnership LP

Date: January 31, 2019	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 29, 2019, MGP Lessor, LLC (the “Landlord”), a Delaware limited liability company and a subsidiary of MGM Growth Properties LLC (the “Company”), entered into a Third Amendment (the “Amendment”) to the Master Lease Agreement, dated as of April 25, 2016 between MGM Lessee, LLC (the “Tenant”), a Delaware limited liability company and a subsidiary of MGM Resorts International (“MGM Resorts”), (as amended, the “Master Lease”) with respect to the developed real property associated with the Empire City Casino (“Empire City”) in Yonkers, New York. The Amendment provides that, among other things, the initial rent under the Master Lease will be increased by $50 million, 90% of which shall be allocated to the Base Rent (as defined in the Master Lease) and 10% of which shall be allocated to the Percentage Rent (as defined in the Master Lease). As a result of the foregoing, following the closing of the acquisition, the rent under the Master Lease will be $820.3 million, with Base Rent of $740.8 million and Percentage Rent of $79.5 million. In addition, the Amendment provides the Landlord with a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM Resorts or any of its affiliates develops additional gaming facilities and chooses to sell or transfer the property in the future. This description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 3.02	Unregistered Sale of Equity Securities.

On January 29, 2019, the Company, MGM Resorts, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), Landlord and Tenant, closed the transactions contemplated by the previously disclosed master transaction agreement entered into on May 28, 2018 (the “Master Transaction Agreement”). Pursuant to the terms of the Master Transaction Agreement, the Landlord acquired the interests in a newly acquired subsidiary (the “Acquisition”) that holds the developed real estate assets related to Empire City from a subsidiary of MGM Resorts. In connection with the Acquisition, the Company issued 12,901,634 Operating Partnership units, which amount was determined based on a price per unit of $29.38 (the last closing price of the Class A common shares prior to announcement). The Operating Partnership units are exchangeable into the Company’s Class A shares on a one-to-one basis or cash at the fair value of a Class A share. The determination of settlement method is at the option of the Company’s independent conflicts committee.

The Operating Partnership units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company offered and sold the Shares to MGM Resorts in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder based on MGM Resort’s status as an accredited investor, as defined in the Securities Act. The Company has a pre-existing relationship with MGM Resorts.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

10.1	Third Amendment to Master Lease Agreement, dated as of January 29, 2019, between MGP Lessor, LLC and MGM Lessee, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: January 29, 2019

	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

MGM Growth Properties Operating Partnership LP

Date: January 29, 2019

	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2019, MGP Lessor, LLC (the “Landlord”), a Delaware limited liability company and a subsidiary of MGM Growth Properties LLC (the “Company”), entered into a Fourth Amendment (the “Amendment”) to the Master Lease Agreement, dated as of April 25, 2016 between MGM Lessee, LLC (the “Tenant”), a Delaware limited liability company and a subsidiary of MGM Resorts International (“MGM Resorts”) (as amended, the “Master Lease”) with respect to the transactions related to the Park MGM and NoMad Las Vegas improvements (the “Improvements Transaction”). The Amendment provides that, among other things, the Rent (as defined in the Master Lease) under the Master Lease will be increased by $50 million, 90% of which shall be allocated to the Base Rent (as defined in the Master Lease) and 10% of which shall be allocated to the Percentage Rent (as defined in the Master Lease). This description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 3.02	Unregistered Sale of Equity Securities.

On March 7, 2019, the Company, MGM Resorts, Victoria Partners, a Nevada limited partnership and a subsidiary of MGM Resorts, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), Landlord and Tenant, amended the terms of the master transaction agreement to provide that 5% of the total $637.5 million of consideration for the Improvements Transaction, or approximately $31.9 million, would consist of the issuance of Operating Partnership Units, with the remaining $605.6 million paid in cash. In connection with the closing of the acquisition on March 7, 2019, the Operating Partnership issued 1,029,112 Operating Partnership units, which amount was determined based on a price per unit of $30.9733. The Operating Partnership units are exchangeable into the Company’s Class A shares on a one-to-one basis or cash at the fair value of a Class A share. The determination of settlement method is at the option of the Company’s independent conflicts committee.

The Operating Partnership units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company offered and sold the Operating Partnership units to MGM Resorts in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder based on MGM Resort’s status as an accredited investor, as defined in the Securities Act. The Company has a pre-existing relationship with MGM Resorts.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

10.1	Fourth Amendment to Master Lease Agreement, dated as of March 7, 2019, between MGP Lessor, LLC and MGM Lessee, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: March 8, 2019

	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

MGM Growth Properties Operating Partnership LP

Date: March 8, 2019

	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237

DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 1, 2019, MGP Lessor, LLC (the “Landlord”), a Delaware limited liability company and a subsidiary of MGM Growth Properties LLC (the “Company”), entered into a Fifth Amendment (the “Amendment”) to the Master Lease Agreement, dated as of April 25, 2016 between MGM Lessee, LLC (the “Tenant”), a Delaware limited liability company and a subsidiary of MGM Resorts International (“MGM Resorts”) (as amended, the “Master Lease”) with respect to the acquisition by a subsidiary of MGM Resorts of the subsidiary of the Company that owned the operating assets of the Hard Rock Rocksino Northfield Park. The Amendment provides that, among other things, the Rent (as defined in the Master Lease) under the Master Lease will be increased by $60 million, 90% of which will be allocated to the Base Rent (as defined in the Master Lease) and 10% of which will be allocated to the Percentage Rent (as defined in the Master Lease). This description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 1, 2019, MGM Growth Operating Partnership LP (the “Operating Partnership”), a subsidiary of the Company, completed the transaction to sell 100% of the equity interest in Northfield Park Associates LLC, the entity that owns the operating assets associated with the Hard Rock Rocksino Northfield Park, to a subsidiary of MGM Resorts, and retained the real estate assets.

MGM Resorts funded its acquisition for the transaction with approximately 9.4 million Operating Partnership units that were ultimately redeemed by the Operating Partnership, representing a purchase price of $275 million, plus working capital and other customary adjustments. The number of Operating Partnership units was calculated based on a volume weighted average price per share of MGP’s stock for a twenty-trading-day period one business day prior to the closing date. MGM Resorts holds the Company’s Class B share, which represents a majority of the voting power of the Company’s Class A shares, and is a non-economic interest in the Company that does not provide its holder any rights to profits or losses or any rights to receive distributions from the Company’s operations.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)

Pro forma financial information. The unaudited pro forma condensed consolidated financial information of the Company giving effect to the disposition is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

10.1	Fifth Amendment to Master Lease Agreement, dated as of April 1, 2019, between MGP Lessor, LLC and MGM Lessee, LLC.

99.1	Unaudited pro forma condensed consolidated financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: April 4, 2019	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

MGM Growth Properties Operating Partnership LP

Date: April 4, 2019	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

Exhibit 99.1

MGM GROWTH PROPERTIES LLC

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

MGM Growth Properties LLC (“MGP” or the “Company”) conducts its operations through and consolidates MGM Growth Properties Operating Partnership LP (the “Operating Partnership”). MGP is controlled and consolidated by MGM Resorts International (“MGM”). A wholly owned subsidiary of the Operating Partnership (the “Landlord”) leases substantially all of its real estate properties back to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (as amended, the “Master Lease”).

On July 6, 2018, one of our wholly owned taxable REIT subsidiaries (the “TRS”) completed the acquisition of the membership interests of Northfield Park Associates LLC, (“Northfield”), an Ohio limited liability company that owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park (the “Northfield Acquisition”), for approximately $1.1 billion. The Operating Partnership funded the acquisition through a $200 million draw on its term loan A facility and a $655 million draw under its revolving credit facility, with the remainder of the purchase price paid with cash on hand.

On April 1, 2019, MGP sold the operations of Northfield (“Northfield OpCo”) to a subsidiary of MGM for approximately $275 million, plus working capital and other customary purchase price adjustments, and retained the real estate assets. MGM funded its acquisition of the Northfield OpCo from MGP with Operating Partnership units that were ultimately redeemed by the Operating Partnership. Concurrent with the closing of the transaction, the TRS liquidated, the real estate assets of Northfield were transferred to the Landlord, and Northfield was added to the existing Master Lease between the Landlord and Tenant (the “Northfield OpCo Disposition” and together with the Northfield Acquisition, the “Northfield Transactions”), and the annual rent payment to MGP increased by $60.0 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022.

The unaudited pro forma condensed consolidated financial information was based on, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated financial information; and

•

the separate consolidated financial statements and the accompanying notes of MGP and the Operating Partnership as of and for the year ended December 31, 2018, as contained in MGP’s and the Operating Partnership’s Combined Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on February 27, 2019.

MGM Growth Properties LLC

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2018

(in thousands)

	Historical			Pro Forma
	As of			As of
	December 31, 2018			December 31, 2018
		Northfield
		Transactions		MGP
	MGP	Adjustments		(Adjusted)
		Note 2
ASSETS
Real estate investments, net	$9,742,225	$768,976	2(a)	$10,511,201
Property and equipment, used in operations, net	784,295	(784,295)	2(a)	—
Cash and cash equivalents	59,817	(29,062)	2(a)	30,755
Tenant and other receivables, net	14,990	(7,322)	2(a)	7,668
Prepaid expenses and other assets	37,837	(3,023)	2(a)	34,814
Above market lease, asset	43,014	—		43,014
Goodwill	17,915	(17,915)	2(a)	—
Other intangible assets, net	251,214	(251,214)	2(a)	—

Total assets	$10,951,307	$(323,855)		$10,627,452

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Debt, net	$4,666,949	$—		$4,666,949
Due to MGM Resorts International and affiliates	307	—		307
Accounts payable, accrued expenses and other liabilities	49,602	(26,940)	2(a)	32,043
		9,100	2(b)
		281	2(c)
Above market lease, liability	46,181	—		46,181
Accrued interest	26,096	—		26,096
Dividend and distribution payable	119,055	—		119,055
Deferred revenue	163,977	(51)	2(a)	163,926
Deferred income taxes, net	33,634	(3,913)	2(b)	29,721

Total liabilities	5,105,801	(21,523)		5,084,278
Commitments and contingencies
Shareholders’ equity
Class A shares	—	—		—
Additional paid-in capital	1,712,671	(24,893)	2(d)	1,687,778
Accumulated deficit	(150,908)	(1,433)	2(b)	(152,419)
		(78)	2(c)
Accumulated other comprehensive income	4,208	—		4,208

Total Class A shareholders’ equity	1,565,971	(26,404)		1,539,567
Noncontrolling interest	4,279,535	(271,971)	2(d)	4,003,607
		(3,754)	2(b)
		(203)	2(c)

Total shareholders’ equity	5,845,506	(302,332)		5,543,174

Total liabilities and shareholders’ equity	$10,951,307	$(323,855)		$10,627,452

See accompanying notes to unaudited pro forma condensed consolidated financial information.

MGM Growth Properties LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2018

(in thousands, except share and per share amounts)

	Historical			Pro Forma
	Year ended			Year ended
	December 31, 2018			December 31, 2018
		Northfield
		Transactions		MGP
	MGP	Adjustments		(Adjusted)
		Note 2
Revenues
Rental revenue	$746,253	$59,074	2(aa)	$805,327
Tenant reimbursements and other	123,242	1,685	2(bb)	124,927
Gaming, food, beverage and other	132,949	(132,949)	2(cc)	—

	1,002,444	(72,190)		930,254

Expenses
Gaming, food, beverage and other	88,053	(88,053)	2(cc)	—
Depreciation and amortization	273,031	(5,487)	2(cc)	274,152
		6,608	2(dd)
Property transactions, net	20,319	—		20,319
Reimbursable expenses	119,531	1,685	2(bb)	121,216
Amortization of above market lease, net	686	—		686
Acquisition-related expenses	8,887	(5,780)	2(ee)	3,107
General and administrative	16,178	(129)	2(ff)	16,049

	526,685	(91,156)		435,529

Operating income	475,759	18,966		494,725
Non-operating income (expense)
Interest income	2,501	—		2,501
Interest expense	(215,532)	(21,099)	2(gg)	(236,631)
Other non-operating	(7,191)	—		(7,191)

	(220,222)	(21,099)		(241,321)

Income before income taxes	255,537	(2,133)		253,404
Provision for income taxes	(10,835)	3,913	2(ff)	(6,922)

Net income	244,702	1,780		246,482
Less: Net income attributable to noncontrolling interest	(177,637)	1,160	2(hh)	(176,477)

Net income attributable to Class A shareholders	$67,065	$2,940		$70,005

Weighted average Class A shares outstanding:
Basic	70,997,589			70,997,589
Diluted	71,185,674			71,185,674

Per Class A share data
Net income per Class A share (basic)	$0.94			$0.99

Net income per Class A share (diluted)	$0.94			$0.98

See accompanying notes to unaudited pro forma condensed consolidated financial information.

MGM Growth Properties Operating Partnership LP

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2018

(in thousands)

	Historical			Pro Forma
	As of			As of
	December 31, 2018			December 31, 2018
		Northfield		Operating
	Operating	Transactions		Partnership
	Partnership	Adjustments		(Adjusted)
		Note 2
ASSETS
Real estate investments, net	$9,742,225	$768,976	2(a)	$10,511,201
Property and equipment, used in operations, net	784,295	(784,295)	2(a)	—
Cash and cash equivalents	59,817	(29,062)	2(a)	30,755
Tenant and other receivables, net	14,990	(7,322)	2(a)	7,668
Prepaid expenses and other assets	37,837	(3,023)	2(a)	34,814
Above market lease, asset	43,014	—		43,014
Goodwill	17,915	(17,915)	2(a)	—
Other intangible assets, net	251,214	(251,214)	2(a)	—

Total assets	$10,951,307	$(323,855)		$10,627,452

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$4,666,949	$—		$4,666,949
Due to MGM Resorts International and affiliates	307	—		307
Accounts payable, accrued expenses and other liabilities	49,602	(26,940)	2(a)	32,043
		9,100	2(b)
		281	2(c)
Above market lease, liability	46,181	—		46,181
Accrued interest	26,096	—		26,096
Distribution payable	119,055	—		119,055
Deferred revenue	163,977	(51)	2(a)	163,926
Deferred income taxes, net	33,634	(3,913)	2(b)	29,721

Total liabilities	5,105,801	(21,523)		5,084,278
Commitments and contingencies
Partners’ capital
General partner	—	—		—
Limited partners	5,845,506	(296,864)	2(d)	5,543,174
		(5,187)	2(b)
		(281)	2(c)

Total partners’ capital	5,845,506	(302,332)		5,543,174

Total liabilities and partners’ capital	$10,951,307	$(323,855)		$10,627,452

See accompanying notes to unaudited pro forma condensed consolidated financial information.

MGM Growth Properties Operating Partnership LP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2018

(in thousands)

	Historical			Pro Forma
	Year ended			Year ended
	December 31, 2018			December 31, 2018
		Northfield		Operating
	Operating	Transactions		Partnership
	Partnership	Adjustments		(Adjusted)
		Note 2
Revenues
Rental revenue	$746,253	$59,074	2(aa)	$805,327
Tenant reimbursements and other	123,242	1,685	2(bb)	124,927
Gaming, food, beverage and other	132,949	(132,949)	2(cc)	—

	1,002,444	(72,190)		930,254

Expenses
Gaming, food, beverage and other	88,053	(88,053)	2(cc)	—
Depreciation and amortization	273,031	(5,487)	2(cc)	274,152
		6,608	2(dd)
Property transactions, net	20,319	—		20,319
Reimbursable expenses	119,531	1,685	2(bb)	121,216
Amortization of above market lease, net	686	—		686
Acquisition-related expenses	8,887	(5,780)	2(ee)	3,107
General and administrative	16,178	(129)	2(ff)	16,049

	526,685	(91,156)		435,529

Operating income	475,759	18,966		494,725
Non-operating income (expense)
Interest income	2,501	—		2,501
Interest expense	(215,532)	(21,099)	2(gg)	(236,631)
Other non-operating	(7,191)	—		(7,191)

	(220,222)	(21,099)		(241,321)

Income before income taxes	255,537	(2,133)		253,404
Provision for income taxes	(10,835)	3,913	2(ff)	(6,922)

Net income	$244,702	$1,780		$246,482

See accompanying notes to unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed consolidated balance sheets as of December 31, 2018 give effect to the Northfield Transactions as if they had occurred on December 31, 2018. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2018 give effect to the Northfield Transactions as if they had occurred on January 1, 2018. The unaudited pro forma condensed consolidated financial information gives effect to events that are (i) directly attributable to these transactions, (ii) factually supportable and (iii) with respect to the statements of operations, are expected to have a continuing impact on MGP’s and the Operating Partnership’s consolidated results.

The Northfield Acquisition has been accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with the TRS as the accounting acquirer and based on the historical consolidated financial statements of MGP and the Operating Partnership.

The Northfield OpCo Disposition is considered to be a transaction between legal entities under common control and has been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, the recognized assets and liabilities transferred to MGM in connection with the Northfield OpCo Disposition shall be disposed by MGP on the same basis as that established by the Operating Partnership. Any difference between the purchase consideration paid by MGM and the basis of the net assets sold by MGP and the Operating Partnership is recorded as an adjustment to shareholders’ equity and partners’ capital, respectively.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that MGP and the Operating Partnership believe are reasonable.

The unaudited pro forma condensed consolidated financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Northfield Transactions had been completed on the dates indicated, nor is it indicative of the future operating results or financial position of MGP or the Operating Partnership. The unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that MGP and the Operating Partnership may achieve, the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, or the integration related costs of MGP and the Operating Partnership.

2.	Northfield Transactions Adjustments

Unaudited Pro Forma Condensed Consolidated Balance Sheets

(a)	Reflects the sale of Northfield OpCo, along with the reclassification of Northfield’s real property assets to real estate investments, net, in connection with the Northfield OpCo Disposition.

(b)

Reflects the accrual of taxes related to the gain on liquidation of the TRS. These tax-related expenses are not reflected as an adjustment in the unaudited pro forma condensed consolidated statements of operations because they do not have a continuing impact on MGP or the Operating Partnership. Deferred tax liabilities of $3.9 million have been eliminated in connection with the sale of the Northfield OpCo.

(c)

Reflects acquisition-related expenses related to the Northfield OpCo Disposition that have been reflected as a pro forma adjustment reducing shareholders’ equity and partners’ capital in the unaudited pro forma condensed consolidated balance sheets of MGP and the Operating Partnership, respectively.

These acquisition-related expenses are not reflected as an adjustment in the unaudited pro forma condensed consolidated statements of operations because they do not have a continuing impact on MGP or the Operating Partnership.

(d)

Reflects MGM’s consideration of 9,362,326 Operating Partnership units for the purchase of the Northfield OpCo from MGP, for which the fair value as of April 1, 2019 is $301.4 million, partially offset by the difference of $4.5 million between such consideration and the carrying amounts of the net assets sold in connection with the Northfield OpCo Disposition of $296.9 million in accordance with the common control subsections of ASC 805. The April 1, 2019 closing share price of MGP’s Class A shares was utilized to determine the fair value of the Operating Partnership units.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(aa)

Reflects rental income associated with rent from the Master Lease attributable to Northfield. For pro forma purposes, the Master Lease amendment related to the Northfield OpCo Disposition is reflected as if it were effective beginning on January 1, 2018 at the beginning of the twenty second month in the second lease year and subject to the fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease).

(bb)

Reflects revenue for the property taxes paid by the Tenant under the Master Lease for calendar year 2018, as if the Northfield Acquisition had occurred on January 1, 2018, with a corresponding offsetting expense as the Landlord is deemed the primary obligor of such property tax payment.

(cc)	Reflects the elimination of the revenue and expenses related to Northfield OpCo.

(dd)	Reflects depreciation expense for the period from January 1, 2018 to July 5, 2018, as if the Northfield Acquisition had occurred on January 1, 2018.

(ee)

Reflects the elimination of nonrecurring acquisition-related expenses incurred that are directly related to the Northfield Acquisition, as such expenses do not have a continuing impact on MGP or the Operating Partnership.

(ff)

Reflects the elimination of nonrecurring corporate overhead and tax-related expenses that are directly related to Northfield OpCo, as such expenses do not have a continuing impact on MGP or the Operating Partnership.

(gg)

Reflects incremental interest expense for the period from January 1, 2018 to July 5, 2018, as if the Northfield Acquisition had occurred on January 1, 2018, related to the borrowings under the term loan A and revolving credit facilities used to fund the Northfield Acquisition, including the amortization of the related discount and debt issuance costs.

(hh)

Reflects the effect of the Northfield Transactions after which MGM owned 72.4% of the weighted average Operating Partnership units outstanding for the period presented, entitling MGM to 72.4% of the economic interest in the Operating Partnership.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

MGM Growth Properties LLC	Emerging growth company ☐
MGM Growth Properties Operating Partnership LP	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

MGM Growth Properties LLC	☐

MGM Growth Properties Operating Partnership LP	☐

Item 3.02 Other Events.

The information set forth in Item 8.01 under the heading “Private Placement of Operating Partnership Units” is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

Sales Agreement

On April 30, 2019, MGM Growth Properties LLC (the “Company”) entered into a sales agreement with BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., Evercore Group L.L.C., Fifth Third Securities, Inc., Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc. (each, a “sales agent” and, collectively, the “sales agents”) and the forward purchasers (as defined below) providing for the offer and sale of Class A common shares representing limited liability company interests (the “Class A shares”) of the Company, having an aggregate gross sales price of up to $300,000,000 from time to time (the “ATM Program”) through the sales agents, acting as the Company’s sales agents or, if applicable, as forward sellers (as defined below), or directly to the sales agents acting as principal.

Sales of the Company’s Class A shares, if any, made through the sales agents, as the Company’s sales agents or as forward sellers pursuant to the sales agreement, may be made (1) in “at-the-market” offerings (as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”)) by means of ordinary brokers’ transactions at market prices prevailing at the time of sale, including sales made on the New York Stock Exchange (the “NYSE”), sales made to or through market makers and sales made through other securities exchanges or electronic communications networks and (2) in such privately negotiated transactions, which may include block trades, as the Company and any sales agent may agree.

The sales agreement contemplates that, in addition to the issuance and sale by the Company of Class A shares to or through the sales agents, the Company may enter into separate forward sale agreements (each, a “forward sale agreement” and, collectively, the “forward sale agreements”), each with any of BNP Paribas, Crédit Agricole Corporate and Investment Bank and The Bank of Nova Scotia (in such capacity, each, a “forward purchaser” and, collectively, the “forward purchasers”). If the Company enters into a forward sale agreement with any forward purchaser, the Company expects that such forward purchaser will attempt to borrow from third parties and sell, through the relevant sales agent, acting as sales agent for such forward purchaser, Class A shares to hedge such forward purchaser’s exposure under such forward sale agreement. The Company refers to a sales agent, when acting as sales agent for the relevant forward purchaser, as, individually, a “forward seller” and, collectively, the “forward sellers.” Unless otherwise expressly stated or the context otherwise requires, references herein to the “related” or “relevant” forward purchaser mean, with respect to any sales agent, the affiliate of such sales agent that is acting as forward purchaser or, if applicable, such sales agent acting in its capacity as forward purchaser. The Company will not initially receive any proceeds from any sale of Class A shares borrowed by a forward purchaser and sold through a forward seller.

The Company currently expects to fully physically settle each forward sale agreement, if any, with the relevant forward purchaser on one or more dates specified by the Company on or prior to the maturity date of such forward sale agreement, in which case the Company expects to receive aggregate net cash proceeds at settlement equal to the number of shares specified in such forward sale agreement multiplied by the relevant forward price per share. However, subject to certain exceptions, the Company may also elect, in its sole discretion, to cash settle or net share settle all or any portion of the Company’s obligations under any forward sale agreement, in which case the Company may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and the Company may owe cash (in the case of cash settlement) or Class A shares (in the case of net share settlement) to the relevant forward purchaser.

In no event will the aggregate gross sales price of Class A shares sold by the Company to or through the agents, acting as the Company’s sales agents or as principals, and by the forward purchasers through the forward sellers, exceed $300,000,000.

The Company will pay the applicable sales agent a commission at a mutually agreed rate that will not (except as provided below) exceed, but may be lower than, 2.0% of the gross sales price per share of any Class A shares sold through such sales agent, as the Company’s sales agent, under the sales agreement. In connection with each forward sale agreement, the Company will pay the applicable sales agent, acting as forward seller in connection with such forward sale agreement, a commission, in the form of a reduction to the initial forward price under the related forward sale agreement, at a mutually agreed rate that will not (except as provided below) exceed, but may be lower than, 2.0% of the gross sales price per share of the borrowed Class A shares sold through such sales agent, as forward seller, during the applicable forward hedge selling period for such shares (subject to certain possible adjustments to such gross sales price for daily accruals and any quarterly dividends having an “ex-dividend” date during such forward hedge selling period).

None of the sales agents, whether acting as the Company’s sales agent or as a forward seller, is required to sell any specific number or dollar amount of Class A shares but each has agreed to use its commercially reasonable efforts to sell, on the terms and subject to the conditions of the sales agreement, Class A shares on terms agreed upon by such sales agent, the Company and, in the case of shares offered through such sales agent as forward seller, the relevant forward purchaser from time to time. The Class A shares offered and sold through the sales agents, as the Company’s sales agents or as forward sellers, pursuant to the sales agreement will be offered and sold through only one sales agent on any given day.

Under the terms of the sales agreement, the Company may also sell Class A shares to one or more of the sales agents as principal, at a price per share to be agreed upon at the time of sale. If the Company sells shares to one or more of the sales agents as principal, the Company will enter into a separate terms agreement with such sales agent or sales agents, as the case may be, and the Company will describe the terms of the offering of those shares in a separate prospectus supplement. In any such sale to a sales agent as principal, the Company may agree to pay the applicable sales agent a commission or underwriting discount that may exceed 2.0% of the gross sales price per Class A share sold to such sales agent, as principal.

The Company intends to use the net proceeds it receives from the issuance and sale of any Class A shares to or through the sales agents and any net proceeds it receives upon settlement of any forward sale agreements with the relevant forward purchasers for general corporate purposes, which could include, among other things, financing future acquisition or investment opportunities, working capital or to pay indebtedness, including revolver draws.

Any Class A shares that the Company may offer, issue and sell, and any borrowed Class A shares that the forward purchasers may offer and sell, pursuant to the sales agreement will be offered and sold pursuant to an effective registration statement on Form S-3 (File No. 333-218090) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 18, 2017, a base prospectus dated May 18, 2017 and a prospectus supplement dated April 30, 2019 filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing descriptions of the sales agreement and the forward sale agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the sales agreement (including such form of forward sale agreement included therein), which is filed as Exhibit 1.1 hereto. The sales agreement is also incorporated by reference into the Company’s Registration Statement.

The representations, warranties and covenants contained in the sales agreement were made only for purposes of the sales agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the sales agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the sales agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the sales agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the sales agreement, which subsequent developments may not be fully reflected in the Company’s public disclosure.

Private Placement of Operating Partnership Units

In connection with the ATM Program, pursuant to the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, the Operating Partnership will, from time to time in connection with any sales by the Company of Class A shares under the ATM Program, issue Operating Partnership units to the Company on a one-to-one basis with the number of Class A Shares sold by the Company in such sales. The Operating Partnership units are exchangeable into the Company’s Class A shares on a one-to-one basis or cash at the fair value of a Class A share. The determination of settlement method will be at the option of the Company’s independent conflicts committee.

Any Operating Partnership units issued to the Company are not and will not be registered under the Securities Act, or any state securities law and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership will may any such offers and sales of Operating Partnership units to the Company in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder based on the Company’s status as an accredited investor, as defined in the Securities Act. The Operating Partnership is a subsidiary of the Company.

Opinion

The legal opinion of Milbank LLP regarding the validity of the Class A shares to be sold pursuant to the sales agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description

1.1	Sales Agreement, dated April 30, 2019, among MGM Growth Properties LLC, MGM Growth Properties Operating Partnership LP, BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., Evercore Group L.L.C., Fifth Third Securities, Inc., Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc.

5.1	Opinion of Milbank LLP

23.1	Consent of Milbank LLP (included in the opinion filed as Exhibit 5.1)

99.1	Form of Forward Sale Agreement, between MGM Growth Properties LLC and a forward purchaser (included in Exhibit 1.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: April 30, 2019	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Secretary

MGM Growth Properties Operating Partnership LP

Date: April 30, 2019	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares of MGM Growth Properties LLC, No Par Value	MGP	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

MGM Growth Properties LLC	Emerging growth company ☐

MGM Growth Properties Operating Partnership LP	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

MGM Growth Properties LLC	☐

MGM Growth Properties Operating Partnership LP	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    James C. Stewart and Andy H. Chien Employment Agreements

James C. Stewart Employment Agreement

On June 17, 2019, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) entered into an employment agreement with James C. Stewart, Chief Executive Officer of MGM Growth Properties LLC (“MGP”) and the Operating Partnership, effective as of May 1, 2019. Mr. Stewart’s employment agreement provides for a term until April 30, 2023.

Mr. Stewart’s employment agreement provides a minimum annual base salary of $850,000 and an annual target bonus equal to 150% of his base salary. Mr. Stewart’s employment agreement also provides Mr. Stewart with certain other benefits and perquisites, which are discussed in detail in his employment agreement.

In the event of a termination of Mr. Stewart’s employment as the result of his death or a termination by the Operating Partnership due to disability, the Operating Partnership will pay Mr. Stewart three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership for no cause or by Mr. Stewart for good cause prior to the end of the term of the Mr. Stewart’s employment agreement, Mr. Stewart will receive (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If the Operating Partnership terminates Mr. Stewart for no cause after the end of the term of his employment agreement (at which time he would be treated as an at-will employee of the Operating Partnership), Mr. Stewart will receive a lump sum payment equal to the greater of (i) 26 weeks’ base salary or (ii) two times the amount he would otherwise receive under the Operating Partnership’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. Stewart’s execution and non-revocation of a general release of claims.

Mr. Stewart’s employment agreement also contains non-compete and non-solicit covenants generally prohibiting Mr. Stewart from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the employment agreement. In addition, the employment agreement mandates that Mr. Stewart’s confidentiality obligations continue even after his termination of employment.

The foregoing description is not a complete description of the Mr. Stewart’s employment agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.

Andy H. Chien Employment Agreement

On June 17, 2019, the Operating Partnership entered into an employment agreement with Andy H. Chien, Chief Financial Officer of MGP and the Operating Partnership, effective as of May 1, 2019. Mr. Chien’s employment agreement provides for a term until April 30, 2023.

Mr. Chien’s employment agreement provides a minimum annual base salary of $450,000 and an annual target bonus equal to 85% of his base salary. Mr. Chien’s employment agreement also provides Mr. Chien with certain other benefits and perquisites, which are discussed in detail in his employment agreement.

In the event of a termination of Mr. Chien’s employment as the result of his death or a termination by the Operating Partnership due to disability, the Operating Partnership will pay Mr. Chien three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership for no cause or by Mr. Chien for good cause prior to the end of the term of the Mr. Chien’s employment agreement, Mr. Chien will receive (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If the Operating Partnership terminates Mr. Chien for no cause after the end of the term of his employment agreement (at which time he would be treated as an at-will employee of the Operating Partnership), Mr. Chien will receive a lump sum payment equal to the greater of (i) 26 weeks’ base salary or (ii) two times the amount he would otherwise receive under the Operating Partnership’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. Chien’s execution and non-revocation of a general release of claims.

Mr. Chien’s employment agreement also contains non-compete and non-solicit covenants generally prohibiting Mr. Chien from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the employment agreement. In addition, the employment agreement mandates that Mr. Chien’s confidentiality obligations continue even after his termination of employment.

The foregoing description is not a complete description of the Mr. Chien’s employment agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement of James C. Stewart, effective as of May 1, 2019

10.2	Employment Agreement of Andy H. Chien, effective as of May 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: June 20, 2019

	By:	/s/ Andrew Hagopian III
		Name:	Andrew Hagopian III
		Title:	Secretary

MGM Growth Properties Operating Partnership LP

Date: June 20, 2019

	By:	/s/ Andrew Hagopian III
		Name:	Andrew Hagopian III
		Title:	Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 16, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

Delaware	(MGM Growth Properties LLC)	001-37733	47-5513237
Delaware	(MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares of MGM Growth Properties LLC, No Par Value	MGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

MGM Growth Properties LLC	☐
MGM Growth Properties Operating Partnership LP	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

MGM Growth Properties LLC	☐
MGM Growth Properties Operating Partnership LP	☐

ITEM 8.01	OTHER EVENTS

This Current Report on Form 8-K (“Current Report”) is being filed by MGM Growth Properties LLC (the “Company”) and MGM Growth Properties Operating Partnership LP (together with the Company, the “Registrants”) to reflect retrospective adjustments that have been made to the consolidated financial statements and certain related information filed by the Registrants on February 27, 2019 as Items 6, 7 and 8 to the Registrants’ Annual Reports on Form 10-K for the year ended December 31, 2018 (“2018 Form 10-K”). As disclosed in the Registrants’ Quarterly Report on Form 10-Q for the period ended June 30, 2019, the Registrants’ taxable real estate investment subsidiary (“TRS”) liquidated. Concurrently, a subsidiary of MGM Resorts International (“MGM”) acquired the membership interests of Northfield Park Associates, LLC (“Northfield”), the entity that previously owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park in Northfield, Ohio and the Registrants retained the real estate assets. This transaction was accounted for as a transaction between entities under common control and, therefore, the Registrants’ TRS carried the Northfield operating assets and liabilities as held and used until the close of the transaction on April 1, 2019. Due to the close of the transaction, the Registrants have now reflected such operating assets and liabilities as assets held for sale and the corresponding operations as discontinued operations for the applicable prior periods on a retrospective basis.

This Current Report and its exhibits are being filed solely to reflect the retrospective recasting for the discontinued operations. The below listed selections of the 2018 Form 10-K are being adjusted retrospectively:

•	Part II, Item 6. Selected Financial Data;

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Part II, Item 8. Financial Statements and Supplementary Data.

The above selections of the 2018 Form 10-K are filed hereunder as Exhibit 99.1, which is incorporated herein by reference. This Current Report does not reflect events that may have occurred subsequent to the original filing date of the 2018 Form 10-K, and does not modify or update in any way the disclosures made in the 2018 Form 10-K other than as required to retrospectively reflect the discontinued operations. All other information in the 2018 Form 10-K remains unchanged. Unaffected sections of the 2018 Form 10-K have not been repeated in, and are not amended or modified by, such Exhibit 99.1. Management’s Discussion and Analysis of Financial Condition and Results of Operations has not been updated for information known to management subsequent to the date of filing of the 2018 Form 10-K. The information in this Current Report should be read in conjunction with the 2018 Form 10-K and filings made by the Registrants subsequent to the filing of the 2018 Form 10-K, including the Registrants’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed on May 7, 2019 and the Registrants’ Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 7, 2019.

Within such Exhibits, all references to “we,” “us,” “our,” “MGP” or “the Company” refer to MGM Growth Properties LLC together with its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP. Unless otherwise indicated or unless the context requires otherwise, all references to the “Operating Partnership” refer to MGM Growth Properties Operating Partnership LP together with its consolidated subsidiaries.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

23.1	Consent of Deloitte & Touche LLP for MGM Growth Properties LLC

23.2	Consent of Deloitte & Touche LLP for MGM Growth Properties Operating Partnership LP

99.1	Updates, where applicable, to the 2018 Form 10-K, as follows: Part II. Item 6. Selected Financial Data, Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II. Item 8. Financial Statements and Supplementary Data.

101.INS	XBRL Instance Document.

101.SCH	XBRL Schema Document.

101.CAL	XBRL Calculation Linkbase Document.

101.DEF	XBRL Definition Linkbase Document.

101.LAB	XBRL Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

In accordance with Rule 402 of Regulation S-T, the XBRL information included in Exhibit 101 and Exhibit 104 to this Form 8-K shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: August 16, 2019	By:	/s/ ANDY H. CHIEN
Andy H. Chien
Chief Financial Officer and Treasurer

MGM Growth Properties Operating Partnership LP
	By:	MGM Growth Properties OP GP LLC, its general partner

Date: August 16, 2019	By:	/s/ ANDY H. CHIEN
Andy H. Chien
Chief Financial Officer and Treasurer

Exhibit 99.1

EXPLANATORY NOTE

The information contained in this Exhibit 99.1 relates to the combined Annual Reports on Form 10-K for the year ended December 31, 2018, of MGM Growth Properties LLC, a Delaware limited liability corporation, and MGM Growth Properties Operating Partnership LP, a Delaware limited partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “MGP” or “the Company” refer to MGM Growth Properties LLC together with its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP. Unless otherwise indicated or unless the context requires otherwise, all references to the “Operating Partnership” refer to MGM Growth Properties Operating Partnership LP together with its consolidated subsidiaries.

The information contained in this Exhibit 99.1 does not reflect events that may have occurred subsequent to the original filing date of the Company’s Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019 (the “2018 Form 10-K”), and does not modify or update in any way the disclosures made in the 2018 Form 10-K other than as required to retrospectively reflect the discontinued operations. All other information in the 2018 Form 10-K remains unchanged. Unaffected sections of the 2018 Form 10-K have not been repeated in, and are not amended or modified by, this Exhibit 99.1. The information in this Exhibit 99.1 has not been updated for information known to management subsequent to the date of filing of the 2018 Form 10-K, except with respect to such discontinued operations. The information in this Exhibit 99.1 should be read in conjunction with the 2018 Form 10-K and filings made by the Company subsequent to the filing of the 2018 Form 10-K, including the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed on May 7, 2019 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 7, 2019.

MGP is a real estate investment trust, or REIT, and the owner of the sole general partner of the Operating Partnership. As of December 31, 2018, MGP owned approximately 26.7% of the Operating Partnership units in the Operating Partnership. The remaining approximately 73.3% of the Operating Partnership units in the Operating Partnership are owned by subsidiaries of our parent, MGM Resorts International (“MGM”). As the owner of the sole general partner of the Operating Partnership, MGP has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control.

We believe combining the updates to the 2018 Form 10-K of MGP and the Operating Partnership into this single report results in the following benefits:

•	enhances investors’ understanding of MGP and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•

eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure applies to both MGP and the Operating Partnership, which we believe will assist investors in getting all relevant information on their investment in one place rather than having to access and review largely duplicative reports; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

There are a few differences between MGP and the Operating Partnership, which are reflected in the disclosures in this report. We believe it is important to understand the differences between MGP and the Operating Partnership in the context of how we operate as an interrelated consolidated company. MGP is a REIT, whose only material assets consist of Operating Partnership units representing limited partner interests in the Operating Partnership and its ownership interest in the general partner of the Operating Partnership. As a result, MGP does not conduct business itself, other than acting as the owner of the sole general partner of the Operating

Partnership, but it may from time to time issue additional public equity. The Operating Partnership holds all the assets of the Company. The Operating Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for the net proceeds from the offerings of Class A shares by MGP, which were contributed to the Operating Partnership in exchange for Operating Partnership units, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations and by the Operating Partnership’s issuance of indebtedness or through the issuance of Operating Partnership units.

The presentation of noncontrolling interest, shareholders’ equity and partners’ capital are the main areas of difference between the combined consolidated financial statements of MGP and those of the Operating Partnership. The Operating Partnership units held by subsidiaries of MGM are accounted for as limited partners’ capital in the Operating Partnership’s combined consolidated financial statements and as noncontrolling interest within equity in MGP’s combined consolidated financial statements. The Operating Partnership units held by MGP in the Operating Partnership are accounted for as partners’ capital in the Operating Partnership’s combined consolidated financial statements and within Class A shareholders’ equity in MGP’s combined consolidated financial statements. The differences in the presentations between shareholders’ equity and partners’ capital result from the differences in the equity issued at the MGP and Operating Partnership levels.

To help investors understand the significant differences between MGP and the Operating Partnership, this report presents the combined consolidated financial statements separately for MGP and the Operating Partnership.

As the sole beneficial owner of MGM Growth Properties OP GP LLC, which is the sole general partner with control of the Operating Partnership, MGP consolidates the Operating Partnership for financial reporting purposes, and it does not have any assets other than its investment in the Operating Partnership. Therefore, the assets and liabilities of MGP and the Operating Partnership are the same on their respective combined consolidated financial statements. The separate discussions of MGP and the Operating Partnership in this report should be read in conjunction with each other to understand the results of the Company on a combined consolidated basis and how management operates the Company.

The following discussion does not reflect events that may have occurred subsequent to the original filing date of the Company’s Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019 (the “2018 Form 10-K”), and does not modify or update in any way the disclosures made in the 2018 Form 10-K other than as required to retrospectively reflect the discontinued operations. All other information in the 2018 Form 10-K remains unchanged. Unaffected sections of the 2018 Form 10-K have not been repeated in, and are not amended or modified by, the information contained within. The following discussion has not been updated for information known to management subsequent to the date of filing of the 2018 Form 10-K, except with respect to discontinued operations. The information in this exhibit to the Current Report should be read in conjunction with the 2018 Form 10-K and filings made by the Company subsequent to the filing of the 2018 Form 10-K, including the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed on May 7, 2019 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 7, 2019.

PART II

ITEM 6.	SELECTED FINANCIAL DATA

The following tables set forth selected historical financial data for MGP and the Operating Partnership that should be read in conjunction with “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying combined and consolidated financial statements and notes. The historical results set forth below are not necessarily indicative of the results of operations to be expected in the future.

MGM Growth Properties LLC

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except share and per share data)
Statement of Operations:
Total revenues	$869,495	$765,695	$467,548	$—	$—
Income from continuing operations, net of tax	214,139	165,990	35,346	(261,954)	(246,242)
Income from discontinued operations, net of tax	30,563	—	—	—	—
Net income (loss)	244,702	165,990	35,346	(261,954)	(246,242)
Net income attributable to Class A shareholders	67,065	41,775	29,938	—	—
Net income per Class A share — basic:
Income from continuing operations per Class A share	$0.83	$0.68	$0.52	N/A	N/A
Income from discontinued operations per Class A share	0.11	—	—	N/A	N/A

Net income per Class A share	$0.94	$0.68	$0.52	N/A	N/A
Weighted average Class A shares outstanding	70,997,589	61,733,136	57,502,158	N/A	N/A
Net income per Class A share — diluted:
Income from continuing operations per Class A share	$0.83	$0.67	$0.52	N/A	N/A
Income from discontinued operations per Class A share	0.11	—	—	N/A	N/A

Net income per Class A share	$0.94	$0.67	$0.52	N/A	N/A
Weighted average Class A shares outstanding	71,185,674	61,916,546	57,751,489	N/A	N/A

	As of December 31,
	2018	2017	2016	2015	2014
	(in thousands)
Balance Sheet:
Real estate investments, net	$10,506,129	$10,021,938	$9,079,678	$7,793,639	$7,867,812
Total assets	10,951,307	10,351,120	9,506,740	7,793,639	7,867,812
Debt, net	4,666,949	3,934,628	3,621,942	—	—
Class A shareholders’ equity	1,565,971	1,624,650	1,333,817	—	—
Noncontrolling interest	4,279,535	4,443,089	4,274,444	—	—
Total shareholders’ equity/Predecessor net Parent investment	5,845,506	6,067,739	5,608,261	6,058,959	6,127,347

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except per share data)
Other Data:
Net cash provided by (used in) operating activities	$556,801	$482,578	$297,781	$(58,473)	$(59,980)
Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)	(129,308)	(90,504)
Net cash provided by (used in) financing activities	256,000	(120,360)	201,698	187,781	150,484
Dividends declared per Class A share	$1.74	$1.60	$1.04	N/A	N/A

MGM Growth Properties Operating Partnership LP

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except unit and per unit data)
Statement of Operations:
Total revenues	$869,495	$765,695	$467,548	$—	$—
Income from continuing operations, net of tax	214,139	165,990	35,346	(261,954)	(246,242)
Income from discontinued operations, net of tax	30,563	—	—	—	—
Net income (loss)	244,702	165,990	35,346	(261,954)	(246,242)
Net income per Operating Partnership unit — basic:
Income from continuing operations per unit	$0.80	$0.67	$0.52	N/A	N/A
Income from discontinued operations per unit	0.12	—	—	N/A	N/A

Net income per Operating Partnership unit	$0.92	$0.67	$0.52	N/A	N/A
Weighted average Operating Partnership units outstanding	266,131,712	249,451,258	232,181,070	N/A	N/A
Net income per Operating Partnership unit — diluted:
Income from continuing operations per unit	$0.80	$0.66	$0.52	N/A	N/A
Income from discontinued operations per unit	0.12	—	—	N/A	N/A

Net income per Operating Partnership unit	$0.92	$0.66	$0.52	N/A	N/A
Weighted average Operating Partnership units outstanding	266,319,797	249,634,668	232,430,401	N/A	N/A

Net income attributable to Operating Partnership units, weighted average Operating Partnership units outstanding and the effect of dilutive securities outstanding are presented for the period including and subsequent to the IPO Date. See Note 11 to the accompanying combined and consolidated financial statements.

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands)
Balance Sheet:
Real estate investments, net	$10,506,129	$10,021,938	$9,079,678	$7,793,639	$7,867,812
Total assets	10,951,307	10,351,120	9,506,740	7,793,639	7,867,812
Debt, net	4,666,949	3,934,628	3,621,942	—	—
Partners’ capital/Predecessor net Parent investment	5,845,506	6,067,739	5,608,261	6,058,959	6,127,347

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except per unit data)
Other Data:
Net cash provided by (used in) operating activities	$556,801	$482,578	$297,781	$(58,473)	$(59,980)
Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)	(129,308)	(90,504)
Net cash provided by (used in) financing activities	256,000	(120,360)	201,698	187,781	150,484
Distributions declared per Operating Partnership unit	$1.74	$1.60	$1.04	N/A	N/A

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” within the 2018 Form 10-K filed on February 27, 2019 for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements.

The following discussion and analysis is based on, and should be read in conjunction with, the combined and consolidated financial statements and the related notes thereto, of MGP and the Operating Partnership for the years ended December 31, 2018, 2017 and 2016. Prior to April 25, 2016, the historical financial statements have been prepared on a “carve-out” basis from MGM’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the IPO Properties, which were controlled by MGM, and have been determined to be the Predecessor of MGP and the Operating Partnership for accounting purposes (the “Predecessor”). These historical financial statements include allocations of income, expenses, assets and liabilities from MGM that reflect significant assumptions, and the combined and consolidated financial statements do not fully reflect what the financial position, results of operations and cash flows would have been had MGP or the Operating Partnership been a stand-alone company during the periods presented. As a result, historical financial information prior to the IPO Date is not necessarily indicative of the future results of operations, financial position and cash flows of MGP or the Operating Partnership. The financial position, results of operations and cash flows presented from the IPO Date through December 31, 2016 reflect the results of MGP and the Operating Partnership subsequent to the April 25, 2016 initial public offering.

The following discussion and analysis has been retrospectively adjusted to reflect the Northfield OpCo Transaction (as defined below). Refer to Note 3 in the accompanying notes to the financial statements for additional details.

Executive Overview

MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings.

MGP is a limited liability company that was formed in Delaware in October 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM in January 2016 that became a subsidiary of MGP on the IPO Date. The Company has elected to be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

We generate a substantial portion of our revenues by leasing our real estate properties through the Landlord, a wholly owned subsidiary of the Operating Partnership, to the Tenant, a subsidiary of MGM, which pursuant to the Master Lease requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, ground lease rent, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent, each as described below. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Base rent and percentage rent that are known at the lease commencement date will be recorded on a straight-line basis over 30 years, which represents the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as we have determined such renewal terms to be reasonably assured.

Additionally, we expect to grow our portfolio through acquisitions with third parties and with MGM. In pursuing external growth initiatives, we will generally seek to acquire properties that can generate stable rental revenue through long-term, triple-net leases with tenants with established operating histories, and we will consider various factors when evaluating acquisitions.

On July 6, 2018, our taxable REIT subsidiary (“TRS”) completed the previously announced acquisition of Northfield for $1.1 billion. We funded the acquisition through a $200 million draw on the term loan A facility and a $655 million draw under the revolving credit facility, with the remainder of the purchase price paid with cash on hand. On April 1, 2019, the TRS liquidated. Concurrently, a subsidiary of MGM acquired the membership interests of Northfield (“Northfield OpCo”), the entity that previously owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park in Northfield, Ohio, for consideration consisting of Operating Partnership units that were ultimately redeemed by the Operating Partnership and the Company retained the real estate assets (collectively, the “Northfield OpCo Transaction”). The Northfield OpCo Transaction was accounted for as a transaction between entities under common control and, therefore, the Company’s TRS had carried the Northfield OpCo operating assets and liabilities as held and used until the close of the transaction on April 1, 2019. The Company’s results for Northfield OpCo for the year ended December 31, 2018 are reflected in discontinued operations on the consolidated statement of operations and the related assets and liabilities have been reclassified as assets held for sale and liabilities related to assets held for sale on the consolidated balance sheet on a retrospective basis. The retained real estate assets have been retrospectively reclassified into real estate investments, net. Refer to Note 3 in the accompanying notes to the financial statements for additional details.

As of December 31, 2018, our portfolio consisted of eleven premier destination resorts operated by MGM, as well as Hard Rock Rocksino Northfield Park in Northfield, Ohio, including properties that we believe are among the world’s finest casino and resorts, and The Park in Las Vegas. Empire City in Yonkers, New York joined our portfolio in January 2019 as discussed in Note 1 in the accompanying notes to the financial statements.

Combined Results of Operations for MGP and the Operating Partnership

The following is a comparative discussion of results of operations for the years ended December 31, 2018, 2017 and 2016. The results of operations for the twelve months ended December 31, 2016 reflect the results of operations of the Predecessor through April 24, 2016 combined with the results of operations of MGP and the Operating Partnership from the IPO Date through December 31, 2016.

Overview

The following table summarizes our financial results for the years ended December 31, 2018, 2017 and 2016:

	Year ended December 31,
	2018	2017	2016
	(in thousands)
Total revenues	$869,495	$765,695	$467,548
Expenses	429,355	412,910	313,774
Income from continuing operations, net of tax	214,139	165,990	35,346
Income from discontinued operations, net of tax	30,563	—	—
Net Income	244,702	165,990	35,346
Net income attributable to Class A shareholders	67,065	41,775	29,938

Revenues

Rental revenue. Rental revenues, including tenant reimbursements and other, for the years ended December 31, 2018, 2017 and 2016 were $869.5 million, $765.7 million and $467.5 million, respectively. The $103.8 million, or 14%, increase for 2018 compared to 2017 was primarily due to an increase in rental revenues of $71.2 million driven by the MGM National Harbor Transaction in October 2017. The $298.1 million, or 64%, increase for 2017 as compared to 2016 was due to three months of rent in 2017 related to the National Harbor acquisition, a full twelve months of rent related to the Borgata acquisition in August 2016, as well as revenue being generated during the entire 2017 fiscal year given the Company only generated revenues in 2016 from April 25, 2016 through December 31, 2016.

Expenses

Depreciation. Depreciation expense was $266.6 million, $260.5 million and $220.7 million for the years ended December 31, 2018, 2017 and 2016, respectively. The $6.2 million, or 2%, increase for 2018 as compared to 2017 was primarily the result of a partial year of depreciation relating to our acquisition of the MGM Northfield Park real estate assets in July 2018 and a full year of depreciation on the MGM National Harbor real estate assets acquired in October 2017. The $39.8 million, or 18%, increase for 2017 as compared to 2016 was the result of a full year of depreciation on the Borgata real estate assets acquired in August 2016 and a partial year of depreciation relating to the MGM National Harbor real estate assets acquired in October 2017.

Property transactions, net. Property transactions, net were $20.3 million in 2018 compared to $34.0 million in 2017 and $4.7 million in 2016. Property transactions, net in all years relate to normal losses on the disposition of assets recognized during the year and fluctuate year over year based on the timing of our disposition of assets.

Reimbursable expenses. Reimbursable expenses were $119.5 million, $88.3 million and $68.1 million for the years ended December 31, 2018, 2017 and 2016, respectively. The $31.3 million, or 35%, increase for 2018 as compared to 2017 was primarily due to the ground lease and property taxes for MGM National Harbor, which was acquired in October 2017. Reimbursable expenses increased $20.2 million, or 30%, for 2017 as compared to 2016 primarily due to the ground leases and property taxes for Borgata, which was acquired in August 2016.

Acquisition-related expenses. Acquisition-related expenses were $6.1 million, $17.3 million and $10.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. The $11.2 million, or 64%, decrease for 2018 as compared to 2017 was primarily due to $16.1 million of real estate transfer taxes related to the MGM National Harbor Transaction in 2017, partially offset by costs incurred related to the Northfield Acquisition and Empire City Transaction in 2018. The $7.1 million, or 70%, increase for 2017 as compared to 2016 was primarily due to $16.1 million of real estate transfer taxes related to the MGM National Harbor Transaction in 2017 partially offset by costs incurred related to the Borgata Transaction in 2016.

General and administrative expenses. General and administrative expenses for the years ended December 31, 2018, 2017 and 2016 were $16.0 million, $12.2 million and $9.9 million, respectively. The $3.9 million, or 32%, increase for 2018 as compared to 2017 was primarily due to an increase in costs incurred for transactions which did not sign or close. The $2.3 million, or 23%, increase for 2017 as compared to 2016 was primarily due to a full year of these costs in 2017 as compared to the partial year of 2016.

Other Expenses

Total other expenses for the years ended December 31, 2018, 2017 and 2016 were $220.2 million, $181.9 million, and $116.2 million, respectively. The $38.3 million, or 21%, increase for 2018 as compared to 2017 was primarily due to an increase of interest expense on our senior secured credit facility and senior notes, which primarily related to the $550 million net draws on the revolver throughout 2018, the $200 million draw on term loan A in July 2018, and a slight increase in interest rates. The $65.7 million, or 57%, increase for 2017 as compared to 2016 was primarily due to an increase in interest expense as a result of the issuance of $350 million in senior notes in 2017.

Discontinued Operations

Income from discontinued operations, net of tax for the year ended December 31, 2018 was $30.6 million and entirely attributable to Northfield OpCo. See Note 3 of the accompanying financial statements for additional discussion. There was no income from discontinued operations, net of tax for the years ended December 31, 2017 and 2016.

Provision for Income Taxes

Our effective tax rate on income from continuing operations was 2.6%, 2.9%, and 6.0% for the years ended December 31, 2018, 2017 and 2016, respectively. Our effective rate decreased slightly in 2018 compared to 2017 primarily due to benefits realized for depreciation of real estate assets of the TRS that are included in continuing operations in 2018. The TRS is subject to federal, state and local income taxes at the applicable statutory rate. Our effective rate for 2016 was impacted by the accounting for the pre-IPO period during 2016 and is not comparable to 2017 or 2018. Refer to Note 2 and Note 8 of the accompanying financial statements for additional discussion.

Supplemental Data: 2016 Results of Operations Subsequent to the IPO Date

The following table summarizes the combined and consolidated results of operations of MGP and the Operating Partnership for the year ended December 31, 2016:

	Year Ended December 31, 2016	Less: Activity prior to IPO Date	IPO Date to December 31, 2016
	(in thousands, except unit and per unit amounts)
Revenues
Rental revenue	$419,239	$—	$419,239
Tenant reimbursements and other	48,309	—	48,309

	467,548	—	467,548

Expenses
Depreciation	220,667	63,675	156,992
Property transactions, net	4,684	874	3,810
Reimbursable expenses	68,063	19,834	48,229
Amortization of above market lease, net	286	—	286
Acquisition-related expenses	10,178	—	10,178
General and administrative	9,896	—	9,896

	313,774	84,383	229,391

	153,774	(84,383)	238,157
Other income (expense)
Interest income	774	—	774
Interest expense	(116,212)	—	(116,212)
Other	(726)	—	(726)

	(116,164)	—	(116,164)

Income (loss) before income taxes	37,610	(84,383)	121,993
Provision for income taxes	(2,264)	—	(2,264)

Net income (loss)	35,346	(84,383)	119,729
Less: Net (income) loss attributable to noncontrolling interest	(5,408)	84,383	(89,791)

Net income attributable to Class A shareholders	$29,938	$—	$29,938

Non-GAAP Measures

Unless otherwise indicated, our non-GAAP measures discussed herein are related to our continuing operations and not our discontinued operations, assets held for sale, nor liabilities related to assets held for sale. Funds From Operations (“FFO”) is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts.

Adjusted Funds From Operations (“AFFO”) is FFO as adjusted for amortization of financing costs and cash flow hedges; non-cash compensation expense; net effect of straight-line rent and amortization of deferred revenue; acquisition-related expenses; amortization of above market lease, net; other expenses; provision for income taxes related to the REIT and other, net - discontinued operations.

Adjusted EBITDA is net income (computed in accordance with U.S. GAAP) as adjusted for gains and losses from sales or disposals of property (presented as property transactions, net); real estate depreciation; amortization of financing costs and cash flow hedges; non-cash compensation expense; net effect of straight-line rent and amortization of deferred revenue; acquisition-related expenses; amortization of above market lease, net; other expenses; other, net - discontinued operations; interest income; interest expense (including amortization of financing costs and cash flow hedges) and provision for income taxes.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts AFFO and Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following table provides a reconciliation of our net income to FFO, AFFO and Adjusted EBITDA:

	Year ended December 31,			IPO Date to December 31, 2016
	2018	2017	2016
	(in thousands)
Net income	$244,702	$165,990	$35,346	$119,729
Real estate depreciation(1)	266,622	260,455	220,667	156,992
Property transactions, net	20,319	34,022	4,684	3,810

Funds From Operations	531,643	460,467	260,697	280,531
Amortization of financing costs and cash flow hedges	12,572	11,713	7,195	7,195
Non-cash compensation expense	2,093	1,336	510	510
Net effect of straight-line rent and amortization of deferred revenue	16,969	4,063	(1,819)	(1,819)
Acquisition-related expenses	6,149	17,304	10,178	10,178
Amortization of above market lease, net	686	686	286	286
Other expenses	7,191	1,621	726	726
Provision for income taxes - REIT	5,779	4,906	2,264	2,264
Other, net - discontinued operations	9,147	—	—	—

Adjusted Funds From Operations	592,229	502,096	280,037	299,871
Interest income	(2,501)	(3,907)	(774)	(774)
Interest expense	215,532	184,175	116,212	116,212
Amortization of financing costs and cash flow hedges	(12,572)	(11,713)	(7,195)	(7,195)
Provision for income taxes—discontinued operations	5,056	—	—	—

Adjusted EBITDA	$797,744	$670,651	$388,280	$408,114

(1)	Includes deprecation on MGM Northfield real estate assets for the period of July 6, 2018 through December 31, 2018.

The following table presents FFO and AFFO per diluted Operating Partnership unit:

	Year Ended December 31, 2018	Year Ended December 31, 2017	IPO Date to December 31, 2016
Weighted average Operating Partnership units outstanding
Basic	266,131,712	249,451,258	232,181,070
Diluted	266,319,797	249,634,668	232,430,401

Net income per Operating Partnership units outstanding
Basic	$0.92	$0.67	$0.52
Diluted	$0.92	$0.66	$0.52

FFO per Operating Partnership unit
Diluted	$2.00	$1.84	$1.21
AFFO per Operating Partnership unit
Diluted	$2.22	$2.01	$1.29

Liquidity and Capital Resources

Rental revenue is our primary source of cash from operations and is dependent on the Tenant’s ability to pay rent. All of our indebtedness is held by the Operating Partnership and MGP does not guarantee any of the Operating Partnership’s indebtedness. MGP’s principal funding requirement is the payment of distributions on its Class A shares, and its principal source of funding for these distributions is the distributions it receives from the Operating Partnership. MGP’s liquidity is therefore dependent upon the Operating Partnership’s ability to make sufficient distributions to it. The Operating Partnership’s primary uses of cash include payment of operating expenses, debt service and distributions to MGP. We believe that the Operating Partnership currently has sufficient liquidity to satisfy all of its commitments, including its distributions to MGP, the $246 million of indebtedness acquired in connection with the Empire City Transaction in January 2019, which was immediately repaid at closing, and the $637.5 million the Company will pay to MGM Resorts in consideration for the Park MGM Lease Transaction, and in turn, that we currently have sufficient liquidity to satisfy all our commitments in the form of $59.8 million in cash and cash equivalents held by the Operating Partnership as of December 31, 2018, of which $55.8 million is classified as assets held for sale, expected cash flows from operations, $800.0 million of borrowing capacity under the Operating Partnership’s revolving credit facility as of December 31, 2018, the estimated proceeds received of $740.0 million, net of issuance costs, from the issuance of senior notes issued in January 2019, as well as estimated net proceeds of $548.4 million from the public offering of Class A shares in January 2019. See Note 6 and Note 9 to the accompanying financial statements for a description of our principal debt arrangements and additional details of the Class A share offering, respectively. In addition, we expect to incur additional indebtedness in the future to finance acquisitions or for general corporate or other purposes.

Summary of Cash Flows

Net cash provided by operating activities for the years ended December 31, 2018, 2017 and 2016 was $556.8 million, $482.6 million and $297.8 million, respectively. The $74.2 million increase in 2018 as compared to 2017 was primarily due to an increase in rental payments of $73.6 million year over year as a result of the MGM National Harbor transaction, as well as the impact of the 2.0% fixed annual rent escalators that went into effect on April 1, 2018, partially offset by an increase in cash paid for interest. The $184.8 million increase in net cash provided by operating activities in 2017 as compared to 2016 was due primarily to an increase in rental payments as well as 2016 being negatively impacted by operating outflows of $19.8 million related to activities of the Predecessor prior to the IPO Date funded by MGM.

Net cash used in investing activities for the years ended December 31, 2018, 2017 and 2016 was $1.1 billion, $463.0 million and $139.0 million, respectively. The $605.5 million increase in use of cash for 2018 as compared to 2017 was primarily attributable to the Northfield Acquisition in July 2018. The $324.0 million increase in use of cash in 2017 as compared to 2016 was primarily attributable to the MGM National Harbor Transaction in October 2017.

Net cash provided by financing activities for the year ended December 31, 2018 was $256.0 million, which was primarily attributable to net draws on our revolver of $550 million and our delayed draw on Term Loan A of $200 million, partially offset by repayments on our term loans of $22.3 million and our payment of $454.3 million of distributions and dividends. Net cash used in financing activities for the year ended December 31, 2017 was $120.4 million, which was primarily attributable to the $425.0 million repayment of assumed debt relating to the MGM National Harbor Transaction and $385.4 million in distributions and dividends paid, partially offset by the $350.0 million proceeds from the issuance of senior notes by the Operating Partnership and $404.7 million of proceeds from the issuance of Class A shares. Net cash provided by financing activities for the year ended December 31, 2016 was $201.7 million, which was primarily attributable to net proceeds of $3.6 billion from the issuance of indebtedness by the Operating Partnership and net proceeds of $1.1 billion received from the issuance of Class A shares, partially offset by $150.8 million in distributions and dividends paid as well as the $4.5 billion repayment of the bridge facilities that were assumed by the Operating Partnership in connection with the acquisition of the IPO Properties and the Borgata Transaction.

Net cash used in operating, financing and investing activities for our discontinued operations for the year ended December 31, 2018 was $55.8 million, which was entirely due to the operations of Northfield OpCo.

Dividends and Distributions

The following table presents the distributions declared and paid by the Operating Partnership and the distributions declared and paid by MGP. MGP pays its dividends with the receipt of its share of the Operating Partnership’s distributions.

Declaration Date	Record Date	Distribution/ Dividend Per Unit/ Share	Payment Date
(in thousands, except per unit and per share amount)
2018
December 14, 2018	December 31, 2018	$0.4475	January 15, 2019
September 17, 2018	September 28, 2018	$0.4375	October 15, 2018
June 15, 2018	June 29, 2018	$0.4300	July 16, 2018
March 15, 2018	March 30, 2018	$0.4200	April 13, 2018
2017
December 15, 2017	December 29, 2017	$0.4200	January 16, 2018
September 15, 2017	September 29, 2017	$0.3950	October 13, 2017
June 15, 2017	June 30, 2017	$0.3950	July 14, 2017
March 15, 2017	March 31, 2017	$0.3875	April 13, 2017
2016
December 15, 2016	December 30, 2016	$0.3875	January 16, 2017
September 15, 2016	September 30, 2016	$0.3875	October 14, 2016
June 16, 2016	June 30, 2016	$0.2632	July 15, 2016

Principal Debt Arrangements

See Note 6 to the accompanying combined and consolidated financial statements for information regarding our debt agreements as of December 31, 2018.

Capital Expenditures

See Note 2 to the accompanying combined and consolidated financial statements for information regarding our capital expenditures, including Non-Normal Tenant Improvements as of December 31, 2018.

Inflation

The Master Lease provides for certain increases in rent as a result of the fixed annual rent escalator or changes in the variable percentage rent as further described above under “—Master Lease.” We expect that inflation will cause the variable percentage rent provisions to result in rent increases over time. However, we could be negatively affected if increases in rent are not sufficient to cover increases in our operating expenses due to inflation. In addition, inflation and increased cost may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue due to inflation.

Off-Balance Sheet Arrangements

As of December 31, 2018, we do not have any off-balance sheet arrangements except for our Master Lease disclosed in more detail in Note 5 to the accompanying combined and consolidated financial statements.

Commitments and Contractual Obligations

The following table summarizes our scheduled contractual obligations as of December 31, 2018:

	Payments due by Period
	2019	2020	2021	2022	2023	Thereafter	Total
	(In millions)
Long-term debt	$24.4	$30.2	$30.2	$30.3	$997.4	$3,606.6	$4,719.1
Estimated interest payments on long-term debt(1)	219.7	219.3	218.6	224.7	199.6	264.6	1,346.5
Operating leases(2)	19.9	21.1	25.0	25.0	24.9	1,310.3	1,426.2

Total	$264.0	$270.6	$273.8	$280.0	$1,221.9	$5,181.5	$7,491.8

(1)

Estimated interest payments are based on principal amounts and expected maturities of debt outstanding at December 31, 2018 and LIBOR rates as of December 31, 2018 for our senior credit facility. We have adjusted estimated interest expense to include the impact of our interest rate swap agreements with a $1.2 billion notional amount, for which we pay an average combined fixed rate of 1.844% and receive the 1-month LIBOR rate. In addition, beginning in 2020, we adjusted for the interest rate swap agreements entered into in December 2018 with a $400 million notional amount, for which we pay fixed rate of 2.735%, as these swaps become effective on December 31, 2019.

(2)	Primarily related to non-cancelable commitments under ground leases as further discussed in Note 12 to the accompanying financial statements.

Application of Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. We have identified certain accounting policies that we believe are the most critical to the presentation of our financial information over a period of time. These accounting policies may require our management to make decisions on subjective and/or complex matters relating to reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. These would further lead us to estimate the effect of matters that may inherently be uncertain.

Estimates are required in order to prepare the financial statements in conformity with U.S. GAAP. Significant estimates, judgments, and assumptions are required in a number of areas, including, but not limited to, REIT qualification, determining the useful lives of real estate investments and property and equipment used in operations and evaluating the impairment of such assets, and purchase price allocations. The judgment on such estimates and underlying assumptions is based on our experience and various other factors that we believe are reasonable under the circumstances. These form the basis of our judgment on matters that may not be apparent from other available sources of information. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates. The future financial statement presentation, financial condition, results of operations and cash flows may be affected to the extent that the actual results differ materially from our estimates.

Income Taxes - REIT Qualification

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016, and intend to continue to be organized and to operate in a manner that will permit us to continue to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally will not be subject to federal income tax on income that we pay as distributions to our shareholders. If we fail to qualify as a REIT in any taxable year, we will for that year and subsequent years be subject to U.S. federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and distributions paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Real Estate Investments, Property and Equipment Used in Operations, and Depreciation

Real estate costs related to the acquisition and improvement of our properties are capitalized and include expenditures that materially extend the useful lives of existing assets. Property and equipment used in operations represents the fixed assets acquired in the Northfield Acquisition and was therefore recognized at fair value at the acquisition date. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. We consider the period of future benefit of an asset to determine its appropriate useful life. Depreciation on our buildings, improvements and integral equipment is computed using the straight-line method over an estimated useful life of 3 to 40 years. If we use a shorter or longer estimated useful life, it could have a material impact on our results of operations. We believe that 3 to 40 years is an appropriate estimate of useful life. Property and Equipment Used in Operations that relate to the operations of Northfield are classified as assets held for sale. Refer to Note 3 for further information.

Impairment of Real Estate Investments

We continually monitor events and changes in circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements, and equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in a property over its remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. If such circumstances arise, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the asset (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques.

Business Combinations

We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.

Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows (primarily from the racing and gaming license) and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed, as more fully discussed in Note 3 of the accompanying combined and consolidated financial statements.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial Statements.

Report of Independent Registered Public Accounting Firm on MGM Growth Properties LLC Combined and Consolidated Financial Statements	D-58

Report of Independent Registered Public Accounting Firm on MGM Growth Properties Operating Partnership Combined and Consolidated Financial Statements	D-59

MGM Growth Properties LLC:

Consolidated Balance Sheets — December 31, 2018 and 2017	D-60

Years Ended December 31, 2018, 2017, and 2016

Combined and Consolidated Statements of Operations	D-61

Combined and Consolidated Statements of Comprehensive Income	D-62

Combined and Consolidated Statements of Cash Flows	D-63

Combined and Consolidated Statements of Shareholders’ Equity	D-64

MGM Growth Properties Operating Partnership LP:

Consolidated Balance Sheets — December 31, 2018 and 2017	D-65

Years Ended December 31, 2018, 2017, and 2016

Combined and Consolidated Statements of Operations	D-66

Combined and Consolidated Statements of Comprehensive Income	D-67

Combined and Consolidated Statements of Cash Flows	D-68

Combined and Consolidated Statements of Partners’ Capital	D-69

Notes to Combined and Consolidated Financial Statements	D-70

Financial Statement Schedule.

MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP:

Schedule III — Real Estate and Accumulated Depreciation — December 31, 2018	D-101

The financial information in the financial statement schedule should be read in conjunction with the consolidated financial statements. We have omitted schedules other than the one listed above because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of MGM Growth Properties LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGM Growth Properties LLC and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related combined and consolidated statements of operations and comprehensive income, cash flows, and shareholders’ equity for each of the three years in the period ended December 31, 2018 and the related notes and the schedule listed in the Table of Contents at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2019 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Emphasis of a Matter

As discussed in Notes 1 and 3 to the financial statements, the financial statements have been retrospectively revised as a result of discontinued operations.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

February 27, 2019 (August 16, 2019 as to the effects of the discontinued operations discussed in Notes 1 and 3)

We have served as the Company’s auditor since 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the General Partner of MGM Growth Properties Operating Partnership LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGM Growth Properties Operating Partnership LP and subsidiaries (the “Partnership”) as of December 31, 2018 and 2017, the related combined and consolidated statements of statements of operations and comprehensive income (loss), cash flows, and partners’ capital, for each of the three years in the period ended December 31, 2018, and the related notes and the schedule listed in the Tables of Contents at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Notes 1 and 3 to the financial statements, the financial statements have been retrospectively revised as a result of discontinued operations.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

February 27, 2019 (August 16, 2019 as to the effects of the discontinued operations discussed in Note 1 and 3)

We have served as the auditor since 2015.

MGM GROWTH PROPERTIES LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2018	2017
ASSETS
Real estate investments, net	$10,506,129	$10,021,938
Cash and cash equivalents	3,995	259,722
Tenant and other receivables, net	7,668	6,385
Prepaid expenses and other assets	34,813	18,487
Above market lease, asset	43,014	44,588
Assets held for sale	355,688	—

Total assets	$10,951,307	$10,351,120

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Debt, net	$4,666,949	$3,934,628
Due to MGM Resorts International and affiliates	227	962
Accounts payable, accrued expenses and other liabilities	20,796	10,240
Above market lease, liability	46,181	47,069
Accrued interest	26,096	22,565
Dividend and distribution payable	119,055	111,733
Deferred revenue	163,926	127,640
Deferred income taxes, net	33,634	28,544
Liabilities related to assets held for sale	28,937	—

Total liabilities	5,105,801	4,283,381
Commitments and contingencies (Note 12)
Shareholders’ equity
Class A shares: no par value, 1,000,000,000 shares authorized, 70,911,166 and 70,896,795 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	1,712,671	1,716,490
Accumulated deficit	(150,908)	(94,948)
Accumulated other comprehensive income	4,208	3,108

Total Class A shareholders’ equity	1,565,971	1,624,650
Noncontrolling interest	4,279,535	4,443,089

Total shareholders’ equity	5,845,506	6,067,739

Total liabilities and shareholders’ equity	$10,951,307	$10,351,120

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2018	2017	2016
Revenues
Rental revenue	$746,253	$675,089	$419,239
Tenant reimbursements and other	123,242	90,606	48,309

Total revenues	869,495	765,695	467,548

Expenses
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Reimbursable expenses	119,531	88,254	68,063
Amortization of above market lease, net	686	686	286
Acquisition-related expenses	6,149	17,304	10,178
General and administrative	16,048	12,189	9,896

	429,355	412,910	313,774

	440,140	352,785	153,774
Other income (expense)
Interest income	2,501	3,907	774
Interest expense	(215,532)	(184,175)	(116,212)
Other	(7,191)	(1,621)	(726)

	(220,222)	(181,889)	(116,164)

Income from continuing operations before income taxes	219,918	170,896	37,610
Provision for income taxes	(5,779)	(4,906)	(2,264)

Income from continuing operations, net of tax	214,139	165,990	35,346
Income from discontinued operations, net of tax (Note 3)	30,563	—	—

Net Income	244,702	165,990	35,346
Less: Net income attributable to noncontrolling interest	(177,637)	(124,215)	(5,408)

Net income attributable to Class A shareholders	$67,065	$41,775	$29,938

Weighted average Class A shares outstanding:
Basic	70,997,589	61,733,136	57,502,158
Diluted	71,185,674	61,916,546	57,751,489
Per Class A share data
Income from continuing operations per Class A share (basic)	$0.83	$0.68	$0.52
Income from discontinued operations per Class A share (basic)	0.11	—	—

Net income per Class A share (basic)	$0.94	$0.68	$0.52

Income from continuing operations per Class A share (diluted)	$0.83	$0.67	$0.52
Income from discontinued operations per Class A share (diluted)	0.11	—	—

Net income per Class A share (diluted)	$0.94	$0.67	$0.52

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$244,702	$165,990	$35,346
Other comprehensive income
Unrealized gain on cash flow hedges	4,128	9,782	1,879

Other comprehensive income	4,128	9,782	1,879

Comprehensive income	248,830	175,772	37,225
Less: Comprehensive income attributable to noncontrolling interests	(180,665)	(131,236)	(6,842)

Comprehensive income attributable to Class A shareholders	$68,165	$44,536	$30,383

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities
Net income	$244,702	$165,990	$35,346
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net	(30,563)	—	—
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Amortization of deferred financing costs and debt discount	12,031	11,360	7,195
Loss on retirement of debt	2,736	798	—
Amortization related to above market lease, net	686	686	286
Deemed contributions—tax sharing agreement	5,745	1,730	2,156
Straight-line rental revenues	20,680	6,414	(1,739)
Amortization of deferred revenue	(3,711)	(2,352)	(80)
Share-based compensation	2,093	1,336	510
Deferred income taxes	5,090	3,176	108
Other	2,801	—	—
Change in operating assets and liabilities:
Tenant and other receivables, net	(1,283)	3,118	(9,503)
Prepaid expenses and other assets	654	(1,537)	6,747
Due to MGM Resorts International and affiliates	(735)	796	166
Accounts payable, accrued expenses and other liabilities	5,403	158	5,101
Accrued interest	3,531	(3,572)	26,137

Net cash provided by operating activities	556,801	482,578	297,781

Cash flows from investing activities
Capital expenditures for property and equipment	(192)	(488)	(138,987)
Acquisition of Northfield	(1,068,336)	—	—
MGM National Harbor Transaction	—	(462,500)	—

Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)

Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	727,750	(41,875)	(16,750)
Proceeds from issuance of debt	—	350,000	3,700,000
Deferred financing costs	(17,490)	(5,598)	(77,163)
Repayment of assumed debt and bridge facilities	—	(425,000)	(4,544,850)
Issuance of Class A shares	—	404,685	1,207,500
Class A share issuance costs	—	(17,137)	(75,032)
Dividends and distributions paid	(454,260)	(385,435)	(150,829)
Net cash transfers from Parent	—	—	158,822

Net cash provided by (used in) financing activities	256,000	(120,360)	201,698

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	23,406	—	—
Cash flows provided by investing activities, net	32,416	—	—
Cash flows provided by financing activities, net	—	—	—

Net cash provided by discontinued operations	55,822	—	—

Change in cash and cash equivalents classified as assets held for sale	55,822	—	—
Cash and cash equivalents
Net (decrease) increase for the period	(255,727)	(100,770)	360,492
Balance, beginning of period	259,722	360,492	—

Balance, end of period	$3,995	$259,722	$360,492

Supplemental cash flow disclosures
Interest paid	$199,429	$176,033	$82,880
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$19,316	$52,995	$72,402
Accrual of dividend and distribution payable to Class A shareholders and Operating Partnership unit holders	$119,055	$111,733	$94,109
MGM National Harbor Transaction net assets acquired	$—	$721,409	$—
Borgata Transaction net assets acquired	$—	$—	$1,273,230

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except per share amounts)

	Class A Shares	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Predecessor Net Parent Investment	Total Class A Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
Balance at January 1, 2016	$—	$—	$—	$—	$6,058,959	$6,058,959	$—	$6,058,959
Net loss — January 1, 2016 to April 24, 2016	—	—	—	—	(84,383)	(84,383)	—	(84,383)
Assumption of bridge facilities from MGM	—	—	—	—	(4,000,000)	(4,000,000)	—	(4,000,000)
Other contributions from MGM	—	—	—	—	1,893,502	1,893,502	—	1,893,502
Issuance of Class A shares	—	1,207,500	—	—	—	1,207,500	—	1,207,500
Initial public offering costs	—	(75,032)	—	—	—	(75,032)	—	(75,032)
Noncontrolling interest and additional paid-in capital effective April 24, 2016	—	201,785	—	—	(3,868,078)	(3,666,293)	3,666,293	—
Borgata Transaction	—	28,753	—	—	—	28,753	699,626	728,379
Net income — April 25, 2016 to December 31, 2016	—	—	29,938	—	—	29,938	89,791	119,729
Other comprehensive income — cash flow hedges	—	—	—	445	—	445	1,434	1,879
Share-based compensation	—	124	—	—	—	124	386	510
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	2,156	2,156
Dividends and distributions declared ($1.0382 per class A share)	—	—	(59,696)	—	—	(59,696)	(185,242)	(244,938)

Balance at December 31, 2016	—	1,363,130	(29,758)	445	—	1,333,817	4,274,444	5,608,261
Net income	—	—	41,775	—	—	41,775	124,215	165,990
Other comprehensive income — cash flow hedges	—	—	—	2,761	—	2,761	7,021	9,782
MGM National Harbor Transaction	—	19,372	—	11	—	19,383	277,026	296,409
Issuance of Class A shares	—	333,742	(4,125)	(109)	—	329,508	58,040	387,548
Share-based compensation	—	334	—	—	—	334	1,002	1,336
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	1,730	1,730
Dividends and distributions declared ($1.5975 per share)	—	—	(102,840)	—	—	(102,840)	(300,219)	(403,059)
Other	—	(88)	—	—	—	(88)	(170)	(258)

Balance at December 31, 2017	—	1,716,490	(94,948)	3,108	—	1,624,650	4,443,089	6,067,739
Net income	—	—	67,065	—	—	67,065	177,637	244,702
Other comprehensive income — cash flow hedges	—	—	—	1,100	—	1,100	3,028	4,128
Share-based compensation	—	558	—	—	—	558	1,535	2,093
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	5,745	5,745
Dividends and distributions declared ($1.7350 per share)	—	—	(123,025)	—	—	(123,025)	(338,557)	(461,582)
Other	—	(4,377)	—	—	—	(4,377)	(12,942)	(17,319)

Balance at December 31, 2018	$—	$1,712,671	$(150,908)	$4,208	$—	$1,565,971	$4,279,535	$5,845,506

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	December 31,
	2018	2017
ASSETS
Real estate investments, net	$10,506,129	$10,021,938
Cash and cash equivalents	3,995	259,722
Tenant and other receivables, net	7,668	6,385
Prepaid expenses and other assets	34,813	18,487
Above market lease, asset	43,014	44,588
Assets held for sale	355,688	—

Total assets	$10,951,307	$10,351,120

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$4,666,949	$3,934,628
Due to MGM Resorts International and affiliates	227	962
Accounts payable, accrued expenses and other liabilities	20,796	10,240
Above market lease, liability	46,181	47,069
Accrued interest	26,096	22,565
Distribution payable	119,055	111,733
Deferred revenue	163,926	127,640
Deferred income taxes, net	33,634	28,544
Liabilities related to assets held for sale	28,937	—

Total liabilities	5,105,801	4,283,381
Commitments and contingencies (Note 12)
Partners’ capital
General partner	—	—
Limited partners: 266,045,289 and 266,030,918 Operating Partnership units issued and outstanding as of December 31, 2018 and December 31, 2017, respectively.	5,845,506	6,067,739

Total partners’ capital	5,845,506	6,067,739

Total liabilities and partners’ capital	$10,951,307	$10,351,120

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Year Ended December 31,
	2018	2017	2016
Revenues
Rental revenue	$746,253	$675,089	$419,239
Tenant reimbursements and other	123,242	90,606	48,309

Total revenues	869,495	765,695	467,548

Expenses
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Reimbursable expenses	119,531	88,254	68,063
Amortization of above market lease, net	686	686	286
Acquisition-related expenses	6,149	17,304	10,178
General and administrative	16,048	12,189	9,896

	429,355	412,910	313,774

	440,140	352,785	153,774
Other income (expense)
Interest income	2,501	3,907	774
Interest expense	(215,532)	(184,175)	(116,212)
Other	(7,191)	(1,621)	(726)

	(220,222)	(181,889)	(116,164)

Income from continuing operations before income taxes	219,918	170,896	37,610
Provision for income taxes	(5,779)	(4,906)	(2,264)

Income from continuing operations, net of tax	214,139	165,990	35,346
Income from discontinued operations, net of tax (Note 3)	30,563	—	—

Net Income	$244,702	$165,990	$35,346

Weighted average Operating Partnership units outstanding:
Basic	266,131,712	249,451,258	232,181,070
Diluted	266,319,797	249,634,668	232,430,401
Per Operating Partnership unit data
Income from continuing operations per Operating Partnership unit (basic)	$0.80	$0.67	$0.52
Income from discontinued operations per Operating Partnership unit (basic)	0.12	—	—

Net income per Operating Partnership unit (basic)	$0.92	$0.67	$0.52

Income from continuing operations per Operating Partnership unit (diluted)	$0.80	$0.66	$0.52
Income from discontinued operations per Operating Partnership unit (diluted)	0.12	—	—

Net income per Operating Partnership unit (diluted)	$0.92	$0.66	$0.52

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$244,702	$165,990	$35,346
Other comprehensive income
Unrealized gain on cash flow hedges	4,128	9,782	1,879

Other comprehensive income	4,128	9,782	1,879

Comprehensive income	$248,830	$175,772	$37,225

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities
Net income	$244,702	$165,990	$35,346
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net	(30,563)	—	—
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Amortization of deferred financing costs and debt discount	12,031	11,360	7,195
Loss on retirement of debt	2,736	798	—
Amortization related to above market lease, net	686	686	286
Deemed contributions — tax sharing agreement	5,745	1,730	2,156
Straight-line rental revenues	20,680	6,414	(1,739)
Amortization of deferred revenue	(3,711)	(2,352)	(80)
Share-based compensation	2,093	1,336	510
Deferred income taxes	5,090	3,176	108
Other	2,801	—	—
Change in operating assets and liabilities:
Tenant and other receivables, net	(1,283)	3,118	(9,503)
Prepaid expenses and other assets	654	(1,537)	6,747
Due to MGM Resorts International and affiliates	(735)	796	166
Accounts payable, accrued expenses and other liabilities	5,403	158	5,101
Accrued interest	3,531	(3,572)	26,137

Net cash provided by operating activities	556,801	482,578	297,781

Cash flows from investing activities
Capital expenditures for property and equipment	(192)	(488)	(138,987)
Acquisition of Northfield	(1,068,336)	—	—
MGM National Harbor Transaction	—	(462,500)	—

Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)

Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	727,750	(41,875)	(16,750)
Proceeds from issuance of debt	—	350,000	3,700,000
Deferred financing costs	(17,490)	(5,598)	(77,163)
Repayment of assumed debt and bridge facilities	—	(425,000)	(4,544,850)
Proceeds from issuance of OP units by MGP	—	387,548	1,132,468
Distributions paid	(454,260)	(385,435)	(150,829)
Net cash transfers from Parent	—	—	158,822

Net cash provided by (used in) financing activities	256,000	(120,360)	201,698

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	23,406	—	—
Cash flows provided by investing activities, net	32,416	—	—
Cash flows provided by financing activities, net	—	—	—

Net cash provided by discontinued operations	55,822	—	—

Change in cash and cash equivalents classified as assets held for sale	55,822	—	—
Cash and cash equivalents
Net (decrease) increase for the period	(255,727)	(100,770)	360,492
Balance, beginning of period	259,722	360,492	—

Balance, end of period	$3,995	$259,722	$360,492

Supplemental cash flow disclosures
Interest paid	$199,429	$176,033	$82,880
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$19,316	$52,995	$72,402
Accrual of distribution payable to Operating Partnership unit holders	$119,055	$111,733	$94,109
MGM National Harbor Transaction net assets acquired	$—	$721,409	$—
Borgata Transaction net assets acquired	$—	$—	$1,273,230

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands, except per unit amounts)

	General Partner	Limited Partners	Predecessor Net Parent Investment	Total Partners’ Capital
Balance at January 1, 2016	$—	$—	$6,058,959	$6,058,959
Net loss — January 1, 2016 to April 24, 2016	—	—	(84,383)	(84,383)
Assumption of bridge facilities from MGM	—	—	(4,000,000)	(4,000,000)
Other contributions from MGM	—	—	1,893,502	1,893,502
Limited Partnership Interest effective April 24, 2016	—	3,868,078	(3,868,078)	—
Purchase of OP units by MGM	—	1,132,468	—	1,132,468
Borgata Transaction	—	728,379	—	728,379
Net income — April 25, 2016 to December 31, 2016	—	119,729	—	119,729
Other comprehensive income — cash flow hedges	—	1,879	—	1,879
Share-based compensation	—	510	—	510
Deemed contribution — tax sharing agreement	—	2,156	—	2,156
Distributions declared ($1.0382 per unit)	—	(244,938)	—	(244,938)

Balance at December 31, 2016	—	5,608,261	—	5,608,261
Net income	—	165,990	—	165,990
Other comprehensive income — cash flow hedges	—	9,782	—	9,782
MGM National Harbor Transaction	—	296,409	—	296,409
Issuance of OP units	—	387,548	—	387,548
Share-based compensation	—	1,336	—	1,336
Deemed contribution — tax sharing agreement	—	1,730	—	1,730
Distributions declared ($1.5975 per unit)	—	(403,059)	—	(403,059)
Other	—	(258)	—	(258)

Balance at December 31, 2017	—	6,067,739	—	6,067,739
Net income	—	244,702	—	244,702
Other comprehensive income — cash flow hedges	—	4,128	—	4,128
Share-based compensation	—	2,093	—	2,093
Deemed contribution — tax sharing agreement	—	5,745	—	5,745
Distributions declared ($1.7350 per unit)	—	(461,582)	—	(461,582)
Other	—	(17,319)	—	(17,319)

Balance at December 31, 2018	$—	$5,845,506	$—	$5,845,506

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS

Organization. MGM Growth Properties LLC (“MGP” or the “Company”) is a limited liability company that was organized in Delaware in October 2015. MGP conducts its operations through MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership that was formed in January 2016 and acquired by MGP on April 25, 2016 (the “IPO Date”) in connection with MGP’s formation transactions, including its initial public offering of Class A shares as discussed further below. The Company has elected be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

MGM Resorts International (“MGM” or the “Parent”) is a Delaware corporation that acts largely as a holding company and, through its subsidiaries, owns and operates large-scale destination entertainment and leisure resorts. Prior to the IPO Date, the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Park MGM (which was branded as Monte Carlo prior to May 2018), Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”), which comprised the Company’s real estate investments prior to the acquisition of Borgata (as described below), were owned and operated by MGM. On the IPO Date, MGM engaged in a series of formation transactions in which subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to a Master Contribution Agreement (the “MCA”) in exchange for Operating Partnership units representing limited partner interests in the Operating Partnership and the assumption by the Operating Partnership of $4 billion of indebtedness from the contributing MGM subsidiaries.

On the IPO Date, MGP completed the initial public offering of 57.5 million of its Class A shares representing limited liability company interests. MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the Operating Partnership units and the general partner interest in the Operating Partnership. Certain subsidiaries of MGM acquired the remaining 73.3% of the outstanding Operating Partnership units on such date. MGM retained ownership of MGP’s outstanding Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights, and is consolidated by MGM. If the holder of the Class B share and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, the Class B share is no longer entitled to any voting rights. To the extent that the Class B share is entitled to majority voting power pursuant to MGP’s operating agreement, MGM may only transfer the Class B share (other than transfers to us and MGM’s controlled affiliates) if and to the extent that such transfer is approved by special approval by an independent conflicts committee, not to be unreasonably withheld. When determining whether to grant such approval, the conflicts committee must take into account the interests of MGP’s Class A shareholders and MGP ahead of the interests of the holder of the Class B share. No par value is attributed to the MGP’s Class A and Class B shares.

As discussed in Note 3 and Note 9, the Operating Partnership issued additional Operating Partnership units in connection with the Borgata Transaction, follow-on public offerings of Class A shares and the MGM National Harbor Transaction. As of December 31, 2018, there were approximately 266.0 million Operating Partnership units outstanding in the Operating Partnership of which MGM owned approximately 195.1 million Operating Partnership units or 73.3% of the Operating Partnership units in the Operating Partnership. MGP owns the remaining 26.7% of the Operating Partnership units in the Operating Partnership. MGM’s Operating Partnership

units are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. The determination of settlement method is at the option of MGP’s independent conflicts committee. MGM’s indirect ownership of these Operating Partnership units is recognized as a noncontrolling interest in MGP’s financial statements. A wholly owned subsidiary of MGP is the general partner of the Operating Partnership and operates and controls all of its business affairs. As a result, MGP consolidates the Operating Partnership and its subsidiaries.

MGP is a publicly traded REIT primarily engaged through its investment in the Operating Partnership in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. A wholly owned subsidiary of the Operating Partnership (the “Landlord”) leases all of its real estate properties back to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (the “Master Lease”).

Northfield Acquisition and Northfield OpCo Transaction

On July 6, 2018, a wholly owned taxable REIT subsidiary of the Company (the “TRS”) completed its previously announced acquisition of the membership interests of Northfield Park Associates, LLC (“Northfield”), an Ohio limited liability company that owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park (the “Rocksino” and such acquisition the “Northfield Acquisition”) from Milstein Entertainment LLC. Simultaneously with the close of the transaction, Northfield entered into a new agreement with an affiliate of Hard Rock Café International (STP), Inc. (“Hard Rock”) to continue to serve as the manager of the property. Refer to Note 2 and Note 3 for additional details.

On April 1, 2019, the TRS liquidated. Concurrently, a subsidiary of MGM acquired the membership interests of Northfield for consideration consisting primarily of Operating Partnership units that were ultimately redeemed by the Operating Partnership, and the Company retained the real estate assets (collectively, the “Northfield OpCo Transaction”). Refer to Note 3 for additional details on the Northfield OpCo Transaction and the presentation of discontinued operations.

Empire City Transaction

On January 29, 2019, the Company acquired the real property associated with the Empire City Casino’s race track and casino (“Empire City”) from MGM upon its acquisition of Empire City for fair value of consideration transferred of approximately $634 million, which included the assumption of approximately $246 million of debt by the Operating Partnership with the balance through the issuance of 12.9 million Operating Partnership units to MGM (“Empire City Transaction”). Empire City was added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $50 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. In addition, pursuant to the Master Lease, MGP has a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

Park MGM Lease Transaction

On December 20, 2018, the Company entered into a definitive agreement with MGM whereby the Company will pay MGM consideration of $637.5 million for renovations undertaken by MGM regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Lease Transaction”). Additionally, at closing the parties will enter into an amendment to the Master Lease whereby the annual rent payment to the Company will increase by $50.0 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. The transaction is expected to close in the first quarter of 2019 and is subject to customary closing conditions.

Segments

The Company’s TRS liquidated in connection with the Northfield OpCo Transaction in April 2019 and, accordingly, the Company solely generates revenue from its real estate properties. The Company’s real estate properties are similar to one another in that they consist of large-scale destination entertainment and leisure resorts and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail, are held by a subsidiary of the Operating Partnership, have similar economic characteristics and are governed under a single Master Lease. As such, the properties are reported as one reportable segment.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying combined and consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

For periods prior to the IPO Date, the accompanying combined and consolidated financial statements of MGP and the Operating Partnership represent the IPO Properties, which were controlled by MGM, and have been determined to be MGP’s and the Operating Partnership’s predecessor for accounting purposes (the “Predecessor”). The accompanying combined and consolidated financial statements include Predecessor financial statements that have been “carved out” of MGM’s consolidated financial statements and reflect significant assumptions and allocations. The financial statements do not fully reflect what the Predecessor’s results of operations, financial position and cash flows would have been if the Predecessor had been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the future results of operations, financial position and cash flows of MGP or the Operating Partnership.

For periods subsequent to the IPO Date, the accompanying combined and consolidated financial statements of MGP and the Operating Partnership represent the results of operations, financial positions and cash flows of MGP and the Operating Partnership, including their respective subsidiaries. Certain reclassifications have been made to conform the prior period presentation. Property tax expense and property insurance expense were separately classified in prior periods and now are classified within “reimbursable expenses” in the accompanying combined and consolidated statements of operations.

Principles of consolidation. The Company identifies entities for which control is achieved through means other than voting rights and to determine which business enterprise is the primary beneficiary of variable interest entities (“VIE”). A VIE is an entity in which either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company consolidates its investment in a VIE when it determines that it is its primary beneficiary. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affect the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary. The Company performs this analysis on an ongoing basis. The combined and consolidated financial statements of MGP include the accounts of the Operating Partnership, a VIE of which the Company is the primary beneficiary, as well as its wholly owned and majority-owned subsidiaries, which represents all of MGP’s assets and liabilities. As MGP holds what is deemed a majority voting interest in the Operating Partnership through its ownership of the Operating Partnership’s sole general partner, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs. The combined and consolidated financial statements of the Operating Partnership include the accounts of its wholly owned subsidiary, the Landlord, which owns the real estate, a VIE of which the Operating Partnership is the primary beneficiary. As of December 31, 2018, on a consolidated basis, the Landlord had total assets of $9.8 billion primarily related to its real estate assets and total liabilities of $247.5 million primarily related to its deferred revenue and above market lease liability.

For entities not determined to be VIEs, the Company consolidates such entities in which the Company owns 100% of the equity. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the entity if it has the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. All intercompany balances and transactions are eliminated in consolidation.

Noncontrolling interest. MGP presents noncontrolling interest and classifies such interest as a component of consolidated shareholders’ equity, separate from the Company’s Class A shareholders’ equity. Noncontrolling interest in MGP represents Operating Partnership units currently held by subsidiaries of MGM. Net income or loss of the Operating Partnership is allocated to its noncontrolling interest based on the noncontrolling interest’s ownership percentage in the Operating Partnership except for income tax expenses as discussed in Note 8. Ownership percentage is calculated by dividing the number of Operating Partnership units held by the noncontrolling interest by the total Operating Partnership units held by the noncontrolling interest and the Company. Issuance of additional Class A shares and Operating Partnership units changes the ownership interests of both the noncontrolling interest and the Company. Such transactions and the related proceeds are treated as capital transactions.

MGM may tender its Operating Partnership units for redemption by the Operating Partnership in exchange for cash equal to the market price of MGP’s Class A shares at the time of redemption or for unregistered Class A shares on a one-for-one basis. Such selection to pay cash or issue Class A shares to satisfy an Operating Partnership unitholder’s redemption request is solely within the control of MGP’s independent conflicts committee.

Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s most significant assumptions and estimates relate to the useful lives of real estate assets, real estate impairment assessments, and valuation of derivative financial instruments. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. Management evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from these estimates.

Real estate investments. Real estate investments consist of land, buildings, improvements and integral equipment. The contribution or acquisition of the real property by the Operating Partnership from MGM represent transactions between entities under common control, and as a result, such real estate was initially recorded by the Company at MGM’s historical cost basis, less accumulated depreciation (i.e., there was no change in the basis of the contributed assets), as of the contribution or acquisition dates. Costs of maintenance and repairs to real estate investments are the responsibility of the Tenant under the Master Lease.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, the Company will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP (“Non-Normal Tenant Improvements”), subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. The Company will be entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Company is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties, as well as equipment that would be a necessary improvement at any of the properties, including initial installation of elevators, air conditioning systems or electrical wiring. Such Non-Normal Tenant Improvements are capitalized and depreciated over the asset’s remaining life. Inception-to-date, Non-Normal Tenant Improvements were $144.7 million through December 31, 2018.

Property and Equipment used in operations. Property and equipment used in operations are stated at cost. The property and equipment used in operations was acquired through the Northfield Acquisition and therefore recognized at fair value at the acquisition date. Property and Equipment used in operations that relate to the operations of Northfield are classified as assets held for sale. Refer to Note 3 for further information.

The Company evaluates its long-lived assets for impairment based on its classification as held for sale or to be held and used. Several criteria must be met before an asset is classified as held for sale, including that management with the appropriate authority commits to a plan to sell the asset to a third-party at a reasonable price in relation to its fair value and is actively seeking a buyer. For assets held for sale, the Company recognizes the asset at the lower of carrying value or fair market value less costs to sell, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. For assets to be held and used, the Company reviews for impairment whenever indicators of impairment exist. The Company then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment charge is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. All recognized impairment losses, whether for assets held for sale or assets to be held and used, are recorded as operating expenses. There were no impairment charges related to long lived assets recognized during the years ended December 31, 2018, 2017, and, 2016.

Depreciation and property transactions. Depreciation expense is recognized over the useful lives of real estate investments and property and equipment used in operations applying the straight-line method over the following estimated useful lives, which are periodically reviewed:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Furniture, fixtures and equipment	3 to 20 years

Property transactions, net are comprised of transactions related to long-lived assets, such as normal losses on the disposition of assets.

Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of 90 days or less at the date of acquisition. Such investments are carried at cost, which approximates market value.

Revenue recognition. Rental revenue under the Master Lease is recognized on a straight-line basis over the non-cancelable term and reasonably assured renewal periods, which includes the initial lease term of ten years and all four additional five years terms under the Master Lease, for all contractual revenues that are determined to be fixed and measurable. The difference between such rental revenue earned and the cash rent due under the provisions of the Master Lease is recorded as deferred rent receivable and included as a component of tenant and other receivables, net or as deferred revenue if cash rent due exceeds rental revenue earned.

Tenant reimbursement revenue arises from costs which the Company is the primary obligor that are required to be paid by the Tenant or reimbursed to the Company pursuant to the Master Lease. This revenue is recognized in the same periods as the expense is incurred.

Northfield generates gaming, food, beverage and other revenue, which primarily consists of video lottery terminal (“VLT”) wager transactions and food and beverage transactions. The transaction price for a VLT wager is the difference between gaming wins and losses (net win). The Company accounts for VLT revenue on a portfolio basis given the similar characteristics of wagers by recognizing net win per gaming day versus on an individual wager basis. The transaction price of food and beverage contracts is the amount collected from customer or stand-alone selling price for such goods and services and is recorded when the delivery is made. Sales and usage-based taxes are excluded from revenues. Gaming, food, beverage and other revenue relate to the operations of Northfield and are classified as discontinued operations. Refer to Note 3 for further information.

Deferred revenue. The Company receives nonmonetary consideration related to Non-Normal Tenant Improvements as they become MGP’s property pursuant to the Master Lease and recognizes the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. The Company depreciates the real estate investments over their estimated useful lives and amortizes the deferred revenue as additional rental revenue over the remaining term of the Master Lease once the related real estate assets are placed in service.

Goodwill and other intangible assets. Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. The Company performs its annual impairment tests in the fourth quarter of each fiscal year. No impairments were indicated or recorded as a result of the annual impairment review for goodwill and indefinite-lived intangible assets in 2018. Goodwill and other intangible assets are classified as assets held for sale. Refer to Note 3 for further information.

Accounting guidance provides entities the option to perform a qualitative assessment of goodwill and indefinite-lived intangible assets (commonly referred to as step zero) in order to determine whether further impairment testing is necessary. In performing the step zero analysis the Company considers macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events, and changes in the composition or carrying amount of net assets of reporting units for goodwill. In addition, the Company takes into consideration the amount of excess of fair value over carrying value determined in the last quantitative analysis that was performed, as well as the period of time that has passed since the last quantitative analysis. If the step zero analysis indicates that it is more likely than not that the fair value is less than its carrying amount, the entity would proceed to a quantitative analysis.

Under the quantitative analysis, goodwill for relevant reporting units is tested for impairment using a discounted cash flow analysis based on the estimated future results of the Company’s reporting units discounted using market discount rates and market indicators of terminal year capitalization rates, and a market approach that utilizes business enterprise value multiples based on a range of multiples from the Company’s peer group. An impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Under the qualitative analysis, the license rights are tested for impairment using a discounted cash flow approach. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Reimbursable expenses. Reimbursable expenses arise from costs which the Company is the primary obligor that are required to be reimbursed or paid directly by Tenant pursuant to the Master Lease including property taxes of the properties and ground lease rent. Reimbursable expenses also includes property insurance in the periods presented prior to the IPO Date.

Acquisition-related expenses. The Company expenses transaction costs associated with completed or announced acquisitions in the period in which they are incurred. These costs are included in acquisition-related expenses within the combined and consolidated statements of operations.

General and administrative. General and administrative expenses primarily includes the salaries and benefits of employees and external consulting costs. In addition, pursuant to a corporate services agreement between the Operating Partnership and MGM (the “Corporate Services Agreement”), MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement for the years ended December 31, 2018 and 2017 of $1.9 million and $1.6 million, respectively. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement from the IPO Date through December 31, 2016 of $0.9 million.

Net income per share. Basic net income per share includes the weighted average number of Class A shares outstanding during the period. Dilutive net income per share includes the weighted average number of Class A shares and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Net income per unit. Basic net income per unit includes the weighted average number of Operating Partnership units outstanding during the period. Dilutive net income per unit includes the weighted average number of Operating Partnership units and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Deferred financing costs. Deferred financing costs were incurred in connection with the issuance of the term loan facilities, revolving credit facility and senior notes. Costs incurred in connection with term loan facilities and senior notes are capitalized and offset against the carrying amount of the related indebtedness. Costs incurred in connection with the Operating Partnership’s revolving credit facility are capitalized as a component of prepaid expenses and other assets. These costs are amortized over the term of the indebtedness and are included in interest expense in the combined and consolidated statement of operations.

Derivative financial instruments. The Company accounts for its derivatives in accordance with FASB ASC Topic 815, Derivatives and Hedging, in which all derivative instruments are reflected at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as hedging instruments, the Company records the gain or loss on the hedge instruments as a component of accumulated other comprehensive income.

Fair value measurements. Fair value measurements are utilized in the accounting impairment assessments of the Company’s long-lived assets, assets acquired and liabilities assumed in a business combination, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs. The Company used the following inputs in its fair value measurements:

•	Level 2 inputs for its long-term debt fair value disclosures. See Note 6;

•	Level 2 inputs when measuring the fair value of its interest rate swaps. See Note 7; and

•	Level 2 and Level 3 inputs when assessing the fair value of assets acquired and liabilities assumed during the Northfield Acquisition. See Note 3.

Income taxes. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Concentrations of credit risk. As of December 31, 2018, substantially all of the Company’s real estate properties have been leased to a wholly owned subsidiary of MGM, and all of the Company’s revenues for the period ending December 31, 2018, 2017 and 2016 are derived from the Master Lease. Management does not believe there are any other significant concentrations of credit risk.

Geographical risk. A significant number of the Company’s real estate properties are located in Las Vegas, Nevada. Accordingly, future negative trends in local economic activity or natural disasters in this area might have a more significant effect on the Company than a more geographically diversified entity and could have an adverse impact on its financial condition and operating results.

Recently issued accounting standards. In January 2017, FASB issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating step two from the goodwill impairment test. Under the amended guidance, the Company will perform its annual goodwill impairment tests (and interim tests if any are determined to be necessary) by comparing the fair value of its reporting units with their carrying value, and an impairment charge, if any, will be recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. The Company early adopted ASU 2017-04 and it did not have a material effect on the Company’s consolidated financial statements.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). ASU 2017-12 is effective for fiscal years beginning after December 15, 2018, and interim periods within those years. ASU 2017-12 amends the hedge accounting recognition and presentation requirements in order to improve the transparency and understandability of information about an entity’s risk management activities, and simplifies the application of hedge accounting. The Company early adopted ASU 2017-12 and it did not have a material impact on its consolidated financial statements and footnote disclosures.

In February 2018, the FASB issued ASC 842 “Leases (Topic 842),” which replaces the existing guidance in ASC 840, “Leases,” (“ASC 842”). ASC 842 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases, the lessee will recognize interest expense and amortization of the ROU asset and for operating leases the lessee will recognize a straight-line total lease expense. The Company will adopt ASC 842 on January 1, 2019, utilizing the simplified transition method and accordingly will not recast comparative period financial information. The Company will elect the package of practical expedients available under ASC 842, which includes that the Company need not reassess the lease classification for existing contracts. Accordingly, the Master Lease will continue to be classified as an operating lease. ASC 842 requires lessors to exclude from variable payments, and therefore from revenue, lessor costs paid by lessees directly to third parties. Under the Master Lease, the lessee pays property tax and insurance directly to third parties; accordingly, the Company will no longer reflect such costs as “Tenant reimbursements” within revenues or “Reimbursable expenses” within expenses. The Company is also a lessee in lease arrangements for which the most material leases are ground leases that will continue to be classified as operating leases.

In May 2014, the FASB issued ASC 606, Revenue from Contracts with Customers (Topic 606) which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the standard, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods and services. The Company adopted ASC 606 on January 1, 2018 and it did not have a material impact on the Company’s financial statements.

NOTE 3 — ACQUISITIONS AND DISPOSITIONS

Northfield Acquisition and Northfield OpCo Transaction. As discussed in Note 1, on July 6, 2018 the TRS completed its acquisition of 100% of the membership interests of Northfield for a purchase price of approximately $1.1 billion. The Company funded the acquisition through a $200 million draw on the term loan A facility and a $655 million draw under the revolving credit facility, with the remainder of the purchase price paid with cash on hand. The acquisition will expand MGP’s real estate assets and diversify MGP’s geographic reach.

The Company recognized 100% of the assets and liabilities of Northfield at fair value at the date of the acquisition. Under the acquisition method, the fair value was allocated to the assets acquired and liabilities assumed in the transaction. The allocation of fair value for substantially all of the assets and liabilities is preliminary and may be adjusted up to one year after the acquisition. Specifically, as of December 31, 2018, the Company was finalizing valuation work related to the asset classes that comprise the property and equipment acquired.

The following table sets forth the preliminary purchase price allocation at July 6, 2018 (in thousands):

Fair value of assets acquired and liabilities:
Property and equipment used in operations	$792,807
Cash and cash equivalents	35,831
Racing and gaming licenses	228,000
Customer list	25,000
Goodwill	17,915
Other assets	9,598
Other liabilities	(38,786)

$1,070,365

As discussed above, the Company recognized the identifiable intangible assets at fair value. The estimated fair values of the intangible assets were preliminarily determined using methodologies under the income approach based on significant inputs that were not observable. The goodwill is primarily attributable to the synergies expected to arise after the acquisition.

Consolidated results. For the period from July 6, 2018 through December 31, 2018, Northfield’s net revenue was $132.9 million and operating income and net income were both $33.0 million. These amounts are reflected in discontinued operations on the consolidated statement of operations on a retrospective basis as discussed further below.

Northfield OpCo Transaction. As discussed in Note 1, on April 1, 2019, the Company’s TRS liquidated. Concurrently, a subsidiary of MGM acquired the operations of Northfield (“Northfield OpCo”) for consideration consisting primarily of Operating Partnership units that were ultimately redeemed by the Operating Partnership, and the Company retained the real estate assets. Subsequently, MGM rebranded Northfield’s operations as MGM Northfield Park, and the associated real estate assets were added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment will increase by $60 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2.0% per year until 2022.

The Northfield OpCo Transaction was accounted for as a transaction between entities under common control and, therefore, the Company had carried the Northfield OpCo operating assets and liabilities as held and used until the close of the transaction on April 1, 2019. The Company’s results for Northfield OpCo for the year ended December 31, 2018 are reflected in discontinued operations on the consolidated statement of operations and the related assets and liabilities have been reclassified as assets held for sale and liabilities related to assets held for sale on the consolidated balance sheet on a retrospective basis. The retained real estate assets have been retrospectively reclassified into real estate investments, net. The major classes of assets and liabilities of the Northfield OpCo presented as assets and liabilities related to assets held for sale as of December 31, 2018 were as follows:

December 31, 2018 (In thousands)
Assets held for sale
Property and equipment, used in operations, net	$20,391
Cash and cash equivalents	55,822
Tenant and other receivables, net	7,322
Prepaid expenses and other assets	3,024
Goodwill	17,915
Other intangible assets, net	251,214

Assets held for sale	$355,688

Liabilities related to assets held for sale
Due to MGM Resorts International and affiliates	$80
Accounts payable, accrued expenses and other liabilities	28,806
Deferred revenue	51

Liabilities related to assets held for sale	$28,937

The results of the Northfield OpCo discontinued operations are summarized as follows:

Year Ended December 31, 2018
(In thousands)
Total revenues	$132,949
Total expenses	(97,330)

Income for discontinued operations before income taxes	35,619
Provision for income tax	(5,056)

Income from discontinued operations, net of tax	30,563
Less: Net income attributable to noncontrolling interests — discontinued operations	(22,417)

Net income from discontinued operations	$8,146

MGM National Harbor Transaction. On October 5, 2017, MGP completed the purchase of the long-term leasehold interest and real property improvements associated with MGM National Harbor casino resort (“MGM National Harbor”) for consideration consisting of the assumption of $425 million of debt, which was immediately paid off on the closing date, $462.5 million of cash and the issuance of 9.8 million Operating Partnership units to a subsidiary of MGM. The real estate assets related to MGM National Harbor were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $95 million, $85.5 million of which relates to the base rent for the initial term and the remaining $9.5 million of which relates to the percentage rent. See Note 5 for further discussion of the Master Lease.

The MGM National Harbor Transaction was accounted for as a transaction between entities under common control, and therefore the Company recorded the MGM National Harbor real estate assets at the carryover value of $1.18 billion from MGM. In addition, the Operating Partnership was assigned ground leases for an approximate 23 acres underlying MGM National Harbor, which the terms extends through 2082. Under the terms of the Master Lease, the Tenant is responsible for the rent payments related to the ground leases during the term of the Master Lease.

Borgata Transaction. On August 1, 2016, MGM completed the acquisition of Boyd Gaming Corporation’s ownership interest in Borgata. Concurrently, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the transfer of the real estate assets related to Borgata, located at Renaissance Pointe in Atlantic City, New Jersey, from a subsidiary of MGM to the Landlord (the “Borgata Transaction”). A subsidiary of MGM operates Borgata. The consideration that was paid by MGP to a subsidiary of MGM consisted of 27.4 million newly issued Operating Partnership units and the assumption by the Operating Partnership of $545 million of indebtedness from such subsidiary of MGM. The real estate assets related to Borgata were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $100 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million of which relates to the percentage rent. Following the closing of the Borgata Transaction, the base rent under the Master Lease became $585 million for the initial term and the percentage rent became $65 million. See Note 5 for further discussion of the Master Lease.

NOTE 4 — REAL ESTATE INVESTMENTS

The carrying value of real estate investments is as follows:

	December 31,
	2018	2017
	(in thousands)
Land	$4,536,013	$4,143,513
Buildings, building improvements, land improvements and integral equipment	8,782,321	8,512,334

	13,318,334	12,655,847
Less: Accumulated depreciation	(2,812,205)	(2,633,909)

	$10,506,129	$10,021,938

NOTE 5 — LEASES

Master Lease. Pursuant to the Master Lease, the Tenant has leased the Company’s real estate properties from the Landlord. The Master Lease is accounted for as an operating lease and has an initial lease term of ten years with the potential to extend the term for four additional five years terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the real estate under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the Master Lease provides MGP with a right of first offer with respect to MGM Springfield, which MGP may exercise should MGM elect to sell this property in the future, and with respect to any future gaming development by MGM on the undeveloped land adjacent to Empire City.

In connection with the commencement of the third lease year on April 1, 2018, the base rent under the Master Lease increased to $695.8 million, resulting in total annual rent under the Master Lease of $770.3 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. As of December 31, 2018, the base rent represents approximately 90% of the rent payments due under the Master Lease and the percentage rent represents approximately 10% of the rent payments due under the Master Lease. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant (the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the Operating Subtenants, from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%).

In connection with the MGM National Harbor Transaction on October 5, 2017, the base rent under the Master Lease increased to $682.2 million and the percentage rent to $74.5 million, prorated for the remainder of the second lease year, resulting in total annual rent under the Master Lease of $756.7 million. As a result of this transaction, the Master Lease was amended to provide that the initial term with respect to MGM National Harbor ends on August 31, 2024. Thereafter, the initial term of the Master Lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial 10 years term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the Master Lease, the Tenant would also lose the right to renew the Master Lease with respect to the rest of the properties when the initial 10 years lease term ends related to the rest of the properties in 2026.

In connection with the Borgata Transaction on August 1, 2016, rent under the Master Lease increased by $100 million from the initial rent of $550 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million of which relates to the percentage rent. Following the closing of the Borgata Transaction, the base rent under the Master Lease became $585 million for the initial term and the percentage rent became $65 million, prorated for the remainder of the first lease year after the Borgata Transaction.

Straight-line rental revenues from the Master Lease for the years ended December 31, 2018 and 2017 were $746.3 million and $675.1 million, respectively. The Company also recognized revenue related to tenant reimbursements and other of $123.2 million and $90.6 million for the years ended December 31, 2018 and 2017, respectively.

Straight-line rental revenues from the Master Lease for the year ended December 31, 2016 were $419.2 million. Rental revenues from the Master Lease for the year ended December 31, 2016 represents activity from the IPO Date through December 31, 2016. The Company also recognized revenue related to tenant reimbursements and other of $48.3 million for the year ended December 31, 2016.

Under the Master Lease, future non-cancelable minimum rental payments, which are the payments under the initial 10-year term and does not include the four five years renewal options and through August 31, 2024 as it relates to MGM National Harbor, are as follows as of December 31, 2018:

Year ending December 31,	(in thousands)
2019	$780,782
2020	794,907
2021	809,315
2022	757,060
2023	738,435
Thereafter	1,568,769

Total	$5,449,268

Refer to Note 1 and Note 3 for transactions that have been entered into but not yet occurred as of December 31, 2018.

NOTE 6 — DEBT

Debt consists of the following:

	December 31,
	2018	2017
	(in thousands)
Senior secured credit facility:
Senior secured term loan A facility	$470,000	$273,750
Senior secured term loan B facility	1,799,125	1,817,625
Senior secured revolving credit facility	550,000	—
$1,050 million 5.625% senior notes, due 2024	1,050,000	1,050,000
$500 million 4.50% senior notes, due 2026	500,000	500,000
$350 million 4.50% senior notes, due 2028	350,000	350,000

	4,719,125	3,991,375
Less: Unamortized discount and debt issuance costs	(52,176)	(56,747)

	$4,666,949	$3,934,628

Operating Partnership credit agreement. At December 31, 2018, the Operating Partnership senior credit facility consisted of a $470 million term loan A facility, a $1.8 billion term loan B facility, and a $1.4 billion revolving credit facility. In March 2018, the Operating Partnership repriced its term loan B interest rate to LIBOR plus 2.00% and extended the maturity of the term loan B facility to March 2025, which became effective in August 2018. In addition, the Operating Partnership will receive a further reduction in pricing to LIBOR plus 1.75% upon a corporate rating upgrade by either S&P or Moody’s.

In June 2018, the Operating Partnership amended its credit agreement to provide for a $750 million increase of the revolving facility to $1.4 billion, a $200 million increase on the term loan A facility, and extension of the maturities of the revolving facility and the term loan A facility to June 2023. Additionally, the revolving and term loan A facilities were repriced to LIBOR plus 1.75% to 2.25% determined by reference to the total net leverage ratio pricing grid. In addition, amortization payments under the term loan A facility will start on the last business day of each calendar quarter beginning September 30, 2019, for an amount equal to 0.625% of the aggregate principal amount of the term loan A outstanding as of the amendment effective date.

Prior to the amendment, the term loan A facility was subject to amortization in equal quarterly installments of 2.5% of the initial aggregate principal amount to be payable each year. The Operating Partnership permanently repaid $3.8 million of the term loan A facility for the year ended December 31, 2018. The term loan B facility is subject to equal quarterly installments of 1.0% of the initial aggregate principal amount each year. The Operating Partnership permanently repaid $18.5 million of the term loan B facility in the year ended December 31, 2018 in accordance with the scheduled amortization. As of December 31, 2018, $550.0 million was drawn on the revolving credit facility. At December 31, 2018, the interest rate on the term loan A facility was 4.52%, the interest rate on the term loan B facility was 4.52% and the interest rate on the revolver facility was 4.43%. See Note 7 for further discussion of the Operating Partnership’s interest rate swap agreements related to the term loan B facility. No letters of credit were outstanding under the Operating Partnership senior credit facility at December 31, 2018.

The credit agreement contains customary representations and warranties, events of default and positive and negative covenants. The revolving credit facility and term loan A facility also require that the Operating Partnership maintain compliance with a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio. The Operating Partnership was in compliance with its financial covenants at December 31, 2018.

The revolving credit facility and the term loan facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, excluding the real estate assets of MGM National Harbor and Empire City, and subject to other customary exclusions.

Operating Partnership senior notes. In April 2016, the Operating Partnership issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024. The senior notes will mature on May 1, 2024. Interest on the senior notes is payable on May 1 and November 1 of each year.

In August 2016, the Operating Partnership issued $500 million in aggregate principal amount of 4.50% senior notes due 2026. The senior notes will mature on September 1, 2026. Interest on the senior notes is payable on March 1 and September 1 of each year.

In September 2017, the Operating Partnership issued $350 million in aggregate principal amount of 4.50% senior notes due 2028. The senior notes will mature on January 15, 2028. Interest on the senior notes is payable on January 15 and July 15 of each year.

Subsequent to year end, in January 2019, the Operating Partnership issued $750 million in aggregate principal amount of 5.75% senior notes due 2027. The senior notes will mature on February 1, 2027. Interest on the senior notes is payable on February 1 and August 1 of each year, commencing on August 1, 2019.

Each series of the Operating Partnership’s senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest. The indentures governing the senior notes contain customary covenants and events of default. These covenants are subject to a number of important exceptions and qualifications set forth in the applicable indentures governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Maturities of debt. Maturities of the principal amount of the Operating Partnership’s debt as of December 31, 2018 are as follows:

Year ending December 31,	(in thousands)
2019	$24,375
2020	30,250
2021	30,250
2022	30,250
2023	997,375
Thereafter	3,606,625

$4,719,125

Fair value of long-term debt. The estimated fair value of the Operating Partnership’s long-term debt was $4.5 billion and $4.1 billion at December 31, 2018 and 2017, respectively. Fair value was estimated using quoted market prices for the Operating Partnership’s senior notes and senior credit facilities.

Deferred financing costs. The Operating Partnership recognized non-cash interest expense related to the amortization of deferred financing costs of $12.0 million, $11.4 million and $7.2 million during the years ended December 31, 2018, 2017 and 2016, respectively.

NOTE 7 — DERIVATIVES AND HEDGING ACTIVITIES

The Company uses derivative instruments to mitigate the effects of interest rate volatility inherent in its variable rate debt, which could unfavorably impact our future earnings and forecasted cash flows. The Company does not use derivative instruments for speculative or trading purposes.

The Operating Partnership is party to interest rate swaps to mitigate the interest rate risk inherent in its senior secured term loan B facility. As of December 31, 2018 and 2017, the Operating Partnership pays a weighted average fixed rate of 1.844%, on total notional amount of $1.2 billion, and the variable rate received will reset monthly to the one-month LIBOR, with no minimum floor, and mature in November 2021. In December 2018, the Operating Partnership entered into additional interest rate swaps that have a notional amount of $400 million on which it will pay a fixed rate of 2.735% with the variable rate resetting monthly to the one-month LIBOR with a floor of 0%, and mature on December 31, 2024. Such interest rate swaps will become effective on December 31, 2019. As of December 31, 2018 and 2017, all of the Operating Partnership’s derivative financial instruments have been designated as cash flow hedges and qualify for hedge accounting. The fair value of these interest rate swaps were$20.5 million and $11.3 million, recorded as an asset with prepaid expenses and other assets, as of December 31, 2018 and 2017, respectively, and $5.6 million and $0 recorded as a liability within accounts payable, accrued expenses and other liabilities, as of December 31, 2018 and 2017, respectively.

For the years ended December 31, 2018 and 2017, the amount recorded in other comprehensive income related to the derivative instruments was a net gain of $4.1 million and a net gain of $9.8 million, respectively. For the years ended December 31, 2018 and 2017, the Operating Partnership recorded interest income of $1.1 million and interest expense of $9.2 million, respectively, related to the swap agreements.

NOTE 8 — INCOME TAXES

The Company elected to be treated as a REIT as defined under Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2016. To qualify as a REIT, the Company must meet certain organizational, income, asset and distribution tests. Accordingly, except as described below, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions of all of its taxable income to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and share ownership tests. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pays taxes at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. The Company distributed 100% of its taxable income in the taxable year ended December 31, 2018 and expects to do so in future years. Accordingly, the accompanying combined and consolidated financial statements do not reflect a provision for federal income taxes for its REIT operations; however, the Company is subject to federal, state and local income tax on its TRS operations and may still be subject to federal excise tax, as well as certain state and local income and franchise taxes on its REIT operations. The Company’s TRS owned the real estate assets and operations of Northfield that were acquired on July 6, 2018. The Company recorded a tax provision of $5.1 million in discontinued operations and a tax benefit of $1.2 million in continuing operations for a total tax provision of $3.9 million related to the operations of the TRS for the year ended December 31, 2018.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, creating a new limitation on deductible interest expense, and significantly changing the manner in which income from foreign operations are taxed in the U.S. Given that the Company is not subject to corporate U.S. federal income tax to the extent that it makes qualifying distributions of all of its taxable income to its shareholders, changes made by the Tax Act had no impact on the provision for federal income taxes for the year ended December 31, 2017. Consequently, the Company’s accounting for the Tax Act was complete as of December 31, 2017.

The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Company is required to record New Jersey state income taxes in the accompanying combined and consolidated financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. The Company and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return and, accordingly, the income tax balances related to such taxes are reflected within noncontrolling interest within the accompanying financial statements. No amounts are due to MGM under the tax sharing agreement as of December 31, 2018 or December 31, 2017.

The provision for income taxes attributable to income (loss) before income taxes is as follows:

	Year Ended December 31,
	2018	2017	2016
	(in thousands)
Federal:
Current	$—	$—	$—
Deferred	(1,142)	—	—

Provision for federal income taxes on continuing operations	$(1,142)	$—	$—

State:
Current	$5,746	$1,729	$2,156
Deferred	1,175	3,177	108

Provision for state income taxes on continuing operations	$6,921	$4,906	$2,264

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate on income from continuing operations is as follows:

	Year Ended December 31,
	2018	2017	2016
Federal income tax statutory rate	21.0%	35.0%	35.0%
Federal valuation allowance	—	—	—
Income not subject to federal income tax	(21.5)	(35.0)	(35.0)
State taxes	3.1	2.9	6.0

Effective tax rate on income from continuing operations	2.6%	2.9%	6.0%

The major tax-effected components of the Company’s net deferred tax liability are as follows:

	December 31,
	2018	2017
	(in thousands)
Deferred tax asset — federal and state
Accruals, reserves and other	$1,844	$—

Total deferred tax asset	$1,844	$—

Deferred tax liability — federal and state
Real estate investments, net	$(33,466)	$(28,544)
Other intangible assets, net	(2,012)	—

Total deferred tax liability	(35,478)	(28,544)

Net deferred tax liability	$(33,634)	$(28,544)

The Company assesses its tax positions using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50% likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recorded as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts. The Company currently has no uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the years ended December 31, 2018 or December 31, 2017.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. All returns are subject to examination by the relevant taxing authorities as of December 31, 2018.

NOTE 9 — SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

MGP shareholders. On September 11, 2017, MGP completed an offering of 13.2 million Class A shares representing limited liability company interests in a registered public offering, including 1.7 million Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $387.5 million after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds were contributed to the Operating Partnership in exchange for Operating Partnership units, as discussed below.

Subsequent to year end, on January 31, 2019, the Company completed an offering of 19.6 million Class A shares representing limited liability company interests in a registered public offering, including 2.6 million Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $548.4 million after deducting underwriting discounts and commissions.

Operating Partnership capital. On September 11, 2017, in connection with the Company’s registered offering of Class A shares, the Operating Partnership issued 13.2 million Operating Partnership units to the Company.

On October 5, 2017, in connection with the MGM National Harbor Transaction, the Operating Partnership issued 9.8 million Operating Partnership units to a subsidiary of MGM.

Subsequent to year end, on January 29, 2019, in connection with the Empire City Transaction, the Operating Partnership issued 12.9 million Operating Partnership units to a subsidiary of MGM.

Subsequent to year end, on January 31, 2019, in connection with the Company’s registered offering of Class A shares, the Operating Partnership issued 19.6 million Operating Partnership units to the Company.

Accumulated Other Comprehensive Income. Comprehensive income includes net income and all other non-shareholder changes in equity, or other comprehensive income. Elements of the Company’s accumulated other comprehensive income are reported in the accompanying combined and consolidated statement of shareholders’ equity. The following table summarizes the changes in accumulated other comprehensive income:

Cash Flow Hedges
(in thousands)
Balance at January 1, 2017	$445
Other comprehensive income before reclassifications	566
Amounts reclassified from accumulated other comprehensive income to interest expense	9,216

Other comprehensive income	9,782
Less: Other comprehensive (income) attributable to noncontrolling interest	(7,119)

Balance at December 31, 2017	3,108
Other comprehensive income before reclassifications	5,258
Amounts reclassified from accumulated other comprehensive income to interest expense	(1,130)

Other comprehensive income	4,128
Less: Other comprehensive (income) attributable to noncontrolling interest	(3,028)

Balance at December 31, 2018	$4,208

MGP dividends and Operating Partnership distributions. The Operating Partnership declares and pays distributions. MGP pays its dividends with the receipt of its share of the Operating Partnership’s distributions. Dividends with respect to MGP’s Class A shares are characterized for federal income tax purposes as taxable ordinary dividends, capital gains dividends, non-dividend distributions or a combination thereof. For the period from January 1, 2018 through December 31, 2018 our dividend per Class A share attributable to 2018 was $1.7075, characterized as $1.2669 ordinary dividends and $0.4406 non-dividend distributions. For the period from January 1, 2017 through December 31, 2017 our dividend per Class A share attributable to 2017 was $1.5297, characterized as $1.1542 ordinary dividends and $0.3755 non-dividend distributions.

NOTE 10 — NET INCOME PER CLASS A SHARE

The table below provides net income and the number of Class A shares used in the computations of “basic” net income per share, which utilizes the weighted-average number of Class A shares outstanding without regard to dilutive potential Class A shares, and “diluted” net income per share, which includes all such shares. Net income attributable to Class A shares, weighted average Class A shares outstanding and the effect of dilutive securities outstanding are presented for the period subsequent to the IPO Date. Net income per share has not been presented for the Class B shareholder as the Class B share is not entitled to any economic rights in the Company.

	Years ended		April 25 — December 31,
	2018	2017	2016
	(in thousands, except share amounts)
Numerator:
Income from continuing operations, net of tax	$214,139	$165,990	$35,346
Income from continuing operations attributable to noncontrolling interest	(155,220)	(124,215)	(5,408)

Income from continuing operations attributable to Class A shares — basic and diluted	58,919	41,775	29,938

Income from discontinued operations, net of tax	30,563	—	—
Income from discontinued operations attributable to noncontrolling interest	(22,417)	—	—

Income from discontinued operations attributable to Class A shares — basic and diluted	8,146	—	—

Net income attributable to Class A shares — basic and diluted	$67,065	$41,775	$29,938

Denominator:
Weighted average Class A shares outstanding (1) — basic	70,997,589	61,733,136	57,502,158
Effect of dilutive shares for diluted net income per Class A share (2)	188,085	183,410	249,331

Weighted average Class A shares outstanding (1) — diluted	71,185,674	61,916,546	57,751,489

(1)	Includes weighted average deferred share units granted to certain members of the board of directors.
(2)	No shares related to outstanding share-based compensation awards were excluded due to being antidilutive.
(3)	Diluted net income per Class A share does not assume conversion of the Operating Partnership units held by MGM as such conversion would be antidilutive.

NOTE 11 — NET INCOME PER OPERATING PARTNERSHIP UNIT

The table below provides net income and the number of Operating Partnership units used in the computations of “basic” net income per Operating Partnership unit, which utilizes the weighted-average number of Operating Partnership units outstanding without regard to dilutive potential Operating Partnership units, and “diluted” net income per Operating Partnership units, which includes all such Operating Partnership units. Net income attributable to Operating Partnership units, weighted average Operating Partnership units outstanding and the effect of dilutive securities outstanding are presented for the period subsequent to the IPO Date.

	Years ended		April 25 — December 31,
	2018	2017	2016
	(in thousands, except share amounts)
Numerator:
Income from continuing operations, net of tax	$214,139	$165,990	$119,729
Income from discontinued operations, net of tax	30,563	—	—

Net income — basic and diluted	$244,702	$165,990	$119,729

Denominator:
Weighted average Operating Partnership units outstanding (1) — basic	266,131,712	249,451,258	232,181,070
Effect of dilutive shares for diluted net income per Operating Partnership unit (2)	188,085	183,410	249,331

Weighted average Operating Partnership units outstanding (1) — diluted	266,319,797	249,634,668	232,430,401

(1)	Includes weighted average deferred share units granted to certain members of the Board of Directors.
(2)	No shares related to outstanding share-based compensation awards were excluded due to being antidilutive.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Leases. The Landlord was assigned ground leases relating to Borgata, MGM National Harbor, and Beau Rivage. Such amounts will be paid by the Tenant pursuant to the Master Lease through 2046 (including renewal periods) for Borgata and National Harbor and through 2036 for Beau Rivage (the end of the lease term). At December 31, 2018, the Company was obligated under non-cancelable operating leases to make future minimum lease payments, which primarily relate to non-cancelable minimum lease payments pursuant to the ground leases through 2070 for Borgata, through 2082 for MGM National Harbor, and through 2036 for Beau Rivage, as follows:

Year ending December 31,	(in thousands)
2019	$19,868
2020	21,113
2021	24,996
2022	25,015
2023	24,875
Thereafter	1,310,253

$1,426,120

Litigation. In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

NOTE 13 — CONSOLIDATING FINANCIAL INFORMATION

The Operating Partnership’s senior notes were co-issued by the Operating Partnership and MGP Finance Co-Issuer, Inc., a 100% owned finance subsidiary of the Operating Partnership. Obligations to pay principal and interest on the senior notes are currently guaranteed by all of the Operating Partnership’s subsidiaries, other than MGP Finance Co-Issuer, Inc., each of which is directly or indirectly 100% owned by the Operating Partnership. Such guarantees are full and unconditional, and joint and several and are subject to release in accordance with the events described below. Separate condensed financial information for the subsidiary guarantors as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 are presented below.

The guarantee of a subsidiary guarantor will be automatically released upon (i) a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor, or the capital stock of the subsidiary guarantor; (ii) the sale or disposition of all or substantially all of the assets of the subsidiary guarantor; (iii) the designation in accordance with the indenture of a subsidiary guarantor as an unrestricted subsidiary; (iv) at such time as such subsidiary guarantor is no longer a subsidiary guarantor or other obligor with respect to any credit facilities or capital markets indebtedness of the Operating Partnership; or (v) defeasance or discharge of the notes.

CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2018
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$572	$—	$10,505,557	$—	$10,506,129
Cash and cash equivalents	3,995	—	—	—	3,995
Tenant and other receivables, net	26	—	7,642	—	7,668
Intercompany	841,179	—	—	(841,179)	—
Prepaid expenses and other assets	34,813	—	—	—	34,813
Investments in subsidiaries	9,790,350	—	—	(9,790,350)	—
Above market lease, asset	—	—	43,014	—	43,014
Assets held for sale	—	—	355,688	—	355,688

Total assets	$10,670,935	$—	$10,911,901	$(10,631,529)	$10,951,307

Debt, net	4,666,949	—	—	—	4,666,949
Due to MGM Resorts International and affiliates	227	—	—	—	227
Intercompany	—	—	841,179	(841,179)	—
Accounts payable, accrued expenses, and other liabilities	13,102	—	7,694	—	20,796
Above market lease, liability	—	—	46,181	—	46,181
Accrued interest	26,096	—	—	—	26,096
Distribution payable	119,055	—	—	—	119,055
Deferred revenue	—	—	163,926	—	163,926
Deferred income taxes, net	—	—	33,634	—	33,634
Liabilities related to assets held for sale	—	—	28,937	—	28,937

Total liabilities	4,825,429	—	1,121,551	(841,179)	5,105,801

General partner	—	—	—	—	—
Limited partners	5,845,506	—	9,790,350	(9,790,350)	5,845,506

Total partners’ capital	5,845,506	—	9,790,350	(9,790,350)	5,845,506

Total liabilities and partners’ capital	$10,670,935	$—	$10,911,901	$(10,631,529)	$10,951,307

CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2017
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$488	$—	$10,021,450	$—	$10,021,938
Cash and cash equivalents	259,722	—	—	—	259,722
Tenant and other receivables, net	299	—	6,086	—	6,385
Intercompany	1,383,397	—	—	(1,383,397)	—
Prepaid expenses and other assets	18,487	—	—	—	18,487
Investments in subsidiaries	8,479,388	—	—	(8,479,388)	—
Above market lease, asset	—	—	44,588	—	44,588

Total assets	$10,141,781	$—	$10,072,124	$(9,862,785)	$10,351,120

Debt, net	3,934,628	—	—	—	3,934,628
Due to MGM Resorts International and affiliates	962	—	—	—	962
Intercompany	—	—	1,383,397	(1,383,397)	—
Accounts payable, accrued expenses, and other liabilities	4,154	—	6,086	—	10,240
Above market lease, liability	—	—	47,069	—	47,069
Accrued interest	22,565	—	—	—	22,565
Distribution payable	111,733	—	—	—	111,733
Deferred revenue	—	—	127,640	—	127,640
Deferred income taxes, net	—	—	28,544	—	28,544

Total liabilities	4,074,042	—	1,592,736	(1,383,397)	4,283,381

General partner	—	—	—	—	—
Limited partners	6,067,739	—	8,479,388	(8,479,388)	6,067,739

Total partners’ capital	6,067,739	—	8,479,388	(8,479,388)	6,067,739

Total liabilities and partners’ capital	$10,141,781	$—	$10,072,124	$(9,862,785)	$10,351,120

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2018
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$746,253	$—	$746,253
Tenant reimbursements and other	—	—	123,242	—	123,242

	—	—	869,495	—	869,495

Expenses
Depreciation	108	—	266,514	—	266,622
Property transactions, net	—	—	20,319	—	20,319
Reimbursable expenses	—	—	119,531	—	119,531
Amortization of above market lease, net	—	—	686	—	686
Acquisition-related expenses	6,149	—	—	—	6,149
General and administrative	16,048	—	—	—	16,048

	22,305	—	407,050	—	429,355

	(22,305)	—	462,445	—	440,140
Equity in earnings of subsidiaries	476,353	—	—	(476,353)	—
Other income (expense)
Interest income	13,377	—	—	(10,876)	2,501
Interest expense	(215,532)	—	(10,876)	10,876	(215,532)
Other	(7,191)	—	—	—	(7,191)

	(209,346)	—	(10,876)	—	(220,222)

Income (loss) from continuing operations before income taxes	244,702	—	451,569	(476,353)	219,918
Provision for income taxes	—	—	(5,779)	—	(5,779)

Income from continuing operations, net of tax	$244,702	$—	$445,790	$(476,353)	$214,139
Income from discontinued operations, net of tax (Note 3)	—	—	30,563	—	30,563

Net income (loss)	$244,702	$—	$476,353	$(476,353)	$244,702

Other comprehensive income (loss)
Net income (loss)	244,702	—	476,353	(476,353)	244,702
Unrealized gain on cash flow hedges	4,128	—	—	—	4,128

Comprehensive income (loss)	$248,830	$—	$476,353	$(476,353)	$248,830

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2018
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(210,132)	$—	$766,933	$—	$556,801

Cash flows from investing activities
Capital expenditures for property and equipment	(192)	—	—	—	(192)
Acquisition of Northfield, net of cash acquired	(1,068,336)	—	—	—	(1,068,336)

Net cash provided by (used in) investing activities	(1,068,528)	—	—	—	(1,068,528)

Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	727,750	—	—	—	727,750
Deferred financing costs	(17,490)	—	—	—	(17,490)
Distributions paid	(454,260)	—	—	—	(454,260)
Cash received by Parent on behalf of Guarantor Subsidiaries	766,933	—	(766,933)	—	—

Net cash provided by (used in) financing activities	1,022,933	—	(766,933)	—	256,000

Cash flows from discontinued operations
Cash flows from operating activities	—	—	23,406		23,406
Cash flows from investing activities	—	—	32,416		32,416
Cash flows from financing activities	—	—	—		—

Net cash from discontinued operations	—	—	55,822	—	55,822
Cash and cash equivalents
Net increase (decrease) for the period, including cash and cash equivalents classified as held for sale	(255,727)	—	55,822	—	(199,905)
Less: change in cash and cash equivalents classified as held for sale	—	—	55,822	—	55,822

Net increase (decrease) for the period	(255,727)	—	—	—	(255,727)
Balance, beginning of period	259,722	—	—	—	259,722

Balance, end of period	$3,995	$—	$—	$—	$3,995

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2017
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$675,089	$—	$675,089
Tenant reimbursements and other	—	—	90,606	—	90,606

	—	—	765,695	—	765,695
Expenses
Depreciation	—	—	260,455	—	260,455
Property transactions, net	—	—	34,022	—	34,022
Reimbursable expenses	—	—	88,254	—	88,254
Amortization of above market lease, net	—	—	686	—	686
Acquisition-related expenses	17,304	—	—	—	17,304
General and administrative	12,189	—	—	—	12,189

	29,493	—	383,417	—	412,910

	(29,493)	—	382,278	—	352,785
Equity in earnings of subsidiaries	377,372	—	—	(377,372)	—
Other income (expense)
Interest income	3,907	—	—	—	3,907
Interest expense	(184,175)	—	—	—	(184,175)
Other	(1,621)	—	—	—	(1,621)

	(181,889)	—	—	—	(181,889)

Income (loss) before income taxes	165,990	—	382,278	(377,372)	170,896
Provision for income taxes	—	—	(4,906)	—	(4,906)

Net income (loss)	$165,990	$—	$377,372	$(377,372)	$165,990

Other comprehensive income (loss)
Net income (loss)	165,990	—	377,372	(377,372)	165,990
Unrealized gain on cash flow hedges	9,782	—	—	—	9,782

Comprehensive income (loss)	$175,772	$—	$377,372	$(377,372)	$175,772

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2017
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(198,925)	$—	$681,503	$—	$482,578

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	(488)	—	—	—	(488)
MGM National Harbor transaction	(462,500)	—	—	—	(462,500)

Net cash used in investing activities	(462,988)	—	—	—	(462,988)

Cash flows from financing activities
Proceeds from issuance of debt	350,000	—	—	—	350,000
Deferred financing costs	(5,598)	—	—	—	(5,598)
Repayment of assumed debt	(425,000)	—	—	—	(425,000)
Repayment of debt principal	(41,875)	—	—	—	(41,875)
Proceeds from purchase of Operating Partnership units by MGP	387,548	—	—	—	387,548
Distributions paid	(385,435)	—	—	—	(385,435)
Cash received by Parent on behalf of Guarantor Subsidiaries	681,503	—	(681,503)	—	—

Net cash provided by (used in) financing activities	561,143	—	(681,503)	—	(120,360)

Cash and cash equivalents
Net decrease for the period	(100,770)	—	—	—	(100,770)
Balance, beginning of period	360,492	—	—	—	360,492

Balance, end of period	$259,722	$—	$—	$—	$259,722

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$419,239	$—	$419,239
Tenant reimbursements and other	—	—	48,309	—	48,309

	—	—	467,548	—	467,548
Expenses
Depreciation	—	—	220,667	—	220,667
Property transactions, net	—	—	4,684	—	4,684
Reimbursable expenses	—	—	68,063	—	68,063
Amortization of above market lease, net	—	—	286	—	286
Acquisition-related expenses	10,178	—	—	—	10,178
General and administrative	9,896	—	—	—	9,896

	20,074	—	293,700	—	313,774

	(20,074)	—	173,848	—	153,774
Equity in earnings of subsidiaries	171,584	—	—	(171,584)	—
Other income (expense)
Interest income	774	—	—	—	774
Interest expense	(116,212)	—	—	—	(116,212)
Other	(726)	—	—	—	(726)

	(116,164)	—	—	—	(116,164)

Income (loss) before income taxes	35,346	—	173,848	(171,584)	37,610
Provision for income taxes	—	—	(2,264)	—	(2,264)

Net income (loss)	$35,346	$—	$171,584	$(171,584)	$35,346

Other comprehensive income (loss)
Net income (loss)	35,346	—	171,584	(171,584)	35,346
Unrealized gain on cash flow hedges	1,879	—	—	—	1,879

Comprehensive income (loss)	$37,225	$—	$171,584	$(171,584)	$37,225

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(99,884)	$—	$397,665	$—	$297,781

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	—	—	(138,987)	—	(138,987)

Net cash used in investing activities	—	—	(138,987)	—	(138,987)

Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—	—	—	3,700,000
Deferred financing costs	(77,163)	—	—	—	(77,163)
Repayment of bridge facilities	(4,544,850)	—	—	—	(4,544,850)
Repayment of debt principal	(16,750)	—	—	—	(16,750)
Proceeds from purchase of Operating Partnership units by MGP	1,132,468	—	—	—	1,132,468
Distributions paid	(150,829)	—	—	—	(150,829)
Cash received by Parent on behalf of Guarantor Subsidiaries	417,500	—	(417,500)	—	—
Net cash transfers from Parent	—	—	158,822	—	158,822

Net cash provided by (used in) financing activities	460,376	—	(258,678)	—	201,698

Cash and cash equivalents
Net increase for the period	360,492	—	—	—	360,492
Balance, beginning of period	—	—	—	—	—

Balance, end of period	$360,492	$—	$—	$—	$360,492

NOTE 14 — MGP SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(in thousands, except per share data)
2018
Revenues	$215,839	$220,390	$216,659	$216,607	$869,495
Net income	58,169	48,059	69,923	68,551	244,702
Net income attributable to Class A shareholders	15,830	13,146	19,484	18,605	67,065
Net income per Class A share (basic)	$0.22	$0.19	$0.27	$0.26	$0.94
Net income per Class A share (diluted)	$0.22	$0.18	$0.27	$0.26	$0.94
2017
Revenues	$183,899	$184,456	$182,798	$214,542	$765,695
Net income	46,692	43,875	43,700	31,723	165,990
Net income attributable to Class A shareholders	11,348	10,680	11,025	8,722	41,775
Net income per Class A share (basic)	$0.20	$0.19	$0.18	$0.12	$0.68
Net income per Class A share (diluted)	$0.20	$0.18	$0.18	$0.12	$0.67

Because net income per Class A share amounts are calculated using the weighted average number of basic and dilutive Class A shares outstanding during each quarter, the sum of the per share amounts for the four quarters does not equal the total net income per Class A share amounts for the year. The following sections list certain items affecting comparability of quarterly and year-to-date results and related per share amounts. Additional information related to these items is included elsewhere in the notes to the accompanying financial statements.

The Company’s results for Northfield OpCo for the year ended December 31, 2018 are presented as discontinued operations and the related assets and liabilities are classified as assets held for sale. The Company retained the real estate assets. See Note 3 for additional detail.

In the fourth quarter of 2017, on October 5, 2017, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the MGM National Harbor Transaction. The real estate assets related to MGM National Harbor were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $95 million, $85.5 million of which relates to the base rent for the remainder of the 2017 lease year and the remaining $9.5 million of which relates to the percentage rent.

NOTE 15 — OPERATING PARTNERSHIP SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(in thousands, except per unit data)
2018
Revenues	$215,839	$220,390	$216,659	$216,607	$869,495
Net income	58,169	48,059	69,923	68,551	244,702
Net income per Operating Partnership unit (basic)	$0.22	$0.18	$0.26	$0.26	$0.92
Net income per Operating Partnership unit (diluted)	$0.22	$0.18	$0.26	$0.26	$0.92
2017
Revenues	$183,899	$184,456	$182,798	$214,542	$765,695
Net income	46,692	43,875	43,700	31,723	165,990
Net income per Operating Partnership unit (basic)	$0.19	$0.18	$0.18	$0.12	$0.67
Net income per Operating Partnership unit (diluted)	$0.19	$0.18	$0.18	$0.12	$0.66

See Note 14 for a discussion of items affecting comparability for the years ended December 31, 2018 and 2017, which are the same for the Operating Partnership.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)

December 31, 2018

		Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period(b)
Property(c)	Encumbrances	Land	Building, Improvements and Other	Land	Building, Improvements and Other	Land	Building, Improvements and Other	Total	Accumulated Depreciation	Year Acquired(d)	Useful Life
Investment Properties:
New York-New York	e	$149,984	$484,001	$—	$—	$149,984	$484,536	$634,520	$(296,527)	2016	g
The Mirage	e	1,017,562	760,222	—	—	1,017,562	747,479	1,765,041	(484,617)	2016	g
Mandalay Bay	e	1,199,785	1,882,381	—	—	1,199,785	1,871,540	3,071,325	(733,704)	2016	g
Luxor	e	440,685	710,796	—	—	440,685	704,484	1,145,169	(350,834)	2016	g
Excalibur	e	814,805	342,685	—	43,945	814,805	384,036	1,198,841	(144,345)	2016	g
Park MGM	e	291,035	376,625	—	100,768	291,035	322,875	613,910	(87,453)	2016	g
Beau Rivage	e	104,945	561,457	—	—	104,945	559,210	664,155	(258,113)	2016	g
MGM Grand Detroit	e	52,509	597,324	—	—	52,509	597,324	649,833	(177,119)	2016	g
Gold Strike Tunica	e	3,609	179,146	—	—	3,609	178,578	182,187	(88,475)	2016	g
Borgata	e	35,568	1,264,432	—	—	35,568	1,254,782	1,290,350	(87,997)	2016	g
MGM National Harbor	—	—	1,183,909	—	—	—	1,199,839	1,199,839	(83,837)	2017	g
The Park	e	33,026	101,353	—	—	33,026	100,115	133,141	(13,638)	2016	g
MGM Northfield Park (f)	e	392,500	376,842	—	—	392,500	376,842	769,342	(5,438)	2018	g

		4,536,013	8,821,173	—	144,713	4,536,013	8,781,640	13,317,653	(2,812,097)
Corporate Property:
MGP Corporate Office		—	488	—	192	—	681	681	(108)	2017	g

		$4,536,013	$8,821,661	$—	$144,905	$4,536,013	$8,782,321	$13,318,334	$(2,812,205)

(a)

Represents the net carrying value of the IPO Properties on the IPO Date and the real estate assets of Borgata and MGM National Harbor on their respective acquisition dates by the Operating Partnership.

(b)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $9.4 billion.
(c)

All of the properties are large-scale destination entertainment and gaming-related properties, with the exception of The Park and MGP Corporate Office. See “Item 1 — Business — Our Properties” for additional detail about our properties.

(d)

We have omitted the date of construction of our properties on the basis that compiling this disclosure on a site-by-site basis would be impracticable because the majority of the real estate assets were constructed by other companies that were later acquired by MGM and then ultimately acquired by MGP.

(e)	The assets comprising these Properties collectively secure the entire amount of the Operating Partnership’s senior secured credit facility.
(f)

Reflects the real estate assets of MGM Northfield Park which were owned by the Company as of December 31, 2018 and were added to the Master Lease on April 1, 2019. Refer to Note 3 within the accompanying footnotes to the financial statements for further information.

(g)	Depreciation is computed based on the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Reconciliation of Real Estate

	2018	2017	2016
Balance at beginning of year	$12,655,847	$11,468,170	$9,965,185
Additions (1)	788,850	1,273,776	1,511,390
Dispositions and write-offs	(105,646)	(86,905)	(8,405)
Other	(20,717)	806	—

Balance at end of year	$13,318,334	$12,655,847	$11,468,170

(1)

2018 includes $769.3 million resulting from the Operating Partnership’s acquisition of the real estate assets of MGM Northfield Park. 2017 includes $1.2 billion resulting from the Operating Partnership’s acquisition of MGM National Harbor from MGM. 2016 includes $1.3 billion resulting from the Operating Partnership’s acquisition of Borgata from MGM. See Note 3 for additional details.

Reconciliation of Accumulated Depreciation

	2018	2017	2016
Balance at beginning of year	$(2,633,909)	$(2,388,492)	$(2,171,546)
Depreciation expense	(266,622)	(260,455)	(220,667)
Dispositions and write-offs	85,327	52,883	3,721
Other	2,999	(37,845)	—

Balance at end of year	$(2,812,205)	$(2,633,909)	$(2,388,492)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares of MGM Growth Properties LLC, No Par Value	MGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

MGM Growth Properties LLC   ☐

MGM Growth Properties Operating Partnership LP  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

MGM Growth Properties LLC   ☐

MGM Growth Properties Operating Partnership LP  ☐

Item 8.01.	Other Events.

On November 19, 2019, MGM Growth Properties LLC (the “Company”) commenced an underwritten follow-on public offering of 24,000,000 of its Class A shares representing limited liability company interests pursuant to a Registration Statement on Form S-3 filed by the Company on May 18, 2017 (the “Offering”). The Company expects that it will issue and sell 12,000,000 shares directly to the underwriters at closing and that the underwriters will purchase 12,000,000 shares from certain financial institutions acting as forward purchasers under certain forward sale agreements. As part of the Offering, the Company also intends to grant the underwriters a 30-day overallotment option to purchase up to an additional 3,600,000 Class A shares.

The Company disclosed certain information relating to a potential joint venture transaction to prospective investors in a preliminary prospectus supplement dated November 19, 2019. The Company is filing herewith such information, in the general form presented in the preliminary prospectus supplement, as Exhibit 99.1 to this Form 8-K, and such information is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description

99.1	Excerpts from preliminary prospectus supplement of MGM Growth Properties LLC, dated November 19, 2019.

104	The cover page from the Registrants’ current report on Form 8-K dated November 19, 2019 has been formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: November 19, 2019	By:	/s/ Andrew Hagopian III
	Name: Title:	Andrew Hagopian III Secretary

MGM Growth Properties Operating Partnership LP

Date: November 19, 2019	By:	/s/ Andrew Hagopian III
	Name: Title:	Andrew Hagopian III Secretary

Exhibit 99.1

Excerpts from the Preliminary Prospectus Supplement of MGM Growth Properties LLC, dated November 19, 2019

Except as otherwise stated, or unless the context otherwise requires, all references herein to (i) “we,” “us,” “our,” “our company,” “the Company” or “MGP” refer to MGM Growth Properties LLC and its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership, so long as MGP, or a subsidiary of MGP, is the general partner of the Operating Partnership, and (ii) “MGM” are to MGM Resorts International, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, including MGP.

Recent Developments

MGM Grand/Mandalay Bay Transaction

We are in preliminary discussions with MGM regarding a potential transaction involving the real estate assets associated with MGM Grand Las Vegas (“MGM Grand”). In connection with the potential transaction, we expect that we would form a joint venture with an unaffiliated third party and/or MGM (the “Joint Venture”) whereby the Joint Venture would acquire the real estate assets of MGM Grand and the real estate assets of Mandalay Bay in Las Vegas, Nevada (“Mandalay Bay” and, together with MGM Grand, the “JV Properties”). We and MGM have been in discussions with prospective third-party investors, but no third-party investor has been selected as of the date hereof, and if a third-party is selected we would expect to hold a substantial interest in the Joint Venture. In connection with the formation of the Joint Venture, we expect the Mandalay Bay real estate assets would be removed from our existing master lease with MGM in accordance with the terms of that lease, one or more subsidiaries of MGM would lease the JV Properties from the Joint Venture, and the Joint Venture would assume a portion of our indebtedness. In addition, MGM has publicly indicated that it intends to reduce its equity ownership in the Operating Partnership and has, therefore, indicated that a key term of any transaction with us involving the MGM Grand will include a limited waiver of our right under the operating agreement governing the Operating Partnership (the “Operating Partnership Agreement”) to issue Class A shares, in lieu of cash, to MGM in connection with MGM exercising its right under the Operating Partnership Agreement to require the Operating Partnership to redeem Operating Partnership units it holds, which could require redemptions of up to a maximum amount of $1.4 billion over the 24 months following the closing of the Joint Venture transaction (the “MGM Cash Redemption Right”). Once the MGM Cash Redemption Right is satisfied or expires, MGM will continue to have the right under the Operating Partnership Agreement to require the Operating Partnership to redeem its Operating Partnership units, but the Operating Partnership will once again have the right to issue Class A shares or cash to settle those redemptions.

We expect that a transaction involving the Joint Venture would be financed primarily with proceeds from the issuance of commercial mortgage-backed securities (“CMBS”). Because negotiations with respect to key terms of a transaction relating to the JV Properties, including rent, are at such a preliminary stage with multiple parties, we cannot provide you with an indication as to how these terms will be agreed, an estimate of the amount or terms of CMBS that would be issued, the aggregate number of Operating Partnership units, if any, that MGM may require the Operating Partnership to redeem during the period following the closing of the Joint Venture transaction, the per unit redemption price (which will be determined using a to-be-agreed calculation based off the market price of our Class A Shares) or the timing of any such transactions. Nonetheless, based on these preliminary discussions and our internal estimates, we currently believe that the completion of the transaction involving the JV Properties and the use of the proceeds from this equity offering would be structured to enable us to achieve targeted Adjusted Funds From Operations (“AFFO”) per diluted Operating Partnership unit accretion in the low single digits, assuming, among other things, we have pro rata net leverage to Adjusted EBITDA of up to 6.00:1.00 (inclusive of our attributable share of Joint Venture debt and Adjusted EBITDA), and further assuming MGM exercises the MGM Cash Redemption Right in full. Such accretion would also be affected by a range of other things, including the terms of any agreement affecting the size and terms of our ownership interest in the Joint Venture, the redemption price under the MGM Cash Redemption Right and the extent to which MGM exercises the MGM Cash Redemption Right, our ability to fund the MGM Cash Redemption Right, the amount of our indebtedness assumed by the Joint Venture and the amount of rent, as well as matters beyond our control, such as the terms of the CMBS and the timing of exercises of the MGM Cash Redemption Right.

It is important to note that none of MGM’s Board of Directors, our Board of Directors nor the independent conflicts committee of our Board of Directors (the “Conflicts Committee”) has approved the MGM Cash Redemption Right, Joint Venture transaction or any other similar transaction relating to the JV Properties, and there is no assurance that such approvals will be forthcoming or that any agreement will be reached or consummated relating to the JV Properties due to a number of unresolved issues, including, without limitation, terms of the purchase of the JV Properties, terms of the new lease(s) and the agreement governing the Joint Venture. Moreover, we cannot provide any assurance that the necessary financing for any such transaction, including that the amount and terms of any third-party equity contribution to the Joint Venture and any CMBS or other debt financing, will be available on terms that will make it possible to agree to or consummate any such transaction on terms that would allow us to achieve the targeted AFFO per diluted Operating Partnership unit accretion, or at all, or that, notwithstanding that it may be possible to agree to a transaction on such terms at the time we enter into definitive documentation, the aggregate dollar amount and per unit redemption price (and resulting number) of Operating Partnership units, if any, that MGM may actually require the Operating Partnership to redeem during the period following the closing of the Joint Venture transaction would result in us achieving the targeted AFFO per diluted Operating Partnership unit accretion. See “Risk Factors—Risks Related to the Potential JV Transaction—We may be unable to complete the potential MGM Grand/Mandalay Bay joint venture and related transactions, or may not consummate the transactions on the terms described herein and if consummated, there can be no assurance that such transactions will be consummated on favorable terms to MGP.”

RISK FACTORS

Risks Related to the Potential JV Transaction

We may be unable to complete the potential MGM Grand/Mandalay Bay joint venture and related transactions, or may not consummate the transactions on the terms described herein and if consummated, there can be no assurance that such transactions will be consummated on favorable terms to MGP.

MGP is currently engaged in discussions with MGM regarding a potential transaction to form a joint venture that would acquire the JV Properties. See “Recent Developments—MGM Grand/Mandalay Bay Transaction.” However, such discussions are at a preliminary stage and MGP has not entered into any definitive agreements with respect to the potential transaction. Terms of the potential MGM Cash Redemption Right, which is a key term of any potential transaction, remain subject to ongoing negotiations between us and MGM, and any terms that are agreed in the future may be subject to the satisfaction of certain conditions, which cannot be anticipated at this stage and which conditions may not be ultimately satisfied. In addition, discussions regarding the potential joint venture may include an investment by an unaffiliated third party, but there can be no assurance that a suitable joint venture partner will be found or that we will be able to agree to acceptable terms with any such potential partner, including the amount of any potential investment.

In addition, none of MGM’s Board of Directors, our Board of Directors nor the Conflicts Committee has approved the MGM Cash Redemption Right, the Joint Venture transaction or any other similar transaction relating to the JV Properties, and there is no assurance that such approvals will be forthcoming, nor that any agreement will be reached or consummated relating to the JV Properties, due to a number of unresolved issues, including, without limitation, negotiation of lease terms and the agreement governing the Joint Venture. It may be time consuming to obtain these approvals and negotiate the definitive documentation and transaction terms related to this potential transaction and there is no assurance as to when, if at all, we will enter into any such definitive documentation.

Moreover, we cannot provide any assurance that the necessary financing for any such transaction, including that the amount and terms of any third-party equity contribution to the Joint Venture and any CMBS or other debt financing will be available on terms that will make it possible to agree to or consummate any such transaction on terms that would allow us to achieve the targeted AFFO per diluted Operating Partnership unit accretion, or at all, or that, notwithstanding that it may be possible to agree to a transaction on such terms at the time we enter into definitive documentation, the aggregate dollar amount and per unit redemption price (and resulting number) of Operating Partnership units, if any, that MGM may actually require the Operating Partnership to redeem during the period following the closing of the Joint Venture transaction would result in us achieving the targeted AFFO per diluted Operating Partnership unit accretion.

The targeted AFFO per diluted Operating Partnership unit accretion level is also based upon a number of assumptions, including pro rata net leverage ratio levels, the exercise in full of the MGM Cash Redemption Right, and the price per unit at which the MGM Cash Redemption Right would be exercised. If any joint venture transaction is ultimately consummated, however, our ability to achieve the targeted AFFO per diluted Operating Partnership unit accretion will be subject to a number of factors, including the terms of any agreement affecting the size and terms of our ownership interest in the Joint Venture, the redemption price under the MGM Cash Redemption Right and the extent to which MGM exercises the MGM Cash Redemption Right, our ability to fund the MGM Cash Redemption Right, the amount of our indebtedness assumed by the Joint Venture and the amount of rent, as well as matters beyond our control, such as the terms of the CMBS and the timing and extent of exercises of the MGM Cash Redemption Right, as well as market conditions, our credit rating and industry factors, each of which may affect the price of our Class A shares and, consequently, of the Operating Partnership units and the number of Operating Partnership units, if any, that may be redeemed. Until such debt and equity financing is obtained and such Operating Partnership units, if any, are redeemed, we will be subject to substantial market risk and trading risk that could alter the amount of debt and equity financing to be obtained and the number of Operating Partnership units, if any, that may be redeemed. Any of these factors could result in the transaction being substantially less accretive to AFFO per diluted Operating Partnership unit than expected or non-accretive. Moreover, even if the transaction is accretive to AFFO per diluted Operating Partnership unit, there can be no assurance that our consolidated AFFO per diluted Operating Partnership unit for any period will reflect the targeted AFFO per diluted Operating Partnership unit accretion or be adversely impacted by other factors. In addition, even if the transaction is accretive to AFFO per diluted Operating Partnership unit, all of these factors may negatively impact the price of our Class A Shares or otherwise adversely affect us. Accordingly, there can be no assurance that we will be able to realize the anticipated benefits of any such transaction.

Furthermore, as negotiations with respect to key terms of the Joint Venture, the MGM Cash Redemption Right and related transactions are at a preliminary stage, the accounting treatment for such transactions remains subject to uncertainty. The accounting treatment for the transactions could have a material impact on our reported results of operations and financial condition as reflected in our financial statements.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2019

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices – Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares of MGM Growth Properties LLC, No Par Value	MGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

MGM Growth Properties LLC	☐
MGM Growth Properties Operating Partnership LP	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

MGM Growth Properties LLC	☐
MGM Growth Properties Operating Partnership LP	☐

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth in Item 8.01 under the heading “Private Placement of Operating Partnership Units” is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

Underwriting Agreement

On November 22, 2019, MGM Growth Properties LLC (the “Company”) completed an offering of 30,000,000 Class A shares representing limited liability interests (the “shares”) in a registered public offering (the “Offering”). The Company issued and sold 18,000,000 shares directly to the underwriters at closing for net proceeds of approximately $540.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company has also granted the underwriters a 30-day option to purchase up to an additional 4,500,000 shares, on the same terms and conditions. In addition, the underwriters purchased, at the request of the Company, 12,000,000 shares from J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. (or their respective affiliates) as forward purchasers (in such capacity, the “Forward Purchasers”) under the forward sale agreements (as described below under the heading “Forward Sale Agreements”). The Company received proceeds from its direct sale of 18,000,000 shares in the offering, but it did not initially receive any proceeds from the sale of shares by the Forward Purchasers.

The Offering was made pursuant to an effective registration statement on Form S-3 (File No. 333-218090) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 18, 2017, a base prospectus dated May 18, 2017, a preliminary prospectus supplement dated November 19, 2019 filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, and a prospectus supplement dated November 19, 2019 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act.

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) by and among (i) the Company, (ii) MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), (iii) J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Evercore Group L.L.C, as representatives of the several underwriters named therein (the “Underwriters”), (iv) J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. as forward sellers, and (v) the Forward Purchasers. Pursuant to the terms of the Underwriting Agreement, the Company, its directors, executive officers and certain other existing holders of operating partnership units agreed not to sell or transfer any shares held by them for 45 days after November 19, 2019 without first obtaining the written consent of the Underwriters, subject to certain exceptions as described in the Prospectus Supplement.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto. The Underwriting Agreement is also incorporated by reference into the Company’s Registration Statement.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the Underwriting Agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Underwriting Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Underwriting Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent developments may not be fully reflected in the Company’s public disclosure.

Forward Sale Agreements

In connection with the Offering, the Company entered into forward sale agreements (the “Forward Sale Agreements”) with each of the Forward Purchasers. In connection with the Forward Sale Agreements, the Forward Purchasers are expected to borrow and sell to the underwriters an aggregate of 12,000,000 shares that were delivered in the Offering.

Pursuant to the terms of the Forward Sale Agreements, and subject to its right to elect cash or net share settlement under certain conditions, the Company intends to deliver, upon full physical settlement of such Forward Sale Agreements on one or more dates specified by the Company occurring no later than approximately nine months following the completion of the Offering, an aggregate of 12,000,000 shares to the Forward Purchasers in exchange for cash proceeds per share equal to the applicable forward sale price, which will initially be the public offering price less the underwriting discount and will be subject to certain adjustments as provided in the Forward Sale Agreements.

The foregoing description of the Forward Sale Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Forward Sale Agreements, which are filed as Exhibits 1.2, 1.3 and 1.4 hereto. The Forward Sale Agreements are also incorporated by reference into the Company’s Registration Statement.

The representations, warranties and covenants contained in the Forward Sale Agreements were made only for purposes of the Forward Sale Agreements and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the Forward Sale Agreements and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Forward Sale Agreements may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Forward Sale Agreements and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Forward Sale Agreements, which subsequent developments may not be fully reflected in the Company’s public disclosure.

Use of Proceeds of the Offering

The Company received proceeds from its direct sale of 18,000,000 shares in the Offering, but it did not initially receive any proceeds from the sale of shares by the forward purchasers or their affiliates. The Company plans to use the net proceeds from the sale of 18,000,000 shares in the Offering and from the physical settlement of the forward sale agreements primarily to repay a portion of the borrowings outstanding under its senior secured term loan A facility and senior secured term loan B facility, which the Company believes will well-position it to be able to agree to and consummate a potential joint venture transaction under discussion with MGM Resorts International (“MGM”) and honor any potential redemption of units representing limited partnership units in MGM Growth Properties Operating Partnership LP held by MGM for cash, should MGM elect to exercise any redemption right, if the Company decides to pursue such a transaction, or, alternatively, for general corporate purposes, which could include, among other things, financing future acquisitions or investment opportunities, working capital or to repay other indebtedness. Any proceeds received in connection with an exercise by the underwriters of their overallotment option to purchase 4,500,000 additional shares will be used to repay a portion of the borrowings outstanding under the Company’s senior secured term loan A facility or for general corporate purposes.

Statements in this Form 8-K that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange

Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s ability to consummate any potential joint venture transaction and related transactions with MGM and/or unaffiliated third parties, and the ability to recognize any anticipated benefits from such transactions if they are consummated. These forward-looking statements involve a number of risks and uncertainties and the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to the Company’s ability to receive, or delays in obtaining, any regulatory approvals required to own its properties, or other delays or impediments to completing the Company’s planned acquisitions or projects, including any acquisitions of properties from MGM; the ultimate timing and outcome of any planned acquisitions or projects; the Company’s ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the Company’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to the Company; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

Private Placement of Operating Partnership Units

In connection with the Offering, pursuant to the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, the Operating Partnership issued 18,000,000 units to the Company in a private placement in exchange for approximately $540.8 million (representing the net proceeds from the Offering). In addition, in connection with the Forward Sales Agreements, pursuant to the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, the Operating Partnership will, from time to time in connection with any issuance of shares by the Company under the Forward Sale Agreements, issue Operating Partnership units to the Company on a one-to-one basis with the number of shares issued by the Company in such sales.

The Operating Partnership units issued to the Company have not been, and any Operating Partnership units to be issued to the Company in the future in connection with the Forward Sale Agreements are not and will not be, registered under the Securities Act, or any state securities law and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership issued the units to the Company, or will make any such issuances of units to the Company in connection with the Forward Sales Agreements, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder based on the Company’s status as an accredited investor, as defined in the Securities Act. The Operating Partnership is a subsidiary of the Company.

Opinion

The legal opinion of Milbank LLP regarding the validity of the shares sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 19, 2019, by and among (i) MGM Growth Properties LLC, (ii) MGM Growth Properties Operating Partnership LP, (iii) J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Evercore Group L.L.C., as representatives of the several underwriters named therein, (iv) J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. as forward sellers, and (v) JPMorgan Chase Bank, National Association, Morgan Stanley & Co. LLC and Bank of America, N.A., as forward purchasers

1.2	Forward Sale Agreement, dated November 19, 2019, by and between MGM Growth Properties LLC and J.P. Morgan Securities LLC

1.3	Forward Sale Agreement, dated November 19, 2019, by and between MGM Growth Properties LLC and Morgan Stanley & Co. LLC

1.4	Forward Sale Agreement, dated November 19, 2019, by and between MGM Growth Properties LLC and BofA Securities, Inc.

5.1	Opinion of Milbank LLP

23.1	Consent of Milbank LLP (included in the opinion filed as Exhibit 5.1)

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

Date: November 22, 2019	By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

MGM Growth Properties Operating Partnership LP

Date: November 22, 2019	By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

Exhibit 1.1

Execution Version

MGM Growth Properties LLC

(a Delaware limited liability company)

30,000,000 Class A Common Shares

UNDERWRITING AGREEMENT

Dated: November 19, 2019

MGM Growth Properties LLC

(a Delaware limited liability company)

30,000,000 Class A Common Shares

UNDERWRITING AGREEMENT

November 19, 2019

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Evercore Group L.L.C.

as Representatives of the several Underwriters

c/o J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179	c/o Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

c/o BofA Securities, Inc. One Bryant Park New York, New York 10036	c/o Evercore Group L.L.C. 55 East 52nd Street New York, New York 10055

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

as Forward Sellers

JPMorgan Chase Bank, National Association

Morgan Stanley & Co. LLC

Bank of America, N.A.

as Forward Purchasers

c/o JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179	c/o Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

c/o BofA Securities, Inc. One Bryant Park New York, New York 10036

Ladies and Gentlemen:

MGM Growth Properties LLC, a Delaware limited liability company (the “Company”) confirms its agreement with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc., Evercore Group L.L.C. and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Evercore Group L.L.C., are acting as representatives (in such capacity, the “Representatives”), with respect to (i) the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of class A common shares of the Company (“Class A Common Shares”) set forth in Schedule A hereto (the “Underwritten Primary Shares”) and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 4,500,000 additional Class A Common Shares (the “Option Securities”).

In addition, the Company, and each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. (each, a “Forward Seller” in its capacity as seller of Underwritten Borrowed Shares (as defined below) hereunder and, collectively, “Forward Sellers”), at the Company’s request in connection with the letter agreements dated the date hereof between the Company and an affiliate of the relevant Forward Seller (such letter agreement, the “Forward Sale Agreements,” and each of JPMorgan Chase Bank, National Association, Morgan Stanley & Co. LLC and Bank of America, N.A., in its capacity as counterparty under the relevant Forward Sale Agreement, the “Forward Purchaser” and, collectively, “Forward Purchasers”) relating to the forward sale by the Company, subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as such terms are defined in the Forward Sale Agreements), of a number of Class A Common Shares in the aggregate equal to the number of the Underwritten Borrowed Shares (as defined below) to be sold by the Forward Sellers, acting severally and not jointly, pursuant to this Agreement, confirms its agreement with the Representatives and each of the other Underwriters with respect to the sale by the Forward Sellers and the purchase by the Underwriters, acting severally and not jointly, of an aggregate of 12,000,000 shares of Class A Common Shares (the “Underwritten Borrowed Shares”).

The Underwritten Primary Shares, the Underwritten Borrowed Shares and the Top-Up Underwritten Primary Shares (as defined in Section 14(a) below) are herein referred to collectively as the “Initial Securities.” The Underwritten Primary Shares, the Top-Up Underwritten Primary Shares and the Option Securities are herein collectively referred to as the “Primary Offered Securities.” The Initial Securities and the Option Securities are herein collectively referred to as the “Securities”.

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (File No. 333-218090), including a base prospectus (the “Base Prospectus”) covering the public offering and sale of certain securities, including the Securities, under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) under the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto to such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B under the 1933 Act Regulations (“Rule 430B”), is referred to herein as the “Registration Statement;” provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of such registration statement with respect to the Securities within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto as of such time, the documents incorporated or deemed incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to the Rule 430B. Each preliminary prospectus used in connection with the offering of the Securities, including the Base Prospectus and the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus relating to the Securities in accordance with the provisions of Rule 424(b) under the 1933 Act Regulations (“Rule 424(b)”). The final prospectus, in the form first furnished or made available to the Underwriters for use in connection with the offering of the Securities, including the Base Prospectus and the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

As used in this Agreement:

“Applicable Time” means 7:15 P.M., New York City time, on November 19, 2019 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means any Issuer General Use Free Writing Prospectuses issued at or prior to the Applicable Time, the most recent preliminary prospectus including any documents incorporated therein by reference that is distributed to investors prior to the Applicable Time and the information included on Schedule B-1 hereto, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule B-2 hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the execution and delivery of this Agreement; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be, at or after the execution and delivery of this Agreement.

SECTION 1.    Representations and Warranties.

(a)    Representations and Warranties by the Company and Operating Partnership. The Company and MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), jointly and severally, represent and warrant to each of the Underwriters, Forward Purchasers and Forward Sellers as of the date hereof, the Applicable Time, the Closing Time (as defined below) and any Date of Delivery (as defined below), and agrees with each of the Underwriters, Forward Purchasers and Forward Sellers as follows:

(i)    Registration Statement and Prospectuses. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405) and the Securities have been and remain eligible for registration by the Company on such automatic shelf registration statement. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information.

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations. Each preliminary prospectus, the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, complied in all material respects with the requirements of the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”).

(ii)    Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time, at the Closing Time or at any Date of Delivery, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Applicable Time, neither of (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto, as of its issue date, at the time of any filing with the Commission pursuant to Rule 424(b), at the Closing Time or at any Date of Delivery, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time the Registration Statement became effective or when such documents incorporated by reference were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package, any Issuer Limited Use Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information furnished to the Company by any Underwriter, Forward Seller or Forward Purchaser (as the case may be) through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the first paragraph under the heading “Underwriting–Commissions and Discounts,” the information in the second, third and fourth paragraphs under the heading “Underwriting–Price Stabilization, Short Positions” and the information under the heading “Underwriting–Electronic Distribution” in each case contained in the General Disclosure Package and the Prospectus (collectively, the “Banks’ Information”).

(iii)    Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified. Any offer that is a written communication relating to the Securities made prior to the initial filing of the Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 under the 1933 Act Regulations (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163.

(iv)    Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the 1933 Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 under the 1933 Act, and (D) as of the Applicable Time, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405).

(v)    Company Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(vi)    Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration Statement, the General Disclosure Package and the Prospectus are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board.

(vii)    Financial Statements; Non-GAAP Financial Measures. The financial statements of the Company, the Operating Partnership and their respective consolidated subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the notes thereto, present fairly in all material respects the financial position of the Company and the Operating Partnership, respectively, on a combined and consolidated basis as of the dates indicated and the statement of operations and cash flows of the Company and the Operating Partnership, respectively, on a combined and consolidated basis for the periods specified said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except to the extent expressly otherwise stated in the related notes thereto. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and, except as otherwise expressly stated therein, have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference therein. Except as included or incorporated by reference therein or as expressly permitted by the Commission to be excluded therefrom, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(viii)    No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in or affecting the assets owned and operated by the Company or its subsidiaries, including the properties described in the General Disclosure Package and the Prospectus (collectively, the “Properties”), or in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company and its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular dividends on the Class A Common Shares in amounts per share that are consistent with the description in the General Disclosure Package and Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(ix)    Good Standing of the Company. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the limited liability power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign limited liability company to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(x)    Good Standing of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock or other equity interest of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, other than the share pledges over such equity interests in connection with the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility (as each term is defined in the Prospectus). None of the outstanding shares of capital stock or other equity interests of any Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only subsidiaries of the Company are the subsidiaries listed on Schedule D hereto.

(xi)    Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the line items appearing under the caption “Shareholders’ Equity” in the Company’s unaudited condensed consolidated balance sheet as of September 30, 2019 appearing in the Company’s and the Operating Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (except for subsequent issuances or “at the market offerings (as defined in Rule 415 under the Securities Act), if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Registration Statement, the General Disclosure Package and the Prospectus, pursuant to the sales agreement, dated April 30, 2019, by and among the Company and the sales agents and forward purchasers named therein (the “Sales Agreement”) relating to the Company’s existing at-the-market equity offering program, or pursuant to the exercise of convertible securities or options referred to in the

Registration Statement, the General Disclosure Package and the Prospectus). All of the shares of issued and outstanding limited liability company interests of the Company have been duly authorized and validly issued in accordance with the limited liability company agreement of the Company (the “LLC Agreement”), and are fully paid (to the extent required under the LLC Agreement) and, to the extent applicable, non-assessable.

(xii)    Authorization of Agreement. This Agreement and each of the Forward Sale Agreements has been duly authorized, executed and delivered by the Company and (with respect to this Agreement) the Operating Partnership, and assuming due authorization, execution and delivery of this Agreement and the Forward Sale Agreements by the other parties hereto and thereto, each constitutes a valid and binding agreement of the Company and (with respect to this Agreement) the Operating Partnership, enforceable against the Company and (with respect to this Agreement) the Operating Partnership in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(xiii)    Authorization and Description of Securities. The Primary Offered Securities have been duly authorized in accordance with the LLC Agreement, and when issued and delivered against payment therefor as provided herein, will be fully paid (to the extent required under the LLC Agreement), validly issued and, to the extent applicable, non-assessable; and the issuance of the Primary Offered Securities is not subject to the preemptive or other similar rights of any securityholder of the Company. A number of shares of Class A Common Shares equal to 1.50 times the aggregate Number of Shares (as such term is defined in the Forward Sale Agreements) have been duly authorized and reserved for issuance under the Forward Sale Agreements pursuant to the LLC Agreement, and when issued and delivered by the Company to a Forward Purchaser pursuant to the relevant Forward Sale Agreement, against payment of consideration required to be paid by the Forward Purchaser pursuant to such Forward Sale Agreement, will be validly issued and, to the extent applicable, non-assessable, and issuance of such shares of Class A Common Shares will not be subject to the preemptive or other similar rights of any securityholder of the Company. The Class A Common Shares conform to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and such description conforms to the rights set forth in the instruments defining the same. No holder of Securities will be subject to personal liability by reason of being such a holder.

(xiv)    Authorization and Description of Operating Partnership Units. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, or in connection with transactions described therein, no partnership units in the Operating Partnership (the “Operating Partnership Units”) are reserved for any purpose and there are no outstanding securities convertible into or exchangeable for any Operating Partnership Units and no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Operating Partnership Units or other securities of the Operating Partnership. The terms of the Operating Partnership Units conform in all material respects to statements and descriptions related thereto contained in each of the Registration Statement, the General Disclosure Package and the Prospectus and such description conforms to the rights set forth in the instruments defining the same.

(xv)    Registration Rights. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, or as has otherwise been waived, there are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by the Company under the 1933 Act pursuant to this Agreement.

(xvi)    Absence of Violations, Defaults and Conflicts. Neither the Company, the Operating Partnership nor any of their respective subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, the Operating Partnership or any of their respective subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (C) in violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company, the Operating Partnership or any of their respective subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance by the Company and the Operating Partnership (as applicable) of this Agreement and the Forward Sale Agreements and the consummation of the transactions contemplated herein and therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including (x) the issuance and sale of the Primary Offered Securities, (y) the issuance of any shares of Class A Common Shares to be issued and delivered by the Company pursuant to the Forward Sale Agreements and (z) the use of the proceeds from the sale of the Primary Offered Securities as described therein under the caption “Use of Proceeds” and the proceeds from the settlement of the Forward Sale Agreements) and compliance by the Company and the Operating Partnership with their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate or other action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of (other than as expressly contemplated thereby) any lien, charge or encumbrance upon any properties or assets of the Company or its subsidiaries or the Operating Partnership pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the charter, by-laws or similar organizational document of the Company or any of its subsidiaries or the Operating Partnership or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except, in the case of this clause (ii), for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xvii)    Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries or the Operating Partnership exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of MGM Resorts International (“MGM”) or any of the Company’s or the Operating Partnership’s respective subsidiaries’ principal suppliers, manufacturers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect. None of the Company, the Operating Partnership or any of their respective subsidiaries has violated (i) any federal, state or local law or foreign law relating to discrimination in hiring, promotion or pay of employees, (ii) any applicable wage or hour laws or (iii) any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder (“ERISA”), which in any such event may be reasonably expected to have a Material Adverse Effect.

(xviii)    ERISA. Each of the Company, the Operating Partnership and their respective subsidiaries and any “employee benefit plan” (as defined under ERISA) established or maintained by the Company, the Operating Partnership and their respective subsidiaries are in compliance with ERISA, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(xix)    Absence of Proceedings. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company or the Operating Partnership, threatened, against or affecting the Company, the Operating Partnership, or any of their respective subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which might materially and adversely affect their respective properties or assets or the performance by the Company or the Operating Partnership of their respective obligations hereunder, to the extent a party hereto; and the aggregate of all pending legal or governmental proceedings to which the Company, the Operating

Partnership or any such subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not, considered in the aggregate, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

(xx)    Accurate Disclosure. The statements in the Registration Statement, the General Disclosure Package and the Prospectus under the headings “Executive Compensation” (as incorporated by reference therein), “Certain Relationships and Related Transactions and Director Independence” (as incorporated by reference therein), “Description of Shares” and “Material U.S. Federal Income Tax Considerations,” insofar as such statements summarize legal matters (including United States federal income tax law and legal conclusions with respect thereto), agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings in all material respects.

(xxi)    Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

(xxii)    Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company and the Operating Partnership of their respective obligations hereunder, in connection with the offering, issuance or sale (as applicable) of the Securities hereunder or the consummation by the Company or the Operating Partnership of the transactions contemplated by this Agreement, to the extent a party thereto, except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, the rules of the New York Stock Exchange, state securities laws or the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”).

(xxiii)    Possession of Licenses and Permits. Except where any such failure to do so would not reasonably be expected to have a Material Adverse Effect, each of the Company and its subsidiaries and the Operating Partnership, has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, and all necessary authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental or regulatory bodies or any other person or entity, including any and all licenses, permits and approvals required under any foreign, federal, state or local law (including the Nevada Gaming Control Act, the Michigan Gaming Control and Revenue Act, the Mississippi Gaming Control Act, the New Jersey Casino Control Act, Chapters 3769 and 3770 of the Ohio Revised Code, the Maryland State Video Lottery Terminal Law, New York Racing, Pari-Mutuel Wagering and Breeding Law, and the rules and regulations thereunder and any similar laws and regulations governing any aspect of legalized gaming in any foreign, federal, state or local jurisdiction (collectively, the “Gaming Laws”)), to own, lease and license its assets and properties and to conduct its business, but only to the extent the same are currently conducted and operated as described in each of the Registration Statement, General Disclosure Package and the Prospectus. The Company and each of its subsidiaries and the Operating Partnership, have fulfilled and performed in all material respects all of their respective obligations with respect to such authorizations, approvals, consents, orders, licenses, certificates and permits, and none of the Company or any of its subsidiaries or, the Operating Partnership is in violation of any term or provision of any such authorizations, approvals, consents, orders, licenses, certificates or permits, nor has any event occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or which could result in any material impairment of the rights of the holder thereof, except where such violations would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company and its subsidiaries, no (A) governmental or regulatory body is considering modifying, limiting, conditioning, suspending, revoking or not renewing any such authorizations, approvals, consents, orders, licenses, certificates or permits of the Company, the Operating Partnership or any of their respective subsidiaries (other than immaterial modifications, limitations and conditions arising in connection with licensing) and (B) governmental or regulatory bodies are actively investigating the Company, the Operating Partnership or any of their respective subsidiaries or related parties (other than normal oversight reviews by such bodies incident to the licensure, gaming activities and casino management activities of the Company, the Operating Partnership and their respective subsidiaries).

(xxiv)    Title to Property. (A) Each of the Company and its subsidiaries, as applicable, has good and marketable title to all of the Properties and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except such as (x) are described in the Registration Statement, the General Disclosure Package and the Prospectus or (y) do not, singly or in the aggregate, materially and adversely affect the value of such Properties or property and do not materially interfere with the use made or proposed to be made of such Properties or property by the Company or any of its subsidiaries, where such interference would materially and adversely affect the Company or any of its subsidiaries; (B) neither the Company nor any of its subsidiaries owns any material real property other than the Properties; (C) with respect to the Material Properties, each of the ground leases and subleases of real property, if any, material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, is in full force and effect, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property by the Company or any of its subsidiaries, and none of the Company or any of its subsidiaries has any notice of any material claim of any sort that has been asserted by any ground lessor or sublessor under a ground lease or sublease threatening the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such ground lease or sublease; (D) all liens, charges, encumbrances, claims or restrictions on any of the Material Properties and the assets of the Company or any of its subsidiaries that are required to be disclosed in the Registration Statement, the General Disclosure Package or the Prospectus are disclosed therein; (E) no tenant under any of the leases at the Material Properties has a right of first refusal to purchase the premises under such lease; (F) each of the Material Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except if and to the extent disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, and except for such failures to comply that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; (G) except if and to the extent disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, neither the Company nor, the Operating Partnership has knowledge of any pending or threatened condemnation proceedings, zoning change or other proceeding or action that will materially affect the use or value of any of the Material Properties; and (H) the mortgages and deeds of trust that encumber the Material Properties are not convertible into equity securities of the entity owning such Material Property and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized with any property other than other Material Properties. For purposes of this paragraph (xxiii), “Material Property” shall mean any Property the book value (including land, buildings, building improvements, land improvements and integral equipment, less accumulated depreciation) of which equals 10% or more of the total carrying value of the Company’s real estate investments as of September 30, 2019.

(xxv)    Utilities. To the knowledge of the Company and the Operating Partnership, water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each Property over duly dedicated streets or perpetual easements of record benefiting the applicable Property, except where the failure to be so available would not reasonably be expected to have a Material Adverse Effect.

(xxvi)    Possession of Intellectual Property. The Company and its subsidiaries own, have incident rights to or possess the right to use to the extent necessary in their businesses, or can acquire on reasonable terms, the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) necessary to carry on the business to be operated by them, except where the failure to own or possess or have the ability to acquire such Intellectual Property would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the Company or any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(xxvii)    Compliance with Hazardous Material Laws. To the knowledge of the Company and the Operating Partnership, no condition exists that violates any Hazardous Material Law applicable to any of the real property of the Company, the Operating Partnership or their respective subsidiaries, except as described in the Registration Statement, the General Disclosure Package and the Prospectus, or for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes hereof, a “Hazardous Material Law” shall mean a law, rule or regulation governing the treatment, transportation or disposal of substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.

(xxviii)    Accounting Controls and Disclosure Controls. The Company maintains a system of effective internal control over financial reporting (as defined under Rule 13-a15 and 15d-15 under the 1934 Act Regulations), and the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus (1) no material weaknesses in the Company’s internal controls have been identified and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company maintains an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxix)    Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxx)    Tax Law Compliance. Each of the Company and its subsidiaries has filed all federal, and all state and foreign tax returns required to filed by it and has paid all taxes (including in its capacity as withholding agent) required to be paid by it and, if due and payable, any material related or similar assessment, fine or penalty levied against any of them except as in each case would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or as may be being contested in good faith and by appropriate proceedings if adequate reserves have been made for such taxes and any related assessment, fine or penalty in accordance with GAAP. No deficiencies for taxes with respect to the Company or any of its subsidiaries have been claimed, proposed or assessed by any tax authority. The Company has made adequate charges, accruals and reserves pursuant to the Financial Accounting Standards Board ASC 740 in the applicable financial statements referred to in Section 1(a)(vii) hereof in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

(xxxi)    Insurance. To the best knowledge of the Company and the Operating Partnership, MGM maintains insurance on the properties with carriers against such risks and in such amounts as the Company and the Operating Partnership deem prudent in their reasonable judgment. The Company and the Operating Partnership have no reason to believe that MGM will not be able (i) to renew existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a material adverse effect on the tenant’s operations. To the best knowledge of the Company and the Operating Partnership, neither MGM nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxxii)    Investment Company Act. Neither the Company nor the Operating Partnership is required, nor (x) upon the issuance and sale of the Primary Offered Securities as herein contemplated and/or upon the issuance and sale of Class A Common Shares in settlement of the Forward Sale Agreements (to the extent applicable thereunder) and (y) the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxxiii)    Absence of Manipulation. None of the Company, the Operating Partnership or any of their respective affiliates has taken, directly or indirectly, nor will any of the Company, the Operating Partnership or their respective affiliates take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or to result in a violation of Regulation M under the 1934 Act.

(xxxiv)    Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, the Operating Partnership or any director, officer, agent, employee or controlled affiliate of the Company, the Operating Partnership or any of their respective subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or other applicable anti-bribery statute, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other applicable anti-bribery statute the violation of which would be of the character necessary to be disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus in order to make the statements therein not misleading; and the Company, its subsidiaries and, to the knowledge of the Company, its controlled affiliates and the Operating Partnership have conducted their businesses in compliance in all material respects with the FCPA and other applicable anti-bribery statutes and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(xxxv)    Money Laundering Laws. The operations of the Company, the Operating Partnership and each of their respective subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act (31 U.S.C. 1051 et seq.), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to

Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001 (Public Law 107-56), the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened, the adverse determination of which would be of the character necessary to be disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus in order to make the statements therein not misleading.

(xxxvi)    No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, the Operating Partnership or any director, officer, agent or employee of the Company, the Operating Partnership or any of their respective subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council or other applicable sanctions authority having jurisdiction over the Company (collectively, “Sanctions”) nor is the Company or the Operating Partnership located, organized or resident in a country or territory that is the target of Sanctions (each, a “Sanctioned Country”); and the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (i) for the purpose of financing the activities of any person that at the time of such financing is subject to any Sanctions administered by OFAC, the United Nations Security Council or other applicable sanctions authority having jurisdiction over the Company, (ii) to fund or facilitate activities of a business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an Underwriter, Forward Seller, Forward Purchaser, advisor, investor or otherwise) of Sanctions.

(xxxvii)    Statistical and Market-Related Data. Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(xxxviii)    REIT Status. Commencing with its taxable year ending December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the Registration Statement, the Disclosure Package and the Prospectus are true, complete and correct summaries of the legal or tax matters described therein in all materials respects.

(xxxix)    Cybersecurity; Data Protection. (A) To the knowledge of the Company, the Operating Partnership and each of their respective subsidiaries, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of the Company’s, the Operating Partnership or their respective subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective tenants, customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company, the Operating Partnership or their respective subsidiaries, and any such data processed or stored by third parties on behalf of the Company, the Operating Partnership and their respective subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (B) none of the Company, the Operating Partnership or their respective subsidiaries have been notified of, and have no knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data and (C) the Company, the Operating Partnership and their respective subsidiaries have implemented controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, except with respect to clauses (A) and (B), for any such security breach or incident, unauthorized access or disclosure, or other compromises, that have been remedied without material cost or liability or as would not, individually or in the aggregate, have a Material Adverse Effect, or with respect to clause (C), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. The Company, the Operating Partnership and their respective subsidiaries are presently in material compliance with all applicable laws and statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(b)    Officer’s Certificates. Any certificate signed by any officer of the Company or the Operating Partnership or any of their respective subsidiaries delivered to the Representatives, the Forward Sellers and the Forward Purchasers or to counsel for the Underwriters, the Forward Sellers and the Forward Purchasers shall be deemed a representation and warranty by the Company and the Operating Partnership to each Underwriter, Forward Seller and Forward Purchaser as to the matters covered thereby.

SECTION 2.    Sale and Delivery to Underwriters; Closing.

(a)    Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, (x) each of the Forward Sellers (with respect to the Underwritten Borrowed Shares) and the Company (with respect to the Underwritten Primary Shares and, if applicable, the Top-Up Underwritten Primary Shares) agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company and the Forward Sellers (as applicable), at the price per share set forth in Schedule B-1, that number of the Underwritten Primary Shares and the Underwritten Borrowed Shares set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject, in each case, to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(b)    Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, solely as may be necessary to cover over-allotments made in connection with the offering of the Initial Securities to purchase up to an additional 4,500,000 Class A Common Shares, at the price per share set forth in Schedule B-1 less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities. The option hereby granted may be exercised for 30 days after the date hereof and may be exercised in whole or in part at any time from time to time upon notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of the Underwritten Primary Shares set forth in Schedule A opposite the name of such Underwriter bears to the total number of Initial Securities, subject, in each case, to such adjustments as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(c)    Payment. Payment of the purchase price for, and delivery of certificates or security entitlements for, the Initial Securities shall be made at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New

York, 10022-4834, or at such other place as shall be agreed upon by the Representatives, the Company (with respect to the Primary Offered Securities) and the Forward Sellers (with respect to the Underwritten Borrowed Shares), at 9:00 A.M. (New York City time) on the second (third, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives, the Company (with respect to the Primary Offered Securities) and the Forward Sellers (with respect to the Underwritten Borrowed Shares) (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates or security entitlements for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.

Payment for the Primary Offered Securities shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representatives for the respective accounts of the Underwriters of certificates or security entitlements for the Primary Offered Securities to be purchased by them. Payment for the Underwritten Borrowed Shares shall be made to the respective Forward Sellers by wire transfer of immediately available funds to the relevant bank accounts designated by the Forward Sellers against delivery to the Representatives for the respective accounts of the Underwriters of certificates or security entitlements for the Underwritten Borrowed Shares to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase. JP Morgan Securities LLC, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d)    Conditions to Borrow. If with respect to Underwritten Borrowed Shares (i) any of the conditions to effectiveness of the respective Forward Sale Agreement set forth therein have not been satisfied on the Closing Date; (ii) the Company has not performed all of its obligations required to be performed by it under this Agreement on or prior to the Closing Date; or (iii) any of the conditions set forth in Section 3 hereof have not been satisfied on or prior to the Closing Date (clauses (i) through (iii), together, the “Conditions to Borrow”), a Forward Seller, in its sole discretion, may elect not to borrow and deliver for sale to the Underwriters the relevant Underwritten Borrowed Shares otherwise deliverable by such Forward Seller on the Closing Date hereunder. In addition, in the event that a Forward Purchaser determines, in good faith and in a commercially reasonable manner, that (A) it or its affiliate, as Forward Seller, is unable to borrow and deliver, on the Closing Date for sale under this Agreement a number of shares of Class A Common Shares equal to the number of Underwritten Borrowed Shares otherwise deliverable on such date by such Forward Seller hereunder or (B) in the Forward Purchaser’s commercially reasonable judgement either it is impracticable to do so or it or its affiliate, as Forward Seller, would incur a stock loan cost of more than a rate equal to 200 basis points per annum to do so, then, in each case, such Forward Seller shall only be required to deliver for sale to the Underwriters on the Closing Date the aggregate number of shares of Class A Common Shares that the applicable Forward Purchaser or its affiliate, as Forward Seller, is able to so borrow at or below such cost. If such Forward Seller elects pursuant to this paragraph not to borrow and deliver for sale to the Underwriters on the Closing Date any or all of the Underwritten Borrowed Shares otherwise deliverable on such date by it hereunder, then such Forward Seller shall notify the Company no later than 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date.

SECTION 3.    Covenants of the Company. The Company and the Operating Partnership covenant with each of the Underwriters, the Forward Sellers and the Forward Purchasers as follows:

(a)    Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B, and will notify the Representatives, the Forward Sellers and the Forward Purchasers immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus, including any document incorporated by reference therein or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will use its commercially reasonable efforts to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment. The Company shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1)(i) under the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act Regulations (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b)).

(b)    Continued Compliance with Securities Laws. The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters, the Forward Sellers and the Forward Purchasers or counsel for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Representatives, the Forward Sellers and the Forward Purchasers notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives, the Forward Sellers and the Forward Purchasers with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Company shall not file or use any such amendment or supplement to which the Representatives, the Forward Sellers and/or the Forward Purchasers or counsel for the Underwriters, the Forward Sellers or the Forward Purchasers shall reasonably object. The Company will furnish to the Underwriters, the Forward Sellers and the Forward

Purchasers such number of copies of such amendment or supplement as the Underwriters, the Forward Sellers and the Forward Purchasers may reasonably request. The Company has given the Representatives, the Forward Sellers and the Forward Purchasers notice of any filings made pursuant to the 1934 Act or the 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives, the Forward Sellers and the Forward Purchasers notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representatives, the Forward Sellers or the Forward Purchasers or counsel for the Underwriters, the Forward Sellers or the Forward Purchasers shall reasonably object.

(c)    Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives (for each of the Underwriter), the Forward Sellers and the Forward Purchasers and counsel for the Underwriters, the Forward Sellers and the Forward Purchasers without charge, conformed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives (for each Underwriter), the Forward Sellers and the Forward Purchasers and counsel for the Underwriters, the Forward Sellers and the Forward Purchasers, without charge, a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits). The copies of the Registration Statement and each amendment thereto furnished to the Underwriters, the Forward Sellers and the Forward Purchasers and counsel for the Underwriters, the Forward Sellers and the Forward Purchasers will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d)    Delivery of Prospectuses. The Company has delivered to each of the Underwriters, Forward Sellers and Forward Purchasers without charge, as many copies of each preliminary prospectus as such Underwriter, Forward Seller and Forward Purchaser (as the case may be) reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each of the Underwriters, Forward Sellers and Forward Purchasers without charge, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter, Forward Seller and Forward Purchaser (as the case may be) may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters, the Forward Sellers and the Forward Purchasers will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)    Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may reasonably designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f)    Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(g)    Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Primary Offered Securities, and any net proceeds received by it upon settlement of the Forward Sale Agreements in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds.”

(h)    Listing. The Company will use its best efforts to list, subject to notice of issuance, the Primary Offered Securities and any shares of Class A Common Shares issued and delivered by the Company pursuant to the Forward Sale Agreements on the New York Stock Exchange.

(i)    Restriction on Sale of Securities. During a period of 45 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Class A Common Shares or any securities convertible into or exercisable or exchangeable for Class A Common Shares, whether any such transaction is to be settled by delivery of Class A Common Shares or such other securities, in cash or otherwise, or file any registration statement under the 1933 Act with respect to any of the foregoing, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Class A Common Shares or any securities convertible into or exercisable or exchangeable for Class A Common Shares, whether any such swap is to be settled by delivery of Class A Common Shares or such other securities, in cash or otherwise; provided, however, that this clause (ii) shall not apply to the transactions under the Forward Sale Agreements and the issuance and transfer, if any, of shares of Class A Common Shares to the relevant Forward Purchaser thereunder.

The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any Class A Common Shares issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Registration Statement, the General Disclosure Package and the Prospectus, (C) any Class A Common Shares issued or options to purchase Class A Common Shares granted pursuant to employee benefit plans of the Company referred to in the Registration Statement, the General Disclosure Package and the Prospectus, (D) any Class A Common Shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the Registration Statement, the General Disclosure Package and the Prospectus, (E) any direct or indirect offers, negotiations or discussions of transactions contemplating the issuance of Class A Common Shares or any securities convertible into or exercisable or exchangeable for such Class A Common Shares in connection with the potential acquisition of property or assets, or the potential acquisition of, a joint venture with or a merger with another company, (F) the entry by the Company into a definitive agreement contemplating the issuance of any Class A Common Shares or any securities convertible or exercisable or exchangeable for such Class A Common Shares representing up to 10% of the outstanding Class A Common Shares on a fully diluted basis or, with the prior written consent of a nominee of the Representatives selected by the Company, any Class A Common Shares or any securities convertible into or exercisable or exchangeable for such Class A Common Shares representing greater than 10% of the outstanding Class A Common Shares on a fully diluted basis, in each case, (1) in connection with the acquisition of property or assets, or the acquisition of, a joint venture with or a merger with another company, or (2) pursuant to any employee benefit plan assumed by the Company in connection with such acquisition, joint venture or merger, and in each such case the filing of a registration statement with respect to, and the making of any public announcement in respect of, or disclosing the intent to engage in, such acquisition, joint venture or merger and related issuance of securities; provided that, in the case of (1) and (2) of this clause (F), any recipient of such securities representing greater than 10% of the outstanding Class A Common Shares on a fully diluted basis shall execute and deliver to the Representatives a lock-up letter substantially to the effect set forth in Exhibit A, and, provided further, that in the case of issuances of securities to MGM or its affiliates pursuant to clause (F), MGM, or such affiliates, shall further agree not to convert or exchange any of its Operating Partnership Units into Class A Common Shares until the expiration of the period referred to above, subject to the exceptions stated above, (G) settlement of any transaction pursuant to any forward sale agreement entered into prior to the date hereof pursuant to the terms of the Sales Agreement, or (H) any communications by MGM, the Company and the Operating Partnership relating to the waiver, including intentions with respect to exercising such waiver, of the Company’s right to issue Class A shares, in lieu of cash, to MGM or its subsidiaries in connection with MGM or its subsidiaries exercising redemption rights with respect to units representing limited partner interests in the Operating Partnership.

Notwithstanding the foregoing, the Company may establish or amend a trading plan pursuant to Rule 10b5-1 under the 1934 Act for the transfer of the Class A Common Shares, provided that (i) such plan does not provide for the transfer of the Class A Common Shares during the period referred to above and (ii) to the extent a public announcement or filing under the 1934 Act, if any, is required of or voluntarily made by or on behalf of the Company regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A Common Shares may be made under such plan during the period referred to above.

(j)    Reporting Requirements. The Company, during the period when a Prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and 1934 Act Regulations. Additionally, the Company shall report the use of proceeds from the issuance of the Securities as may be required under Rule 463 under the 1933 Act.

(k)    Issuer Free Writing Prospectuses. The Company agrees that, unless it obtains the prior written consent of the Representatives, the Forward Sellers and the Forward Purchasers it will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Representatives, the Forward Sellers and the Forward Purchasers will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedule B-2 hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives, the Forward Sellers and the Forward Purchasers. The Company represents that it has treated or agrees that it will treat each such free writing prospectus consented to, or deemed consented to, by the Representatives, the Forward Sellers and the Forward Purchasers as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives, the Forward Sellers and the Forward Purchasers and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(l)    Absence of Manipulation. Except as contemplated herein or in the General Disclosure package and the Prospectus, the Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Securities.

(m)    REIT Status. The Company will use its best efforts to continue to qualify for taxation as a REIT under the Code, unless and until the Company’s board of directors determines in good faith that it is no longer in the best interests of the Company to continue to be so qualified.

SECTION 4.    Payment of Expenses.

(a)    Expenses. The Company and the Operating Partnership jointly and severally agree to pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters, the Forward Sellers and the Forward Purchasers of copies of each preliminary prospectus, each Issuer Free Writing

Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing to investors, (iii) the preparation, issuance and delivery of the certificates or security entitlements for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto (not to exceed $5,000), (vi) the fees and expenses of any transfer agent or registrar for the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and one-half the cost of aircraft and other transportation chartered in connection with the road show (except that the Underwriters shall pay lodging, commercial airfare and other expenses attributable to employees of the Underwriters and one-half of the cost of any aircraft chartered in connection with the road show), (viii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Securities (such reasonable fees and disbursements of counsel not to exceed $10,000), (ix) the fees and expenses incurred in connection with the listing of the Primary Offered Securities and any shares of Class A Common Shares issuable to the Forward Purchasers upon settlement of the Forward Sale Agreements on the New York Stock Exchange. Except as explicitly provided in this Section 4, Section 6, Section 7 and Section 9, the Underwriters, the Forward Sellers and the Forward Purchasers shall pay their own expenses.

(b)    Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5, Section 9(a)(i) or (iii) hereof, each of the Company and the Operating Partnership shall reimburse the Underwriters, the Forward Sellers and the Forward Purchasers for all of their reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and disbursements of counsel for the Underwriters, the Forward Sellers and the Forward Purchasers.

SECTION 5.    Conditions of Obligations of Underwriters, Forward Sellers and Forward Purchasers. The obligations of the several Underwriters, the several Forward Sellers and the several Forward Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)    Effectiveness of Registration Statement. The Registration Statement has become effective and, at the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated; and the Company has complied with each request (if any) from the Commission for additional information. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(b)(1)(i) under the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b)    Opinion of Counsel for Company. At the Closing Time, the Representatives, the Forward Sellers and the Forward Purchasers shall have received the favorable opinion, dated the Closing Time, of Milbank LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, the Forward Sellers and the Forward Purchasers, together with signed or reproduced copies of such letter for each of the other Underwriters.

(c)    Opinion of Special Tax Counsel for Company. At the Closing Time, the Representatives, the Forward Sellers and the Forward Purchasers shall have received the favorable opinion, dated the Closing Time, of Weil, Gotshal & Manges LLP, special tax counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, the Forward Sellers and the Forward Purchasers, together with signed or reproduced copies of such letter for each of the other Underwriters.

(d)    Opinion of Delaware Counsel for Company. At the Closing Time, the Representatives, the Forward Sellers and the Forward Purchasers shall have received the favorable opinion, dated the Closing Time, of Richards, Layton & Finger, P.A., Delaware counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, the Forward Sellers and the Forward Purchasers together with signed or reproduced copies of such letter for each of the other Underwriters.

(e)    Opinion of Counsel for Underwriters. At the Closing Time, the Representatives, the Forward Sellers and the Forward Purchasers shall have received the favorable opinion, dated the Closing Time, of Latham & Watkins LLP, counsel for the Underwriters, the Forward Sellers and the Forward Purchasers, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the issuance and sale of securities delivered at Closing Time, the Registration Statement, the General Disclosure Package, the Prospectus and other related matters as the Representatives, the Forward Sellers and the Forward Purchasers may require. In giving such opinion such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company, the Operating Partnership and their respective subsidiaries and certificates of public officials.

(f)    Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives, the Forward Sellers and the Forward Purchasers shall have received a certificate of the Chief Executive Officer, an Executive Vice President or a Senior Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company in Section 1(a) of this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated.

(g)    Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from Deloitte & Touche LLP a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountant’s “comfort letter” to underwriters with respect to the Company’s financial statements and certain financial information of the Company and MGM, in each case, contained in or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(h)    CFO Certificate. At each of the time of execution of this Agreement and the Closing Time, the Representatives shall have received a certificate executed by the Chief Financial Officer of the Company and of the Operating Partnership with respect to certain financial data contained in the Registration Statement, the General Disclosure Package, the Prospectus and each free writing prospectus, if any, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Representatives.

(i)    Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from Deloitte & Touche LLP, a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(j)    Approval of Listing. At the Closing Time, the Securities shall have been approved for listing on the New York Stock Exchange, subject (to the extent applicable for any Primary Offered Securities) only to official notice of issuance.

(k)    No Objection. FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Securities.

(l)    Lock-up Agreements. At the date of this Agreement, the Representatives shall have received an agreement substantially in the form of Exhibit A hereto signed by the persons listed on Schedule C hereto.

(m)    Maintenance of Rating. Since the execution of this Agreement, there shall not have occurred a downgrading in the rating assigned to any of the Company’s securities by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act) and no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s securities.

(n)    Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any of its subsidiaries hereunder, in each case with respect to the good standing of the Company and the Operating Partnership, the due authorization and issuance of the Option Securities to be sold on such Date of Delivery and other matters related to the issuance or delivery for sale of such Option Securities, shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i)    Officers’ Certificate. If requested by the Representatives, a certificate, dated such Date of Delivery, of the Chief Executive Officer, an Executive Vice President or a Senior Vice President of the Company and of the chief financial or chief accounting officer of the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the certificate required by Section 5(f) hereof.

(ii)    Opinion of Counsel for Company. If requested by the Representatives, the favorable corporate opinion of Milbank LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iii)    Opinion of Special Tax Counsel for Company. If requested by the Representatives, the favorable opinion of Weil, Gotshal & Manges LLP, special tax counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(c) hereof.

(iv)    Opinion of Delaware Counsel for the Company. If requested by the Representatives, the favorable opinion of Richards, Layton & Finger, P.A., Delaware counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.

(v)    Opinion of Counsel for Underwriters. If requested by the Representatives, the favorable corporate opinion of Latham & Watkins LLP, counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(e) hereof.

(vi)    CFO Certificate. If requested by the Representatives, a certificate, dated such Date of Delivery, of the Chief Financial Officer of the Company and of the Operating Partnership, confirming that the certificate delivered at the Closing Time pursuant to Section 5(h) hereof remains true and correct as of such Date of Delivery.

(vii)    Bring-down Comfort Letter. If requested by the Representatives, a letter from Deloitte & Touche LLP, in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 5(i) hereof.

(o)    Additional Documents. At the Closing Time and at each Date of Delivery (if any) counsel for the Underwriters, the Forward Sellers and the Forward Purchasers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance of the Primary Offered Securities and sale of the Securities as herein contemplated and the transactions contemplated by the Forward Purchase Agreements, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein or therein contained; and all proceedings taken by the Company in connection with the issuance of the Primary Offered Securities and sale of the Securities as herein contemplated and the transactions contemplated by the Forward Purchase Agreements shall be satisfactory in form and substance to the Representatives, the Forward Sellers and the Forward Purchasers and counsel for the Underwriters, the Forward Sellers and the Forward Purchasers.

(p)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 16, 17, 18 and 19 shall survive any such termination and remain in full force and effect.

SECTION 6.    Indemnification.

(a)    Indemnification of Underwriters, Forward Sellers and Forward Purchasers. The Company and the Operating Partnership jointly and severally agree to indemnify and hold harmless each Underwriter, Forward Seller and Forward Purchaser and each of their respective affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)) and the selling agents thereof, and each person, if any, who controls any Underwriter, Forward Seller and Forward Purchaser (as the case may be) within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the information deemed to be part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or are based upon any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or (B) in any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the 1933 Act or any road show as defined in Rule 433(h) under the 1933 Act (a “road show”), or the omission or alleged omission in any preliminary prospectus, Issuer Free Writing Prospectus, the General Disclosure Package, the Prospectus or in any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the 1933 Act or any road show of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives and, if applicable, the Forward Sellers and the Forward Purchasers), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of or are based upon any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, any road show or “issuer information” filed or required to be filed pursuant to Rule 433(d) under the 1933 Act in reliance upon and in conformity with the Banks’ Information.

(b)    Indemnification of Company, Operating Partnership, Directors and Officers. Each Underwriter, Forward Seller and Forward Purchaser severally agrees to indemnify and hold harmless the Company, the Operating Partnership, and their respective affiliates (as such term is defined in Rule 501(b) under the 1933 Act), the Company’s directors, and each of its officers who signed the Registration Statement, and each person, if any, who controls the Company or the Operating Partnership within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) or any road show in reliance upon and in conformity with the Banks’ Information furnished on behalf of the relevant Underwriter, Forward Seller and Forward Purchaser.

(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced (through the forfeiture of substantive rights or defenses) as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives and, if applicable, the Forward Sellers and the Forward Purchasers, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company, respectively. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    Settlement. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying Party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

SECTION 7.    Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership on the one hand, and the Underwriters, the Forward Sellers and the Forward Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Operating Partnership, on the one hand, and of the Underwriters, the Forward Sellers and the Forward Purchasers on the other hand, in connection with the statements or omissions, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Operating Partnership, on the one hand, and the Underwriters, the Forward Sellers and the Forward Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as (A) on the one hand, the total net proceeds from the offering of the Securities pursuant to this Agreement (net of underwriting discount but before deducting expenses and any transfer taxes or similar fees and charges) received by the Company and the Operating Partnership, without duplication, which total net proceeds shall include the proceeds that would be received by the Company pursuant to the Forward Sale Agreements (assuming (i) full Physical Settlement (as such term is defined in the Forward Sale Agreements) and (ii) that the aggregate amount payable by such Forward Purchaser to the Company in such Physical Settlement is equal to the aggregate amount of the net proceeds received by such Forward Purchaser from the sale of the relevant Underwritten Borrowed Shares through its affiliate Forward Seller) bear to (B) on the other hand, (x) in the case of the Underwriters, the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus and (y) in the case of the Forward Sellers and the Forward Purchasers, the aggregate Spread (as defined in the Forward Sale Agreement) retained by the Forward Purchasers under the Forward Sale Agreements, net of any costs associated therewith, as reasonably determined by the Forward Sellers, and such Spread shall also be deemed to be the commission received by the relevant Forward Sellers for the sale of the relevant Underwritten Borrowed Shares hereunder.

The relative fault of the Company and the Operating Partnership, on the one hand, and the Underwriters, the Forward Sellers and the Forward Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters, the Forward Sellers and the Forward Purchasers (as the case may be) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Operating Partnership , the Underwriters, the Forward Sellers and the Forward Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters, the Forward Sellers and the Forward Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter, Forward Seller or Forward Purchaser shall be required to contribute any amount in excess of (x) in the case of any Underwriter, the underwriting commissions received by such Underwriter in connection with the Securities underwritten by it and distributed to the public and (y) in the case of any Forward Seller or Forward Purchaser, the Spread (as defined in the relevant Forward Sale Agreement) retained by such Forward Purchaser (or, with respect to such Forward Seller, its relevant affiliate Forward Purchaser) under the applicable Forward Sale Agreement, net of any costs associated therewith, as reasonably determined by the Forward Seller party thereto.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter, a Forward Seller or a Forward Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and Affiliates and selling agents of each Underwriter, Forward Seller and Forward Purchaser (as the case may be) shall have the same rights to contribution as such Underwriter, Forward Seller and Forward Purchaser (as the case may be) and each director of the Company and the Operating Partnership, each officer of the Company and the Operating Partnership who signed the Registration Statement, and each person, if any, who controls either the Company or the Operating Partnership within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company or the Operating Partnership, respectively.

The Underwriters’, the Forward Sellers’ and the Forward Purchasers’ obligations to contribute pursuant to this Section 7 are several and not joint. Subject to the third immediately preceding paragraph: (x) the Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of the Underwritten Primary Shares to be sold set forth opposite their respective names in Schedule A hereto and not joint; and (y) the obligations of the Forward Sellers and the Forward Purchasers to contribute pursuant to this Section 7 are several in proportion to the number of the Underwritten Borrowed Shares set forth opposite the name of the relevant Forward Seller in Schedule A hereto and not joint (without duplication as between a Forward Seller and its affiliate Forward Purchaser).

The remedies provided for in Sections 6 and 7 hereof are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

SECTION 8.    Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company, the Operating Partnership or any of their respective subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter, Forward Seller or Forward Purchaser or their respective Affiliates or selling agents thereof, any person controlling the Company or the Operating Partnership or any person controlling any Underwriter, Forward Seller or Forward Purchaser or their respective officers or directors and (ii) the delivery of and payment for the Securities.

SECTION 9.    Termination of Agreement.

(a)    Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or (iv) if trading generally on the NYSE MKT or the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b)    Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 16, 17, 18 and 19 shall survive such termination and remain in full force and effect.

SECTION 10.    Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i)    if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)    if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase, and the Company to sell, the Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Securities, as the case may be, either the (i) Representatives or (ii) the Company shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives and: if to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; if to BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: Syndicate Department (Fax: (646) 855-3073), with a copy to ECM Legal (Fax: (212) 230-8730), if to Evercore Group L.L.C., shall be delivered by mail or e-mail to Evercore Group L.L.C., 55 East 52nd Street, New York, New York 10055, Attention: Ken

Masotti, 212-857-7481; if to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention Equity Syndicate Desk, fax no. 212-622-8358. Notices to the Forward Sellers and the Forward Purchasers shall be directed to BofA Securities, Inc. and Bank of America, N.A. at c/o BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: Syndicate Department (Fax: (646) 855-3073), with a copy to ECM Legal (Fax: (212) 230-8730), to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department, to JPMorgan Chase Bank, National Association, EDG Marketing Support, email: edg_notices@jpmorgan.com and edg_ny_corporate_sales_support@jpmorgan.com, with a copy to Santosh Sreenivasan, Managing Director, Head of U.S. Equity-Linked Capital Markets, email: santosh.sreenivasan@jpmorgan.com. Notices to the Company shall be directed to it at 1980 Festival Plaza Drive, Suite #750, Las Vegas, Nevada 89135, attention of Corporate Legal.

SECTION 12.    No Advisory or Fiduciary Relationship. The Company and the Operating Partnership acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and Operating Partnership (with respect to the Primary Offered Securities) or the Forward Sellers (with respect to the Underwritten Borrowed Shares), on the one hand, and the several Underwriters, on the other hand, (b) each Forward Sale Agreement is an arm’s-length commercial transaction between the Company and the relevant Forward Purchaser party thereto, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter, Forward Seller and Forward Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company or the Operating Partnership, any of their respective subsidiaries, stockholders, creditors, employees or any other party, (c) no Underwriter, Forward Seller or Forward Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or the Operating Partnership with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter, Forward Seller or Forward Purchaser has advised or is currently advising the Company or the Operating Partnership or any of their respective subsidiaries on other matters) and no Underwriter, Forward Seller or Forward Purchaser has any obligation to the Company or the Operating Partnership with respect to the offering of the Securities except the obligations expressly set forth in this Agreement and (with respect to a Forward Purchaser) except the obligations expressly set forth in the Forward Sale Agreement to which such Forward Purchaser is a party, (d) the Underwriters, the Forward Sellers and the Forward Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the Company and the Operating Partnership and (e) the Underwriters, the Forward Sellers and the Forward Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities contemplated hereby and each of the Company and the Operating Partnership has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter, Forward Seller or Forward Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter, Forward Seller or Forward Purchaser (as the case may be) of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Underwriter, Forward Seller or Forward Purchaser that is a Covered Entity or a BHC Act Affiliate of such Underwriter, Forward Seller or Forward Purchaser (as the case may be) becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter, Forward Seller or Forward Purchaser (as the case may be) are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 13, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 14.    Certain Matters Related to Forward Sale Agreements.

(a)    Inability to Borrow. In the event that (i) a Forward Seller elects not to borrow Shares pursuant to the first sentence of Section 2(d) hereof, or (ii) a Forward Purchaser determines, in good faith and in a commercially reasonable manner, that (A) it or its affiliate, as Forward Seller, is unable to borrow and deliver, on the Closing Date for sale under this Agreement a number of shares of Class A Common Shares equal to the number of Underwritten Borrowed Shares otherwise deliverable on the Closing Date by such Forward Seller hereunder or (B) in the Forward Purchaser’s commercially reasonable judgement either it is impracticable to do so or it or its affiliate, as Forward Seller, would incur a stock loan cost of more than a rate equal to 200 basis points per annum to do so, then, in each case, upon notice by such Forward Seller to the Company (which notice shall be delivered no later than 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date), the Company shall issue and sell to the Underwriters, pursuant to Section 2 hereof, on the Closing Date, an aggregate number of shares of Class A Common Shares equal to the number of Underwritten Borrowed Shares otherwise deliverable on such date by the applicable Forward Seller hereunder that such Forward Seller is not required to so deliver and sell to the Underwriters. In connection with any such issuance and sale by the Company, the Company or the Representatives shall have the right to postpone the Closing Date for one business day in order to effect any required changes in any documents or arrangements. Any shares of Class A Common Shares sold by the Company to the Underwriters pursuant to this Section 14(a) in lieu of any Underwritten Borrowed Shares are referred to herein as the “Top-Up Underwritten Primary Shares.”

(b)    Liability Matters. A Forward Seller shall not have any liability whatsoever for any Underwritten Borrowed Shares that the Forward Seller does not deliver and sell to the Underwriters or any other party if (i) any of the relevant Conditions is not satisfied on or prior to the Closing Date, and such Forward Seller validly elects pursuant to the first sentence of Section 2(d) hereof not to deliver and sell to the Underwriters the Underwritten Borrowed Shares otherwise deliverable on the Closing Date by such Forward Seller hereunder, or (ii) its affiliate Forward Purchaser determines, in good faith and in a commercially reasonable manner, that (A) such Forward Purchaser or its affiliate, as Forward Seller, is unable to borrow and deliver, on the Closing Date, for sale under this Agreement a number of shares of Class A Common Shares equal to the number of the Underwritten Borrowed Shares otherwise deliverable by such Forward Seller on the Closing Date or (B) in such Forward Purchaser’s commercially reasonable judgement either it is impracticable to do so or it or its affiliate, as Forward Seller, would incur a stock loan cost of more than a rate equal to 200 basis points per annum to do so (it being understood that the foregoing exclusion of liability shall not apply in the case of fraud and/or any intentional misconduct).

(c)    Representations and Warranties of the Forward Sellers. Each Forward Seller, severally and not jointly, represents and warrants to, and covenants with, the Company and each Underwriter as follows:

(i)    This Agreement has been duly authorized, executed and delivered by such Forward Seller, and, as of the Closing Date, such Forward Seller will have the full right, power and authority to sell, transfer and deliver the Underwritten Borrowed Shares it is required to deliver on the Closing Date, to the extent it is required to transfer and deliver such Underwritten Borrowed Shares hereunder.

(ii)    The Forward Sale Agreement entered into by such Forward Seller or its affiliate, as applicable, as Forward Purchaser has been duly authorized, executed and delivered by such Forward Purchaser, and assuming due authorization, execution and delivery of such Forward Sale Agreement by the Company, constitutes a valid and binding agreement of such Forward Purchaser, enforceable against such Forward Purchaser in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability

(iii)    At the Closing Date, such Forward Seller will have the full power, right and authority to sell and deliver to the several Underwriters and will have the free and unqualified right to transfer the number of the Underwritten Borrowed Shares that it is required to deliver on the Closing Date to the extent that it is required to transfer such Underwritten Borrowed Shares hereunder, free and clear of any security interest, mortgage, pledge, lien, encumbrance, restriction on voting or transfer or any other claim of any third party other than restrictions arising under or pursuant to the Company’s charter or by-laws or Delaware law; and upon delivery of such Underwritten Borrowed Shares and payment of the purchase price therefor as herein contemplated, assuming each of the Underwriters has no notice of any adverse claim, each of the Underwriters will have the free and unqualified right to transfer any such Underwritten Borrowed Shares purchased by it from such Forward Seller, free and clear of any security interest, mortgage, pledge, lien, encumbrance, restriction on voting or transfer or any other claim of any third party other than restrictions arising under or pursuant to the Company’s charter or by-laws or Delaware law.

SECTION 15.    Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Forward Sellers, the Forward Purchasers, the Company and the Operating Partnership and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Forward Sellers, the Forward Purchasers, the Company and the Operating Partnership and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Forward Sellers, the Forward Purchasers, the Company and the Operating Partnership and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16.    Trial by Jury. Each of the parties hereto (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 17.    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 18.    Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 19.    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 21.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Forward Sellers, the Forward Purchasers, the Company and the Operating Partnership in accordance with its terms.

Very truly yours,

MGM Growth Properties LLC

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

MGM Growth Properties Operating Partnership LP

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

CONFIRMED AND ACCEPTED,
as of the date first above written:

J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Evercore Group L.L.C.

By: J.P. Morgan Securities LLC

By:	/s/ Haley Trethaway
	Name:	Haley Trethaway
	Title:	VP

By: Morgan Stanley & Co. LLC

By:	/s/ Jon Sierant
	Name:	Jon Sierant
	Title:	Executive Director

By: BofA Securities, Inc.

By:	/s/ Evan Ladouceur
	Name:	Evan Ladouceur
	Title:	Managing Director
Head of Gaming & Leisure Investment

By: Evercore Group L.L.C.

By:	/s/ James T. Chandler
	Name:	James T. Chandler
	Title:	Senior Managing Director

For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written:

J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.

By: J.P. Morgan Securities LLC

By:	/s/ Kevin Cheng
	Name:	Kevin Cheng
	Title:	Vice President

By: Morgan Stanley & Co. LLC

By:	/s/ Jon Sierant
	Name:	Jon Sierant
	Title:	Executive Director

By: BofA Securities, Inc.

By:	/s/ Evan Ladouceur
	Name:	Evan Ladouceur
	Title:	Managing Director
Head of Gaming & Leisure Investment

As Forward Sellers.

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written:

JPMorgan Chase Bank, National Association
Morgan Stanley & Co. LLC
Bank of America, N.A.

By: JPMorgan Chase Bank, National Association

By:	/s/ Kevin Cheng
	Name:	Kevin Cheng
	Title:	Vice President

By: Morgan Stanley & Co. LLC

By:	/s/ Jon Sierant
	Name:	Jon Sierant
	Title:	Executive Director

By: Bank of America, N.A.

By:	/s/ Jake Mendelsohn
	Name:	Jake Mendelsohn
	Title:	Managing Director

As Forward Purchasers.

[Signature Page to Underwriting Agreement]

SCHEDULE A

The public offering price per share for the Securities shall be $31.25.

The purchase price per share for the Securities to be paid by the several Underwriters shall be $30.078125, being an amount equal to the public offering price set forth above less $1.171875 per share, subject to adjustment in accordance with Section 2(b) for dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities.

Name of Underwriter	Number of Underwritten Primary Shares to be Purchased
J.P. Morgan Securities LLC	3,045,600
Morgan Stanley & Co. LLC	3,045,600
BofA Securities, Inc.	2,480,400
Evercore Group L.L.C.	2,588,400
Citigroup Global markets Inc.	990,000
Barclays Capital Inc.	990,000
Scotia Capital (USA) Inc.	990,000
BNP Paribas Securities Corp.	450,000
Citizens Capital Markets, Inc.	450,000
Credit Agricole Securities (USA) Inc.	450,000
Deutsche Bank Securities Inc.	450,000
Fifth Third Securities, Inc.	450,000
SMBC Nikko Securities America, Inc.	450,000
SunTrust Robinson Humphrey, Inc.	360,000
UBS Securities LLC	360,000
KeyBanc Capital Markets Inc.	180,000
Comerica Securities, Inc.	90,000
Ladenburg Thalmann & Co. Inc.	90,000
Union Gaming Securities, LLC	90,000

Total	18,000,000

Name of Underwriter	Number of Underwritten Borrowed Shares to be Purchased
J.P. Morgan Securities LLC	2,030,400
Morgan Stanley & Co. LLC	2,030,400
BofA Securities, Inc.	1,653,600
Evercore Group L.L.C.	1,725,600
Citigroup Global markets Inc.	660,000
Barclays Capital Inc.	660,000
Scotia Capital (USA) Inc.	660,000
BNP Paribas Securities Corp.	300,000
Citizens Capital Markets, Inc.	300,000
Credit Agricole Securities (USA) Inc.	300,000
Deutsche Bank Securities Inc.	300,000
Fifth Third Securities, Inc.	300,000
SMBC Nikko Securities America, Inc.	300,000
SunTrust Robinson Humphrey, Inc.	240,000
UBS Securities LLC	240,000
KeyBanc Capital Markets Inc.	120,000
Comerica Securities, Inc.	60,000
Ladenburg Thalmann & Co. Inc.	60,000
Union Gaming Securities, LLC	60,000

Total	12,000,000

Name of Forward Seller	Number of Underwritten Borrowed Shares to be Sold
J.P. Morgan Securities LLC	4,000,000
Morgan Stanley & Co. LLC	4,000,000
BofA Securities, Inc.	4,000,000

Total	12,000,000

SCHEDULE B-1

Pricing Terms

1.    The Company is selling 30,000,000 Class A Common Shares.

2.    The Company has granted an option to the Underwriters, severally and not jointly, to purchase up to an additional 4,500,000 Class A Common Shares.

3.    The public offering price per share for the Securities shall be $31.25.

SCHEDULE B-2

Issuer General Use Free Writing Prospectuses

None.

SCHEDULE C

List of Persons and Entities Subject to Lock-up

James J. Murren

Michael J. Rietbrock

Thomas A. Roberts

Daniel J. Taylor

William J. Hornbuckle

John M. McManus

Robert Smith

James C. Stewart

Andy H. Chien

MGM Resorts International

MGM Grand Detroit, LLC

Mandalay Bay, LLC

MGM Resorts Mississippi, LLC

New Castle, LLC

Ramparts, LLC

Victoria Partners

Park District Holdings, LLC

Beau Rivage Resorts, LLC

The Mirage Casino-Hotel, LLC

New York-New York Hotel & Casino, LLC

Marina District Development Company, LLC

MGM National Harbor, LLC

MGM Yonkers, Inc.

SCHEDULE D

List of Subsidiaries

MGM Growth Properties OP GP LLC

MGM Growth Properties Operating Partnership LP

MGP Finance Co-Issuer Inc.

MGP Lessor Holdings, LLC

MGP Lessor, LLC

MGP Yonkers Realty Sub, LLC

YRL Associates L.P.

Exhibit A

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Evercore Group L.L.C.

as Representatives of the several Underwriters named in

Schedule A to the Underwriting Agreement referred to below

Re:	Proposed Public Offering by MGM Growth Properties LLC

Ladies and Gentlemen:

The undersigned understands that J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Evercore Group L.L.C., as representatives, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters to be named in Schedule A to such agreement (the “Underwriters”), with MGM Growth Properties LLC, a Delaware limited liability company (the “Company”) and certain other financial institutions party thereto as Forward Sellers and Forward Purchasers, providing for the public offering (the “Public Offering”) of shares (the “Securities”) of the Company’s Class A common shares (the “Class A Common Shares”). In consideration of the agreement by the Underwriters to offer and sell the Securities, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Underwriter that, during the period beginning on the date hereof and ending on the date that is 45 days from the date of the Underwriting Agreement (the “Restricted Period”), the undersigned will not, without the prior written consent of the Representatives, (i) except as permitted by the following paragraph, directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any of the Company’s Class A Common Shares or any securities convertible into or exercisable or exchangeable for the Company’s Class A Common Shares, including, without limitation, partnership units in MGM Growth Properties Operating Partnership LP (the “Operating Partnership,” and such partnership units therein, the “Operating Partnership Units”) whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or make any demand for, or exercise any right with respect to, the registration of any of the Lock-up Securities or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or publicly disclose the intention to make any such offer, sale, pledge or disposition[; provided that this clause (i) shall not prohibit (a) any communications that MGM Resorts International (“MGM”) may have with third parties about potential real estate and other third party transactions, some or all of the consideration for which may consist of Lock-Up Securities, which communications shall not be considered “offers” for purposes of this clause (i), (b) public disclosure by MGM of its intentions with respect to such Lock-Up Securities to the extent such public disclosure is consistent with prior public disclosure by MGM or considered appropriately responsive investor relations activity, in each case, as determined in good faith by MGM, or (c) any communications by MGM, the Company and the Operating Partnership relating to the waiver, including intentions with respect to exercising such waiver, of the Company’s right to issue Class A shares, in lieu of cash, to MGM or its subsidiaries in connection with MGM or its subsidiaries exercising redemption rights with respect to units representing limited partner interests in the Operating Partnership]1, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, regardless of whether any such swap or transaction is to be settled by delivery of Class A Common Shares or such other securities, in cash or otherwise.

[1]	Note to Draft: Bracketed text to be included in MGM Lock-Up Agreement only.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives:

(i)    as a bona fide gift or gifts or as dispositions by will or intestacy; or

(ii)    to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)    as a distribution to limited partners, members or stockholders of or other holders of equity interests in the undersigned or the estate of any of the foregoing; or

(iv)    to a corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, the undersigned, or is wholly-owned by the undersigned and/or members of the undersigned’s immediate family; or

(v)    to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(vi)    to a nominee or custodian or a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above; or

(vii)    with respect to Operating Partnership Units, as an exchange of Operating Partnership Units for Class A Common Shares as permitted or required by the MGM Growth Properties LLC Agreement in the manner set forth in the Registration Statement, the General Disclosure Package and the Prospectus; or

(viii)    pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Class A Common Shares involving a “change of control” (as defined below) of the Company occurring after the consummation of the Public Offering, that has been approved by the board of directors of the Company; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Class A Common Shares shall remain subject to the terms of this agreement. For purposes of this clause (viii), “change of control” means the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of the Company[; or

(ix)    to the Company or the Operating Partnership, to the extent such Lock-Up Securities are held by MGM]2,

provided that in the case of any transfer, donation, exchange or distribution pursuant to clauses (i) through (vii) above, (1) the Representatives receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Exchange Act (except with regards to a disposition by will or intestacy), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.

Notwithstanding the foregoing, the Company may establish or amend a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the Class A Common Shares, provided that (i) such plan does not provide for the transfer of the Class A Common Shares during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A Common Shares may be made under such plan during the Restricted Period.

[2]	Note to Draft: Bracketed text to be included in MGM Lock-Up Agreement only.

Furthermore, during the Restricted Period, the undersigned may sell Class A Common Shares of the Company purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:

Print Name:

Exhibit 1.2

EXECUTION VERSION

Date:	November 19, 2019

To:	MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

From:	JPMorgan Chase Bank, National Association

Re:	Confirmation for Registered Share Forward Transactions

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association (“Dealer”) and MGM Growth Properties LLC, a Delaware limited liability company (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

The Agreement and this Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if we had executed an agreement in such form on the date of this Confirmation (but without any Schedule except for the elections that (i) the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, with a “Threshold Amount” for Dealer equal to 3% of stockholders’ equity of JPMorgan Chase & Co. and a “Threshold Amount” for Counterparty equal to USD 75,000,000, provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” has the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” (ii) the Credit Event Upon Merger provisions will apply to both parties, and (iii) Automatic Early Termination will not apply to either party, and with the other modifications and elections provided herein).

THIS CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO

EXECUTION VERSION

CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS CONFIRMATION OR THIS TRANSACTION.

The parties hereby agree that, other than the Transaction to which this Confirmation relates, no Transaction shall be governed by the Agreement.

If, in relation to this Transaction, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

For purposes of the Equity Definitions, this Transaction will be deemed to be a Share Forward Transaction.

1.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 19, 2019.

Effective Date:	November 22, 2019, or such later date on which the conditions set forth in Paragraph 5(a) below have been satisfied.

Buyer:	Dealer

Seller:	Counterparty

Shares:	Class A common shares representing limited liability company interests of Counterparty (Ticker Symbol: “MGP”).

Number of Shares:	Initially, 4,000,000 Shares (the “Initial Number of Shares”), provided that the Number of Shares is subject to reduction as provided in Paragraph 5(a) below.

On each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Maturity Date:	August 19, 2020 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Initial Forward Price:	USD 30.078125.

Forward Price:	(a) On the Effective Date, the Initial Forward Price; and

(b) on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price as determined in accordance with the foregoing for such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

EXECUTION VERSION

Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to the extent it determines, in good faith and its commercially reasonable discretion, that such an adjustment is appropriate and necessary to preserve the economic intent of the parties by offsetting the economic effect of the Dealer having received the benefit of both (i) the Forward Price Reduction Amount and (ii) the ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Amount (taking into account Dealer’s commercially reasonable hedge positions in respect of this Transaction).

Notwithstanding any other provision herein to the contrary, the Forward Price shall in no event be less than USD 0.01 per Share.

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) the Overnight Bank Rate (or, if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 360.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.75%.

Forward Price Reduction Dates:	As set forth on Schedule I.

Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) for Dealer to refrain from or decrease any market activity in connection with this Transaction.

EXECUTION VERSION

Exchange:	The New York Stock Exchange.

Related Exchange:	All Exchanges.

Clearance System:	The Depository Trust Company.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Settlement Terms:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date that is either:

(a) designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, if Physical Settlement applies, and (ii) (x) 60 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is greater than or equal to 2,000,000, or (y) 30 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is less than 2,000,000, prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer (or its affiliate) shall fully unwind Dealer’s commercially reasonable hedge, as determined by Dealer in a commercially reasonable manner, with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than one Settlement Cycle prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; or

(b) designated by Dealer as a Settlement Date pursuant to Section 8(b) below;

provided that in each case the Maturity Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero; and provided further that, following the occurrence of at least three consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with respect to the remainder of such Settlement Shares shall, subject to clause (ii) in “Settlement Method Election” below, recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.

In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable

EXECUTION VERSION

determination of Dealer, such settlement or Dealer’s related market activity in respect of such date would result, or is reasonably likely to result, in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

Settlement Shares:	(a) With respect to any Settlement Date other than the Maturity Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant Section 8(b) below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the Number of Shares at that time and (ii) in the case of a designation by Counterparty, be at least equal to the lesser of 300,000 and the Number of Shares at that time; and

(b) with respect to the Settlement Date on the Maturity Date, a number of Shares equal to the Number of Shares at that time;

in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty, as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (A) in a manner that, in the reasonable discretion of Dealer, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and would not raise material risks under applicable securities laws or (B) due to the occurrence of three Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Section 8(b) below) and (iv) if the Maturity Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty in the form set forth in paragraphs (c), (e), (g), (j) and (l) in Section 7 below.

Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred

EXECUTION VERSION

Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:	An amount determined by the Calculation Agent equal to:

(a)   (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus a commercially reasonable commission, which in no event shall exceed USD 0.03, minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer (or its affiliate) purchases Shares during the Unwind Period, as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the Shares to unwind Dealer’s commercially reasonable hedge (or, if Net Share Settlement applies, to unwind all or a portion of Dealer’s hedge, including any purchases of Shares for delivery to Counterparty, in each case as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the Shares), in each case with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b)   the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

EXECUTION VERSION

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the applicable Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date for such Transaction through the date that is one Settlement Cycle preceding such Settlement Date, subject to “Termination Settlement” as described in Section 8(b) below.

Share Cap:	Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (i) 1.50 times the sum of the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions, minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer hereunder prior to such Settlement Date.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, the declaration or payment of a cash dividend other than an Early Ordinary Dividend shall not constitute a Potential Adjustment Event.

Consequences of Early Ordinary
Dividend Payment:	Notwithstanding anything to the contrary in Section 11.2(c) of the Equity Definitions, if an ex-dividend date for any cash dividend for any calendar quarter that is not an Excess Dividend or an Extraordinary Dividend (each as defined below) occurs before the Forward Price Reduction Date corresponding to such quarter (an “Early Ordinary Dividend”), the Calculation Agent shall make such commercially reasonable adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of the timing of such Early Ordinary Dividend.

EXECUTION VERSION

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event, except any Extraordinary Event that also constitutes a Bankruptcy Termination Event (as defined below) and expressly excluding Failure to Deliver, Hedging Disruption, Increased Cost of Hedging and Increased Cost of Stock Borrow, shall be as specified below under the headings “Acceleration Events” in Section 8(a) and “Termination Settlement” in Section 8(b).

Tender Offer:	The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	For the purposes of Section 8(a)(vi) hereof, the definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions is hereby amended as follows:

a. Adding the words “or Hedge Positions” after the word “Shares” in clause (X) thereof;

b. The words “a party to such Transaction” in the fifth line are replaced with “Dealer”;

c. The word “it” in the seventh line is replaced with “either party”;

d. Any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date; and

e. Replace the parenthetical beginning after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

EXECUTION VERSION

Failure to Deliver:	Applicable, if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof, (ii) deleting clause (C) of the second sentence thereof and (iii) replacing “either party” in the fourth sentence thereof with “Hedging Party”.

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (ii)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

Initial Stock Loan Rate:	50 basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Dealer or any of its affiliates.

Determining Party:	For all applicable Extraordinary Events and Acceleration Events (as defined below), Dealer.

Non-Reliance\ Agreements and Acknowledgments Regarding Hedging Activities\Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to (A) a wholly-owned subsidiary of Dealer, whose obligations hereunder are fully and unconditionally guaranteed by Dealer or any guarantor of Dealer, or (B) any other wholly-owned direct or indirect subsidiary of Dealer with a long-term issuer rating equal to or better than the credit rating of Dealer at the time of transfer without the consent of Counterparty; provided that, at all times, Dealer or any transferee or assignee or other recipient of rights, title and interest, powers, privileges and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9, W-8IMY (indicating “qualified derivatives dealer” status) or W-8ECI with respect to any payments or deliveries under the Agreement.

2. Calculation Agent:	Dealer or any of its affiliates, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five (5) Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a

EXECUTION VERSION

commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment, determination, or election pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall make such adjustment, determination, or election in a commercially reasonable manner by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

3. Account and Notices Details:

(a) Account for delivery of Shares to Dealer:	To be furnished.

(b) Account for delivery of Shares to Counterparty:	To be furnished.

(c) Account for payments to Dealer:	To be furnished.

(d) Account for payments to Counterparty:	To be furnished.

(e) For purposes of this Confirmation:

(i) Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY 10179
EDG Marketing Support
Email:	edg_notices@jpmorgan.com
edg.us.flow.corporates.mo@jpmorgan.com
Facsimile No.:	1-866-886-4506

With a copy to:

Attention:	Santosh Sreenivasan
Email:	santosh.sreenivasan@jpmorgan.com

(ii) Address for notices or communications to Counterparty:

MGM Growth Properties LLC
1980 Festival Plaza Drive, Suite #750
Las Vegas, NV 89135
E-mail: achien@mgpreit.com

EXECUTION VERSION

4. Offices:

(a)	The Office of Dealer for this Transaction is: New York.

(b)	The Office of Counterparty for this Transaction is: Inapplicable, Counterparty is not a Multi-branch Party.

5. Other provisions:

(a)

Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction or waiver by Dealer of the following conditions: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement dated the date hereof between Counterparty, the representatives of the several underwriters named in Schedule A thereto, and the Forward Sellers (as such term is defined therein) (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Counterparty are true and correct on such date as if made as of such date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to such date, (iii) the condition that Counterparty has delivered to Dealer an opinion of counsel dated as of the Effective Date, in form and substance as previously agreed between Counterparty and Dealer; provided that any such opinion may contain customary exceptions and qualifications, (iv) all of the conditions set forth in Section 3 of the Underwriting Agreement and (v) the condition, as determined by Dealer in good faith and in a commercially reasonable manner, that neither of the following has occurred (A) Dealer is unable to borrow and deliver for sale a number of Shares equal to the Initial Number of Shares to establish its commercially reasonable hedge position, or (B) in Dealer’s commercially reasonable judgment either it is impracticable to do so or Dealer would incur a stock loan cost of more than a rate equal to 200 basis points to do so (in which event this Confirmation shall be effective but the Number of Shares for this Transaction shall be the number of Shares Dealer (or its affiliated Forward Seller) is required to deliver in accordance with Section 2(a) of the Underwriting Agreement).

(b)

Underwriting Agreement Representations and Warranties. On the Trade Date and on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Underwriting Agreement.

6. Agreements and Acknowledgments Regarding Shares:

(a)

Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for this Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(b)

Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer (or its affiliates) hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

EXECUTION VERSION

(c)

Counterparty agrees and acknowledges that Dealer (or its affiliates) will hedge Dealer’s exposure to this Transaction by selling Shares borrowed from third-party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or its affiliates) in connection with this Transaction may be used by Dealer (or its affiliates) to return to securities lenders without further registration or other restrictions under the Securities Act irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 8(c) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or its affiliates) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(d)

Counterparty agrees and acknowledges that Counterparty has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under this Transaction.

(e)

Unless the provisions set forth under Section 8(c) below are applicable, Dealer agrees to use or cause its affiliates to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Transaction.

(f)

In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Dealer shall use its reasonable efforts, based on the advice of counsel, to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases, taking into account any applicable Securities and Exchange Commission no action letters, as appropriate.

7. Additional Representations, Warranties and Covenants:

(a)

Eligible Contract Participant. Each party represents that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended), the Agreement and this Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(b)

Tax Disclosures. Notwithstanding any provision in this Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(c)

No Manipulation. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that Counterparty is not entering into this Transaction or making any election hereunder to create, and will not engage in any other securities or derivative transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(d)	No Accounting Representations. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties

EXECUTION VERSION

with respect to the treatment of this Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity or under FASB’s Liabilities & Equity Project.

(e)

Regulatory Filings. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that each of Counterparty’s filings that are required to be filed under the Exchange Act have been filed with the Securities and Exchange Commission and, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of material fact or any omission of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)

No Deposit Insurance. Counterparty understands and acknowledges that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(g)

Solvency. Counterparty represents and warrants to Dealer on the Trade Date and on any date when Counterparty designates a Settlement Date that it is not, and entering into, performing or settling this Transaction will not cause it to be, insolvent, its financial condition is such that it has no need for liquidity with respect to its investment in this Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness, its investments in and liabilities in respect of this Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with this Transaction, including the loss of its entire investment in this Transaction.

(h)

Purchases of Shares. Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might reasonably be expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.

(i)

No Distribution. Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) or 102(b)(7) of Regulation M, that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(j)

No Material Non-public Information. Counterparty represents and warrants to Dealer on the Trade Date, on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that it is not in possession of and is not aware of any material non-public information with respect to Counterparty or the Shares.

(k)

Rule 10b-18. Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) under the Exchange Act by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind

EXECUTION VERSION

Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18). During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or Counterparty expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(l)

Rule 10b5-1. Counterparty and Dealer intend that, following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer (or its affiliates) during any Unwind Period comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Transaction under Rule 10b5-1. Counterparty and Dealer acknowledge and agree that Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any transactions in Shares during any Unwind Period, including, without limitation, the price it pays or receives per Share pursuant to such transactions or whether such transactions are made on any securities exchange or privately. Counterparty acknowledges that Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. It is the intent of Counterparty and Dealer that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and Counterparty shall take no action that results in this Transaction not so complying with such requirements.

(o)

Reporting Requirements. To Counterparty’s knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act or Article VIII of the Amended and Restated Limited Liability Company Agreement of MGM Growth Properties LLC (the “LLC Operating Agreement”).

(p)

Investment Company. Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(q)

Certain Notices. Counterparty will, by the next succeeding Scheduled Trading Day, notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(r)

Authorizations. Counterparty represents and warrants to Dealer that no filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i)

EXECUTION VERSION

such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

8. Other Provisions

(a)	Acceleration Events. Each of the following events shall constitute an “Acceleration Event”:

(i)

Stock Borrow Event. In the commercially reasonable judgment of Dealer, (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under this Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(ii)

Dividends and Other Distributions. On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceed, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I (such cash dividend, an “Excess Dividend”), (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer that, in the determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer;

(iii)

ISDA Termination. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case (except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement) the provisions of Section 8(b) below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(iv)	Stock Price Event. If any time after the Trade Date the traded price per Share on the Exchange is less than or equal to 50% of the Initial Forward Price;

(v)

Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or stock exchange rules (other than any obligations under Section 13 of the Exchange

EXECUTION VERSION

Act and the rules and regulations promulgated thereunder, in each case, as in effect on the Trade Date) or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity, but excluding any such obligations or requirements pursuant to Section 8.1(d) of the LLC Operating Agreement) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding; or

(vi)	Other ISDA Events. The occurrence of an Announcement Date in respect of any Merger Event, Tender Offer, Nationalization, Insolvency or Delisting, or the occurrence of any Change in Law.

(b)

Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date and satisfy any related settlement obligations when due in accordance with all applicable requirements hereunder, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof. Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event. For the avoidance of doubt, if Dealer designates a Termination Settlement Date pursuant to an Acceleration Event due to an Excess Dividend or an Extraordinary Dividend as described in Section 8(a)(ii), no adjustment(s) shall be made to the terms of this contract to account for the amount of such Excess Dividend or Extraordinary Dividend, as applicable.

(c)

Private Placement Procedures. If Counterparty is unable to comply with the provisions of Section 6(c) above because of a change in law or a change in the policy of the Securities and Exchange Commission

EXECUTION VERSION

or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer (or its affiliate) by Counterparty may not be freely returned by Dealer (or its affiliate) to securities lenders as described under such Section 6(c), or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i)

If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii)

If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(d)

Indemnity. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in

EXECUTION VERSION

connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under this Transaction, any breach or alleged breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty are determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Confirmation or the Agreement. The provisions of this Section 8(d) shall survive any termination or completion of this Transaction and any assignment, transfer and/or delegation of this Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee or transferee of Dealer.

(e)

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(f)

Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer (a “Bankruptcy Termination Event”), this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation or the Agreement prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

(g)

Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(h)

Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 8% of the number of then-outstanding Shares or such lower number of Shares as Dealer notifies Counterparty would, in its reasonable judgment of Dealer’s counsel, present legal or regulatory issues for Dealer or its affiliates. The “Outstanding Share Percentage” as of any day is the fraction (a) the numerator of which is the aggregate of (i) the Number of Shares for this Transaction and (ii) the “Number of Shares” (however defined) under all other Forward Contracts (as defined in the

EXECUTION VERSION

Underwriting Agreement) and (b) the denominator of which is the number of Shares outstanding on such day.

(i)

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, including any “group” of which Dealer or its affiliates is a part, (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 8% of the then outstanding Shares (the “Threshold Number of Shares”), (iii) Dealer would hold 5% or more of the number of Shares or 5% or more of Counterparty’s outstanding voting power as of the Trade Date (the “Exchange Limit”), or (iv) such acquisition would result in a violation of any restriction on ownership and transfers set forth in Article VIII of the LLC Operating Agreement (the “Counterparty Stock Ownership Restriction”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would result in a violation of the Counterparty Stock Ownership Restriction. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would not directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would not result in a violation of the Counterparty Stock Ownership Restriction, as applicable.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

Counterparty represents and warrants to, and agrees with Dealer that, ownership positions of Counterparty’s common stock held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary (where Dealer and such affiliates have no economic interest in such positions) do not constitute “ownership” by Dealer, and Dealer shall not be deemed or treated as the beneficial or constructive “owner” of such positions, in each case, for purposes of Article VIII of the LLC Operating Agreement, except for purposes of Section 8.1(d) thereof, and Counterparty shall interpret the LLC Operating Agreement in accordance with the foregoing.

Dealer represents and warrants that, as of the Trade Date, if Dealer received the maximum number of Shares hereunder assuming both (i) Physical Settlement applies and (ii) no restrictions on the delivery of Shares hereunder were applicable, then the Counterparty Stock Ownership Restriction would not apply so as to limit the number of Shares that Dealer could receive hereunder.

(j)

Other Forward(s). Counterparty agrees that it shall not cause to occur, or permit to exist, an Unwind Period at any time there is an “Unwind Period” (or equivalent concept) under any substantially identical confirmation) with any financial institution other than Dealer.

EXECUTION VERSION

(k)

Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to the Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.

(l)

U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the Dealer entity that is a party to the Agreement (“J.P. Morgan”) shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, J.P. Morgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” J.P. Morgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to J.P. Morgan replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(m)

Tax Provisions. For the purpose of Section 3(e) of the Agreement, each of Counterparty and Dealer makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this

EXECUTION VERSION

representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

For the purpose of Section 3(f) of the Agreement:

Counterparty represents that it is a U.S. person for U.S. federal income tax purposes.

Dealer makes the following representations:

(i) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(ii) It is a national banking association organized and existing under the laws of the United States of America and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M).

For the purpose of Section 4(a)(i) of the Agreement:

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered
Dealer	Internal Revenue Service Form W-9 or applicable W-8 or its successor form.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

Counterparty	Internal Revenue Service Form W-9, or its successor form, with the “C Corporation” box checked on line 3 thereof.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

(n)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(o)

Status in Bankruptcy. Subject to Section 8(f), Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to this Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.

EXECUTION VERSION

(p)

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under this Transaction are not secured by any collateral.

(q)

Determining Party’s Actions. For the avoidance of doubt, whenever the Determining Party is called upon to act, exercise judgement or discretion in any way, the Determining Party shall do so in good faith and in a commercially reasonable manner.

(r)

Set-Off and Netting. Dealer agrees not to set-off or net amounts due from Counterparty with respect to this Transaction against amounts due from Dealer to Counterparty under obligations other than Equity Contracts (as defined in the Agreement). Section 2(c) of the Agreement as it applies to payments due with respect to this Transaction shall remain in effect and is not subject to the first sentence of this provision. The parties agree that Section 6(f) of the Agreement is amended to read as follows:

“Upon the occurrence of an Event of Default or Termination Event with respect to either party as the Defaulting Party or the Affected Party (“X”), the Non-defaulting Party or Non-affected Party, as applicable (“Y”), will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision.

“Equity Contract” shall mean, for purposes of this Section 6(f), any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into USD at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.”

Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to Dealer.

Very truly yours,
JPMorgan Chase Bank, National Association

By:	/s/ Santosh Sreenivasan
	Name:	Santosh Sreenivasan
	Title:	Managing Director

EXECUTION VERSION

Confirmed as of the date first above written:

MGM Growth Properties LLC

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

EXECUTION VERSION

SCHEDULE I

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
Trade Date	USD	0.00
December 30, 2019	USD	0.47
March 30, 2020	USD	0.47
June 29, 2020	USD	0.47
Maturity Date	USD	0.00

Exhibit 1.3

EXECUTION VERSION

Date:	November 19, 2019

To:	MGM Growth Properties LLC
1980 Festival Plaza Drive, Suite #750
Las Vegas, NV 89135

From:	Morgan Stanley & Co. LLC

Re:	Confirmation for Registered Share Forward Transactions

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and MGM Growth Properties LLC, a Delaware limited liability company (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

The Agreement and this Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if we had executed an agreement in such form on the date of this Confirmation (but without any Schedule except for the elections that (i) the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, with a “Threshold Amount” for Dealer equal to 3% of stockholders’ equity of Morgan Stanley and a “Threshold Amount” for Counterparty equal to USD 75,000,000, provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” has the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” (ii) the Credit Event Upon Merger provisions will apply to both parties, and (iii) Automatic Early Termination will not apply to either party, and with the other modifications and elections provided herein).

THIS CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT

EXECUTION VERSION

FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS CONFIRMATION OR THIS TRANSACTION.

The parties hereby agree that, other than the Transaction to which this Confirmation relates, no Transaction shall be governed by the Agreement.

If, in relation to this Transaction, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

For purposes of the Equity Definitions, this Transaction will be deemed to be a Share Forward Transaction.

1.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 19, 2019.

Effective Date:	November 22, 2019, or such later date on which the conditions set forth in Paragraph 5(a) below have been satisfied.

Buyer:	Dealer

Seller:	Counterparty

Shares:	Class A common shares representing limited liability company interests of Counterparty (Ticker Symbol: “MGP”).

Number of Shares:	Initially, 4,000,000 Shares (the “Initial Number of Shares”), provided that the Number of Shares is subject to reduction as provided in Paragraph 5(a) below.

On each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Maturity Date:	August 19, 2020 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Initial Forward Price:	USD 30.078125.

Forward Price:	(a) On the Effective Date, the Initial Forward Price; and

(b) on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price as determined in accordance with the foregoing for such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

EXECUTION VERSION

Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to the extent it determines, in good faith and its commercially reasonable discretion, that such an adjustment is appropriate and necessary to preserve the economic intent of the parties by offsetting the economic effect of the Dealer having received the benefit of both (i) the Forward Price Reduction Amount and (ii) the ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Amount (taking into account Dealer’s commercially reasonable hedge positions in respect of this Transaction).

Notwithstanding any other provision herein to the contrary, the Forward Price shall in no event be less than USD 0.01 per Share.

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) the Overnight Bank Rate (or, if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 360.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.75%.

Forward Price Reduction Dates:	As set forth on Schedule I.

Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self- regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are

EXECUTION VERSION

imposed by law or have been voluntarily adopted by Dealer) for Dealer to refrain from or decrease any market activity in connection with this Transaction.

Exchange:	The New York Stock Exchange.

Related Exchange:	All Exchanges.

Clearance System:	The Depository Trust Company.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Settlement Terms:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date that is either:

(a) designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, if Physical Settlement applies, and (ii) (x) 60 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is greater than or equal to 2,000,000, or (y) 30 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is less than 2,000,000, prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer (or its affiliate) shall fully unwind Dealer’s commercially reasonable hedge, as determined by Dealer in a commercially reasonable manner, with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than one Settlement Cycle prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; or

(b) designated by Dealer as a Settlement Date pursuant to Section 8(b) below;

provided that in each case the Maturity Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero; and provided further that, following the occurrence of at least three consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which

EXECUTION VERSION

Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with respect to the remainder of such Settlement Shares shall, subject to clause (ii) in “Settlement Method Election” below, recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.

In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable determination of Dealer, such settlement or Dealer’s related market activity in respect of such date would result, or is reasonably likely to result, in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

Settlement Shares:	(a) With respect to any Settlement Date other than the Maturity Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant Section 8(b) below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the Number of Shares at that time and (ii) in the case of a designation by Counterparty, be at least equal to the lesser of 300,000 and the Number of Shares at that time; and

(b) with respect to the Settlement Date on the Maturity Date, a number of Shares equal to the Number of Shares at that time;

in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty, as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (A) in a manner that, in the reasonable discretion of Dealer, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and would not raise material risks under applicable securities laws or (B) due to the occurrence of three Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Section 8(b) below) and (iv) if the Maturity Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net

EXECUTION VERSION

Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty in the form set forth in paragraphs (c), (e), (g), (j) and (l) in Section 7 below.

Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:	An amount determined by the Calculation Agent equal to:

(a)   (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus a commercially reasonable commission, which in no event shall exceed USD 0.03, minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer (or its affiliate) purchases Shares during the Unwind Period, as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the Shares

EXECUTION VERSION

to unwind Dealer’s commercially reasonable hedge (or, if Net Share Settlement applies, to unwind all or a portion of Dealer’s hedge, including any purchases of Shares for delivery to Counterparty, in each case as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the Shares), in each case with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b)   the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the applicable Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date for such Transaction through the date that is one Settlement Cycle preceding such Settlement Date, subject to “Termination Settlement” as described in Section 8(b) below.

Share Cap:	Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (i) 1.50 times the sum of the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions, minus (ii) the aggregate number of Shares delivered

EXECUTION VERSION

by Counterparty to Dealer hereunder prior to such Settlement Date.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, the declaration or payment of a cash dividend other than an Early Ordinary Dividend shall not constitute a Potential Adjustment Event.

Consequences of Early Ordinary Dividend Payment:	Notwithstanding anything to the contrary in Section 11.2(c) of the Equity Definitions, if an ex-dividend date for any cash dividend for any calendar quarter that is not an Excess Dividend or an Extraordinary Dividend (each as defined below) occurs before the Forward Price Reduction Date corresponding to such quarter (an “Early Ordinary Dividend”), the Calculation Agent shall make such commercially reasonable adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of the timing of such Early Ordinary Dividend.

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event, except any Extraordinary Event that also constitutes a Bankruptcy Termination Event (as defined below) and expressly excluding Failure to Deliver, Hedging Disruption, Increased Cost of Hedging and Increased Cost of Stock Borrow, shall be as specified below under the headings “Acceleration Events” in Section 8(a) and “Termination Settlement” in Section 8(b).

Tender Offer:	The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

EXECUTION VERSION

Additional Disruption Events:

Change in Law:	For the purposes of Section 8(a)(vi) hereof, the definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions is hereby amended as follows:

a. Adding the words “or Hedge Positions” after the word “Shares” in clause (X) thereof;

b. The words “a party to such Transaction” in the fifth line are replaced with “Dealer”;

c. The word “it” in the seventh line is replaced with “either party”;

d. Any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date; and

e. Replace the parenthetical beginning after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable, if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof, (ii) deleting clause (C) of the second sentence thereof and (iii) replacing “either party” in the fourth sentence thereof with “Hedging Party”.

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (ii)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

EXECUTION VERSION

Initial Stock Loan Rate:	50 basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Dealer or any of its affiliates.

Determining Party:	For all applicable Extraordinary Events and Acceleration Events (as defined below), Dealer.

Non-Reliance\ Agreements and Acknowledgments Regarding Hedging Activities\Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to (A) a wholly-owned subsidiary of Dealer, whose obligations hereunder are fully and unconditionally guaranteed by Dealer or any guarantor of Dealer, or (B) any other wholly-owned direct or indirect subsidiary of Dealer with a long-term issuer rating equal to or better than the credit rating of Dealer at the time of transfer without the consent of Counterparty; provided that, at all times, Dealer or any transferee or assignee or other recipient of rights, title and interest, powers, privileges and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9, W-8IMY (indicating “qualified derivatives dealer” status) or W-8ECI with respect to any payments or deliveries under the Agreement.

2. Calculation Agent:	Dealer or any of its affiliates, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five (5) Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment, determination, or election pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall make such adjustment, determination, or election in a commercially

EXECUTION VERSION

reasonable manner by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

3. Account and Notices Details:

(a) Account for delivery of Shares to Dealer:	To be furnished.

(b) Account for delivery of Shares to Counterparty:	To be furnished.

(c) Account for payments to Dealer:	To be furnished.

(d) Account for payments to Counterparty:	To be furnished.

(e) For purposes of this Confirmation:

(i)	Address for notices or communications to Dealer:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036-8293

With a copy to:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036-8293

Attention: Steven Seltzer

Email: Steven.Seltzer1@morganstanley.com

(ii)	Address for notices or communications to Counterparty:

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

E-mail:	achien@mgpreit.com

4. Offices:

(a)	The Office of Dealer for this Transaction is: New York.

(b)	The Office of Counterparty for this Transaction is: Inapplicable, Counterparty is not a Multi-branch Party.

5. Other provisions:

(a)

Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction or waiver by Dealer of the following conditions: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement dated the date hereof between Counterparty, the representatives of the several underwriters named in Schedule A thereto, and the Forward Sellers (as such term is defined therein) (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Counterparty are true and correct on such date as if made as of such date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to such date, (iii) the condition that Counterparty has delivered to Dealer an opinion of counsel dated as of the Effective Date, in form

EXECUTION VERSION

and substance as previously agreed between Counterparty and Dealer; provided that any such opinion may contain customary exceptions and qualifications, (iv) all of the conditions set forth in Section 3 of the Underwriting Agreement and (v) the condition, as determined by Dealer in good faith and in a commercially reasonable manner, that neither of the following has occurred (A) Dealer is unable to borrow and deliver for sale a number of Shares equal to the Initial Number of Shares to establish its commercially reasonable hedge position, or (B) in Dealer’s commercially reasonable judgment either it is impracticable to do so or Dealer would incur a stock loan cost of more than a rate equal to 200 basis points to do so (in which event this Confirmation shall be effective but the Number of Shares for this Transaction shall be the number of Shares Dealer (or its affiliated Forward Seller) is required to deliver in accordance with Section 2(a) of the Underwriting Agreement).

(b)

Underwriting Agreement Representations and Warranties. On the Trade Date and on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Underwriting Agreement.

6. Agreements and Acknowledgments Regarding Shares:

(a)

Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for this Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(b)

Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer (or its affiliates) hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)

Counterparty agrees and acknowledges that Dealer (or its affiliates) will hedge Dealer’s exposure to this Transaction by selling Shares borrowed from third-party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or its affiliates) in connection with this Transaction may be used by Dealer (or its affiliates) to return to securities lenders without further registration or other restrictions under the Securities Act irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 8(c) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or its affiliates) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(d)

Counterparty agrees and acknowledges that Counterparty has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under this Transaction.

EXECUTION VERSION

(e)

Unless the provisions set forth under Section 8(c) below are applicable, Dealer agrees to use or cause its affiliates to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Transaction.

(f)

In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Dealer shall use its reasonable efforts, based on the advice of counsel, to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases, taking into account any applicable Securities and Exchange Commission no action letters, as appropriate.

7. Additional Representations, Warranties and Covenants:

(a)

Eligible Contract Participant. Each party represents that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended), the Agreement and this Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(b)

Tax Disclosures. Notwithstanding any provision in this Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(c)

No Manipulation. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that Counterparty is not entering into this Transaction or making any election hereunder to create, and will not engage in any other securities or derivative transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(d)

No Accounting Representations. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of this Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity or under FASB’s Liabilities & Equity Project.

(e)

Regulatory Filings. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that each of Counterparty’s filings that are required to be filed under the Exchange Act have been filed with the Securities and Exchange Commission and, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of material fact or any omission of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

EXECUTION VERSION

(f)

No Deposit Insurance. Counterparty understands and acknowledges that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(g)

Solvency. Counterparty represents and warrants to Dealer on the Trade Date and on any date when Counterparty designates a Settlement Date that it is not, and entering into, performing or settling this Transaction will not cause it to be, insolvent, its financial condition is such that it has no need for liquidity with respect to its investment in this Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness, its investments in and liabilities in respect of this Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with this Transaction, including the loss of its entire investment in this Transaction.

(h)

Purchases of Shares. Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might reasonably be expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.

(i)

No Distribution. Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) or 102(b)(7) of Regulation M, that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(j)

No Material Non-public Information. Counterparty represents and warrants to Dealer on the Trade Date, on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that it is not in possession of and is not aware of any material non-public information with respect to Counterparty or the Shares.

(k)

Rule 10b-18. Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) under the Exchange Act by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18). During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or Counterparty expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

EXECUTION VERSION

(l)

Rule 10b5-1. Counterparty and Dealer intend that, following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer (or its affiliates) during any Unwind Period comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Transaction under Rule 10b5-1. Counterparty and Dealer acknowledge and agree that Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any transactions in Shares during any Unwind Period, including, without limitation, the price it pays or receives per Share pursuant to such transactions or whether such transactions are made on any securities exchange or privately. Counterparty acknowledges that Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. It is the intent of Counterparty and Dealer that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and Counterparty shall take no action that results in this Transaction not so complying with such requirements.

(o)

Reporting Requirements. To Counterparty’s knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act or Article VIII of the Amended and Restated Limited Liability Company Agreement of MGM Growth Properties LLC (the “LLC Operating Agreement”).

(p)

Investment Company. Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(q)

Certain Notices. Counterparty will, by the next succeeding Scheduled Trading Day, notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(r)

Authorizations. Counterparty represents and warrants to Dealer that no filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

8. Other Provisions

(a)	Acceleration Events. Each of the following events shall constitute an “Acceleration Event”:

(i)

Stock Borrow Event. In the commercially reasonable judgment of Dealer, (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under this Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(ii)	Dividends and Other Distributions. On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash

EXECUTION VERSION

dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceed, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I (such cash dividend, an “Excess Dividend”), (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer that, in the determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer;

(iii)

ISDA Termination. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case (except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement) the provisions of Section 8(b) below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(iv)	Stock Price Event. If any time after the Trade Date the traded price per Share on the Exchange is less than or equal to 50% of the Initial Forward Price;

(v)

Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or stock exchange rules (other than any obligations under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, in each case, as in effect on the Trade Date) or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity, but excluding any such obligations or requirements pursuant to Section 8.1(d) of the LLC Operating Agreement) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding; or

(vi)	Other ISDA Events. The occurrence of an Announcement Date in respect of any Merger Event, Tender Offer, Nationalization, Insolvency or Delisting, or the occurrence of any Change in Law.

EXECUTION VERSION

(b)

Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date and satisfy any related settlement obligations when due in accordance with all applicable requirements hereunder, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof. Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event. For the avoidance of doubt, if Dealer designates a Termination Settlement Date pursuant to an Acceleration Event due to an Excess Dividend or an Extraordinary Dividend as described in Section 8(a)(ii), no adjustment(s) shall be made to the terms of this contract to account for the amount of such Excess Dividend or Extraordinary Dividend, as applicable.

(c)

Private Placement Procedures. If Counterparty is unable to comply with the provisions of Section 6(c) above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer (or its affiliate) by Counterparty may not be freely returned by Dealer (or its affiliate) to securities lenders as described under such Section 6(c), or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i)

If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer),

EXECUTION VERSION

and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii)

If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(d)

Indemnity. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under this Transaction, any breach or alleged breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty are determined in a final and nonappealable judgment by a court of competent

EXECUTION VERSION

jurisdiction to have resulted from Dealer’s negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Confirmation or the Agreement. The provisions of this Section 8(d) shall survive any termination or completion of this Transaction and any assignment, transfer and/or delegation of this Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee or transferee of Dealer.

(e)

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(f)

Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer (a “Bankruptcy Termination Event”), this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation or the Agreement prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

(g)

Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(h)

Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 8% of the number of then-outstanding Shares or such lower number of Shares as Dealer notifies Counterparty would, in its reasonable judgment of Dealer’s counsel, present legal or regulatory issues for Dealer or its affiliates. The “Outstanding Share Percentage” as of any day is the fraction (a) the numerator of which is the aggregate of (i) the Number of Shares for this Transaction and (ii) the “Number of Shares” (however defined) under all other Forward Contracts (as defined in the Underwriting Agreement) and (b) the denominator of which is the number of Shares outstanding on such day.

(i)

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, including any “group” of which Dealer or its affiliates is a part, (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 8% of the then outstanding Shares (the “Threshold Number of Shares”), (iii) Dealer would hold 5% or more of the number of Shares or 5% or more of Counterparty’s outstanding voting power as of the Trade Date (the “Exchange Limit”), or (iv) such acquisition would result in a violation of any restriction on ownership and transfers set forth in Article

EXECUTION VERSION

VIII of the LLC Operating Agreement (the “Counterparty Stock Ownership Restriction”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would result in a violation of the Counterparty Stock Ownership Restriction. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would not directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would not result in a violation of the Counterparty Stock Ownership Restriction, as applicable.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

Counterparty represents and warrants to, and agrees with Dealer that, ownership positions of Counterparty’s common stock held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary (where Dealer and such affiliates have no economic interest in such positions) do not constitute “ownership” by Dealer, and Dealer shall not be deemed or treated as the beneficial or constructive “owner” of such positions, in each case, for purposes of Article VIII of the LLC Operating Agreement, except for purposes of Section 8.1(d) thereof, and Counterparty shall interpret the LLC Operating Agreement in accordance with the foregoing.

Dealer represents and warrants that, as of the Trade Date, if Dealer received the maximum number of Shares hereunder assuming both (i) Physical Settlement applies and (ii) no restrictions on the delivery of Shares hereunder were applicable, then the Counterparty Stock Ownership Restriction would not apply so as to limit the number of Shares that Dealer could receive hereunder.

(j)

Other Forward(s). Counterparty agrees that it shall not cause to occur, or permit to exist, an Unwind Period at any time there is an “Unwind Period” (or equivalent concept) under any substantially identical confirmation) with any financial institution other than Dealer.

(k)	[Reserved].

(l)

U.S. Resolution Stay Protocol. The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”) page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph

EXECUTION VERSION

without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Party A replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(m)

Tax Provisions. For the purpose of Section 3(e) of the Agreement, each of Counterparty and Dealer makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

For the purpose of Section 3(f) of the Agreement:

Counterparty represents that it is a U.S. person for U.S. federal income tax purposes.

Dealer makes the following representations:

It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

EXECUTION VERSION

For the purpose of Section 4(a)(i) of the Agreement:

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered
Dealer	Internal Revenue Service Form W-9 or applicable W-8 or its successor form.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

Counterparty	Internal Revenue Service Form W-9, or its successor form, with the “C Corporation” box checked on line 3 thereof.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

(n)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(o)

Status in Bankruptcy. Subject to Section 8(f), Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to this Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.

(p)

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under this Transaction are not secured by any collateral.

(q)

Determining Party’s Actions. For the avoidance of doubt, whenever the Determining Party is called upon to act, exercise judgement or discretion in any way, the Determining Party shall do so in good faith and in a commercially reasonable manner.

EXECUTION VERSION

(r)

Set-Off and Netting. Dealer agrees not to set-off or net amounts due from Counterparty with respect to this Transaction against amounts due from Dealer to Counterparty under obligations other than Equity Contracts (as defined in the Agreement). Section 2(c) of the Agreement as it applies to payments due with respect to this Transaction shall remain in effect and is not subject to the first sentence of this provision. The parties agree that Section 6(f) of the Agreement is amended to read as follows:

“Upon the occurrence of an Event of Default or Termination Event with respect to either party as the Defaulting Party or the Affected Party (“X”), the Non-defaulting Party or Non-affected Party, as applicable (“Y”), will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision.

“Equity Contract” shall mean, for purposes of this Section 6(f), any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into USD at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.”

Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to Dealer.

Very truly yours,
Morgan Stanley & Co. LLC

By:	/s/ Scott Pecullan
	Name:	Scott Pecullan
	Title:	Managing Director

EXECUTION VERSION

Confirmed

as of the date first above written:

MGM Growth Properties LLC

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

EXECUTION VERSION

SCHEDULE I

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
Trade Date	USD	0.00
December 30, 2019	USD	0.47
March 30, 2020	USD	0.47
June 29, 2020	USD	0.47
Maturity Date	USD	0.00

Exhibit 1.4

EXECUTION VERSION

Date:	November 19, 2019

To:	MGM Growth Properties LLC
1980 Festival Plaza Drive, Suite #750
Las Vegas, NV 89135

From:	Bank of America, N.A.

Re:	Confirmation for Registered Share Forward Transactions

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“Dealer”) and MGM Growth Properties LLC, a Delaware limited liability company (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

The Agreement and this Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if we had executed an agreement in such form on the date of this Confirmation (but without any Schedule except for the elections that (i) the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, with a “Threshold Amount” for Dealer equal to 3% of stockholders’ equity of Bank of America Corp. and a “Threshold Amount” for Counterparty equal to USD 75,000,000, provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” has the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” (ii) the Credit Event Upon Merger provisions will apply to both parties, and (iii) Automatic Early Termination will not apply to either party, and with the other modifications and elections provided herein).

THIS CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT

EXECUTION VERSION

FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS CONFIRMATION OR THIS TRANSACTION.

The parties hereby agree that, other than the Transaction to which this Confirmation relates, no Transaction shall be governed by the Agreement.

If, in relation to this Transaction, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

For purposes of the Equity Definitions, this Transaction will be deemed to be a Share Forward Transaction.

1.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 19, 2019.

Effective Date:	November 22, 2019, or such later date on which the conditions set forth in Paragraph 5(a) below have been satisfied.

Buyer:	Dealer

Seller:	Counterparty

Shares:	Class A common shares representing limited liability company interests of Counterparty (Ticker Symbol: “MGP”).

Number of Shares:	Initially, 4,000,000 Shares (the “Initial Number of Shares”), provided that the Number of Shares is subject to reduction as provided in Paragraph 5(a) below.

On each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Maturity Date:	August 19, 2020 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Initial Forward Price:	USD 30.078125.

Forward Price:	(a) On the Effective Date, the Initial Forward Price; and

(b) on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price as determined in accordance with the foregoing for such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

EXECUTION VERSION

Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to the extent it determines, in good faith and its commercially reasonable discretion, that such an adjustment is appropriate and necessary to preserve the economic intent of the parties by offsetting the economic effect of the Dealer having received the benefit of both (i) the Forward Price Reduction Amount and (ii) the ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Amount (taking into account Dealer’s commercially reasonable hedge positions in respect of this Transaction).

Notwithstanding any other provision herein to the contrary, the Forward Price shall in no event be less than USD 0.01 per Share.

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) the Overnight Bank Rate (or, if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 360.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.75%.

Forward Price Reduction Dates:	As set forth on Schedule I.

Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have

EXECUTION VERSION

been voluntarily adopted by Dealer) for Dealer to refrain from or decrease any market activity in connection with this Transaction.

Exchange:	The New York Stock Exchange.

Related Exchange:	All Exchanges.

Clearance System:	The Depository Trust Company.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Settlement Terms:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date that is either:

(a) designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, if Physical Settlement applies, and (ii) (x) 60 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is greater than or equal to 2,000,000, or (y) 30 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is less than 2,000,000, prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer (or its affiliate) shall fully unwind Dealer’s commercially reasonable hedge, as determined by Dealer in a commercially reasonable manner, with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than one Settlement Cycle prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; or

(b) designated by Dealer as a Settlement Date pursuant to Section 8(b) below;

provided that in each case the Maturity Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero; and provided further that, following the occurrence of at least three consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with

EXECUTION VERSION

respect to the remainder of such Settlement Shares shall, subject to clause (ii) in “Settlement Method Election” below, recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.

In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable determination of Dealer, such settlement or Dealer’s related market activity in respect of such date would result, or is reasonably likely to result, in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

Settlement Shares:	(a) With respect to any Settlement Date other than the Maturity Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant Section 8(b) below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the Number of Shares at that time and (ii) in the case of a designation by Counterparty, be at least equal to the lesser of 300,000 and the Number of Shares at that time; and

(b) with respect to the Settlement Date on the Maturity Date, a number of Shares equal to the Number of Shares at that time;

in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty, as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (A) in a manner that, in the reasonable discretion of Dealer, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and would not raise material risks under applicable securities laws or (B) due to the occurrence of three Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Section 8(b) below) and (iv) if the Maturity Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and

EXECUTION VERSION

signed by Counterparty in the form set forth in paragraphs (c), (e), (g), (j) and (l) in Section 7 below.

Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:	An amount determined by the Calculation Agent equal to:

(a)   (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus a commercially reasonable commission, which in no event shall exceed USD 0.03, minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer (or its affiliate) purchases Shares during the Unwind Period, as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the Shares to unwind Dealer’s commercially reasonable hedge (or, if Net Share Settlement applies, to unwind all or a portion of Dealer’s hedge, including any purchases of Shares for delivery to Counterparty, in each case as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the

EXECUTION VERSION

Shares), in each case with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b)   the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the applicable Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date for such Transaction through the date that is one Settlement Cycle preceding such Settlement Date, subject to “Termination Settlement” as described in Section 8(b) below.

Share Cap:	Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (i) 1.50 times the sum of the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions, minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer hereunder prior to such Settlement Date.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, the declaration or payment of a cash dividend

EXECUTION VERSION

other than an Early Ordinary Dividend shall not constitute a Potential Adjustment Event.

Consequences of Early Ordinary Dividend Payment:	Notwithstanding anything to the contrary in Section 11.2(c) of the Equity Definitions, if an ex-dividend date for any cash dividend for any calendar quarter that is not an Excess Dividend or an Extraordinary Dividend (each as defined below) occurs before the Forward Price Reduction Date corresponding to such quarter (an “Early Ordinary Dividend”), the Calculation Agent shall make such commercially reasonable adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of the timing of such Early Ordinary Dividend.

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event, except any Extraordinary Event that also constitutes a Bankruptcy Termination Event (as defined below) and expressly excluding Failure to Deliver, Hedging Disruption, Increased Cost of Hedging and Increased Cost of Stock Borrow, shall be as specified below under the headings “Acceleration Events” in Section 8(a) and “Termination Settlement” in Section 8(b).

Tender Offer:	The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	For the purposes of Section 8(a)(vi) hereof, the definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions is hereby amended as follows:

a. Adding the words “or Hedge Positions” after the word “Shares” in clause (X) thereof;

b. The words “a party to such Transaction” in the fifth line are replaced with “Dealer”;

c. The word “it” in the seventh line is replaced with “either party”;

EXECUTION VERSION

d. Any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date; and

e. Replace the parenthetical beginning after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable, if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof, (ii) deleting clause (C) of the second sentence thereof and (iii) replacing “either party” in the fourth sentence thereof with “Hedging Party”.

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (ii)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

Initial Stock Loan Rate:	50 basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Dealer or any of its affiliates.

Determining Party:	For all applicable Extraordinary Events and Acceleration Events (as defined below), Dealer.

Non-Reliance\ Agreements and Acknowledgments Regarding Hedging Activities\Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this

EXECUTION VERSION

Transaction, in whole or in part, to (A) a wholly-owned subsidiary of Dealer, whose obligations hereunder are fully and unconditionally guaranteed by Dealer or any guarantor of Dealer, or (B) any other wholly-owned direct or indirect subsidiary of Dealer with a long-term issuer rating equal to or better than the credit rating of Dealer at the time of transfer without the consent of Counterparty; provided that, at all times, Dealer or any transferee or assignee or other recipient of rights, title and interest, powers, privileges and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9, W-8IMY (indicating “qualified derivatives dealer” status) or W-8ECI with respect to any payments or deliveries under the Agreement.

2. Calculation Agent:	Dealer or any of its affiliates, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five (5) Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment, determination, or election pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall make such adjustment, determination, or election in a commercially reasonable manner by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

3. Account and Notices Details:

(a) Account for delivery of Shares to Dealer:	To be furnished.

(b) Account for delivery of Shares to Counterparty:	To be furnished.

(c) Account for payments to Dealer:	To be furnished.

(d) Account for payments to Counterparty:	To be furnished.

EXECUTION VERSION

(e) For purposes of this Confirmation:

(i)	Address for notices or communications to Dealer:

Bank of America, N.A.

c/o BofA Securities, Inc.

Bank of America Tower at One Bryant Park

New York, New York 10036

Attn: Rohan Handa

Telephone: 646-855-8654

Email: rohan.handa@baml.com

(ii)	Address for notices or communications to Counterparty:

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

E-mail: achien@mgpreit.com

4. Offices:

(a)	The Office of Dealer for this Transaction is: New York.

(b)	The Office of Counterparty for this Transaction is: Inapplicable, Counterparty is not a Multi-branch Party.

5. Other provisions:

(a)

Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction or waiver by Dealer of the following conditions: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement dated the date hereof between Counterparty, the representatives of the several underwriters named in Schedule A thereto, and the Forward Sellers (as such term is defined therein) (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Counterparty are true and correct on such date as if made as of such date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to such date, (iii) the condition that Counterparty has delivered to Dealer an opinion of counsel dated as of the Effective Date, in form and substance as previously agreed between Counterparty and Dealer; provided that any such opinion may contain customary exceptions and qualifications, (iv) all of the conditions set forth in Section 3 of the Underwriting Agreement and (v) the condition, as determined by Dealer in good faith and in a commercially reasonable manner, that neither of the following has occurred (A) Dealer is unable to borrow and deliver for sale a number of Shares equal to the Initial Number of Shares to establish its commercially reasonable hedge position, or (B) in Dealer’s commercially reasonable judgment either it is impracticable to do so or Dealer would incur a stock loan cost of more than a rate equal to 200 basis points to do so (in which event this Confirmation shall be effective but the Number of Shares for this Transaction shall be the number of Shares Dealer (or its affiliated Forward Seller) is required to deliver in accordance with Section 2(a) of the Underwriting Agreement).

(b)

Underwriting Agreement Representations and Warranties. On the Trade Date and on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Underwriting Agreement.

EXECUTION VERSION

6. Agreements and Acknowledgments Regarding Shares:

(a)

Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for this Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(b)

Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer (or its affiliates) hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)

Counterparty agrees and acknowledges that Dealer (or its affiliates) will hedge Dealer’s exposure to this Transaction by selling Shares borrowed from third-party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or its affiliates) in connection with this Transaction may be used by Dealer (or its affiliates) to return to securities lenders without further registration or other restrictions under the Securities Act irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 8(c) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or its affiliates) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(d)

Counterparty agrees and acknowledges that Counterparty has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under this Transaction.

(e)

Unless the provisions set forth under Section 8(c) below are applicable, Dealer agrees to use or cause its affiliates to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Transaction.

(f)

In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Dealer shall use its reasonable efforts, based on the advice of counsel, to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases, taking into account any applicable Securities and Exchange Commission no action letters, as appropriate.

7. Additional Representations, Warranties and Covenants:

(a)

Eligible Contract Participant. Each party represents that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended), the Agreement and

EXECUTION VERSION

this Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(b)

Tax Disclosures. Notwithstanding any provision in this Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(c)

No Manipulation. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that Counterparty is not entering into this Transaction or making any election hereunder to create, and will not engage in any other securities or derivative transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(d)

No Accounting Representations. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of this Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity or under FASB’s Liabilities & Equity Project.

(e)

Regulatory Filings. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that each of Counterparty’s filings that are required to be filed under the Exchange Act have been filed with the Securities and Exchange Commission and, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of material fact or any omission of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)

No Deposit Insurance. Counterparty understands and acknowledges that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(g)

Solvency. Counterparty represents and warrants to Dealer on the Trade Date and on any date when Counterparty designates a Settlement Date that it is not, and entering into, performing or settling this Transaction will not cause it to be, insolvent, its financial condition is such that it has no need for liquidity with respect to its investment in this Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness, its investments in and liabilities in respect of this Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with this Transaction, including the loss of its entire investment in this Transaction.

(h)

Purchases of Shares. Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under

EXECUTION VERSION

an agreement with another party or otherwise, that might reasonably be expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.

(i)

No Distribution. Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) or 102(b)(7) of Regulation M, that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(j)

No Material Non-public Information. Counterparty represents and warrants to Dealer on the Trade Date, on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that it is not in possession of and is not aware of any material non-public information with respect to Counterparty or the Shares.

(k)

Rule 10b-18. Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) under the Exchange Act by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18). During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or Counterparty expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(l)

Rule 10b5-1. Counterparty and Dealer intend that, following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer (or its affiliates) during any Unwind Period comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Transaction under Rule 10b5-1. Counterparty and Dealer acknowledge and agree that Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any transactions in Shares during any Unwind Period, including, without limitation, the price it pays or receives per Share pursuant to such transactions or whether such transactions are made on any securities exchange or privately. Counterparty acknowledges that Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. It is the intent of Counterparty and Dealer that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and Counterparty shall take no action that results in this Transaction not so complying with such requirements.

EXECUTION VERSION

(o)

Reporting Requirements. To Counterparty’s knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act or Article VIII of the Amended and Restated Limited Liability Company Agreement of MGM Growth Properties LLC (the “LLC Operating Agreement”).

(p)

Investment Company. Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(q)

Certain Notices. Counterparty will, by the next succeeding Scheduled Trading Day, notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(r)

Authorizations. Counterparty represents and warrants to Dealer that no filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

8. Other Provisions

(a)	Acceleration Events. Each of the following events shall constitute an “Acceleration Event”:

(i)

Stock Borrow Event. In the commercially reasonable judgment of Dealer, (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under this Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(ii)

Dividends and Other Distributions. On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceed, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I (such cash dividend, an “Excess Dividend”), (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer that, in the determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a

EXECUTION VERSION

payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer;

(iii)

ISDA Termination. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case (except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement) the provisions of Section 8(b) below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(iv)	Stock Price Event. If any time after the Trade Date the traded price per Share on the Exchange is less than or equal to 50% of the Initial Forward Price;

(v)

Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or stock exchange rules (other than any obligations under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, in each case, as in effect on the Trade Date) or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity, but excluding any such obligations or requirements pursuant to Section 8.1(d) of the LLC Operating Agreement) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding; or

(vi)	Other ISDA Events. The occurrence of an Announcement Date in respect of any Merger Event, Tender Offer, Nationalization, Insolvency or Delisting, or the occurrence of any Change in Law.

(b)

Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date and satisfy any related settlement obligations when due in accordance with all applicable requirements hereunder, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period

EXECUTION VERSION

relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof. Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event. For the avoidance of doubt, if Dealer designates a Termination Settlement Date pursuant to an Acceleration Event due to an Excess Dividend or an Extraordinary Dividend as described in Section 8(a)(ii), no adjustment(s) shall be made to the terms of this contract to account for the amount of such Excess Dividend or Extraordinary Dividend, as applicable.

(c)

Private Placement Procedures. If Counterparty is unable to comply with the provisions of Section 6(c) above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer (or its affiliate) by Counterparty may not be freely returned by Dealer (or its affiliate) to securities lenders as described under such Section 6(c), or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i)

If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted

EXECUTION VERSION

Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii)

If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(d)

Indemnity. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under this Transaction, any breach or alleged breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty are determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Confirmation or the Agreement. The provisions of this Section 8(d) shall survive any termination or completion of this Transaction and any assignment, transfer and/or delegation of this Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee or transferee of Dealer.

(e)

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

EXECUTION VERSION

(f)

Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer (a “Bankruptcy Termination Event”), this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation or the Agreement prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

(g)

Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(h)

Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 8% of the number of then-outstanding Shares or such lower number of Shares as Dealer notifies Counterparty would, in its reasonable judgment of Dealer’s counsel, present legal or regulatory issues for Dealer or its affiliates. The “Outstanding Share Percentage” as of any day is the fraction (a) the numerator of which is the aggregate of (i) the Number of Shares for this Transaction and (ii) the “Number of Shares” (however defined) under all other Forward Contracts (as defined in the Underwriting Agreement) and (b) the denominator of which is the number of Shares outstanding on such day.

(i)

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, including any “group” of which Dealer or its affiliates is a part, (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 8% of the then outstanding Shares (the “Threshold Number of Shares”), (iii) Dealer would hold 5% or more of the number of Shares or 5% or more of Counterparty’s outstanding voting power as of the Trade Date (the “Exchange Limit”), or (iv) such acquisition would result in a violation of any restriction on ownership and transfers set forth in Article VIII of the LLC Operating Agreement (the “Counterparty Stock Ownership Restriction”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would result in a violation of the Counterparty Stock Ownership Restriction. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would not directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would not result in a violation of the Counterparty Stock Ownership Restriction, as applicable.

EXECUTION VERSION

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

Counterparty represents and warrants to, and agrees with Dealer that, ownership positions of Counterparty’s common stock held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary (where Dealer and such affiliates have no economic interest in such positions) do not constitute “ownership” by Dealer, and Dealer shall not be deemed or treated as the beneficial or constructive “owner” of such positions, in each case, for purposes of Article VIII of the LLC Operating Agreement, except for purposes of Section 8.1(d) thereof, and Counterparty shall interpret the LLC Operating Agreement in accordance with the foregoing.

Dealer represents and warrants that, as of the Trade Date, if Dealer received the maximum number of Shares hereunder assuming both (i) Physical Settlement applies and (ii) no restrictions on the delivery of Shares hereunder were applicable, then the Counterparty Stock Ownership Restriction would not apply so as to limit the number of Shares that Dealer could receive hereunder.

(j)

Other Forward(s). Counterparty agrees that it shall not cause to occur, or permit to exist, an Unwind Period at any time there is an “Unwind Period” (or equivalent concept) under any substantially identical confirmation) with any financial institution other than Dealer.

(k)	[Reserved].

(l)

U.S. Resolution Stay Protocol. The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”) page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Party A replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(m)	Tax Provisions. For the purpose of Section 3(e) of the Agreement, each of Counterparty and Dealer makes the following representation: It is not required by any applicable law, as modified by the

EXECUTION VERSION

practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

For the purpose of Section 3(f) of the Agreement:

Counterparty represents that it is a U.S. person for U.S. federal income tax purposes.

Dealer makes the following representations:

(i) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(ii) It is a national banking association organized and existing under the laws of the United States of America and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M).

For the purpose of Section 4(a)(i) of the Agreement:

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered
Dealer	Internal Revenue Service Form W-9 or applicable W-8 or its successor form.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

Counterparty	Internal Revenue Service Form W-9, or its successor form, with the “C Corporation” box checked on line 3 thereof.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

(n)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(o)

Status in Bankruptcy. Subject to Section 8(f), Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to this Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach

EXECUTION VERSION

by Counterparty of its obligations and agreements with respect to this Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.

(p)

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under this Transaction are not secured by any collateral.

(q)

Determining Party’s Actions. For the avoidance of doubt, whenever the Determining Party is called upon to act, exercise judgement or discretion in any way, the Determining Party shall do so in good faith and in a commercially reasonable manner.

(r)

Set-Off and Netting. Dealer agrees not to set-off or net amounts due from Counterparty with respect to this Transaction against amounts due from Dealer to Counterparty under obligations other than Equity Contracts (as defined in the Agreement). Section 2(c) of the Agreement as it applies to payments due with respect to this Transaction shall remain in effect and is not subject to the first sentence of this provision. The parties agree that Section 6(f) of the Agreement is amended to read as follows:

“Upon the occurrence of an Event of Default or Termination Event with respect to either party as the Defaulting Party or the Affected Party (“X”), the Non-defaulting Party or Non-affected Party, as applicable (“Y”), will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision.

“Equity Contract” shall mean, for purposes of this Section 6(f), any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into USD at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.”

Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to Dealer.

Very truly yours,
Bank of America, N.A.

By:	/s/ Jake Mendelsohn
	Name:	Jake Mendelsohn
	Title:	Managing Director

EXECUTION VERSION

Confirmed

as of the date first above written:

MGM Growth Properties LLC

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

EXECUTION VERSION

SCHEDULE I

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
Trade Date	USD	0.00
December 30, 2019	USD	0.47
March 30, 2020	USD	0.47
June 29, 2020	USD	0.47
Maturity Date	USD	0.00

Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

November 22, 2019

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as special counsel to MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), in connection with the registration of (i) (a) up to 22,500,000 of the Company’s Class A common shares (the “Underwritten Primary Shares”) representing limited liability company interests (the “Class A Shares”), including up to 4,500,000 Class A shares (the “Option Shares”) which the Underwriters (as defined below) have the option to purchase, to be issued by the Company and (b) the sale by J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. in their capacities as sellers of the Borrowed Underwritten Shares (as defined below) (collectively, the “Forward Sellers”) to the Underwriters of 12,000,000 Class A common shares (the “Borrowed Underwritten Shares”), in each case pursuant to the terms of the Underwriting Agreement dated November 19, 2019 (the “Underwriting Agreement”) by and among the Company, MGM Growth Properties Operating Partnership LP, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Evercore Group L.L.C., as representatives of the several underwriters named therein (collectively, the “Underwriters”), the Forward Sellers and each of JPMorgan Chase Bank, National Association, Morgan Stanley & Co. LLC and Bank of America, N.A. (collectively, the “Forward Purchasers”) and (ii) the 12,000,000 Class A common shares (the “Confirmation Shares”) that may be issued and delivered by the Company upon settlement pursuant to the terms of the Confirmations for Registered Share Forward Transactions dated November 19, 2019 (the “Forward Sale Agreements”) between the Company and each of the Forward Purchasers, in each case, under the Registration Statement on Form S-3 of the Company (File No. 333-218090), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If the Forward Sellers do not sell to the Underwriters the total number of Class A common shares required to be borrowed and sold by them pursuant to the Underwriting Agreement, the Company will issue and sell to the Underwriters an aggregate number of Class A common shares equal to the number of the Borrowed Underwritten Shares that the Forward Sellers do not so borrow and sell to the Underwriters pursuant to the Underwriting Agreement (the “Top-Up Underwritten Primary Shares” and, together with the Underwritten Primary Shares and the Borrowed Underwritten Shares, the “Underwritten Shares”). The Underwritten Shares and the Confirmation Shares are collectively referred to herein as the “Shares.”

In rendering the opinions expressed below, we have examined the Limited Liability Company Act of Delaware (the “Delaware LLC Act”), limited liability company records, certificates, agreements and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) the prospectus dated May 18, 2017 relating to the Class A Shares that was included in the Registration Statement (the “Base Prospectus”); (iii) the preliminary prospectus supplement dated November 19, 2019 relating to the Class A Shares; (iv) the prospectus supplement dated November 19, 2019 (the “Prospectus Supplement”); (v) the Underwriting Agreement; and (vi) each of the Forward Sale Agreements.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.

Upon issuance by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus, the Underwritten Primary Shares will be validly issued, and holders of Underwritten Primary Shares will have no obligation to make any further payments for the purchase of the Underwritten Primary Shares or contributions to the Company solely by reason of their ownership of Underwritten Primary Shares.

2.

When and to the extent issued by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus and the Underwriting Agreement, the Top-Up Underwritten Primary Shares will be validly issued, and holders of Top-Up Underwritten Primary Shares will have no obligation to make any further payments for the purchase of the Top-Up Underwritten Primary Shares or contributions to the Company solely by reason of their ownership of Top-Up Underwritten Primary Shares.

3.

When and to the extent issued by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus and the Forward Sale Agreements, the Confirmation Shares will be validly issued, and holders of Confirmation Shares will have no obligation to make any further payments for the purchase of the Confirmation Shares or contributions to the Company solely by reason of their ownership of Confirmation Shares.

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the Delaware LLC Act, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering described in the Prospectus Supplement, which is incorporated by reference in the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Base Prospectus contained in such Registration Statement and in any related prospectus supplement thereunder, including the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Milbank LLP
Milbank LLP

MGM Growth Properties Operating Partnership LP

and

MGP Finance Co-Issuer, Inc.

OFFER TO EXCHANGE

$750,000,000 aggregate principal amount of 5.750% Senior Notes due 2027 for $750,000,000 aggregate principal amount of 5.750% Senior Notes due 2027 that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

December 5, 2019